      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 6, 2002

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                           --------------------------

                                    FORM F-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                         WILLIS GROUP HOLDINGS LIMITED
             (Exact Name of Registrant as Specified in its Charter)

              BERMUDA                                 6411                                  NONE
  (State or Other Jurisdiction of         (Primary Standard Industrial                 (IRS Employer
   Incorporation or Organization)         Classification Code Number)               Identification No.)

                           --------------------------

                                  CEDAR HOUSE
                                41 CEDAR AVENUE
                            HAMILTON HM 12, BERMUDA
                                 (441) 295-2244
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)
                             WILLIAM P. BOWDEN, JR.
                         WILLIS GROUP HOLDINGS LIMITED
                                7 HANOVER SQUARE
                            NEW YORK, NEW YORK 10004
                                 (212) 344-8888
            (Name, Address, Including Zip Code and Telephone Number,
                   Including Area Code, of Agent For Service)
                           --------------------------

                                WITH COPIES TO:
                           --------------------------

          EDWARD P. TOLLEY III, ESQ.                        D. COLLIER KIRKHAM, ESQ.
          SIMPSON THACHER & BARTLETT                         CRAVATH, SWAINE & MOORE
             425 LEXINGTON AVENUE                               825 EIGHTH AVENUE
           NEW YORK, NEW YORK 10017                         NEW YORK, NEW YORK 10019
                (212) 455-2000                                   (212) 474-1000

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                           --------------------------

                                                               PROPOSED MAXIMUM         AMOUNT OF
                   TITLE OF EACH CLASS OF                     AGGREGATE OFFERING      REGISTRATION
                SECURITIES TO BE REGISTERED                        PRICE(1)              FEE(2)
Common Stock, par value $0.000115 per share.................     $517,500,000            $47,610

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2) The Registrant currently has a credit of $79,875.32 in its account for use towards SEC filings and a portion of such credit will be applied towards the registration fee for this filing.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE AND THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    SUBJECT TO COMPLETION, DATED MAY 6, 2002

                                                FILED PURSUANT TO RULE 424(B)(1)
                                                      REGISTRATION NO. 333-72450

P R O S P E C T U S

                                     [LOGO]

                                          SHARES

                         WILLIS GROUP HOLDINGS LIMITED

                                  COMMON STOCK
                                $     PER SHARE

                                   ---------

    The selling shareholders named in this prospectus are selling shares of our common stock. The selling shareholders have granted the
underwriters an option to purchase up to          additional shares of common
stock to cover over-allotments. We will not receive any proceeds from the sale of shares in this offering.

    Our common stock is listed on the New York Stock Exchange under the symbol "WSH". On May 3, 2002, the last reported sale price of our common stock was $30.00 per share.

                                 --------------

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 12.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 --------------

                                                              PER SHARE          TOTAL
                                                              ---------       ------------
Public Offering Price                                          $              $
Underwriting Discount                                          $              $
Proceeds to the Selling Shareholders                           $              $

    The underwriters expect to deliver the shares to purchasers on or about
            , 2002.

                                 --------------

SALOMON SMITH BARNEY                                                    JPMORGAN

            , 2002

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. NEITHER WE NOR THE SELLING SHAREHOLDERS ARE MAKING AN OFFER TO SELL THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Prospectus Summary..........................................       1
Risk Factors................................................      12
Forward Looking Statements..................................      19
Use of Proceeds.............................................      20
Price Range of Common Stock and Dividend Policy.............      20
Capitalization..............................................      21
Selected Historical Consolidated Financial Data.............      22
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................      25
Supplemental Constant Currency Financial Data...............      43
Business....................................................      46
Management..................................................      65
Principal and Selling Shareholders..........................      77
Certain Relationships and Related Transactions..............      81
Description of Material Indebtedness........................      83
Description of Capital Stock................................      87
Certain Income Tax Consequences.............................      92
Shares Eligible for Future Sale.............................      95
Underwriting................................................      97
Validity of Common Stock....................................     100
Experts.....................................................     100
Where You Can Find More Information.........................     100
Index to Consolidated Financial Statements..................     F-1

                            ------------------------

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS KEY INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING "RISK FACTORS" AND THE FINANCIAL STATEMENTS AND NOTES TO THOSE STATEMENTS INCLUDED IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION.

                                THE WILLIS GROUP

    We are one of the largest insurance brokers in the world. We provide a broad range of value-added risk management consulting and employee benefits and insurance brokering services to approximately 50,000 clients worldwide and place insurance with approximately 4,000 carriers. We trace our history to 1828, and we have significant market positions in the United States, the United Kingdom and, directly and through our associates, many other countries. We are one of three recognized leaders in providing specialized risk management advisory and other services on a global basis to clients in various industries, and have particular expertise in the construction, aerospace, marine and energy industries.

    We and our associates serve a diverse base of clients located in approximately 180 countries. Those clients include major multinational and middle-market companies in a variety of industries, as well as public institutions. We serve over 30% of the U.K. FTSE 100 companies and over 10% of the Fortune 1000 companies, with an average relationship of more than 10 years. With approximately 13,000 employees around the world and a network of over 300 offices in over 75 countries, in each case including our associates, we believe we are one of only three insurance brokers in the world possessing the global operating presence, broad product expertise and extensive distribution network necessary to meet effectively the global risk management needs of many of our clients. We do not underwrite insurance risks for our own account. For the year ended December 31, 2001, our revenues were approximately $1.4 billion.

    Insurance brokers, such as ourselves, provide essential services to users of insurance and reinsurance products. Those users include corporations, public institutions and insurance carriers. Brokers distribute insurance products and provide highly specialized, and often highly technical, value-added risk management consulting services. Through knowledge of the insurance market and risk management techniques, the broker provides value to its clients by assisting in the analysis of risks, helping formulate appropriate strategies to manage those risks, negotiating insurance policy terms and conditions, placing risks to be insured with insurance carriers through the broker's distribution network and providing specialized consulting to companies seeking to retain a portion of their own risk, known as self-insurance consulting, and other risk management consulting services. Additionally, the broker provides value to insurance carriers by assessing a potential insurance user's risk management needs and structuring appropriate insurance programs to meet those needs, acting as a principal distribution channel for insurance products, and providing access to insurance buyers that most insurance companies are not equipped to reach on their own.

    According to BUSINESS INSURANCE, the 187 largest commercial insurance brokers globally reported brokerage revenues totaling $21.6 billion in 2000. The insurance brokerage industry, having recently gone through a period of rapid consolidation, is led by its three global participants: Marsh & McLennan Companies, Inc., with approximately 32% of the worldwide market referred to above; Aon Corporation, with approximately 24% of the worldwide market; and us, with approximately 6% of the worldwide market. The industry is highly fragmented beyond these three largest brokers with the next largest broker having approximately 3% of the worldwide market.

    We have experienced and incentivized management, with our top 15 executives averaging 17 years of experience in the insurance brokerage and insurance industries and 10 years of experience with us. To date, approximately 4,750 of our employees have invested or acquired interests in our equity either directly or through our employee share incentive programs. We also benefit from strong sponsorship through Kohlberg Kravis Roberts & Co. L.P., or KKR.

                              RECENT DEVELOPMENTS

    We appointed Joseph Plumeri as our Chairman and Chief Executive Officer in October 2000 and, since then, we have made several significant changes to our management and operations. In particular, we have:

    - completed an initial public offering of approximately 16% of our common stock in June 2001, the proceeds from which were used to redeem in full the preference shares of one of our subsidiaries;

    - expanded opportunities for employees to own our stock. We now estimate that nearly 43% of our employees own our stock or the right to purchase our stock at a future date;

    - reorganized management responsibilities and reporting structures in our operations globally, and made several new senior management appointments;

    - created a Global Operations function, responsible for high-quality, cost-efficient support for our operations elsewhere in the Willis Group;

    - created a Global Sales and Marketing function, responsible for cultivating new sales disciplines and recruiting talented individuals to the company; and

    - improved incentive structures for management to encourage growth of both revenues and earnings.

    The growth rate of our total revenues on a constant currency basis was 12% for 2001 and 22% for the three months ended March 31, 2002, as compared to 2000 and the three months ended March 31, 2001, respectively. See "Supplemental Constant Currency Financial Data". In addition, our Adjusted EBITDA margin increased from 15% in 1998 to 26% in 2001. For the three months ended March 31, 2002, our Adjusted EBITDA margin was 34% compared to 28% for the three months ended March 31, 2001. For an explanation of Adjusted EBITDA, see footnote
(h) under "Prospectus Summary--Summary Consolidated Financial Information".

                               BUSINESS STRATEGY

    Our strategic objectives are to continue to grow revenues, cash flow and earnings and to enhance our position as the third largest global provider of risk management services. The key elements of this strategy are to:

- CAPITALIZE ON OUR STRONG GLOBAL FRANCHISE--We intend to expand services to existing clients and target new clients in need of our global reach and specialized expertise.

- EMPHASIZE VALUE-ADDED SERVICES--We emphasize value-added, fee-based risk management services designed to complement our brokerage business and increase the quality and scope of our services.

- FOCUS ON CROSS-SELLING--We are expanding the range of products and services we sell to our brokerage clients.

- INCREASE OPERATING EFFICIENCIES--We are implementing measures designed to further streamline work processes to increase efficiency and margins while improving client service.

- CREATE A SINGLE COMPANY CULTURE--We are creating a single company culture through a group-wide approach to training, operations, product design and selling and increased employee ownership.

- PURSUE STRATEGIC ACQUISITIONS AND INVESTMENTS--We intend to strengthen our global franchise through selective acquisitions and investments that complement our existing business.

    For a complete discussion of our business strategy, see "Business--Business Strategy".

                         RISKS RELATING TO OUR BUSINESS

    As part of your evaluation of our company, you should take into account the risks we face in our business and not solely our competitive strengths and business strategies. For example, we have substantial debt and debt service requirements which may place us at a competitive disadvantage in our industry. Further, our approximate 6% worldwide market share is significantly smaller than the approximate 32% share held by Marsh & McLennan and the approximate 24% share held by Aon, which may make it difficult for us to compete successfully against these larger competitors. You should also be aware that there are various other risks involved in investing in our common stock, including risks relating to, among other things, our ability to borrow more debt, our reliance on commission income, our exposure to potential liability resulting from errors and omissions, other legal matters in which we are involved or could become involved and the future price of our common stock. For more information about these and other risks, see "Risk Factors". You should carefully consider these risk factors together with all of the other information included in this prospectus.

                           OUR CORPORATE INFORMATION

    Willis Group Holdings Limited was incorporated in Bermuda in February 2001 and remains a Bermuda resident company. Prior to redomiciling in Bermuda in June 2001, we were a U.K. company operating under the name of TA I Limited. Historical financial information presented herein has been retroactively restated to reflect the redomiciliation. See Note 1 to the audited consolidated financial statements of Willis Group Holdings Limited included elsewhere in this prospectus. For administrative convenience, we utilize the offices of a subsidiary company as our principal executive offices. The address is Ten Trinity Square, London EC3P 3AX, England and the telephone number is
(011) 44-20-7488-8111.

                                  THE OFFERING

Shares offered by the selling                  shares of common stock
  shareholders(1)............................

Shares to be outstanding after this            147,842,120 shares of common stock
  offering(2)................................

Use of proceeds..............................  We will not receive any proceeds from this offering.

Dividend policy..............................  We do not intend to pay dividends on our shares of common stock in the foreseeable
                                               future. Some of the debt instruments of our
                                               subsidiaries significantly restrict their
                                               ability to pay dividends directly or
                                               indirectly to us, which effectively limits
                                               our ability to pay dividends on our shares of
                                               common stock.

New York Stock Exchange symbol...............  WSH

------------------------

(1) Does not include         shares that the underwriters may purchase from the
    selling shareholders to cover overallotments of shares, if any.

(2) Does not include:

- 30,210,324 shares issuable upon the exercise of stock options outstanding as of March 31, 2002, 8,393,888 of which are subject to currently exercisable options at an average exercise price of L2.00 ($2.86, based on the exchange rate as of March 31, 2002 of $1.43=L1.00) per share, and 145,504 restricted shares granted and unforfeited as of March 31, 2002, 10,000 of which have vested; and

- 39,666,354 shares (which includes the 30,355,828 shares issuable upon the exercise of outstanding stock options and the vesting of restricted shares granted and unforfeited as of March 31, 2002) authorized and reserved for issuance under our various stock plans as of March 31, 2002.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

    The summary consolidated financial data presented below should be read in conjunction with the audited consolidated financial statements of Willis Group Holdings Limited and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The financial information as of March 31, 2002 and for each of the three-month periods ended March 31, 2001 and 2002 and for each of the years in the three-year period ended December 31, 2001 and for the period from September 2, 1998 to December 31, 1998 reflects the financial position and results of operations of Willis Group Holdings Limited. The financial information for the period from January 1, 1998 to September 1, 1998 and for the year ended December 31, 1997 reflects the financial position and results of operations of our predecessor.

    The summary consolidated financial data presented below as of March 31, 2002 and for the three-month periods ended March 31, 2001 and 2002 have been derived from the unaudited condensed consolidated financial statements of Willis Group Holdings Limited included elsewhere in this prospectus, which financial statements have been prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. The unaudited condensed consolidated financial statements include all adjustments that we consider necessary for a fair presentation of our financial position as of such dates and our operating results and cash flows for those periods. Because we earn revenue in an uneven fashion during the year, the results for the three months ended March 31, 2002 are not necessarily indicative of the results to be expected for the year ending December 31, 2002. See "Management Discussion and Analysis of Financial Condition and Results of Operations".

    The summary consolidated financial data presented below for each of the years in the three-year period ended December 31, 2001 have been derived from the audited consolidated financial statements of Willis Group Holdings Limited included elsewhere in this prospectus, which financial statements have been prepared in accordance with U.S. GAAP. The summary consolidated financial data presented below for the period from September 2, 1998 to December 31, 1998 have been derived from the audited consolidated financial statements of Willis Group Holdings Limited, which are not included in this prospectus. Those financial statements were presented in U.S. dollars and were prepared in accordance with generally accepted accounting principles in the United Kingdom, or U.K. GAAP.

    The summary consolidated financial data presented below for the period from January 1, 1998 to September 1, 1998 and for the year ended December 31, 1997 have been derived from the audited consolidated financial statements of our predecessor which are not included in this prospectus. The term "our predecessor" refers to Willis Group Limited (formerly Willis Corroon Group plc) before its acquisition by Trinity Acquisition Limited, one of Willis Group Holdings Limited's wholly owned subsidiaries and an entity formed by affiliates of KKR for purposes of effecting the acquisition. For financial reporting purposes, that acquisition was deemed to have occurred on September 2, 1998. Those financial statements were presented in pounds sterling and were prepared in accordance with U.K. GAAP with a reconciliation of net income and stockholders' equity from U.K. GAAP to U.S. GAAP.

    The derived financial data presented below is stated in accordance with U.S. GAAP. In this prospectus, unless otherwise specified or unless the context otherwise requires, all references to "dollars" or "$" are to United States dollars.

                                        PREDECESSOR                     WILLIS GROUP HOLDINGS LIMITED
                               -----------------------------   -----------------------------------------------
                                YEAR ENDED     JANUARY 1 TO    SEPTEMBER 2 TO        YEAR ENDED DECEMBER
                               DECEMBER 31,    SEPTEMBER 1,     DECEMBER 31,                 31,
                               ------------   --------------   --------------   ------------------------------
                                 1997(A)         1998(A)          1998(B)         1999       2000       2001
                               ------------   --------------   --------------   --------   --------   --------
                                                  ($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  Total revenues.............     $1,134          $ 772           $   413       $ 1,244    $ 1,305    $ 1,424
  General and administrative
    expenses (excluding non-
    cash compensation).......       (968)          (655)             (374)       (1,136)    (1,062)    (1,054)
  Non-cash compensation--
    performance options
    (c)......................         --             --                --            --         --       (158)
  Unusual items (d)..........         --            (59)               --           (47)       (18)        --
  Depreciation expense.......        (37)           (26)              (14)          (41)       (37)       (33)
  Amortization of goodwill...        (29)           (20)              (11)          (35)       (35)       (35)
  Gain (loss) on disposal of
    operations...............          7              4                (2)            7          1         17
                                  ------          -----           -------       -------    -------    -------
  Operating income (loss)....        107             16                12            (8)       154        161
  Interest expense...........         (1)            (3)              (27)          (89)       (89)       (82)
  Other expenses.............         --             --                (8)           (7)        --         --
  Loss on closure of
    operations...............         --            (34)               --            --         --         --
                                  ------          -----           -------       -------    -------    -------
  Income (loss) before income
    taxes, equity in net
    earnings of associates
    and minority interest....        106            (21)              (23)         (104)        65         79
  Income tax expense.........        (49)           (22)               (7)           (7)       (33)       (62)
  Equity in net earnings
    (losses) of associates...          3             13                (4)            7          2          4
  Minority interest..........         (1)            (1)              (10)          (28)       (25)       (19)
                                  ------          -----           -------       -------    -------    -------
  Net income (loss) available
    for common
    stockholders.............     $   59          $ (31)          $   (44)      $  (132)   $     9    $     2
                                  ======          =====           =======       =======    =======    =======
  Net earnings (loss) per
    share--basic.............                                     $ (0.50)      $ (1.11)   $  0.07    $  0.01
        --diluted............                                     $ (0.50)      $ (1.11)   $  0.07    $  0.01
                                                                  =======       =======    =======    =======
  Weighted average number of
    common shares
    outstanding--basic.......                                          88           119        121        136
              --diluted......                                          88           119        121        148
                                                                  =======       =======    =======    =======

                               WILLIS GROUP HOLDINGS LIMITED
                               ------------------------
                                  THREE MONTHS ENDED
                                      MARCH 31,
                               ------------------------
                                 2001           2002
                               ---------      ---------
                                     (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Total revenues.............   $  375         $  451
  General and administrative
    expenses (excluding non-
    cash compensation).......     (268)          (297)
  Non-cash compensation--
    performance options
    (c)......................       --            (18)
  Unusual items (d)..........       --             --
  Depreciation expense.......       (9)            (8)
  Amortization of goodwill...       (9)            --
  Gain (loss) on disposal of
    operations...............       --             --
                                ------         ------
  Operating income (loss)....       89            128
  Interest expense...........      (21)           (17)
  Other expenses.............       --             --
  Loss on closure of
    operations...............       --             --
                                ------         ------
  Income (loss) before income
    taxes, equity in net
    earnings of associates
    and minority interest....       68            111
  Income tax expense.........      (31)           (43)
  Equity in net earnings
    (losses) of associates...        9              6
  Minority interest..........       (7)            (6)
                                ------         ------
  Net income (loss) available
    for common
    stockholders.............   $   39         $   68
                                ======         ======
  Net earnings (loss) per
    share--basic.............   $ 0.31         $ 0.46
        --diluted............   $ 0.30         $ 0.43
                                ======         ======
  Weighted average number of
    common shares
    outstanding--basic.......      124            147
              --diluted......      132            159
                                ======         ======

                                       PREDECESSOR                      WILLIS GROUP HOLDINGS LIMITED
                              -----------------------------   -------------------------------------------------
                               YEAR ENDED     JANUARY 1 TO    SEPTEMBER 2 TO              YEAR ENDED
                              DECEMBER 31,    SEPTEMBER 1,     DECEMBER 31,              DECEMBER 31,
                              ------------   --------------   --------------   --------------------------------
                                1997(A)         1998(A)          1998(B)         1999        2000        2001
                              ------------   --------------   --------------   --------    --------    --------
                                                               ($ IN MILLIONS)
BALANCE SHEET DATA
(AS OF PERIOD END):
  Total assets (e)..........
  Net assets................
  Total long-term debt......
  Common shares and
    additional paid-in
    capital.................
  Total stockholders'
    equity..................

OTHER FINANCIAL DATA:
  EBITDA (f)................     $  166          $ 117           $    39        $  108       $243        $370
  EBITDA margin (g).........         15%            15%                9%            9%        19%         26%
  Adjusted EBITDA (h).......     $  202          $ 135           $    57        $  194       $267        $378
  Adjusted EBITDA margin
    (i).....................         18%            16%               14%           15%        20%         26%
  Operating income before
    non-cash compensation--
    performance options,
    unusual items, goodwill
    amortization and gain
    (loss) on disposal of
    operations (j)..........     $  129          $  91           $    25        $   67       $206        $337
  Operating income before
    non-cash compensation--
    performance options,
    unusual items, goodwill
    amortization and gain
    (loss) on disposal of
    operations margin (j)...         11%            12%                6%            5%        16%         24%
  Operating cash
    earnings(j).............     $   81          $  65           $   (26)       $  (67)      $ 54        $147
  Net cash flow provided by
    operations (k)..........        128            (51)               70            19         79         221
  Net cash flow (used in)
    provided by investing
    activities (k)..........       (225)           (50)           (1,458)          (26)       (41)        (10)
  Net cash flow (used in)
    provided by financing
    activities (k)..........        (19)            21             1,521           (25)       (23)       (167)
  Capital expenditures......         43             33                16            41         30          40

                              WILLIS GROUP HOLDINGS LIMITED
                              ------------------------
                                 THREE MONTHS ENDED
                                     MARCH 31,
                              ------------------------
                                2001           2002
                              ---------      ---------
                                    (UNAUDITED)
BALANCE SHEET DATA
(AS OF PERIOD END):
  Total assets (e)..........                  $10,776
  Net assets................                      803
  Total long-term debt......                      767
  Common shares and
    additional paid-in
    capital.................                      885
  Total stockholders'
    equity..................                      780
OTHER FINANCIAL DATA:
  EBITDA (f)................    $107          $   154
  EBITDA margin (g).........      28%              34%
  Adjusted EBITDA (h).......    $119          $   166
  Adjusted EBITDA margin
    (i).....................      28%              34%
  Operating income before
    non-cash compensation--
    performance options,
    unusual items, goodwill
    amortization and gain
    (loss) on disposal of
    operations (j)..........    $ 98          $   146
  Operating income before
    non-cash compensation--
    performance options,
    unusual items, goodwill
    amortization and gain
    (loss) on disposal of
    operations margin (j)...      26%              32%
  Operating cash
    earnings(j).............    $ 48          $    83
  Net cash flow provided by
    operations (k)..........      38               88
  Net cash flow (used in)
    provided by investing
    activities (k)..........      (3)              (7)
  Net cash flow (used in)
    provided by financing
    activities (k)..........     (22)             (22)
  Capital expenditures......       5                5

------------------------------

              NOTES TO SUMMARY CONSOLIDATED FINANCIAL INFORMATION

(a) The summary consolidated financial data for the year ended December 31, 1997 and for the period from January 1, 1998 to September 1, 1998 have been derived from the audited consolidated financial statements of our predecessor. Those financial statements were presented in pounds sterling and were prepared in accordance with U.K. GAAP with a reconciliation of net income and stockholders' equity from U.K. GAAP to U.S. GAAP. Upon conversion of the financial information for purposes of disclosure in this prospectus, the U.K. GAAP financial statement line items were adjusted for U.S. GAAP differences. Certain reclassifications have been made to conform prior years' data to the current U.S. GAAP presentation. For the year ended December 31, 1997, consolidated results of operations were translated into U.S. dollars at the average exchange rate of $1.64. For the period ended September 1, 1998, consolidated results of operations were translated into U.S. dollars at the average exchange rate of $1.65.

(b) The summary consolidated financial data for the period from September 2, 1998 to December 31, 1998 have been derived from the audited consolidated financial statements of Willis Group Holdings Limited. Those financial statements were presented in U.S. dollars and were prepared in accordance with U.K. GAAP. Upon conversion of the financial information for purposes of disclosure in this prospectus, the U.K. GAAP financial statement line items were adjusted for U.S. GAAP differences. Certain reclassifications have been made to conform prior years' data to the current U.S. GAAP presentation.

(c) Non-cash compensation charges of $158 million and $18 million recognized in the year ended December 31, 2001 and the three-month period ended March 31, 2002 related to the probable satisfaction of the conditions of performance-based stock options granted to certain members of management upon the acquisition of our predecessor in 1998. See "Management's Discussion and Analysis of Financial Condition and Results of
    Operations--Overview".

(d) Unusual items consist of the following:

    - restructuring charges relating to implementation of changes to our North American business processes, which were $11 million for the year ended December 31, 2000, representing excess operating lease obligations, and $7 million for the year ended December 31, 1999, representing employee termination benefits;

    - restructuring charges relating to the exit from some U.S. business lines for the year ended December 31, 2000 of $7 million. These consisted of $4 million of employee termination benefits, $1 million relating to excess operating lease obligations and $2 million relating to other costs;

    - charges relating to claims and costs associated with the government initiated review of personal pension plans sold in the United Kingdom between 1988 and 1994 of $40 million for the year ended December 31, 1999 and $41 million for the period from January 1 to September 1, 1998. See
      Note 10 to the audited consolidated financial statements of Willis Group Holdings Limited included elsewhere in this prospectus; and

    - costs incurred in connection with the acquisition of our predecessor of $18 million for the period from January 1 to September 1, 1998.

(e) As an intermediary, we hold funds in a fiduciary capacity for the account of third parties, typically as the result of premiums received from clients that are in transit to insurance carriers and claims due to clients that are in transit from insurance carriers. We report premiums, which are held on account of, or due from policyholders, as assets with a corresponding liability due to the insurance carriers. Claims held by, or due to, us which are due to clients are also shown as both assets and liabilities of ours. All those balances due or payable are included in insurance and reinsurance balances receivable and payable on the balance sheet. We earn interest on those funds during the time between the receipt of the cash and the time the cash is paid out. Fiduciary cash must be kept in certain regulated bank accounts subject to guidelines, which generally emphasize capital preservation and liquidity and is not generally available to service our debt or for other corporate purposes.

(f) EBITDA is defined as operating income before non-cash compensation expense associated with performance options, unusual items, gain (loss) on disposal of operations and depreciation and amortization. This definition is identical to total revenues less general and administrative expenses. EBITDA is presented because we believe that it is a useful indicator of a company's ability to incur and service debt. EBITDA should not be considered by investors as an alternative to operating income or net income as an indicator of our performance, nor as an alternative to cash flows from operating activities, investing activities or financing activities as a measure of liquidity. Because all companies do not calculate EBITDA identically, this presentation of EBITDA may not be comparable to other similarly entitled measures of other companies.

(g) EBITDA margin represents EBITDA as a percentage of total revenues. EBITDA margin is presented because we believe that it is a useful indicator to investors of our profitability.

(h) As set forth in the following table, Adjusted EBITDA represents EBITDA before the non-cash charges described below which were required as a result of the conversion of our accounts from

    U.K. GAAP to U.S. GAAP, plus our equity in pre-tax earnings of associates, together with adjustments to give effect to the items described below.

    The non-cash charges excluded from Adjusted EBITDA consist of the following:

    - non-cash adjustments for pension expense of $(13) million for the year ended December 31, 1997, $(2) million and $(2) million for the periods January 1 to September 1, 1998 and September 2 to December 31, 1998, $(19) million, $11 million and $13 million for the years ended December 31, 1999, 2000 and 2001 and $1 million and $1 million for the three-month periods ended March 31, 2001 and 2002; and

    - non-cash adjustments for revaluation of forward exchange contracts and, for periods ending after January 1, 2001, interest rate swaps of $(9) million for the year ended December 31, 1997, $0 million and $(6) million for the periods January 1 to September 1, 1998 and September 2 to December 31, 1998, $(3) million, $(3) million and
      $2 million for the years ended December 31, 1999, 2000, 2001 and $3 million and $(1) million for the three-month periods ended March 31, 2001 and 2002.

    EBITDA is also adjusted to give effect to the following items:

    - the elimination of the results of all operations disposed of from January 1, 1997 to March 31, 2002 as if those dispositions had taken place on January 1, 1997;

    - severance costs incurred in connection with management's improvement initiatives described in "Management's Discussion and Analysis of Financial Condition and Results of Operations";

    - consulting fees relating to management's improvement initiative described in "Management's Discussion and Analysis of Financial Condition and Results of Operations";

    - additional provisions for a combination of doubtful debts ($6 million) and errors and omissions claims ($4 million) in 1999; and

    - other expenses including those relating to acquisitions of broker teams, costs in connection with our investment in the World Insurance Network and other unusual and non-recurring costs which, in 1999, included approximately $10 million of costs relating to investigating and rectifying unauthorized billing and settlement practices in one of our business subunits.

                                   PREDECESSOR                               WILLIS GROUP HOLDINGS LIMITED
                           ---------------------------   ---------------------------------------------------------------------
                                                                                                              THREE MONTHS
                            YEAR ENDED    JANUARY 1 TO   SEPTEMBER 2 TO             YEAR ENDED                    ENDED
                           DECEMBER 31,   SEPTEMBER 1,    DECEMBER 31,             DECEMBER 31,                 MARCH 31,
                           ------------   ------------   --------------   ------------------------------   -------------------
                               1997           1998            1998          1999       2000       2001       2001       2002
                           ------------   ------------   --------------   --------   --------   --------   --------   --------
                                                                     ($ IN MILLIONS)
Operating income
  (loss).................      $107           $ 16             $12          $ (8)      $154       $161       $ 89       $128
Non-cash compensation--
  performance options....        --             --              --            --         --        158         --         18
Unusual items............        --             59              --            47         18         --         --         --
Gain (loss) on disposal
  of operations..........        (7)            (4)              2            (7)        (1)       (17)        --         --
Depreciation and
  amortization...........        66             46              25            76         72         68         18          8
                               ----           ----             ---          ----       ----       ----       ----       ----
EBITDA...................       166            117              39           108        243        370        107        154
Non-cash charges excluded
  from Adjusted EBITDA...        22              2               8            22         (8)       (15)        (4)        --
Equity in earnings of
  associates (before tax
  and amortization)......         3             13              (2)           12          8         12         15         11
Adjustments for
  dispositions...........       (15)           (11)             (6)           (8)        (9)        (4)        (2)        --
Other adjustments:
Severance................         6              8               8            19         19         10          2          1
Consultancy..............        14              3               1            17          8         --         --         --
Provisions...............        --             --              --            10         --         --         --         --
Other expenses...........         6              3               9            14          6          5          1         --
                               ----           ----             ---          ----       ----       ----       ----       ----
Adjusted EBITDA..........      $202           $135             $57          $194       $267       $378       $119       $166
                               ====           ====             ===          ====       ====       ====       ====       ====

    Adjusted EBITDA is presented because we believe that it is a useful indicator to investors of our ability to incur and service debt based on our present expense structure and ongoing operations. Adjusted EBITDA should not be considered by investors as an alternative to operating income or net income as an indicator of our performance, nor as an alternative to cash flows from operating activities, investing activities or financing activities as a measure of liquidity. Because all companies do not calculate EBITDA identically, this presentation of Adjusted EBITDA may not be comparable to EBITDA, Adjusted EBITDA or other similarly entitled measures of other companies. Investors should not conclude from the presentation of Adjusted EBITDA that additional costs arising from the same or similar items will not be incurred in the future.

(i) Adjusted EBITDA margin represents Adjusted EBITDA, less share of pre-tax profits of associates, as a percentage of total revenues. Adjusted EBITDA margin is presented because we believe that it is a useful indicator to investors of our profitability.

(j) Operating income before non-cash compensation expense associated with performance options, unusual items, goodwill amortization and gain (loss) on disposal of operations, operating income before non-cash compensation expense associated with performance options, unusual items, goodwill amortization and gain (loss) on disposal of operations margin and operating cash earnings are presented because we believe that they are a useful indicator to investors of our historical operating income and net income on a basis likely to be relevant to how we report future performance. These disclosures should not be considered by investors as an alternative to operating income or net income, as an indicator of our performance, nor as an alternative to other U.S. GAAP measures. However, given the magnitude of our goodwill amortization charge and the recently mandated change in accounting for goodwill (which became effective as of January 1, 2002), we believe these disclosures may more properly reflect our performance on a basis consistent with future accounting practice and allow investors to more readily compare our operating results with those of our competitors. We have included the information under the caption "Other Financial Data" to distinguish the amounts from those required under U.S. GAAP results. Because all companies do not calculate operating income before non-cash compensation expense associated with performance options, unusual items, goodwill amortization and gain (loss) on disposal of operations, operating income before non-cash compensation expense associated with performance options, unusual items, goodwill amortization and gain (loss) on disposal of operations margin or operating cash earnings identically, this presentation of these disclosures may not be comparable to other similarly entitled measures of other companies.

    These items have been derived as follows:

       - Operating income before non-cash compensation expense associated with performance options, unusual items, goodwill amortization and gain
         (loss) on disposal of operations adjusts the disclosed operating income amount for the non-cash compensation expense associated with performance options described in note (c), the unusual items described in note (d), goodwill amortization and gain (loss) on disposal of operations;

       - Operating income before non-cash compensation expense associated with performance options, unusual items, goodwill amortization and gain
         (loss) on disposal of operations margin represents operating income before non-cash compensation expenses associated with performance options, unusual items, goodwill amortization and gain (loss) on disposal of operations as a percentage of operating revenues; and

       - Operating cash earnings adjusts net income (loss) for the non-cash compensation expense associated with performance options described in note (c), the unusual items described in note (d), goodwill amortization and gain (loss) on disposal of operations after tax effects of $13 million in the period January 1, 1998 to September 1, 1998, $14 million, $7 million and $31 million in the years ended December 31, 1999, 2000 and 2001 and $0 and $3 million in the three months ended March 31, 2001 and 2002 and a non-recurring tax credit of $11 million for the year ended December 31, 2001 arising from an internal restructuring. In addition, further adjustments are made for other expenses written off of $8 million and $7 million (or $5 million and $4 million net of taxes) in the period September 2, 1998 to December 31, 1998 and the year ended December 31, 1999 and for the non-cash charge of $34 million on the closure of Professional Liability Underwriting Management in the period January 1 to September 1, 1998.

(k) The summary cash flow data presented for each of the three months ended March 31, 2001 and 2002 were derived from the unaudited condensed consolidated financial statements of Willis Group Holdings Limited included elsewhere in this prospectus. Those financial statements were prepared in accordance with U.S. GAAP. The summary cash flow data presented for each of the three years ended December 31, 2001 have been derived from the audited consolidated financial statements of Willis Group Holdings Limited included elsewhere in this prospectus. Those financial statements were prepared in accordance with U.S. GAAP.

    The summary cash flow data presented for the period from September 2, 1998 to December 31, 1998 have been derived from the audited consolidated financial statements of Willis Group Holdings Limited. Those financial statements were presented in U.S. dollars and were prepared in accordance with U.K. GAAP. The cash flow data have been restated in summarized form using the categories of cash flow activity under U.S. GAAP. The cash flows in the period September 2, 1998 to December 31, 1998 included the cost of the 1998 acquisition of our predecessor by Trinity Acquisition Limited, one of our wholly owned subsidiaries, and the proceeds from the financing agreements for the acquisition.

    The summary cash flow data presented for the period from January 1, 1998 to September 1, 1998 and for the year ended December 31, 1997 have been derived from the audited consolidated financial statements of our predecessor. Those financial statements were presented in pounds sterling and were prepared in accordance with U.K. GAAP and disclosed, in summarized form, the categories of cash flow activity under U.S. GAAP.

                                  RISK FACTORS

    BEFORE INVESTING IN OUR COMMON STOCK, YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS.

                     RISK FACTORS RELATING TO OUR BUSINESS

PREMIUMS AND COMMISSIONS--WE DO NOT CONTROL THE PREMIUMS ON WHICH OUR COMMISSIONS ARE BASED, AND VOLATILITY OR DECLINES IN PREMIUMS MAY SERIOUSLY UNDERMINE OUR PROFITABILITY.

    We derive most of our revenues from commissions and fees for brokering and consulting services. We do not determine insurance premiums on which commissions are generally based. Historically, although commercial property and casualty pricing has been improving over the last year and a significant portion of our increased revenue in 2001 and the first quarter of 2002 was attributable to increased premium rates, premiums have been cyclical in nature and have varied widely based on market conditions. From the late 1980s through late 2000, insurance premium rates generally declined as a result of a number of factors, including:

    - the expanded underwriting capacity of insurance carriers;

    - consolidation of both insurance intermediaries and insurance carriers; and

    - increased competition among insurance carriers.

    In addition, as traditional risk-bearing insurance carriers continue to outsource the production of premium revenue to non-affiliated agents or brokers such as ourselves, those insurance carriers may seek to reduce further their expenses by reducing the commission rates payable to those insurance agents or brokers. The reduction of these commission rates, along with general volatility and/or declines in premiums, may significantly undermine our profitability.

CLAIMS, LAWSUITS AND PROCEEDINGS--OUR BUSINESS, RESULTS OF OPERATIONS, FINANCIAL CONDITION AND LIQUIDITY MAY BE MATERIALLY ADVERSELY AFFECTED BY ERRORS AND OMISSIONS AND THE OUTCOME OF CERTAIN ACTUAL AND POTENTIAL CLAIMS, LAWSUITS AND PROCEEDINGS.

    We are subject to various actual and potential claims, lawsuits and proceedings relating principally to alleged errors and omissions in connection with the placement of insurance and reinsurance in the ordinary course of business. Because we often assist our clients with matters, including the placement of insurance coverage and the handling of related claims, involving substantial amounts of money, errors and omissions claims against us may arise which in turn allege our potential liability for all or part of the amounts in question. Claimants may seek large damage awards and these claims can involve potentially significant defense costs. Such claims, lawsuits and proceedings could, for example, include allegations of damages for our employees or sub-agents failing, whether negligently or intentionally, to place coverage or notify claims on behalf of clients, to provide insurance carriers with complete and accurate information relating to the risks being insured or to appropriately apply funds that we hold for our clients on a fiduciary basis. We have established provisions against these items which we believe to be adequate in the light of current information and legal advice, and we adjust such provisions from time to time according to developments.

    While most of the errors and omissions claims made against us have, subject to our self-insured deductibles, been covered by our professional indemnity insurance, our business, results of operations, financial condition and liquidity may be adversely affected if in the future our insurance coverage proves to be inadequate or unavailable or there is an increase in liabilities for which we self-insure. In addition, claims, lawsuits and proceedings may harm our reputation and divert management resources away from operating our business.

    The principal actual or potential claims, lawsuits and proceedings to which we are currently subject are (i) claims relating to services provided by one of our U.K. subsidiaries, Willis Faber (Underwriting Management) Limited, to another subsidiary, Sovereign Marine & General Insurance Company Limited (in Scheme of Arrangement), that was engaged in insurance underwriting prior to 1991 as well as to certain third party insurance companies; (ii) certain liabilities relating to the selling of personal pension plans to individuals in the United Kingdom from 1988 to 1994; (iii) potential claims which could be asserted with respect to our placement of property and casualty insurance for a number of entities which were directly impacted by the September 11, 2001 destruction of New York's World Trade Center complex; (iv) potential claims arising out of various legal proceedings between reinsurers, reinsureds and their reinsurance brokers relating to personal accident excess of loss reinsurance placements for the years 1993 to 1998; and (v) claims relating to activities by a U.S. subsidiary of ours, Baccala and Shoop Insurance Services, prior to 1984 for certain insurance issuing companies.

    See "Business--Legal Matters" for a detailed description of these risks.

REGULATION--WE ARE SUBJECT TO INSURANCE INDUSTRY REGULATION WORLDWIDE. IF WE FAIL TO COMPLY WITH REGULATORY REQUIREMENTS, WE MAY NOT BE ABLE TO CONDUCT OUR BUSINESS.

    Many of our activities are subject to regulatory supervision in the various countries and jurisdictions in which we are based or our activities are undertaken. We have in the past failed to comply with some of these regulations and future failures to comply by us or our employees may occur. While past failures have resulted in insignificant fines, any failures reported in the future could lead to other disciplinary action, including requiring clients to be compensated for loss, the imposition of more substantial fines and the possible revocation of our authorization to operate as well as reputational damage. In addition, changes in legislation or regulations and actions by regulators, including changes in administration and enforcement policies, could from time to time require operational improvements or modifications at various locations which could result in higher costs or hinder our ability to operate our business. See "Business--Regulation".

DEBT AND DEBT SERVICE REQUIREMENTS--OUR SIGNIFICANT DEBT AND DEBT SERVICE REQUIREMENTS COULD LIMIT OUR ABILITY TO GROW AND REMAIN COMPETITIVE.

    As of March 31, 2002, we had total long-term indebtedness of $767 million, stockholders' equity of $780 million and a debt to equity ratio of 0.98 to 1. Our interest expense for the year ended December 31, 2001 was $82 million. Our business may not generate cash flow in an amount sufficient to enable us to service our debt or to fund our liquidity needs. Our significant indebtedness and debt service requirements could also limit our ability to fund planned capital expenditures, take advantage of attractive potential acquisitions and investments and otherwise successfully operate our business, including implementing our expansion strategy. Our ability to make payments on or to refinance our indebtedness, to fund planned capital expenditures, to make acquisitions and investments and to otherwise pursue our expansion strategy will depend on our future performance.

    Our acquisition strategy may also require us to seek additional financing. If we are unable to obtain sufficient financing on satisfactory terms and conditions, we may not be able to maintain or increase our market share or expand our business. Our ability to obtain additional financing will depend upon a number of factors, including general economic, financial, competitive, regulatory and other considerations which may be beyond our control.

    We may borrow more money for working capital, capital expenditures or other commitments. If debt is added to our current debt levels, the related risks that we now face could intensify.

PUT AND CALL ARRANGEMENTS--WE HAVE ENTERED INTO SIGNIFICANT PUT AND CALL ARRANGEMENTS WHICH MAY REQUIRE US TO PAY SUBSTANTIAL AMOUNTS TO PURCHASE SHARES IN ONE OF OUR ASSOCIATES. THOSE PAYMENTS WOULD REDUCE OUR CASH FLOW AND THE FUNDS AVAILABLE TO GROW OUR BUSINESS.

    In connection with many of our investments in our associates, we retain rights to increase our ownership percentages of these associates over time and, in some cases, the existing owners also have a right to put their shares to us. The put arrangement in place for shares of our associate, Gras Savoye, may require us to pay substantial amounts to purchase those shares, which may cause a significant decrease in our liquidity and the funds available to grow our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

    The rights under the put arrangement may be currently exercised through 2011, and if fully exercised, we would be required to buy shares of Gras Savoye, other than those held by its management, possibly increasing our ownership interest by 57% from 33% to 90%. Management shareholders of Gras Savoye, representing approximately 10% of the outstanding shares, do not have general put rights between 2001 and 2011, but have certain put rights on their death, disability or retirement. We expect that payments in connection with management put rights will not exceed $22 million if those rights are fully exercised.

    Until 2005, the incremental 57% of Gras Savoye may be put to us at a price equal to the greater of approximately $108 million (at March 31, 2002 exchange rates) or a price determined by a contractual formula based on earnings and revenue, which at December 31, 2001 amounted to approximately $135 million. After 2005, the put price is determined solely by the formula. The shareholders may put their shares individually at any time during the put period. The amounts we may have to pay in connection with the put arrangement may significantly exceed these estimates.

COMPETITION--COMPETITION IN OUR INDUSTRY IS INTENSE, AND IF WE ARE UNABLE TO COMPETE EFFECTIVELY, WE MAY LOSE MARKET SHARE AND OUR BUSINESS MAY BE MATERIALLY ADVERSELY AFFECTED.

    We face competition in all fields in which we operate, based on global capability, product breadth, innovation, quality of service and price. We compete with Marsh & McLennan and Aon, the two other providers of global risk management services, as well as with numerous specialist, regional and local firms. If we are unable to compete effectively against these competitors, we will suffer lower revenue, reduced operating margins and loss of market share.

    Competition for business is intense in all our business lines and in every insurance market, and the other two providers of global risk management services have substantially greater market share than we do. Competition on premium rates has also exacerbated the pressures caused by a continuing reduction in demand in some classes of business. For example, insureds have been retaining a greater proportion of their risk portfolios than previously. Industrial and commercial companies have been increasingly relying upon their own subsidiary insurance companies, known as captive insurance companies, self-insurance pools, risk retention groups, mutual insurance companies and other mechanisms for funding their risks, rather than buying insurance. Additional competitive pressures arise from the entry of new market participants, such as banks, accounting firms and insurance carriers themselves, offering risk management or transfer services. See "Business--Competition".

DEPENDENCE ON KEY PERSONNEL--THE LOSS OF ANY MEMBER OF OUR SENIOR MANAGEMENT, PARTICULARLY OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER, OR A SIGNIFICANT NUMBER OF OUR BROKERS COULD NEGATIVELY AFFECT OUR FINANCIAL PLANS, MARKETING AND OTHER OBJECTIVES.

    The loss of or failure to attract key personnel could significantly impede our financial plans, growth, marketing and other objectives. Our success depends to a substantial extent not only on the ability and experience of our senior management, particularly our Chairman and Chief Executive Officer, Joseph Plumeri, but also on the individual brokers and teams that service our clients and maintain client relationships. The insurance brokerage industry has in the past experienced intense competition for the services of leading individual brokers and brokerage teams, and we have lost key individuals and teams to competitors in the past. We believe that our future success will depend in large part on our ability to attract and retain additional highly skilled and qualified personnel and to expand, train and manage our employee base. We may not be successful in doing so because the competition for qualified personnel in our industry is intense. Although we have employment agreements with our key employees, we do not generally purchase key man life insurance on our employees.

INTERNATIONAL OPERATIONS--OUR SIGNIFICANT NON-U.S. OPERATIONS, PARTICULARLY THOSE IN THE UNITED KINGDOM, EXPOSE US TO EXCHANGE RATE FLUCTUATIONS AND VARIOUS RISKS THAT COULD IMPACT OUR BUSINESS.

    A significant portion of our operations is conducted outside the United States. Accordingly, we are subject to legal, economic and market risks associated with operating in foreign countries, including:

    - devaluations and fluctuations in currency exchange rates;

    - imposition of limitations on conversion of foreign currencies into pounds sterling or dollars or remittance of dividends and other payments by foreign subsidiaries;

    - hyperinflation in certain foreign countries;

    - imposition or increase of investment and other restrictions by foreign governments; and

    - the requirement of complying with a wide variety of foreign laws.

    We report our operating results and financial condition in U.S. dollars. Our U.S. operations earn revenue and incur expenses primarily in dollars. In the United Kingdom, however, we earn revenue in a number of different currencies, but expenses are almost entirely incurred in pounds sterling. Outside the United States and the United Kingdom, we predominately generate revenue and incur expenses in the local currency. The table below details the breakdown of revenues and expenses by currency in 2001.

                                                       POUNDS STERLING   U.S. DOLLARS   OTHER CURRENCIES
                                                       ---------------   ------------   ----------------
    Revenues.........................................        16%              62%              22%
    Expenses.........................................        38%              45%              17%

    Because of devaluations and fluctuations in currency exchange rates or the imposition of limitations on conversion of foreign currencies into dollars, we are subject to currency translation exposure on the profits of our operations, in addition to economic exposure. Furthermore, the mismatch between sterling revenues and expenses creates an exchange exposure. As the pound sterling strengthens, the dollars required to be translated into pounds sterling to cover the net sterling expenses increase, which then causes our results to be negatively impacted. Given these facts, the strength of the pound sterling relative to the U.S. dollar has in the past had a material negative impact on our reported results. This risk could have a material adverse effect on our business, financial condition, cash flow and results of operations in the future.

    Our policy is to convert into pounds sterling all revenues arising in currencies other than U.S. dollars together with sufficient U.S. dollar revenues to fund the remaining pounds sterling expenses. Outside the United Kingdom, only those cash flows necessary to fund mismatches between revenues and expenses are converted into local currency; amounts remitted to the United Kingdom are generally converted into pounds sterling. These transactional currency exposures are generally managed by entering into forward exchange contracts. It is our policy to hedge at least 25% of the next 12 months' exposure in significant currencies. We generally do not hedge exposures beyond three years.

                   RISK FACTORS RELATING TO OUR COMMON STOCK

VOLATILITY OF COMMON STOCK PRICES--THE PRICE OF OUR COMMON STOCK MAY FLUCTUATE SUBSTANTIALLY, WHICH COULD NEGATIVELY AFFECT THE HOLDERS OF OUR COMMON STOCK.

    The price of our common stock may fluctuate substantially due to fluctuations in the price of the stock of the small number of public companies in the insurance brokerage business, announcements of acquisitions as part of our expansion strategy, additions or departures of key personnel, announcements of legal proceedings or regulatory matters, as well as the general volatility in the stock market. The market price of our common stock could also fluctuate substantially if we are unable to sustain our recent significantly improved operating results or fail to meet or exceed securities analysts' expectations of our financial results or if there is a change in financial estimates or securities analysts' recommendations. In addition, the stock market has experienced volatility that has affected the market prices of equity securities of many companies, and that has often been unrelated to the operating performance of these companies. A number of other factors, many of which are beyond our control, could also cause the market price of our common stock to fluctuate substantially. You may not be able to sell your shares at or above the offering price, or at all.

    In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If we were to be the object of securities class action litigation, it could result in substantial costs and diversion of management's attention and resources, which could materially harm our results of operations, financial condition or liquidity.

FUTURE SALES--FUTURE SALES OR THE POSSIBILITY OF FUTURE SALES OF A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK MAY DEPRESS THE PRICE OF YOUR COMMON STOCK.

    Future sales of substantial amounts of shares of our common stock in the public market could adversely affect prevailing market prices and the price of your common stock and could impair our ability to raise capital through future sales of our equity securities. Upon completion of this offering, we will have shares issued and outstanding. All of the shares which the selling shareholders are selling in this offering, plus any shares sold pursuant to the exercise of the underwriters' option to purchase additional common stock from the selling shareholders, will be freely tradeable without restriction under the Securities Act, unless purchased by our affiliates.

    Upon completion of this offering, and assuming the underwriters'
over-allotment option is not exercised,           shares are restricted
securities within the meaning of Rule 144. The rules affecting the sale of these securities are summarized under "Shares Eligible for Future Sale". We have granted registration rights to certain holders of restricted securities. See "Shareholders--Shareholder Rights Agreement and Registration Rights Agreement". Sales of restricted securities in the public market, or the availability of these shares for sale, could adversely affect the market price of our common stock.

    We and each of the selling shareholders have agreed, subject to certain exceptions, not to dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock without the prior written consent of Salomon Smith Barney Inc. and J.P. Morgan Securities
Inc. for a period of    days from the date of this prospectus. Salomon Smith
Barney Inc. and J.P. Morgan Securities Inc. may in their sole discretion, however, consent to earlier sales, and when these periods expire we and our locked-up shareholders will be able to sell our common stock in the public market.

    Except in the case of certain of our shares held by the trust that is party to our employee stock purchase agreements, certain of our employee and management shareholders, including our directors and executive officers, are
subject to existing transfer restrictions in excess of    days on certain of
their shares pursuant to shareholder and subscription agreements with us. Except as discussed below, we have agreed not to amend, waive or fail to enforce those
transfer restrictions for a period of    days after the date of this prospectus,
in each case without the prior written consent of Salomon Smith Barney Inc. and J.P. Morgan Securities Inc. However, upon completion of this offering, we intend
to release these transfer restrictions on an aggregate of       of these shares
such that these shares may then be immediately sold by any of our employees who are not affiliates in the open market. These shares are not subject to any lock-up arrangement with Salomon Smith Barney Inc. or J.P. Morgan Securities Inc.

    Our shareholders who are subject to the lock-up agreements or similar
restrictions on transfer will own           shares (excluding the         shares
we intend to release from existing transfer restrictions) of our common stock after giving effect to this offering, assuming the underwriters' overallotment option is not exercised. Sales of a substantial number of shares of our common stock following the expiration of these lock-up periods could cause our stock price to fall.

    We have in the past agreed to issue shares of our common stock in connection with acquisitions and may issue shares of our common stock from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of common stock that we may issue may in turn be significant. In addition, we may also grant registration rights covering those shares in connection with any such acquisitions and investments.

ANTI-TAKEOVER EFFECT--SOME PROVISIONS IN OUR SHAREHOLDER RIGHTS AGREEMENT MAY HAVE THE EFFECT OF DISCOURAGING CHANGE OF CONTROL EVENTS IN WHICH YOU MAY HAVE HAD THE OPPORTUNITY TO SELL YOUR SHARES AT A PREMIUM OVER PREVAILING MARKET PRICES.

    We and our principal shareholders have entered into a shareholder rights agreement that sets forth various rights and obligations regarding their ownership of our common stock. The shareholder rights agreement, which we describe under "Shareholders--Shareholder Rights Agreement and Registration Rights Agreements", includes some provisions that could have an anti-takeover effect and deprive you of the opportunity to sell your shares at a premium over prevailing market prices. For example, the shareholder rights agreement grants the consortium members described under "Principal and Selling Shareholders" the right under specified circumstances to match certain offers for the sale of our business.

UNENFORCEABILITY OF CERTAIN UNITED STATES JUDGMENTS--WE ARE INCORPORATED IN BERMUDA, AND, AS A RESULT, IT MAY NOT BE POSSIBLE FOR SHAREHOLDERS TO ENFORCE CIVIL LIABILITY PROVISIONS OF THE SECURITIES LAWS OF THE UNITED STATES.

    We are organized under the laws of Bermuda. A substantial portion of our assets are or may be located outside the United States. As a result, it may not be possible for the holders of our common stock to effect service of process within the United States upon us or to enforce against us in United States courts judgments based on the civil liability provisions of the securities laws of the United States. In addition, there is significant doubt as to whether the courts of Bermuda would recognize or enforce judgments of United States courts obtained against us or our directors or officers based on the civil liability provisions of the securities laws of the United States or any state or hear actions brought in Bermuda against us or those persons based on those laws. We have been advised by our legal advisor in Bermuda, Appleby Spurling & Kempe, that the United States and Bermuda do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not based on United States federal or state securities laws, would not be automatically enforceable in Bermuda.

DIFFERENCE IN LAWS--THE LAWS OF BERMUDA DIFFER FROM THE LAWS IN EFFECT IN THE UNITED STATES AND MAY AFFORD LESS PROTECTION TO HOLDERS OF OUR COMMON STOCK.

    Holders of our common stock may have more difficulty in protecting their interests than would shareholders of a corporation incorporated in a jurisdiction of the United States. We are a Bermuda company and, accordingly, are governed by the Companies Act 1981 of Bermuda, as amended. The Companies Act differs in certain material respects from laws generally applicable to United States corporations and shareholders, including:

    - INTERESTED DIRECTOR TRANSACTIONS: Our bye-laws generally allow us to enter into any transaction or arrangement in which any of our directors have an interest. Directors may also participate in a board vote approving a transaction or arrangement in which they have an interest, so long as they have disclosed that interest. United States companies are generally required to obtain the approval of a majority of disinterested directors or the approval of shareholders before entering into any transaction or arrangement in which any of their directors have an interest, unless the transaction or arrangement is fair to the company at the time it is authorized by the company's board or shareholders.

    - BUSINESS COMBINATIONS WITH INTERESTED SHAREHOLDERS: United States companies in general may not enter into business combinations with interested shareholders, namely certain large shareholders and affiliates, unless the business combination had been approved by the board in advance or by a supermajority of shareholders or the business combination meets specified conditions. There is no similar law in Bermuda.

    - SHAREHOLDER SUITS: The circumstances in which a shareholder may bring a derivative action in Bermuda are significantly more limited than in the United States. In general, under Bermuda law, derivative actions are permitted only when the act complained of is alleged to be beyond the corporate power of the company, is illegal or would result in the violation of the company's memorandum of association or bye-laws. In addition, Bermuda courts would consider permitting a derivative action for acts that are alleged to constitute a fraud against the minority shareholders or, for instance, acts that require the approval of a greater percentage of the company's shareholders than those who actually approved them.

    - LIMITATIONS ON DIRECTORS' LIABILITY: Our bye-laws provide that each shareholder agrees to waive any claim or right of action he or she may have, whether individually or in the right of the company, against any director, except with respect to claims or rights of action arising out of the fraud or dishonesty of a director. In general, United States companies may limit the personal liability of their directors as long as they acted in good faith and without knowing violation of law.

                           FORWARD LOOKING STATEMENTS

    We have included in this prospectus forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, that state our intentions, beliefs, expectations or predictions for the future. All statements other than statements of historical facts included in this prospectus, including statements regarding our future financial position, strategy, projected costs and plans and objectives of management for future operations, may be deemed to be forward looking statements. Although we believe that the expectations reflected in those forward looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations are disclosed under "Risk Factors" and elsewhere in this prospectus, including in conjunction with the forward looking statements included in this prospectus. All forward looking statements contained in this prospectus are qualified by reference to this cautionary statement.

                                USE OF PROCEEDS

    We will not receive any of the proceeds from the sale of common stock in this offering.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    Our common stock has been traded on the New York Stock Exchange under the symbol "WSH" since June 11, 2001. The high and low closing prices of our common stock, as reported by the New York Stock Exchange, are set forth below for the periods indicated.

                                                                PRICE RANGE OF
                                                                 COMMON STOCK
                                                              -------------------
                                                                HIGH       LOW
                                                              --------   --------
2001:
  Quarter ended September 30, 2001..........................   $23.95     $16.25
  October...................................................   $25.02     $22.45
  November..................................................   $25.01     $22.20
  December..................................................   $23.80     $23.00
  Quarter ended December 31, 2001...........................   $25.02     $22.20
2002
  January...................................................   $26.78     $21.70
  February..................................................   $28.40     $26.55
  March.....................................................   $26.90     $24.70
  Quarter ended March 31, 2002..............................   $28.40     $21.70
  April.....................................................   $29.25     $24.65
  May (through May 3, 2002).................................   $30.50     $29.35

    On May 3, 2002, the last reported sale price of our common stock as reported by the New York Stock Exchange was $30.00 per share. As of March 31, 2002, there were approximately 580 shareholders of record of our common stock.

    We do not anticipate paying cash dividends on our common stock in the foreseeable future. We currently intend to retain our future earnings to finance the expansion of our business. In addition, our ability to pay dividends is effectively limited by the terms of some of the debt instruments of our subsidiaries, which significantly restrict their ability to pay dividends directly or indirectly to us. See "Description of Material Indebtedness". Future dividends on our common stock, if any, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements and surplus, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. We would pay cash dividends, if any, on our common stock in United States dollars.

                                 CAPITALIZATION

    The following table presents our consolidated capitalization as of March 31, 2002. You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the accompanying notes and the unaudited condensed consolidated financial statements and the accompanying notes included in this prospectus beginning on page F-1:

                                                                AS OF
                                                              MARCH 31,
                                                                 2002
                                                              ----------
                                                                ($ IN
                                                              MILLIONS)
DEBT:
  Revolving credit facility (1).............................    $   --
  Term loans(2).............................................       328
  9% senior subordinated notes(2)...........................       439
                                                                ------
  Total debt................................................       767
                                                                ------
STOCKHOLDERS' EQUITY:
Preferred shares, par value $0.000115 per share;
  1,000 million shares authorized and no shares issued and
  outstanding...............................................        --
Common shares, par value $0.000115 per share; 4,000 million
  shares authorized, 147,842,120 shares issued and
  outstanding (3)...........................................        --
Additional paid-in capital..................................       885
Accumulated deficit.........................................       (97)
Accumulated other comprehensive income......................         5
Treasury stock, at cost, 942,386 shares.....................       (13)
                                                                ------
  Total stockholders' equity................................       780
                                                                ------
  TOTAL CAPITALIZATION......................................    $1,547
                                                                ======

    The above information does not give effect to 30,210,324 shares issuable upon the exercise of outstanding stock options and 145,504 granted and unforfeited restricted shares as of March 31, 2002; or 39,666,354 shares (which includes the 30,355,828 shares issuable upon the exercise of outstanding stock options) authorized and reserved for issuance under our various stock plans as of March 31, 2002.

------------------------

(1) $150 million was available under our revolving credit facility as of March 31, 2002. As of May 3, 2002, no amounts available under this facility had been drawn.

(2) The term loans and 9% senior subordinated notes are described under "Description of Material Indebtedness".

(3) The actual aggregate par value of common shares is $17,002. This amount rounds to zero in millions of dollars.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data presented below should be read in conjunction with the audited consolidated financial statements and the unaudited condensed consolidated financial statements of Willis Group Holdings Limited and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operation" included elsewhere in this prospectus. The financial information as of March 31, 2001 and 2002 and December 31, 1998, 1999, 2000 and 2001 and for each of the three-month periods ended March 31, 2001 and 2002 and for each of the years in the three-year period ended December 31, 2001 and for the period from September 2, 1998 to December 31, 1998 reflects the financial position and results of operations of Willis Group Holdings Limited. The financial information for the period from January 1, 1998 to September 1, 1998 and as of and for the year ended December 31, 1997 reflects the financial position and results of operations of our predecessor.

    The selected consolidated financial data presented below as of March 31, 2002 and for the three-month periods ended March 31, 2001 and 2002 have been derived from the unaudited condensed consolidated financial statements of Willis Group Holdings Limited included elsewhere in this prospectus, which financial statements have been prepared in accordance with U.S. GAAP. The unaudited condensed consolidated financial statements include all adjustments that we consider necessary for a fair presentation of our financial position as of such dates and our operating results and cash flow for those periods. Because we earn revenue in an uneven fashion during the year, the results of the three months ended March 31, 2002 are not necessarily indicative of the results to be expected for the year ended December 31, 2002. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

    There has been no significant change in our financial condition since March 31, 2002.

    The selected consolidated financial data presented below as of December 31, 2000 and 2001 and for each of the years in the period ended December 31, 2001 have been derived from the audited consolidated financial statements of Willis Group Holdings Limited included elsewhere in this prospectus, which financial statements have been prepared in accordance with U.S. GAAP. The selected consolidated financial data presented below as of December 31, 1999 have been derived from the audited consolidated financial statements of Willis Group Holdings Limited, which are not included in this prospectus. The selected consolidated financial data presented below for the period from September 2, 1998 to December 31, 1998 and as of December 31, 1998 have been derived from the audited consolidated financial statements of Willis Group Holdings Limited which are not included in this prospectus. Those financial statements were presented in U.S. dollars and were prepared in accordance with U.K. GAAP. This information was reconciled from U.K. GAAP to U.S. GAAP for purposes of the presentation below.

    The selected consolidated financial data presented below for the period from January 1, 1998 to September 1, 1998 and as of and for the year ended
December 31, 1997 have been derived from the audited consolidated financial statements of our predecessor which are not included in this prospectus. Those financial statements were presented in pounds sterling and were prepared in accordance with U.K. GAAP with a reconciliation of net income and stockholders' equity from U.K. GAAP to U.S. GAAP.

    The derived financial data presented below are stated in accordance with U.S. GAAP.

                                     PREDECESSOR                                 WILLIS GROUP HOLDINGS LIMITED
                             ---------------------------   -------------------------------------------------------------------------
                              YEAR ENDED    JANUARY 1 TO   SEPTEMBER 2 TO        YEAR ENDED DECEMBER           THREE MONTHS ENDED
                             DECEMBER 31,   SEPTEMBER 1,    DECEMBER 31,                 31,                        MARCH 31,
                             ------------   ------------   --------------   ------------------------------   -----------------------
                               1997(A)        1998(A)         1998(B)         1999       2000       2001        2001         2002
                             ------------   ------------   --------------   --------   --------   --------   ----------   ----------
                                                ($ IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Total revenues.............     $1,134         $ 772          $   413       $ 1,244    $ 1,305    $ 1,424      $  375      $   451
General and administrative
  expenses (excluding non-
  cash compensation).......       (968)         (655)            (374)       (1,136)    (1,062)    (1,054)       (268)        (297)
Non-cash compensation--
  performance options(c)...         --            --               --            --         --       (158)         --          (18)
Unusual items (d)..........         --           (59)              --           (47)       (18)        --          --           --
Depreciation expense.......        (37)          (26)             (14)          (41)       (37)       (33)         (9)          (8)
Amortization of goodwill...        (29)          (20)             (11)          (35)       (35)       (35)         (9)          --
Gain (loss) on disposal of
  operations...............          7             4               (2)            7          1         17          --           --
                                ------         -----          -------       -------    -------    -------      ------      -------
Operating income (loss)....        107            16               12            (8)       154        161          89          128
Interest expense...........         (1)           (3)             (27)          (89)       (89)       (82)        (21)         (17)
Other expenses.............         --            --               (8)           (7)        --         --          --           --
Loss on closure of
  operations...............         --           (34)              --            --         --         --          --           --
                                ------         -----          -------       -------    -------    -------      ------      -------
Income (loss) before income
  taxes, equity in net
  earnings of associates
  and minority interest....        106           (21)             (23)         (104)        65         79          68          111
Income tax expense.........        (49)          (22)              (7)           (7)       (33)       (62)        (31)         (43)
Equity in net earnings of
  associates...............          3            13               (4)            7          2          4           9            6
Minority interest..........         (1)           (1)             (10)          (28)       (25)       (19)         (7)          (6)
                                ------         -----          -------       -------    -------    -------      ------      -------
Net income (loss)..........     $   59         $ (31)         $   (44)      $  (132)   $     9    $     2      $   39      $    68
                                ======         =====          =======       =======    =======    =======      ======      =======
Net earnings (loss) per
share--basic...............                                   $ (0.50)      $ (1.11)   $  0.07    $  0.01      $ 0.31      $  0.46
    --diluted..............                                   $ (0.50)      $ (1.11)   $  0.07    $  0.01      $ 0.30      $  0.43
                                                              =======       =======    =======    =======      ======      =======
Weighted average number of
  common shares
  outstanding--basic.......                                        88           119        121        136         124          147
            --diluted......                                        88           119        121        148         132          159
                                                              =======       =======    =======    =======      ======      =======

BALANCE SHEET DATA (AS OF
  PERIOD END):
Total assets (e)...........     $6,210                        $ 6,904       $ 6,969    $ 7,590    $ 8,949                  $10,776
Net assets.................        972                            601           513        529        712                      803
Total long-term debt.......         56                          1,040           988        958        787                      767
Preference shares..........         --                            267           269        272         --                       --
Common shares and
  additional paid-in
  capital..................        123                            365           401        410        867                      885
Total stockholders'
  equity...................        963                            321           226        238        696                      780

OTHER FINANCIAL DATA:
Capital expenditures.......     $   43         $  33          $    16       $    41    $    30    $    40      $    5      $     5

------------------------

(a) The selected consolidated financial data as of and for the year ended December 31, 1997 and for the period from January 1, 1998 to September 1, 1998 have been derived from the audited consolidated financial statements of our predecessor. Those financial statements were presented in pounds sterling and were prepared in accordance with U.K. GAAP with a reconciliation of net income and stockholders' equity from U.K. GAAP to U.S. GAAP. Upon conversion of the financial information, for purposes of disclosure in this prospectus, the U.K. GAAP financial statement line items were adjusted for U.S. GAAP differences. Certain reclassifications have been made to conform prior years' data to the current U.S. GAAP presentation. For the year ended December 31, 1997, consolidated results of operations were translated into U.S. dollars at the average exchange rates of $1.64 and assets and liabilities were translated at the year-end exchange rates of $1.65. For the period ended September 1, 1998, consolidated results of operations were translated into U.S. dollars at the average exchange rate of $1.65.

(b) The selected consolidated financial data for the period from September 2, 1998 to December 31, 1998 and as of December 31, 1998 have been derived from the audited consolidated financial statements of Willis Group Holdings Limited. Those financial statements were presented in U.S. dollars and were prepared in accordance with U.K. GAAP. Upon conversion of the financial information, for purposes of disclosure in this prospectus, the U.K. GAAP financial statement line items were adjusted for U.S. GAAP differences. Certain reclassifications have been made to conform prior years' data to the current U.S. GAAP presentation.

(c) Non-cash compensation charges of $158 million and $18 million recognized in the year ended December 31, 2001 and the three-month period ended March 31, 2002 related to the probable satisfaction of the conditions of performance-based stock options granted to certain members of management upon the acquisition of our predecessor in 1998. See "Management's Discussion and Analysis of Financial Condition and Results of
    Operations--Overview".

(d) Unusual items consist of the following:

    - restructuring charges relating to implementation of changes to our North American business processes, which were $11 million for the year ended December 31, 2000, representing excess operating lease obligations, and $7 million for the year ended December 31, 1999, representing employee termination benefits;

    - restructuring charges relating to the exit from certain U.S. business lines for the year ended December 31, 2000 of $7 million. These consisted of $4 million of employee termination benefits, $1 million relating to excess operating lease obligations and $2 million relating to other costs;

    - charges relating to claims and costs associated with the government initiated review of personal pensions plans sold between 1988 and 1994 of $40 million for the year ended December 31, 1999 and $41 million for the period from January 1 to September 1, 1998. See Note 10 to the audited consolidated financial statements of Willis Group Holdings Limited included elsewhere in this prospectus; and

    - costs incurred in connection with the acquisition of our predecessor of $18 million for the period from January 1 to September 1, 1998.

(e) As an intermediary, we hold funds in a fiduciary capacity for the account of third parties, typically as the result of premiums received from clients that are in transit to insurance carriers and claims due to clients that are in transit from insurance carriers. We report premiums, which are held on account of, or due from, policyholders as assets with a corresponding liability due to the insurance carriers. Claims held by, or due to, us which are due to clients are also shown as both assets and liabilities of ours. All those balances due or payable are included in insurance and reinsurance balances receivable and payable on the balance sheet. We earn interest on those funds during the time between the receipt of the cash and the time the cash is paid out. Fiduciary cash must be kept in certain regulated bank accounts subject to guidelines, which generally emphasize capital preservation and liquidity and is not generally available to service our debt or for other corporate purposes.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    We provide a broad range of value-added risk management consulting and employee benefits and insurance brokerage services, both directly and indirectly through our associates, to a diverse base of clients internationally. We provide specialized risk management advisory and other services on a global basis to clients in various industries, including the construction, aerospace, marine and energy industries. In our capacity as an advisor and insurance broker, we act as an intermediary between clients and insurance carriers by advising clients on risk management requirements, helping clients determine the best means of managing risk and negotiating and placing insurance risk with insurance carriers through our global distribution network. We also provide other value-added services.

    We generate revenue from commissions and fees on insurance placements and fees from consulting and other services. We also earn interest on premiums held before remittance to the insurer and on claims held before payment to the insured.

    The majority of our revenues is commission-based and varies based upon the premiums on the policies we placed on behalf of our clients. As such, when premium rates in the insurance market decline, as they have in certain markets in past years, we experience pressure on our revenues and earnings, and when pricing increases, we tend to benefit, although in both cases there are many other factors that affect our revenues, including changes in buying and selling behavior. Beginning in late 2000, market pricing generally began to move upward for the first time in recent years and this continued throughout 2001. Although commissions have traditionally been the greatest sources of revenues, fee income, from both insurance placements and consulting and other services, has been increasing as a percentage of total revenues in recent years, while commission income has been declining, largely because of an increasing preference for fees generally in the insurance market and a rising demand by clients for fee-generating risk management consulting services. We expect this trend toward increasing fee income to continue.

    The events of September 11 have had a significant impact on the market for insurance and reinsurance. Many insurers have reduced the amount of insurance they write, particularly in the airline, energy and large complex property areas, and net industry capacity has been reduced, at least temporarily. Insurers have also increased premium rates and restricted coverage terms, a process that had commenced before September 11 but which accelerated after that time. We believe this is due in part to concerns about the ability to arrange for reinsurance, as well as to a more conservative view on risk, particularly in the areas mentioned above. As a result of these changes, we experienced increased difficulty and delays in placing certain risks in the market during the fourth quarter of 2001, although most insurance renewals scheduled to be completed during that quarter were ultimately completed on time at similar, or higher, commissions due to increased premium rates. Results for the fourth quarter were therefore not adversely affected. Although these trends appear to have continued after year-end, there can be no assurance that they will continue in the future.

    Insurance is a global business, and its participants are affected by global trends in capacity and pricing. We are a global business. We compete all over the world through the quality of our people, their specialist knowledge and our ability to leverage our global capabilities and our relationships with insurance carriers for the benefit of our clients. Our strategies include building on our global franchise and implementing global best practices. We organize our business into three main areas:

    - Global;

    - North America; and

    - International.

    See "Business" for a description of our operations.

    During 2001, 52% of our total revenues were derived from Global operations, 36% were from North America operations and 12% were from International operations.

    During the three-year period ended December 31, 2001 and the three-month period ended March 31, 2002, we incurred a number of non-recurring and unusual expenses, a portion of which related to our improvement initiatives. These expenses included the following:

    - PENSION REVIEW EXPENSES--the provisions made for claims and costs associated with the government initiated review of personal pension plans sold between 1988 and 1994 in the United Kingdom. In 1999, the provision was increased by $64 million, of which $24 million was recorded as a purchase price adjustment and $40 million was recorded as a charge to operations. See "Business--Legal Matters".

    - SEVERANCE EXPENSES--the provisions recorded for severance costs incurred as part of our improvement initiatives. We incurred $19 million, $19 million and $10 million of severance costs in 1999, 2000 and 2001 and $2 million and $1 million in each of the three-month periods ended
      March 31, 2001 and 2002.

    - CONSULTING EXPENSES--consulting expenses primarily incurred in connection with our improvement initiatives. We incurred $17 million and $8 million of consulting expenses in 1999 and 2000.

    - PERFORMANCE-BASED STOCK OPTIONS--we recorded a $158 million non-cash charge for performance-based stock options for the year ended
      December 31, 2001 and an $18 million non-cash charge in the three-month period ended March 31, 2002 as described below.

    - OTHER EXPENSES--including those relating to the acquisition of broker teams, our investment in the World Insurance Network, and business compliance errors. We incurred $24 million, $6 million and $5 million of those expenses in 1999, 2000 and 2001. Expenses for 1999 included
      $10 million of costs relating to investigating and rectifying unauthorized billing and settlement practices principally within two of our offices in the United Kingdom and $10 million relating to additional provisions for doubtful debts ($6 million) and errors and omissions claims ($4 million).

    These non-recurring and unusual expenses affected our actual reported results, offsetting the underlying benefits in both margin and EBITDA improvement. EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA margin are defined in footnotes (f), (g), (h) and (i), respectively, under "Prospectus Summary--Summary Consolidated Financial Information".

    In addition to these non-recurring expenses, in recent years we have completed a number of dispositions and acquisitions as part of our efforts to focus our operations out of non-core or non-profitable businesses and to expand our global capabilities. The following identifies the operations sold, closed or acquired from 1999 through March 31, 2002:

    - KSA--an underwriting agency based in the Netherlands that was sold in April 1999 for $6 million.

    - E J WELTON & CO. LIMITED--a small, U.K.-based wholesale broker business that was sold in March 2000 for $1 million.

    - WILLIS NATIONAL--an independent financial advisor, in which we sold our 51% interest in July 2001 for $28 million.

    We also expanded our International and North America presence by making several investments including the following:

    - JASPERS WUPPESAHL--we increased our holding in our German associate to 45% in January 1999 and to 67% in January 2002.

    - HERZFELD LEVY--we acquired a 20% interest in an associate in Argentina in March 1999; this holding was subsequently increased to 40%.

    - PRIMA/RONTARCA--we acquired a 51% interest in a Venezuelan subsidiary in October 1999.

    - BMZ--we acquired a 51% interest in a Mexican subsidiary in December 1999.

    - SOUTH AFRICA--we acquired a 70% stake in a South African subsidiary in May 2000.

    - SEV DAHL--we acquired a 50.1% interest in a Norwegian subsidiary in August 2000.

    - SUMA--we acquired a 51% interest in a Colombian subsidiary in December 2000.

    - BRADSTOCK G.I.S. PTY LIMITED--we acquired a 100% interest in an Australian insurance brokerage firm in February 2001 that we merged with our existing Australia operation.

    - RICHARD N. GOLDMAN & CO.--we acquired a 100% interest in a California insurance brokerage firm in December 2001.

    1999 was a year of transition in which we, as a private company:

    - accelerated the pace of our improvement initiatives, spending $36 million on severance and external consultancy. In particular, we planned and started to implement our Business Process Redesign program in our North America business, a comprehensive restructuring to categorize our accounts, eliminate unprofitable accounts and activities, consolidate several sales process functions, and streamline and centralize client service functions, resulting in an increase in the time brokers have for needs analysis and product design with clients;

    - incurred $7 million in connection with our Business Process Redesign program in North America;

    - grew revenues by 3% on a comparable basis (by comparable basis we mean revenues expressed in terms of constant currency, adjusted for the effect of acquisitions and dispositions and adjusted for non-recurring and unusual items);

    - incurred approximately $30 million of expenses that we consider investments for the future, including information technology spent in support of the improvement initiatives, training initiatives, internal implementation teams and the launch of our "Willis" brand; partly as a consequence of these items our expenses increased by 6% on a comparable basis.

    Although the financial results in 1999 were disappointing, the improvement initiatives discussed above laid the base for improved performance in 2000.

    In 2000, we continued the aggressive implementation of our improvement initiatives as a private company and began to see improvement in our financial results. We:

    - grew revenues by over 7% on a comparable basis;

    - constrained expense growth to only 1% on a comparable basis;

    - invested in businesses in Norway, South Africa, Colombia and Chile;

    - spent $19 million on severance and reduced spending on external consultants to $8 million;

    - named Joseph Plumeri, formerly of Citigroup, as Chairman and Chief Executive Officer, who is reinvigorating our culture and approach to sales and marketing;

    - improved operating income by $162 million. 1999 included certain unusual or non-recurring charges and, adjusting for these, we delivered an improvement in Adjusted EBITDA of $73 million on a comparable basis, and improved our Adjusted EBITDA margins from 15% in 1999 to 20% in 2000; and

    - delivered an improvement in net cash flows from operating activities of $60 million from $19 million in 1999 to $79 million in 2000.

    In 2001, under our new Chairman and Chief Executive Officer, we completed an initial public offering of approximately 16% of our common stock. We used the proceeds to redeem in full the preference shares of one of our subsidiaries. In addition, we continued to identify and implement initiatives to increase the rate of growth of our revenues while controlling costs and eliminating waste, thus significantly improving our financial results. We also:

    - grew revenues by 12% on a comparable basis;

    - contained expense growth to 5% on a comparable basis;

    - repaid an additional $60 million of term loans under our senior credit facility. We are ahead of our repayment schedule, and the next mandatory payment is in November 2005. This brings total repayments since 1998 to $102 million. We also repurchased and retired $111 million of our senior subordinated notes during 2001;

    - improved operating income by $165 million (107%) before a non-cash charge for performance options;

    - improved EBITDA by $127 million and increased our EBITDA margin from 19% in 2000 to 26% in 2001;

    - improved net cash flows from operating activities from $79 million in 2000 to $221 million in 2001; and

    - invested in new businesses in Australia and California and restructured our Italian subsidiary.

    Like many insurance brokers, we earn revenue in an uneven fashion during the year, primarily due to the timing of insurance policy renewals. As many insurance and reinsurance policies incept and renew as of December 31 or January 1, we generate the majority of our revenues in the first and fourth calendar quarters. In 2001 for example, we generated 26% of our revenues in the first quarter and 27% of our revenues in the fourth quarter. The second and third quarters are less substantial revenue generating quarters, accounting for 24% and 23%, respectively, of 2001 revenues. General and administrative expenses (excluding non-cash compensation), however, are incurred on a relatively even basis throughout the year, 25%, 25%, 24% and 26% for the first, second, third and fourth quarters of 2001. As a result, we have historically earned the majority of our operating income in the first and fourth quarters, with the second and third quarters accounting for a lower percentage of full year operating income. EBITDA for each quarter of 2001 as a percentage of the full year EBITDA was 29%, 21%, 18% and 32% for the first, second, third and fourth quarters respectively. Operating income in 2001, impacted by the effect of performance options and net gain on disposals, was $89 million, $62 million, $(72) million and $82 million for the first, second, third and fourth quarters, respectively.

    In recent years, operating revenues have not been significantly influenced by inflation. However, with our staff and related costs generally accounting for approximately 50% of our operating revenues, general inflationary pressures in each of the countries in which we operate affect us.

    We conduct our business in over 100 currencies. Accordingly, movements in foreign currency exchange rates can affect our results. For example, the strength of the pound sterling relative to the U.S. dollar has in the past had a material negative impact on our reported results. We use constant exchange rates for internal budgeting and reporting purposes and we believe this allows for a comparison that provides investors with supplemental data with which to assess our operating results. For a full description of our methodology for preparing our results at constant exchange rates, see "Supplemental Constant Currency Financial Data".

    As part of the acquisition of our predecessor in 1998, certain members of management were granted performance-based stock options for meeting or exceeding 2001 and 2002 performance targets. No options will vest if actual results are below minimum stated performance targets; options will vest proportionately as actual performance falls within a stated range above the minimum targets. The performance goals generally relate to cumulative consolidated cash flow and annual EBITDA, as defined, of our subsidiary Willis Group Limited for periods ending 2001 and 2002. These options are accounted for under the variable plan method, which requires us to start recording non-cash compensation charges when it becomes probable that the conditions to these performance-based options will be satisfied. In the third quarter of 2001, management determined that it was probable that the conditions would be satisfied. As a result, for the year ended December 31, 2001, we recorded an initial non-cash charge of $158 million ($132 million, net of tax) based on the difference between the price of our common stock at December 31, 2001 and the exercise price of the options, which is generally L2 per share, and an average elapsed performance period of 68%. A further non-cash charge of $18 million
($15 million, net of tax) was recorded in the three-month period ended March 31, 2002 based on our stock price at March 31, 2002 and a total elapsed period of 72%. A further 12% will elapse through the end of 2002 with the remainder elapsing thereafter. In the event the price of our common stock increases or decreases through the end of 2002, when the performance period ends, the associated charge will increase or decrease as well. Based on the March 31, 2002 stock price of $24.70, and assuming all the 11.2 million performance-based options outstanding at that date will vest and become exercisable, the total charge would be $245 million ($204 million, net of tax). For every $1 increase or decrease in our stock price, the total charge would increase or decrease by $11.2 million and the income tax credit will increase or decrease by approximately $2.0 million.

    At December 31, 2001, we had goodwill and other intangible assets, net of accumulated amortization, of $1,201 million arising from the acquisition in 1998 of Willis Group Limited by our predecessor and subsequent acquisitions. Up to December 31, 2001, goodwill and other intangible assets were being amortized over a period of approximately 40 years and an amortization charge of $35 million was recognized for 2001. Following the adoption of Statement of Financial Accounting Standards No. 142, GOODWILL AND INTANGIBLE ASSETS, effective from January 1, 2002, goodwill is no longer amortized but instead is subject to annual (or in certain circumstances more frequent) impairment tests. We have not fully completed an assessment of the impact of the new standard. However, upon adoption, reclassification of acquired intangible assets previously accounted for as goodwill was not required and management does not expect any impairment charges to result from the implementation of SFAS 142.

CRITICAL ACCOUNTING POLICIES

    Our accounting policies are described in Note 2 to the consolidated financial statements. Management believes that the following policies are both the most important to the portrayal of our financial condition and results and require management's most difficult, subjective or complex judgments.

REVENUE RECOGNITION

    We take credit for commissions (or fees negotiated in lieu of commissions) in respect of insurance placements at the date when the insured is billed or at the inception date of the policy, whichever is later. Fees for other services are generally recognized as the services are provided. Many clients are now negotiating a combined fee for an agreed period to cover both risk management advisory services and the placement of insurances, for which there may be several different renewal dates. Further, an increasing number of policies are for periods, either longer or shorter, than the traditional one-year policy. These trends give rise to a number of judgments concerning the allocation of revenue between accounting periods. We believe we are applying these judgments in a consistent and appropriate manner.

STOCK-BASED COMPENSATION

    During 2001 and the first quarter of 2002, we recorded non-cash charges of $158 million and $18 million, respectively, for performance-based stock options on the basis that, in management's judgment, it was probable that the performance conditions triggering vesting of the options would be satisfied. If our actual cash flow and EBITDA for 2002 are substantially lower than management's expectations, then some, or all, of the performance-based options may never vest. Accordingly, previously recorded non-cash charges for performance-based stock options would be reversed, either in part or in full, in the quarter in which management determines that it is no longer probable that the maximum performance conditions would be satisfied.

DEFERRED TAX

    At December 31, 2001, we had deferred tax assets of $186 million against which a valuation allowance of $92 million had been recognized. To the extent that the actual future taxable income in the periods during which the temporary differences are expected to reverse differs from current projections, or assumed prudent and feasible tax planning strategies fail to materialize, or new tax planning strategies are developed, or material changes occur in actual tax rates or loss carryforward time limits, we may adjust the deferred tax asset considered realizable in future periods. Such adjustments could result in a significant increase or decrease in the effective tax rate and have a material impact on our net income, although management does not believe that this is likely.

PROVISIONS

    We have established provisions against actual and potential claims, lawsuits and proceedings relating principally to alleged errors and omissions in connection with the placement of insurance and reinsurance in the ordinary course of business. Such provisions cover claims that have been reported but not paid and also claims that have been incurred but not yet reported. These provisions are established based on advice received from qualified professionals, including external legal advice, and are developed using actuarial principles and assumptions, including historical claim payment patterns. A significant change in historical payment patterns or increased frequency or severity of claims for errors and omissions could have a material adverse effect on our results of operations.

    Further, as detailed in Note 10 to the financial statements, we have established provisions for the costs of the UK review of personal pension plans sold to individuals between 1988 and 1994, for future lease rental payments of leasehold properties surplus to operational requirements and for discontinued operations.

    Although there remains some uncertainty as to the ultimate liability with respect to these matters, we believe that it is unlikely that the eventual outcome will have a material adverse effect on our reported results.

OPERATING RESULTS

THREE-MONTH PERIOD ENDED MARCH 31, 2002 COMPARED WITH THREE-MONTH PERIOD ENDED
  MARCH 31, 2001

SUMMARY

    Total revenues increased by $76 million (20%) to $451 million in the first quarter of 2002 from $375 million in the first quarter of 2001. Total revenues for the first quarter of 2002 benefitted from the consolidation from January 1, 2002 of Jaspers Wuppesahl which generates a significant portion of its revenue during the first quarter. Excluding the effects of acquisitions (including Jaspers Wuppesahl) and disposals and adjusting for foreign currency exchange rate movements, total revenues were 17% higher in the first quarter of 2002 than in the corresponding quarter of 2001. The increase in revenues was predominantly due to new business growth and, to a lesser extent, the impact of higher premium rates prevailing in the market.

    Operating income increased by $39 million (44%) to $128 million in the first quarter of 2002 from $89 million in the first quarter of 2001. Excluding the non-cash compensation charge in 2002 for performance-based stock options of $18 million and the non-cash amortization of goodwill of $9 million in 2001, operating income increased by $48 million (49%) in the first quarter of 2002 over the corresponding period of 2001. In the first quarter of 2002, EBITDA margin was 34% compared to 28% for the first quarter of 2001.

    Net income increased by $29 million (74%) to $68 million ($0.43 per diluted share) in the first quarter of 2002 from net income of $39 million ($0.30 per diluted share) in the first quarter of 2001.

    Management believes that operating cash earnings is a measure helpful to investors because it shows the results of our trading and finance costs without the impact of non-cash items. Operating cash earnings increased by $35 million (73%) in the first quarter of 2002 compared with the first quarter of 2001. The derivation of operating cash earnings from net income under U.S. GAAP is shown below:

                                                                 THREE MONTHS
                                                                     ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2002       2001
                                                              --------   --------
                                                                ($ IN MILLIONS,
                                                                  EXCEPT PER
                                                                  SHARE DATA)
Net income, as reported.....................................   $  68      $  39
Non-cash compensation--performance options (net of tax
  $3).......................................................      15         --
Amortization of goodwill....................................      --          9
                                                               -----      -----
Operating cash earnings.....................................   $  83      $  48
                                                               =====      =====
Weighted-average number of common shares outstanding:
  --diluted.................................................     159        132
  --dilutive effect of performance options..................       7         --
                                                               -----      -----
Average diluted shares, operating basis.....................     166        132
                                                               =====      =====
Net income per share--diluted, as reported..................   $0.43      $0.30
                                                               =====      =====
Operating cash earnings per diluted share, operating
  basis.....................................................   $0.50      $0.36
                                                               =====      =====

    At March 31, 2002, the year-to-date results had not reached the minimum threshold target (based on full-year results) to trigger the performance options. In accordance with Financial Accounting Standards No. 128, EARNINGS PER SHARE, such options were therefore excluded from the calculation of the reported net income per diluted share. However, management believes it is likely that the performance options will ultimately vest in full. It is therefore helpful to investors to present operating cash earnings per diluted share on the assumption that the performance options had vested in full at March 31, 2002. On this basis, an additional 7 million shares would be added to the average number of diluted shares outstanding for the first quarter of 2002 increasing the number of shares outstanding from 159 million to 166 million.

    Operating cash earnings per diluted share on this basis is $0.50 for the first quarter of 2002 compared with $0.36 for the first quarter of 2001, an increase of 39%.

REVENUES

    Commissions and fees increased by $77 million (21%) to $436 million in the first quarter of 2002 from $359 million in the first quarter of 2001 and interest income decreased by $1 million (6%) to $15 million in the first quarter of 2002 from $16 million in the corresponding period of 2001.

    GLOBAL: Revenues generated by our Global business increased by $31 million (14%) to $247 million in the first quarter of 2002 from $216 million in the first quarter of 2001. Adjusting for the disposal of Willis National in July 2001, revenues increased by 19% in constant currency terms. Global's specialty businesses, aerospace, marine and reinsurance, continued to benefit from a pronounced increase in the premium rates prevailing in these markets and new business successes.

    NORTH AMERICA: Revenues generated by our North America business increased by $18 million (15%) to $135 million in the first quarter of 2002 from $117 million in the first quarter of 2001. In constant currency terms, revenues increased by 15%. Adjusting for the acquisition of Richard N. Goldman & Co., effective December 31, 2001, revenues increased by 12%. The U.S. middle market experienced significant premium rate increases across all lines.

    INTERNATIONAL: Revenues generated by our International business increased by $27 million (64%) to $69 million in the first quarter of 2002 from $42 million in the first quarter of 2001. Adjusting for the effect on revenues of an additional 22% investment in Jaspers Wuppesahl, which resulted in a change in accounting from the equity method to full consolidation, International revenues increased by 17% in constant currency terms led by good performances in Europe, the Eastern Hemisphere and Australia.

EXPENSES

    Total expenses increased by $37 million (13%) to $323 million in the first quarter of 2002 from $286 million in the first quarter of 2001. General and administrative expenses (excluding non-cash compensation) increased by $31 million (11%) to $297 million from $268 million in the first quarter of 2001. Excluding the effect of foreign currency exchange rate movements and the effect of acquisitions and disposals, general and administrative expenses grew by 11% in the first quarter of 2002 compared to the first quarter of 2001. Much of the increase related to increased incentive compensation due to positive results and the impact of hiring production and sales executives.

INTEREST EXPENSE

    Interest expense of $17 million in the first quarter of 2002 was $4 million lower than in the first quarter of 2001, reflecting generally lower interest rates and lower principal amounts of debt outstanding following the early repayment of debt. Interest expense represents interest payable on long-term debt consisting of the senior credit facilities and the 9% senior subordinated notes due 2009.

INCOME TAXES

    Income tax expense for the first quarter of 2002 amounted to $43 million, giving an effective tax rate of 39%, compared with 46% in the corresponding period of 2001. Adjusting for the non-cash performance option charge, of which only approximately 40% is tax deductible, and excluding goodwill amortization charges, for which no tax deductions are available, the underlying tax rate for the first quarter of 2002 was 36%, compared with 40% in the corresponding period of 2001.

ASSOCIATES

    Equity in net income of our associates was $6 million in the first quarter of 2002, compared with $9 million in the corresponding period of 2001, reflecting the increased investment in Jaspers Wuppesahl from January 1, 2002 when that former associate became a subsidiary.

MINORITY INTEREST

    Minority interest for the first quarter of 2002 was $6 million compared with $7 million for the first quarter of 2001. Minority interest for the first quarter of 2001 included $6 million in respect of dividends on preference shares that were redeemed in June 2001. The increase in the first quarter of 2002, after excluding the amount attributable to preference shares in 2001, was largely due to the consolidation of Jaspers Wuppesahl (in which we now own a 67% interest) as a subsidiary from January 1, 2002.

FISCAL 2001 COMPARED WITH FISCAL 2000

SUMMARY

    Total revenues increased by $119 million (9%) to $1,424 million in 2001 from $1,305 million in 2000. Excluding the effects of foreign currency exchange rate movements and the effects of acquisitions and disposals, total revenues were 12% higher in 2001 than in 2000. The increase in revenues was primarily due to increased business from existing clients, new business exceeding lost business, and generally higher premium rates and volumes.

    Operating income increased by $7 million (5%) to $161 million in 2001 from $154 million in 2000. Excluding the non-cash compensation charge in 2001 for performance-based stock options of $158 million, net gain on disposal of operations ($17 million in 2001 and $1 million in 2000) and restructuring costs ($18 million in 2000), operating income increased by $131 million (77%) in 2001. The effect of foreign currency exchange rate movements on operating income in 2001 was not material.

    Primarily as a consequence of the performance-based stock options charge, we recorded net income in 2001 of $2 million ($0.01 per diluted share) compared with net income of $9 million ($0.07 per diluted share) in 2000.

    Management believes that operating cash earnings is a measure helpful to investors because it shows the results of our trading and finance costs without the impact of non-cash and non-recurring items. Operating cash earnings increased by $93 million (172%) in 2001 compared with 2000. Operating cash earnings per diluted share were $0.99 in 2001, an increase of 120% over 2000. The derivation of operating cash earnings from net income is shown below:

                                                                               YEAR ENDED DECEMBER 31,
                                                                  --------------------------------------------------
                                                                                                PER DILUTED SHARE
                                                                                              ----------------------
                                                                    2001          2000          2001          2000
                                                                  --------      --------      --------      --------
                                                                        ($ IN MILLIONS, EXCEPT PER SHARE DATA)
Net income, as reported.....................................        $  2          $  9         $ 0.01        $ 0.07
Non-cash compensation--performance options (net of tax
  $26)......................................................         132            --           0.89            --
Amortization of goodwill....................................          35            35           0.23          0.29
Net gain on disposal of operations (net of tax $6)..........         (11)           (1)         (0.07)        (0.01)
Restructuring costs (net of tax $7).........................          --            11             --          0.10
Non-recurring tax credit arising from an internal
  restructuring.............................................         (11)           --          (0.07)           --
                                                                    ----          ----         ------        ------
Operating cash earnings.....................................        $147          $ 54         $ 0.99        $ 0.45
                                                                    ====          ====         ======        ======
Average number of diluted shares outstanding................         148           121
                                                                    ====          ====

    Operating margin, defined as the ratio of revenues less general and administrative expenses, depreciation and amortization of goodwill to revenues, increased to 21% in 2001 compared with 13% in 2000. We use EBITDA as a measure of cash generated by the business. EBITDA margin expanded to 26% in 2001 from 19% in 2000.

REVENUES

    Revenues consist of commissions and fees, which increased by $120 million (10%) to $1,357 million in 2001 from $1,237 million in 2000, and interest income, which decreased by $1 million (1%) to $67 million in 2001 from $68 million in 2000.

    GLOBAL: Revenues generated by our Global business increased by $68 million (10%) to $741 million in 2001 from $673 million in 2000. In constant currency terms, revenues increased by 12%. Adjusting for the effect of the Willis National disposal in July 2001, revenues increased by 16%, with strong new business performance being supplemented by rising premium rates.

    NORTH AMERICA: Revenues generated by our North America business increased by $22 million (5%) to $506 million in 2001 from $484 million in 2000. Adjusting for the effect of the disposal of the PENCO programs division in January 2001, revenues increased by 7% in constant currency terms, primarily attributable to increased premium rates.

    INTERNATIONAL: Revenues generated by our International business increased by $30 million (20%) to $177 million in 2001 from $147 million in 2000. In constant currency terms, revenues increased by 26%, mainly as a result of our acquisitions in Norway, Colombia and South Africa. Excluding the effect on revenue of these acquisitions, International business revenues increased by 14% in constant currency terms. Most international insurance markets increased premium rates in line with U.K. and U.S. markets, although rates lag in some countries.

    In the comparison above, revenues previously reported for 2000 have been restated (Global revenue increased and North America revenue decreased) by $58 million to reflect our reporting structure effective from January 1, 2001.

EXPENSES

    Total expenses increased by $112 million (10%) to $1,263 million in 2001 from $1,151 million in 2000. Excluding the non-cash compensation charge of $158 million for performance-based stock options, and the non-recurring net gains of $17 million and $1 million on disposal of operations in 2001 and 2000 (which we net against expenses), respectively, and $18 million of restructuring charges in 2000, total expenses decreased by $12 million (1%) in 2001.

    General and administrative expenses (excluding non-cash compensation for performance-based stock options) were $1,054 million for 2001, down $8 million or 1% from 2000. Severance and consulting expenses incurred primarily in connection with our improvement initiatives declined by $17 million in 2001 compared with 2000. Excluding acquisitions and disposals, severance and consultancy, general and administrative expenses were 5% higher in constant currency terms than in 2000. Much of this increase related to higher incentive payments arising from improved revenues and operating profits. Excluding these incentives and other expenses linked to revenue growth, general and administrative expenses were flat in 2001 compared with 2000 as we eliminated waste and improved productivity.

NET GAIN ON DISPOSAL OF OPERATIONS

    In July 2001, we completed the sale of Willis National, the U.K. independent financial advisor in which we had a 51% interest. The gain on disposal amounted to $22 million. In December 2001, we incurred a $5 million loss on disposal, including a net goodwill write-off of $3 million, related to the restructuring of Willis Italia Holdings S.p.A. which involved the sale of part of that business to a minority shareholder of Willis Italia in exchange for shares of Willis Italia held by that minority shareholder which resulted in an increase in our ownership from 50.1% to 67%.

INTEREST EXPENSE

    Interest expense in 2001 of $82 million was $7 million (8%) lower than in 2000, reflecting the early repayment of term loans under the senior credit facilities in both years and also the repurchase in the open market and subsequent cancellation of senior subordinated notes in 2001.

INCOME TAXES

    Income tax expense for 2001 amounted to $62 million, an effective tax rate of 78%. This exceptionally high rate arose because tax deductions are not expected to be available for approximately 60% of the non-cash performance-based options charge and 100% of the goodwill amortization charge recorded in 2001. Also, during 2001, there was a tax credit of $11 million arising from the restructuring of certain subsidiary companies. Adjusting for these items, and the $6 million tax charge arising from disposal of operations, the underlying tax rate for 2001 was 36%.

    Income tax expense for 2000 amounted to $33 million, an effective tax rate of 51%. Excluding goodwill amortization charges and the need to establish valuation allowances against certain deferred tax asset balances which may not be recoverable, the underlying tax rate for 2000 was 34%.

    The increase in the underlying tax rate for 2001 compared with the two previous years was mainly the result of a changing mix of our taxable income with a greater proportion arising in jurisdictions with higher tax rates.

ASSOCIATES

    Equity in net income of our associates rose by $2 million to $4 million in 2001 mainly from increased earnings of our principal associates, Gras Savoye in France and Jaspers Wuppesahl in Germany.

MINORITY INTEREST

    Minority interest in 2001 declined by $6 million to $19 million from $25 million in 2000. Preference dividends were $11 million lower than the previous year following repayment of all the preference shares in June 2001.

FISCAL 2000 COMPARED WITH FISCAL 1999

SUMMARY

    Total revenues increased by $61 million (5%) to $1,305 million in 2000 from $1,244 million in 1999. In constant currency terms, total revenues increased by 8%. Excluding the effects of foreign currency exchange rate movements, the loss of revenues from businesses sold and the revenues gained from acquisitions, total revenues were 7% higher in 2000 than in 1999 due to improved new business and firming premium rates.

    Operating income increased by $162 million to income of $154 million in 2000 from a loss of $8 million in 1999. 2000 operating income was impacted by $18 million in unusual items, consisting of restructuring charges in our North America business of $11 million related to excess operating lease obligations following implementation of the Business Process Redesign program and $7 million related to the exit from certain U.S. business lines. Excluding unusual items and the impact of exchange rate movements, 2000 operating income was $180 million. 1999 operating income was impacted by $47 million in unusual items, consisting of $40 million related to the review of personal pensions and $7 million related to employee termination benefits in connection with the Business Process Redesign program. In constant currency terms, excluding the impact of unusual items and exchange rate movements, operating income increased by $131 million in 2000 versus 1999, reflecting our improved revenues as well as the benefits of effective expense controls and operations improvement initiatives.

    Operating income before goodwill amortization increased by $162 million to $189 million in 2000 from $27 million in 1999. Excluding the unusual items described above and the impact of exchange rate movements, 2000 operating income before goodwill amortization was $215 million and the margin was 16%. In constant currency terms, excluding the impact of the unusual items described above and exchange rate movements, operating income before goodwill amortization increased by $131 million in 2000 versus 1999 and the margin increased from 7% to 16%, reflecting our improved revenues as well as the benefits of effective expense controls and operations improvement initiatives.

    Net income increased by $141 million to net income of $9 million in 2000 from a net loss of $132 million in 1999. Excluding the impact of unusual items, net income increased by $119 million in 2000 versus 1999.

REVENUES

    Revenues consist of commissions and fees, which increased by $57 million (5%) to $1,237 million in 2000 from $1,180 million in 1999, and interest income which increased by $4 million (6%) to $68 million from $64 million.

    GLOBAL: Revenues generated by our Global business increased by $35 million (6%) to $616 million in 2000 from $581 million in 1999. In constant currency terms, revenues increased by 8%, mainly from improved rates and increased orders.

    NORTH AMERICA: Revenues generated by our North America business increased by $22 million (4%) to $542 million in 2000 from $520 million in 1999. In constant currency terms, revenues increased by 5%, reflecting firming premium rates in most areas.

    INTERNATIONAL: Revenues generated by our International business increased by $4 million (3%) to $147 million in 2000 from $143 million in 1999. In constant currency terms, revenues increased by 15%, mainly as a result of acquisitions in Norway and Latin America. Excluding these acquisitions, International revenues increased by 9% in constant currency terms.

EXPENSES

    Total expenses decreased by $101 million (8%) to $1,151 million in 2000 from $1,252 million in 1999, reflecting the benefits from the improvement initiatives commenced in 1998 and the continuing tight control over expenditures. Total expenses in 2000 included:

    - Restructuring charges of $18 million in our North America business related to excess lease obligations and employee termination benefits,

    and total expenses in 1999 included:

    - a further provision of $40 million in connection with the government initiated pension review in the United Kingdom (see "Business--Legal Matters"), and

    - employee termination costs of $7 million related to the Business Process Redesign program.

    Excluding these unusual items, total expenses in 2000 were 6% lower than in 1999 but were unchanged in constant currency terms. General and administrative expenses declined by 7% in 2000 over 1999 partly as a result of consulting expenses declining by $9 million and non-recurring expenses being $18 million lower. Non-recurring expenses were lower in 2000 primarily due to the absence in 2000 of $10 million of costs in 1999 relating to investigating and rectifying unauthorized billing and settlement practices in one of our business subunits and $10 million of additional provisions made in 1999 for a combination of errors and omissions claims and doubtful debts.

NET GAIN ON DISPOSAL OF OPERATIONS

    The gain on disposal of operations in 2000 of $1 million arose from the disposal of the business of E J Welton & Co. Limited, a small U.K.-based wholesale broker that was sold in March 2000. The gain on disposal of operations in 1999 of $7 million arose from the disposal of KSA, an underwriting agency based in the Netherlands that was sold in April 1999.

INTEREST EXPENSE

    Interest expense of $89 million in 2000 was unchanged from 1999.

INCOME TAXES

    Income tax expense for 2000 amounted to $33 million, an effective tax rate of 51%. Excluding goodwill amortization charges and the need to establish valuation allowances against certain deferred tax asset balances which may not be recoverable, the underlying tax rate for 2000 was 34%, the same as for 1999.

ASSOCIATES

    Equity in net income of our associates declined in 2000 by $5 million from 1999 as a result of lower profits from Germany (accounting for $3 million of the decline), adverse foreign exchange and higher effective tax rates (each accounting for $1 million of the decline).

LIQUIDITY AND CAPITAL RESOURCES

    As an intermediary, we hold funds generally in a fiduciary capacity for the account of third parties, typically as the result of premiums received from clients that are in transit to insurers and claims due to clients that are in transit from insurers. We report premiums, which are held on account of, or due from, policyholders as assets with a corresponding liability due to the insurers. Claims held by, or due to, us which are due to clients are also shown as both assets and liabilities of ours. All those balances due or payable are included in accounts receivable and accounts payable on the balance sheet. We earn interest on those funds during the time between the receipt of the cash and the time the cash is paid out. Fiduciary cash must be kept in certain regulated bank accounts subject to guidelines, which generally emphasize capital preservation and liquidity and is not generally available to service our debt or for other corporate purposes.

    Net cash provided by operations, which excludes fiduciary cash movements, increased by $50 million to $88 million in the three months ended March 31, 2002 from $38 million in the corresponding period of 2001. Net cash provided by operations increased to $221 million in 2001 from $79 million in 2000 and $19 million in 1999. These increases were due mainly to increasing revenue and improving operating margins.

    The total cash consideration for acquisitions completed in 2001 amounted to $11 million, substantially all of which was consideration for the purchase of Richard N. Goldman & Co. that was not paid until January 2002. There were no significant payments for acquisitions in 2000, and in 1999 payments of $19 million included the purchase of an additional 15% of Jaspers Wuppesahl. Subsequent to December 31, 2001, we acquired an additional 22% of Jaspers Wuppesahl at a cost of $14 million, of which $5 million is deferred until 2003.

    Net cash provided from the disposal of operations in 2001, which included PENCO and Willis National, amounted to $22 million. No significant proceeds from disposals were received in 2000 but in 1999 $15 million was received.

    In connection with many of our investments in less than wholly-owned subsidiaries and associates, we retain rights to increase our ownership percentage over time, typically to a majority or 100% ownership position. In addition, in certain instances, the other owners have a right, typically at a price calculated pursuant to a formula based on revenues or earnings, to put some or all of their shares in the associates to us.

    As part of our acquisition of 33% of Gras Savoye, we entered into a put arrangement, whereby the other shareholders in Gras Savoye (primarily two families, two insurance companies and Gras Savoye's executive management team) could put their shares to us. From 2001 to 2011, we will be obligated to buy the shares of those shareholders to the extent that those shareholders put their shares, potentially increasing our ownership from 33% to 90% if all shareholders put their shares, at a price determined by a contractual formula based on earnings and revenue. Management shareholders of Gras Savoye (representing approximately 10% of shares) do not have general put rights between 2001 and 2011, but have certain put rights on their death, disability or retirement from which payments are not expected to exceed $24 million. From 2001 to 2005, the incremental 57% of Gras Savoye may be put to us at a price equal to the greater of approximately
$108 million (at March 31, 2002 exchange rates) or a price based on the formula, which at December 31, 2001 amounted to approximately $135 million. After 2005, the put price is determined solely by the formula. The shareholders may put their shares individually at any time during the put period.

    While neither we nor the management of Gras Savoye expect significant exercises of the puts, on a separate or aggregate basis, in the near to medium term, we nevertheless believe that, should the aggregate amount of shares be put to us, sufficient funds would be available to satisfy this obligation. In addition, we have a call option to move to majority ownership under certain circumstances and in any event by 2009. Upon exercising this call option, the remaining Gras Savoye shareholders have a put.

    Although we discontinued our United Kingdom underwriting operations in 1991, we are still required to handle the administration of claims arising from insurance business previously written by Willis Faber (Underwriting Management) on behalf of Sovereign and third party insurance carriers. Sovereign was placed into provisional liquidation on July 11, 1997. See "Business--Legal Matters". Cash payments in connection with the renegotiated arrangements for administering the WFUM run-off amounted to $3 million during 2001 and $6 million in 2000. No significant cash payments were made in 1999, as such amounts had been pre-funded in 1998. Payments of about $3 million are expected to be payable in 2002.

    Cash payments in connection with the government initiated review of personal pension plans amounted to $18 million in 2001 and $21 million in both 2000 and 1999 and $3 million in the three-month period ended March 31, 2002. We expect the remaining provision of $28 million at March 31, 2002 will be paid out over the next two years.

    Capital expenditures for 2001, 2000 and 1999, less the proceeds from disposals of fixed assets, were $35 million, $23 million and $30 million. We expect that capital expenditures for 2002 may be higher than 2001 depending upon the rate at which we undertake the development of new systems. We have funded our requirements for capital expenditures by cash generated internally from operations and expect to continue to do so in the future.

    Our wholly owned subsidiary, Willis North America, entered into a credit agreement on July 22, 1998 with JPMorgan Chase Bank. The credit agreement, as amended, is comprised of a term loan facility of $450 million under which portions of the loan mature on four different dates between 2005 and 2008 and a revolving credit facility of $150 million. Willis North America borrowed the term loan portions of the credit agreement in full in November 1998 to refinance certain of our existing indebtedness incurred in connection with the tender offer for our predecessor. During 2001, 2000 and 1999, repayments totaling
$60 million, $30 million and $12 million, respectively, were made and, during the first quarter of 2002, we made additional repayments totaling $20 million. As a consequence, we are ahead of our repayment schedule. As of May 3, 2002, the outstanding balance on the term loans was $328 million. The next mandatory repayment under the facility is not due until 2005. The revolving credit portion is available for working capital requirements and general corporate purposes, subject to certain limitations. As of May 3, 2002, the revolving credit facility remained undrawn.

    On February 2, 1999, Willis North America issued $550 million of 9% senior subordinated notes, the proceeds from which were used to repay short-term facilities. The notes mature on February 1, 2009 and interest is payable on the notes semi-annually on February 1 and August 1 of each year. During 2001, Willis North America, using cash from operations, repurchased in the open market and retired $111 million principal amount of the 9% senior subordinated notes. There was no material gain or loss from the repurchase.

    Total long-term debt outstanding as of March 31, 2002 was $767 million, down from $787 million at the end of 2001.

    The net proceeds from our June 2001 initial public offering amounted to $280 million. Substantially all of the proceeds were used to redeem, on June 29, 2001, all of the outstanding $273 million of preference shares in a subsidiary company, resulting in approximately $23 million per year in dividend cost savings.

    Willis North America entered into an interest rate swap agreement on December 4, 1998 with JPMorgan Chase Bank under which its LIBOR-based floating rate interest payment obligations on the full amount of the term loans under the credit agreement have been swapped for fixed rate interest payment obligations, resulting in an effective base rate of 5.099% per annum, plus the applicable margin, until the final maturity of those term loans. The swap agreement provides for a reduction of the notional amount of the swap obligation on a semi-annual basis and, to the extent the actual amount outstanding under the term loans exceeds the notional amount at any time, Willis North America would be exposed to the risk of increased interest rates on that excess.

    As of March 31, 2002, we had cash and cash equivalents of $183 million, an increase of $55 million from December 31, 2001. We expect that internally generated funds will be sufficient to meet our foreseeable operating cash requirements, capital expenditures and scheduled debt repayments, the next of which is not due until 2005. In addition, we have an undrawn $150 million revolving credit facility.

FINANCIAL RISK MANAGEMENT

    We are exposed to market risk from changes in interest rates and foreign currency exchange rates. In order to manage the risk arising from these exposures, we enter into a variety of interest rate and foreign currency derivatives. We do not hold derivative or financial instruments for trading purposes.

    A discussion of our accounting policies for financial and derivative instruments is included in Note 2 to the consolidated financial statements and further disclosure is provided in Note 14 to the consolidated financial statements, included elsewhere in this prospectus.

FOREIGN EXCHANGE RISK MANAGEMENT

    We report our operating results and financial condition in U.S. dollars. Our U.S. operations earn revenue and incur expenses primarily in dollars. In the United Kingdom, however, we earn revenue in a number of different currencies, but expenses are almost entirely incurred in pounds sterling. Outside the United States and the United Kingdom, we predominantly generate revenue and expenses in the local currency. The table below details the breakdown of revenues and expenses by currency in 2001.

                                       POUNDS STERLING   U.S. DOLLARS   OTHER CURRENCIES
                                       ---------------   ------------   ----------------
Revenues.............................        16%              62%              22%
Expenses.............................        38%              45%              17%

    Our operations are exposed to foreign exchange risk arising from cash flows and financial instruments that are denominated in currencies other than the U.S. dollar. Our primary foreign exchange risk arises from changes in the exchange rates between U.S. dollars and pounds sterling. Our objective is to maximize our cash flow in U.S. dollars. Our policy is to convert into pounds sterling all revenues arising in currencies other than U.S. dollars together with sufficient U.S. dollar revenues to fund the remaining pound sterling expenses. Outside the United Kingdom, only those cash flows necessary to fund mismatches between revenues and expenses are converted into local currency; amounts remitted to the United Kingdom are generally converted into pound sterling. These transactional currency exposures are generally managed by entering into forward exchange contracts. It is our policy to hedge at least 25% of the next 12 months' exposure in significant currencies. We do not generally hedge exposures beyond three years.

    The table below provides information about our foreign currency forward exchange contracts, which are sensitive to exchange rate risk. The table summarizes the United States dollar equivalent amounts of each currency bought and sold forward and the weighted average contractual exchange rates. All forward exchange contracts mature within three years.

                                                     SETTLEMENT DATE BEFORE DECEMBER 31,
                                -----------------------------------------------------------------------------
                                                2002                                    2003
                                -------------------------------------   -------------------------------------
                                                      AVERAGE                                 AVERAGE
                                  CONTRACT          CONTRACTUAL           CONTRACT          CONTRACTUAL
                                   AMOUNT          EXCHANGE RATE           AMOUNT          EXCHANGE RATE
                                ------------   ----------------------   ------------   ----------------------
                                ($ MILLIONS)                            ($ MILLIONS)
DECEMBER 31, 2001

FOREIGN CURRENCY SOLD
U.S. Dollars sold for
  sterling....................       63                    $1.49 = L1        45                    $1.44 = L1
Japanese Yen sold for
  sterling....................       10               Yen 156.02 = L1         7               Yen 159.79 = L1
Euro sold for sterling........       20                Euro 1.59 = L1         5                Euro 1.57 = L1
                                    ---                                      --
Total.........................       93                                      57
                                    ===                                      ==
Fair Value (1)................        1                                       1
                                    ===                                      ==

                                 SETTLEMENT DATE BEFORE DECEMBER 31,
                                --------------------------------------
                                                 2004
                                --------------------------------------
                                                       AVERAGE
                                  CONTRACT           CONTRACTUAL
                                   AMOUNT           EXCHANGE RATE
                                ------------   -----------------------
                                ($ MILLIONS)
DECEMBER 31, 2001
FOREIGN CURRENCY SOLD
U.S. Dollars sold for
  sterling....................       20                     $1.41 = L1
Japanese Yen sold for
  sterling....................        3                Yen 156.06 = L1
Euro sold for sterling........       --
                                     --
Total.........................       23
                                     ==
Fair Value (1)................       --
                                     ==

                                              SETTLEMENT DATE BEFORE DECEMBER 31,
                                      ----------------------------------------------------
                                                      2001                        2002
                                      -------------------------------------   ------------

                                                            AVERAGE
                                        CONTRACT          CONTRACTUAL           CONTRACT
                                         AMOUNT          EXCHANGE RATE           AMOUNT
                                      ------------   ----------------------   ------------
                                      ($ MILLIONS)                            ($ MILLIONS)
DECEMBER 31, 2000

FORWARD CURRENCY CONTRACTS
U.S. Dollars sold for sterling......       73                    $1.56 = L1        55
Japanese Yen sold for sterling......       11               Yen 160.81 = L1         6
Euro sold for sterling..............       22                Euro 1.58 = L1         8
                                          ---                                      --
Total...............................      106                                      69
                                          ===                                      ==
Fair Value (1)......................       (2)                                     --
                                          ===                                      ==

                                                 SETTLEMENT DATE BEFORE DECEMBER 31,
                                      ---------------------------------------------------------
                                               2002                          2003
                                      ----------------------   --------------------------------
                                                                                   AVERAGE
                                             AVERAGE                             CONTRACTUAL
                                           CONTRACTUAL           CONTRACT         EXCHANGE
                                          EXCHANGE RATE           AMOUNT            RATE
                                      ----------------------   ------------   -----------------
                                                               ($ MILLIONS)
DECEMBER 31, 2000
FORWARD CURRENCY CONTRACTS
U.S. Dollars sold for sterling......              $1.50 = L1        25               $1.46 = L1
Japanese Yen sold for sterling......         Yen 144.21 = L1        --
Euro sold for sterling..............          Euro 1.60 = L1        --
                                                                    --
Total...............................                                25
                                                                    ==
Fair Value (1)......................                                --
                                                                    ==

------------------------------

(1) Represents the difference between the contract amount and the cash flow in pounds sterling which would have been receivable had the foreign currency forward exchange contracts been entered into on December 31, 2001 or 2000, as appropriate, at the forward exchange rates prevailing at that date.

INTEREST RATE RISK MANAGEMENT

    We are subject to market risk from exposure to changes in interest rates based on our financing and investing activities. Our primary interest rate risk arises from changes in short-term interest rates in both U.S. dollars and pounds sterling.

    Our operations are financed principally by variable rate bank borrowings and the 9% senior subordinated notes due 2009 issued by a subsidiary. Interest rate swaps are used to generate the desired interest rate profile and to manage our exposure to interest rate fluctuations. Our policy is to minimize our exposure to increases in interest rates on our borrowings. Accordingly, the majority of our variable rate borrowings is currently hedged through the use of interest rate swaps to convert the borrowings to reflect a fixed rate of interest.

    As a consequence of our insurance and reinsurance broking activities, there is a delay between the time we receive cash for premiums and claims and the time the cash needs to be paid. We earn interest on this float, which is included in our financial statements as interest income. This float is regulated in terms of access and the instruments in which it may be invested, most of which are short-term in maturity. We manage the interest rate risk arising from this exposure primarily through the use of interest rate swaps. It is our policy that, for currencies with significant balances, a minimum of 25% of forecast income arising is hedged for each of the next three years.

    The table below provides information about our derivative instruments and other financial instruments that are sensitive to changes in interest. For interest rate swaps, the table presents notional principal amounts and average interest rates analyzed by expected maturity dates. Notional principal amounts are used to calculate the contractual payments to be exchanged under the contracts. The duration of interest rate swaps varies between one and five years, with an average re-fixing period of three months. Average variable rates are based on interest rates set at December 31, 2001 or 2000, as appropriate, or, in the case of interest rate swaps not yet started, at the rates prevailing at December 31, 2001 or 2000, as appropriate.

                                                         EXPECTED TO MATURE BEFORE
                                                                DECEMBER 31,
                                            ----------------------------------------------------    THERE-                 FAIR
                                              2002       2003       2004       2005       2006      AFTER      TOTAL     VALUE(1)
                                            --------   --------   --------   --------   --------   --------   --------   --------
                                                                 (AMOUNTS IN $ MILLIONS, EXCEPT PERCENTAGES)
DECEMBER 31, 2001
SHORT-TERM INVESTMENTS
Principal ($).............................                             5          7         12                    24        24
Fixed rate receivable.....................                          5.49%      6.42%      5.53%                 5.75%
Principal (L).............................                             5          9          4                    18        18
Fixed rate receivable.....................                          6.60%      7.17%      7.63%                 7.20%

FIDUCIARY INVESTMENTS
Principal ($).............................     296                                                               296       296
Fixed rate receivable.....................    2.23%                                                             2.23%
Principal (L).............................      83                                                                83        83
Fixed rate receivable.....................    4.91%                                                             4.91%
Principal (Euro)..........................      48                                                                48        48
Fixed rate receivable.....................    4.12%                                                             4.12%

LONG-TERM DEBT
Principal ($).............................                                                            439        439       457
Fixed rate payable........................                                                           9.00%      9.00%
Principal ($).............................                                       83        118        147        348       348
Variable rate payable.....................                                     5.75%      6.95%      7.64%      7.02%

INTEREST RATE SWAPS
Principal ($).............................     336        248        192        233         35                 1,044        22
Fixed rate receivable.....................    6.40%      6.50%      5.82%      5.39%      6.29%                 5.91%
Variable rate payable.....................    1.90%      3.21%      3.92%      4.51%      4.96%                 4.15%
Principal ($).............................                                                 328                   328        (8)
Fixed rate payable........................                                                5.10%                 5.10%
Variable rate receivable..................                                                4.10%                 4.10%
Principle (L).............................      91         72         41         95                              299         3
Fixed rate receivable.....................    6.72%      6.64%      6.63%      5.64%                            6.19%
Variable rate payable.....................    4.01%      4.56%      5.16%      5.51%                            5.20%
Principle (Euro)..........................      22          6         25         27          9                    89         1
Fixed rate receivable.....................    4.49%      5.24%      4.68%      4.58%      4.55%                 4.71%
Variable rate payable.....................    3.26%      3.80%      3.93%      4.28%      4.49%                 4.27%

FORWARD RATE AGREEMENTS
Principal ($).............................     210        280         70                                         560        --
Fixed rate receivable.....................    2.53%      3.29%      4.49%                                       3.16%
Variable rate payable.....................    2.18%      2.62%      3.64%                                       3.50%
Principal (L).............................                 41                                                     41        --
Fixed rate receivable.....................               7.21%                                                  7.21%
Variable rate payable.....................               4.69%                                                  4.69%

                                                         EXPECTED TO MATURE BEFORE
                                                                DECEMBER 31,
                                            ----------------------------------------------------    THERE-                 FAIR
                                              2001       2002       2003       2004       2005      AFTER      TOTAL     VALUE(1)
                                            --------   --------   --------   --------   --------   --------   --------   --------
                                                                 (AMOUNTS IN $ MILLIONS, EXCEPT PERCENTAGES)
DECEMBER 31, 2000
SHORT-TERM INVESTMENTS
Principal ($).............................                                       11          7          4         22        22
Fixed rate receivable.....................                                     6.07%      6.21%      5.62%      6.03%
Principal (L).............................                             2          6          9                    17        18
Fixed rate receivable.....................                          6.30%      6.35%      6.75%                 6.55%

FIDUCIARY INVESTMENTS
Principal ($).............................     260                                                               260       260
Fixed rate receivable.....................    6.86%                                                             6.86%
Principal (L).............................      38                                                                38        38
Fixed rate receivable.....................    6.51%                                                             6.51%
Principal (Euro)..........................      42          6                                                     48        48
Fixed rate receivable.....................    4.53%      4.50%                                                  4.53%

REDEEMABLE PREFERENCE SHARES
Principal ($).............................                                                            272        272       260
Fixed rate payable........................                                                           8.50%      8.50%

LONG-TERM DEBT
Principal ($).............................                                                            550        550       492
Fixed rate payable........................                                                            9.0%       9.0%
Principal ($).............................                                       11         94        302        407       407
Variable rate payable.....................                                     8.20%      8.28%      8.30%      8.29%

INTEREST RATE SWAPS
Principal ($).............................     262        336        158         60                              816         3
Fixed rate receivable.....................    5.96%      6.02%      7.07%      6.83%                            6.26%
Variable rate payable.....................    5.81%      5.66%      6.06%      6.12%                            5.82%
Principal ($).............................                                                            385        385         8
Fixed rate payable........................                                                           5.10%      5.10%
Variable rate receivable..................                                                           6.22%      6.22%
Principal (L).............................     105         95         56         42                              298         3
Fixed rate receivable.....................    6.20%      6.59%      7.11%      6.63%                            6.55%
Variable rate payable.....................    5.67%      5.66%      6.01%      6.07%                            5.79%
Principal (Euro)..........................      12         24          7         17                               60        --
Fixed rate receivable.....................    3.96%      4.05%      5.27%      5.27%                            4.52%
Variable rate payable.....................    4.64%      4.55%      4.97%      5.25%                            4.82%
Principal (Japanese Yen)..................       7                                                                 7        --
Fixed rate receivable.....................    1.70%                                                             1.70%
Variable rate payable.....................    0.47%                                                             0.47%

------------------------------

(1) Represents the net present value of the expected cash flows discounted at current market rates of interest.

                 SUPPLEMENTAL CONSTANT CURRENCY FINANCIAL DATA

    THIS PRESENTATION AND ANALYSIS IS INTENDED TO DEMONSTRATE THE IMPACT OF EXCHANGE RATES ON DESIGNATED FINANCIAL LINE ITEMS ON A HISTORICAL BASIS TO PROVIDE INVESTORS WITH SUPPLEMENTAL DATA WITH WHICH TO ASSESS MANAGEMENT'S PERFORMANCE. THIS PRESENTATION AND ANALYSIS IS INTENDED TO SUPPLEMENT THE PRESENTATION AND ANALYSIS OF OUR ACTUAL HISTORICAL RESULTS SET FORTH ELSEWHERE IN THIS PROSPECTUS. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS". OUR BUSINESS AND OUR ABILITY TO GENERATE CASH FLOW SUFFICIENT TO MEET OUR FIXED CHARGE OBLIGATIONS WILL CONTINUE TO BE AFFECTED BY MOVEMENTS IN EXCHANGE RATES WHICH HAVE BEEN ELIMINATED IN THE PRESENTATION AND ANALYSIS OF TOTAL REVENUES AND OPERATING INCOME ON A CONSTANT CURRENCY BASIS.

    We and our associates transact business with approximately 50,000 clients in more than 180 countries and in over 100 currencies. We report our operating results in United States dollars. The following table details the breakdown of revenues and expenses by currency in 2001.

                                       POUNDS STERLING   U.S. DOLLARS   OTHER CURRENCIES
                                       ---------------   ------------   ----------------
Revenues.............................        16%              62%              22%
Expenses.............................        38%              45%              17%

    38% of the Willis Group's expenses are in pounds sterling while only 16% of its revenues are in pounds sterling. This is due to a large part of the business based in London being transacted in dollars. Therefore, as the pound sterling strengthens, the dollars required to be translated into pounds sterling to cover net sterling expenses increase, and our results are negatively impacted. Because the largest proportion of our revenues and cash flow is in United States dollars, Willis North America's senior credit facilities and 9% senior subordinated notes are both denominated in dollars.

    We transact business in over 100 currencies. Our results, including operating revenues and operating income, are reported in dollars. There are two methods of translating the results into dollars:

    - AVERAGE RATE METHOD: The profit and loss account of the subsidiary or associate is translated into dollars using the average rates of exchange for the relevant period. This method is used where the company is a subsidiary or associate preparing its accounts in currency other than dollars.

    - ACHIEVED RATE METHOD: A subsidiary or associate which prepares accounts in dollars and trades in a currency other than dollars will translate foreign currency transactions at the achieved rate. For example, if a business generates revenue in a currency other than dollars the achieved rate used is either the rate the funds where sold into dollars after being received or if still in foreign currency at the period end then the closing rate. The achieved rate for the period is the weighted average of rates used to translate funds and the period closing rate weighted by the value of the transactions.

    The average rates of exchange and the achieved rates of exchange for five of the major currencies for 1997 to March 31, 2002 are shown in note (a) to the table below. We use constant exchange rates for internal budgeting and reporting purposes. These are also shown in note (a).

    To prepare the results at constant exchange rates rather than actual exchange rates the same methodology is used in all material respects for deriving the reported results, except that the constant exchange rates are used. The profit and loss accounts of the subsidiaries that prepare accounts in currencies other than dollars are translated into dollars using the constant average rates. Foreign currency transactions by companies reporting in dollars are translated at the constant achieved rate of exchange.

    Although we cannot assure you that, if the exchange rates used in this analysis had actually prevailed over all the periods presented, the results would have been comparable to those presented, we believe that the trends indicated would have been comparable. We believe that the constant currency analysis by itself allows for a comparison that excludes the impact of exchange rates over all the periods presented and provides investors supplemental data with which to assess our operating results since 1997 on a more comparable basis.

                        YEAR ENDED     JANUARY 1-    SEPTEMBER 2-                                          THREE MONTHS ENDED
                       DECEMBER 31,   SEPTEMBER 1,   DECEMBER 31,        YEAR ENDED DECEMBER 31,                MARCH 31,
                       ------------   ------------   ------------   ----------------------------------    ---------------------
                           1997           1998           1998         1999          2000        2001        2001        2002
                       ------------   ------------   ------------   --------      --------    --------    ---------   ---------
                                            ($ IN MILLIONS)
Reported total
  revenues...........     $1,134          $772           $413        $1,244        $1,305      $1,424      $  375      $  451
Adjustments to
  constant exchange
  rates (a)..........          3            11              6            39            82         123          35          50
                          ------          ----           ----        ------        ------      ------      ------      ------
Total revenues--
  constant currency
  (a)................     $1,137          $783           $419        $1,283        $1,387      $1,547      $  410      $  501
Reported operating
  income (loss)......        107            16             12            (8)          154         161          89         128
Reported operating
  income (loss)
  margin (b).........        9.4%          2.1%           2.9%         (0.6)%        11.8%       11.3%       23.7%       28.4%
Adjustments to
  constant exchange
  rates (a)..........     $   (2)         $  1           $ --        $    9        $    8      $   15      $    8      $   17
Operating income
  (loss)--constant
  currency (a).......     $  105          $ 17           $ 12        $    1        $  162      $  176      $   97      $  145
Operating income
  (loss) margin--
  constant
  currency (a)(c)....        9.2%          2.2%           2.9%          0.1%         11.7%       11.4%       23.7%       28.9%

------------------------

(a) The average rates of exchange and achieved rates of exchange for the five major currencies are shown in the following table. The constant exchange rates used in the constant currency analysis are also shown below:

                                                                                        THREE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,                        MARCH 31,
                               ----------------------------------------------------   ----------------------
                                 1997       1998       1999       2000       2001       2001          2002     CONSTANT RATES
                               --------   --------   --------   --------   --------   --------      --------   --------------
                                (DENOMINATED PER US DOLLAR)
        AVERAGE RATES:
        Deutschemark.........      1.73       1.75       1.83       2.11       2.18       2.12            --          1.70
        Euro.................        --         --       0.94       1.08       1.12       1.08          1.14          1.42
        French Franc.........      5.83       5.89       6.14       7.08       7.32       7.11            --          5.69
        Italian Lire.........  1,700.66   1,732.36   1,813.56   2,090.39   2,161.05   2,097.98            --      1,689.05
        Japanese Yen.........    120.96     130.45     113.51     107.76     121.45     118.16        132.45        118.29
        Pounds Sterling......      0.61       0.60       0.62       0.66       0.69       0.69          0.70          0.60
        ACHIEVED RATES:
        Deutschemark.........      1.43       1.64       1.92       2.05       2.20       2.18            --          1.66
        Euro.................        --         --       0.91       1.04       1.10       1.11          1.11          1.42
        French Franc.........      5.27       5.61       6.45       6.86       7.38       7.32            --          5.53
        Italian Lire.........  1,713.82   1,742.90   1,903.95   2,027.74   2,178.55   2,159.96            --      1,724.49
        Japanese Yen.........    106.69     119.82     112.30     113.83     115.03     116.49        114.32        115.31
        Pounds Sterling......      0.63       0.63       0.61       0.66       0.69       0.69          0.69          0.63

    With effect from January 1, 1999, the exchange rate between the euro and the legacy currencies of the countries participating in the first wave of the European Monetary Union, including the Deutschemark, French Franc and Italian Lire, became irrevocably fixed. Exchange rates for periods after 1998 are based upon the rates of exchange for the euro and these fixed rates.

(b) Reported operating income (loss) margin is defined as reported operating income (loss) divided by reported total revenues.

(c) Operating income (loss) margin--constant currency is defined as operating income (loss)--constant currency divided by total revenues--constant currency.

    As detailed above, total revenues--constant currency have grown from $1,137 million in 1997 to $1,547 million in 2001, an 8.0% annual growth rate since 1997 which compares to a 5.9% annual growth rate for total revenues from continuing operations on a reported basis. Operating income (loss)--constant currency has grown from $105 million in 1997 to $176 million in 2001, a 13.8% annual growth rate, which compares to a 10.8% annual growth rate for operating income (loss) on a reported basis. We have improved our operating income (loss) margin--constant currency by 220 basis points from 9.2% in 1997 to 11.4% in 2001, which compares to an increase of 190 basis points, from 9.4% in 1997 to 11.3% in 2001, for operating income (loss) margin on a reported basis.

    Total revenues--constant currency have grown to $501 million in the three months ended March 31, 2002, a 22.2% increase over the three months ended
March 31, 2001, which compares to a 20.3% increase in total revenues on a reported basis. Operating income--constant currency was $145 million in the three months ended March 31, 2002 compared to $97 million in the three months ended March 31, 2001, a 49.5% increase. Operating income margin--constant currency was 28.9% in the three months ended March 31, 2002 compared to 23.7% in the three months ended March 31, 2001, an increase of 520 basis points. The reported operating income margin improved by 470 basis points to 28.4% over the same period.

                                    BUSINESS

    IN THIS PROSPECTUS, "WE", "US" OR "OUR" REFERS TO WILLIS GROUP HOLDINGS LIMITED AND ITS CONSOLIDATED SUBSIDIARIES, EXCLUDING ITS ASSOCIATES. ASSOCIATES ARE ENTITIES IN WHICH WE MAINTAIN AN OWNERSHIP INTEREST OF AT LEAST 20% BUT NO MORE THAN 50%, AND HAVE THE ABILITY TO EXERCISE SIGNIFICANT INFLUENCE.

    UNLESS OTHERWISE SPECIFICALLY INDICATED, ALL MARKET INFORMATION OR OTHER STATEMENTS PRESENTED IN THIS PROSPECTUS REGARDING OUR POSITION RELATIVE TO OUR COMPETITION ARE BASED UPON STATISTICAL DATA OR INFORMATION, INCLUDING BROKERAGE REVENUES, PUBLISHED IN BUSINESS INSURANCE (JULY 16, 2001). FOR PURPOSES OF THE BUSINESS INSURANCE RANKINGS, BROKERAGE REVENUES ARE DEFINED AS GROSS REVENUES GENERATED BY INSURANCE BROKERAGE, CONSULTING AND RELATED SERVICES.

GENERAL

    We are one of the largest insurance brokers in the world. We provide a broad range of value-added risk management consulting and employee benefits and insurance brokering services to approximately 50,000 clients worldwide. We trace our history to 1828, and we have significant market positions in the United States, the United Kingdom and, directly and through our associates, many other countries. We are one of three recognized leaders in providing specialized risk management advisory and other services on a global basis to clients in various industries, with particular expertise in the construction, aerospace, marine and energy industries. In our capacity as an advisor and insurance broker, we act as an intermediary between our clients and insurance carriers by:

    - advising our clients on their risk management requirements, many of which are highly complex;

    - helping clients determine the best means of managing their risks; and

    - negotiating and placing insurance risks with insurance carriers through our global distribution network.

    We assist clients in the assessment of their risks, advise on the best ways of transferring suitable risk to the global insurance and reinsurance markets, and then execute the transactions at the most appropriate available price for our client. Our global distribution network enables us to place the risk in the most appropriate insurance or reinsurance market worldwide. We also offer clients a broad range of services to help them to identify and control their risks. These services range from strategic risk consulting (including providing actuarial analyses) to a variety of due diligence services to the provision of practical on-site risk control services (such as health and safety or property loss control consulting). We also assist clients in planning how to manage incidents or crises when they occur. These services include contingency planning, security audits and product tampering plans. We do not underwrite insurance risks for our own account.

    We and our associates serve a diverse base of clients located in approximately 180 countries. Those clients include major multinational and middle-market companies in a variety of industries, as well as public institutions. Many of our client relationships span decades. With approximately 13,000 employees around the world and a network of over 300 offices in over 75 countries, in each case including our associates, we believe we are one of only three insurance brokers in the world possessing the global operating presence, broad product expertise and extensive distribution network necessary to meet effectively the global risk management needs of many of our clients. For the twelve months ended December 31, 2001, our revenues were $1.4 billion.

RECENT DEVELOPMENTS

    We appointed Joseph Plumeri as our Chairman and Chief Executive Officer in October 2000 and, since then, we have instituted several important initiatives. We have:

    - completed an initial public offering of approximately 16% of our common stock in June 2001, the proceeds from which were used to redeem in full the preference shares of one of our subsidiaries;

    - expanded opportunities for employees to own our stock. We estimate that nearly 43% of our employees own our stock or the right to purchase our stock at a future date;

    - reorganized management responsibilities and reporting structures in our operations globally; Richard Bucknall, Chief Operating Officer, now has responsibility for our United Kingdom-based operations and International operations to promote close interaction of these units in servicing their clients;

    - appointed James A. Ratcliffe as Chief Executive Officer of Global Specialties, Joseph M. McSweeny as Chairman and Chief Executive Officer of Global Risk Solutions and Sarah J. Turvill as Chief Executive Officer of International operations;

    - created a Global Operations function, responsible for high-quality, cost-efficient support for our operations elsewhere in the Willis Group;

    - expanded our service company in Mumbai, India, as part of Global Operations. There are now 544 positions in Mumbai;

    - appointed Janet Coolick to the position of Group Chief Administrative Officer. Ms. Coolick is responsible for Global operations, Information Technology and Operational Efficiency, and is leading the ongoing program to eliminate waste from the Willis Group;

    - appointed Frederick Arnold to the position of Group Executive Vice President, Strategic Development, with responsibility for developing and reviewing potential acquisition candidates, and created a specialist mergers and acquisitions team;

    - appointed William P. Bowden, Jr. to the new position of Group General Counsel, and merged legal, audit, company secretarial and compliance functions under this new position;

    - appointed Mario Vitale to the new position Executive Vice President, Group Sales and Marketing, with responsibility for creating top-class sales disciplines across the Willis Group. Mr. Vitale has improved reporting and disciplined follow up of sales opportunities throughout the Willis Group;

    - appointed Stephen G. Maycock, Group Human Resources Director, and Grahame
      J. Millwater, Chief Operating Officer of Willis Re., to the Group Executive Committee in addition to those named above;

    - instituted programs to recruit talented professionals from the insurance industry and elsewhere; and

    - improved incentive structures for management to encourage growth of both revenues and profits.

INDUSTRY OVERVIEW

    Insurance brokers, such as ourselves, provide essential services to users of insurance and reinsurance products. Those users include corporations, public institutions and insurance carriers. Brokers distribute insurance products and provide highly specialized, and often highly technical, value-added risk management consulting services. Through its knowledge of the insurance market and risk management techniques, the broker provides value to its clients and the insurance carriers with whom the broker deals by:

                                VALUE TO CLIENTS

    - assisting clients in their analysis of risk;

    - helping clients formulate appropriate strategies to manage those risks;

    - negotiating insurance policy terms and conditions;

    - placing risks to be insured with insurance carriers through the broker's distribution network obtaining better coverage and terms than the client could achieve on its own through the use of market knowledge and creativity; and

    - providing specialized self-insurance consulting and other risk management consulting services.

                             VALUE TO INSURANCE CARRIERS

    - assessing a potential insurance user's risk management needs, structuring an appropriate insurance program to meet those needs and placing risks to be insured with an insurance carrier;

    - acting as a principal distribution channel for insurance products; and

    - providing access to insurance buyers that most insurance carriers are not equipped to reach on their own.

    There are three main subsectors of the brokerage industry although there are many interdependencies amongst them:

    - retail brokering, which involves business and services transacted between brokers and commercial or individual customers;

    - wholesale brokering, which involves business and services transacted between two brokers, or agents, when one broker uses the services or products of another broker; and

    - reinsurance brokering, which involves placing reinsurance coverage for primary insurance and reinsurance carriers.

    According to BUSINESS INSURANCE, the 187 largest commercial insurance brokers globally reported brokerage revenues totaling $21.6 billion in 2000. The insurance brokerage industry, having recently gone through a period of rapid consolidation, is led by its three global participants: Marsh & McLennan Companies, Inc., with approximately 32% of the worldwide market referred to above; Aon Corporation, with approximately 24% of the worldwide market; and us, with approximately 6% of the worldwide market. The industry is highly fragmented beyond these three brokers with the next largest broker having approximately 3% of the worldwide market.

    In addition to consolidation, another trend in the industry is the increasing diversification of products and services offered by major insurance brokerage companies. In recent years, the largest brokers have added a variety of new products and services in order to meet the increasingly complex risk management needs of their clients. This diversification is in response to:

    - clients' increasing focus on the complex risks faced in the operation of their increasingly global businesses; and

    - clients' desire to retain more of the risks themselves.

    As a result, the complexity of the risks managed has increased, while the proportion insured by traditional underwriters has decreased. This has led to an increased need for, and the development by brokerage firms of the capability to provide services, in addition to their traditional roles as intermediaries, that deliver expert solutions to clients with complex risk problems. As a response to this trend, we have in some cases augmented our offerings with limited recruitment and specialized training and, where appropriate, formed new teams by bringing together existing expertise from various parts of the Willis Group.

COMPETITIVE STRENGTHS

    We benefit from and intend to capitalize on:

    STRONG FRANCHISE WITH SIGNIFICANT MARKET POSITIONS. We are one of the largest insurance brokers in the world and have significant market positions in the United States, the United Kingdom and, directly and through our associates, in many other countries. We are one of three recognized leaders in providing specialized risk management advisory and other services on a global basis to clients in a variety of industries. For example, we have particular expertise in providing risk management services to the aerospace and marine industries. We are also the largest marine and aviation reinsurance broker serving Japan. We are also a prominent insurance broker to the construction industry. Our strong global franchise and significant market positions:

    - provide an extensive platform for selling new and existing products and services to our existing clients;

    - allow us to meet better the risk management needs of our existing clients and help attract new clients;

    - create economies of scale and other efficiencies; and

    - attract talented professionals.

    STRONG GLOBAL PRESENCE. We have the skills and insurance brokering distribution capabilities necessary to effectively meet the global risk management needs of large multinational and middle-market clients. We have approximately 13,000 employees around the world and a network of over 300 offices in over 75 countries, in each case including associates. This strong global franchise enables us and our associates to serve over 50,000 clients located in approximately 180 countries worldwide. We estimate that, together with our associates, we enjoy significant market positions in the United Kingdom, the United States, France, Germany, Italy, Spain, Norway, Denmark and certain Latin American countries, including Colombia, Chile and Venezuela. In 2001, we placed insurance with approximately 4,000 insurance carriers, none of which individually accounted for more than 8% of the total premiums placed by us on behalf of our clients. Our worldwide franchise enables us to provide high quality services on a local basis with the resources of a global firm. We believe we are one of only three insurance brokers in the world with the global operating presence necessary to meet the risk management needs of global clients.

    EXTENSIVE AND DIVERSE CLIENT BASE. Our clients operate in many businesses and industries throughout the world and generally range in size from major multinational corporations to middle market companies. Many of our client relationships span decades, such as our relationship with The Tokio Marine and Fire Insurance Company, Limited, the largest non-life insurance company in Japan, which dates back over 100 years. In the United States, we serve approximately 10% of the Fortune 1000 companies, with an average relationship of more than 10 years. In the United Kingdom, we serve over 30% of the U.K. FTSE 100 companies. Our largest client accounted for less than 2% of our total revenues in 2001, and our 80 largest clients accounted for less than 12% of those revenues. This diversified client base provides a relatively stable source of revenue and also offers significant additional revenue opportunities to provide these clients with additional products and services and cross-sell existing products and services across our many areas of expertise.

    BROAD ARRAY OF CLIENT-ORIENTED SERVICES AND PRODUCTS. In order to serve our extensive client base, we offer a broad range of services and products designed to address our clients' specific risk management needs. With our specialized product and industry teams around the world, we help our clients assess the risks they encounter in their operations worldwide, from employee benefits and healthcare to the specialized risks of the aerospace industry. If the client desires to insure against these risks, we negotiate policy terms and place the appropriate insurance coverage with insurance underwriters using our significant placing power. We also advise clients on appropriate levels of self insurance and help establish and manage captive insurance companies. As a result of our ability to meet our clients' risk management needs, management believes that we enjoy a reputation for exceptional client service throughout our product offerings.

    EXPERIENCED AND INCENTIVIZED MANAGEMENT AND EMPLOYEES. Our Chairman and Chief Executive Officer, Joseph Plumeri, joined Willis Group in October 2000. Mr. Plumeri has 32 years of experience with Citigroup and its predecessor companies, most recently serving as Chairman of Citibank North America's retail operations and Chairman and Chief Executive Officer of Citigroup's Primerica Financial Services. In his tenure at Willis, Mr. Plumeri has already instituted significant strategic and operating changes, positioning us for future growth. Mr. Plumeri joins a highly experienced team. Our top 15 executives average
17 years of experience in the insurance brokerage and insurance industries and an average of 10 years of experience with us. To date, approximately 4,750 employees have invested or acquired interests in our equity either directly or through our employee share incentive programs. The investment by these employees, together with the options granted to certain of them at the time of investment, currently represents approximately 24% of our share capital on a fully diluted basis. This broad distribution of equity throughout the organization should help us to retain and attract high quality managers, brokers, and consultants.

    STRONG SPONSORSHIP. Kohlberg Kravis Roberts & Co. L.P. is a leading investment firm with significant investment experience in the insurance industry. Over the past 25 years, KKR has invested approximately $16 billion of equity in nearly 90 transactions with a total value in excess of $100 billion. We expect to continue to benefit from KKR's industry expertise, relationships and investment experience.

BUSINESS STRATEGY

    Our strategic objectives are to continue to grow revenues, cash flow and earnings and to enhance our position as the third largest global provider of risk management services. We will build on our areas of strength and eliminate areas in which we do not see the opportunities for strong profitable growth. The key elements of this strategy are to:

    CAPITALIZE ON STRONG GLOBAL FRANCHISE. As one of only three insurance brokers providing risk management services on a global basis, we believe we are well positioned to take advantage of the increased demand for global risk management expertise. We intend to capitalize on our strong global franchise by:

    - cross-selling both existing and new products and services to our existing clients;

    - targeting new clients in need of our global reach and specialized expertise and knowledge and building in particular areas of strength such as aerospace, marine, construction, reinsurance, financial risks and employee benefits; and

    - continuing to make strategic acquisitions and investments to further strengthen our global platform.

    We also seek to work more closely with selected insurance carriers to develop new products and services for our clients. While these initiatives continue to be developed and implemented, we have begun to see improvements.

    EMPHASIZE VALUE-ADDED SERVICES. We seek to offer value-added, fee-based risk management services, such as risk management consulting advice, including captive insurance company management, loss control techniques and self-insurance consulting, employee benefits consulting, claims administration and alternative risk transfer methods to complement our existing insurance brokerage business. For fiscal 2001, we estimate that the percentage of our total revenues from fees, including from insurance placements and consulting and other services, was approximately 30%. We believe that by emphasizing these value-added risk management consulting services we can:

    - increase the quality and scope of services we offer to our clients worldwide;

    - reduce our exposure to declines in insurance premium rates; and

    - continue to enhance revenue growth and operating profit margins in both rising and declining premium and brokerage commission environments.

    FOCUS ON CROSS-SELLING. We have taken a number of initiatives to support the development of a cross-selling culture. They include:

    - a global management system to assist our business unit management in understanding which coverages we do and do not write for each of our clients;

    - the development of a global "know-how" directory that enables all teams to know where to turn for assistance;

    - Group capabilities presentations for use by all teams globally;

    - a compensation plan designed to support and reward cross-selling; and

    - assistance in identifying cross-selling opportunities as part of the creation of account development plans.

    INCREASE OPERATING EFFICIENCIES. In addition to our revenue growth and improved client service initiatives, we are implementing a number of measures designed to streamline work processes to increase efficiency while improving client service. In 2001, we created the Global Operations function which is responsible for high-quality, cost-efficient support for our operations elsewhere in the Willis Group. Other on-going initiatives include:

    - intensifying efforts to develop existing and new accounts;

    - increasing the proportion of insurance transactions handled electronically;

    - reducing real estate, travel, entertainment and other operating expenses;

    - further streamlining back-office functions and consolidating offices; and

    - reducing purchasing costs by implementing vendor programs.

    We are streamlining administrative processes and working closely with certain insurance carriers to generate new product and service ideas. We believe that there are further benefits to come from our cost reduction and efficiency measures and that there is scope for further improvement in margins.

    IMPLEMENT GLOBAL BEST PRACTICES AND CREATE A SINGLE COMPANY CULTURE. Our management team, led by Mr. Plumeri, believes we can be better positioned for continued profitable expansion through the implementation of global best practices and the creation of a single company culture. The key elements of this strategy are:

    - a group wide approach to training, risk analysis, product design, selling, information technology management, procurement and real estate, which will improve delivery quality while reducing duplication and cost;

    - increased employee stock ownership, thus further aligning the goals of staff and shareholders;

    - improved communications from top management to staff at all levels; and

    - investment in key areas will generally be funded by the elimination of unnecessary expenditure.

    PURSUE STRATEGIC ACQUISITIONS AND INVESTMENTS. We intend to strengthen our global franchise through selective acquisitions and strategic investments. We believe that the consolidation in the brokerage and risk management consulting industry, coupled with the importance of a global presence, will provide us with opportunities to acquire smaller brokers, consultants and related businesses that have a strong regional or local market position or possess specialized product expertise which complements our existing products. In addition to acquiring controlling interests, we have also expanded internationally through strategic minority investments in, and developing a close working relationship with, other brokers. In connection with these investments, we assume an active role in management and generally retain the right to obtain ownership interests in excess of 50% over time. These and future strategic investments should significantly enhance our global presence and enable us to better leverage our global operations. We believe that we can improve the profitability of acquired companies and strategic investments through economies of scale. We believe that our initial public offering has positioned us to more effectively capitalize on strategic acquisitions and investment opportunities.

OUR BUSINESS

    Insurance is a global business, and its participants are affected by global trends in capacity and pricing. Accordingly, we operate as a single global business. We organize our business into three main areas:

    - Global;

    - North America; and

    - International.

GLOBAL

    Our Global business provides specialist brokerage and consulting services to clients throughout the world for the risks of specific industrial and commercial activities. In these operations, we have extensive specialized experience handling diverse lines of coverage, including complex insurance programs, and acting as an intermediary between retail brokers and insurers. We increasingly provide consulting services on risk management with the objective of assisting clients to reduce the overall cost of risk. Our Global business serves clients in approximately 180 countries, primarily from United Kingdom offices, although we also serve clients from offices in the United States, Continental Europe and Asia. This unit is also diversified from a client perspective, with no client accounting for more than 2% of its revenues in 2001.

    In early 2000, we created Global Risk Solutions, or GRS, to meet the often multinational risk management needs of Fortune 1000 and FTSE 250 companies and their private equivalents. This major unit comprises our Risk Solutions hubs in New York and London, as well as such specialist divisions as Global Property and Casualty, Global Financial and Executive Risks and Structured Financial Solutions.

    Within GRS, we design and obtain innovative property coverage solutions for large or unusual exposures in a variety of industries, including mining and metals, chemicals and pharmaceuticals, telecommunications, offshore energy, refining, utilities, transport authorities and motor manufacturers. We also handle the design, implementation and servicing of reinsurance protections for captive insurance companies and offer comprehensive liability programs for coverage against environmental liability, libel and slander.

    Other product lines include directors' and officers' insurance, as well as professional indemnity insurance for corporations and professional firms. We secure insurance coverage for crime, computer fraud and unauthorized trading risks for financial institutions on a worldwide basis, and place specialty directors' and officers' coverage and related products to the high-technology industry. Such products and services are tailored to individual client needs and range from strategic risk assessment to transactional risk transfer and alternative risk financing solutions.

    In addition to GRS, the Global business unit includes our specialist industry sector divisions, such as Aerospace, Marine, Construction and Reinsurance, as well as our U.K. and Republic of Ireland Retail operations and Niche Products business.

    We have particular expertise in the provision of insurance brokerage and risk management services to clients in the aerospace industry, including aircraft manufacturers, air cargo handlers and shippers, airport managers and other general aviation companies. Advisory services provided by Aerospace include claims recovery and collections, contract and leasing risk management, safety services and markets information. Aerospace is prominent in supplying the space industry through providing insurance and risk management services to over 40 companies. Aerospace is also a prominent reinsurance broker of aerospace risks. Aerospace's clients are spread throughout the world and include 250 airlines and more than 35% of the world's leading non-American airports by passenger movement. Other clients include those introduced from other intermediaries as well as insurers seeking reinsurance.

    We provide marine insurance brokerage services, including hull, cargo and general marine liabilities. Marine's clients include direct buyers, other insurance intermediaries and insurance and reinsurance companies. Marine insurance brokerage is our oldest line of business. Other services of Marine include claims collection and recoveries.

    The Construction practice provides risk management advice and places insurance coverage for a wide range of United Kingdom and international construction activities. These range from domestic home buildings to major, complex projects such as the construction of bridges, dams, airports and the deactivation of the Chernobyl nuclear power plant.

    We are one of the world's largest intermediaries for reinsurance and have a significant market share in many of the major markets. We are the largest marine and aviation reinsurance broker servicing the Japanese insurance sector. In the reinsurance area, we provide clients, both insurance and reinsurance companies, with a complete range of transactional capabilities as well as analytical and advisory services such as hazard modeling, insurance and reinsurance, financial and balance sheet analysis and reinsurance optimization studies. We also have a consulting unit, which markets its capabilities in acturial and hazard modeling, as well as knowledge of the financial implications of catastrophe losses.

    We also provide risk management and insurance brokerage services to industrial and individual clients through approximately 20 locations in the United Kingdom and Ireland. These operations arrange for their home-based clients similar risk management and insurance brokerage services provided outside the United Kingdom and Ireland through our North America business, overseas subsidiaries and associates.

    We have four Niche Products areas:

    - Fine Art, Jewelry, and Specie;

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
    - Special Contingency Risks;

    - Hughes Gibb; and

    - Commercial Risks.

    The Fine Art, Jewelry, and Specie unit provides specialist risk management and insurance services to fine art, diamond and jewelry businesses and operators of armored cars. Coverage is also obtained for vault and bullion risks. The Special Contingency Risks unit specializes in producing packages to protect corporations, groups and individuals against special contingencies such as kidnap and ransom, extortion, detention, political repatriation and product contamination. The Hughes Gibb unit principally services the insurance needs of the horse racing and horse breeding industry and also arranges the reinsurance of horse racing and horse breeding related business for insurance companies worldwide.

    We also provide traditional insurance brokerage services primarily to smaller companies, which we call Commercial Risks. The principal types of risk covered are property damage, employee liability, directors' and officers' liability, product liability, professional liability and fiduciary liability. Since 1998, we have entered into franchise business relationships with local U.K. insurance brokers to handle the insurance requirements of small companies and individuals, utilizing specialized electronic systems linking the franchised brokers directly to the commercial panel of insurance carriers. These small companies and individuals represent a very large market in the United Kingdom. Companies with revenues of under $20 million account for 55-70% of premiums paid by companies and over 85% of the number of corporate clients in the United Kingdom. Accordingly, we believe that the franchise program provides an opportunity for growth. We had 50 franchise agreements in place at December 31, 2001.

NORTH AMERICA

    Our North America business provides risk management, insurance brokerage and related services to a wide variety of clients in the United States and Canada. Headquartered in Nashville, Tennessee, our North America business operates through a network of more than 100 offices located in 37 states in the United States and six offices in Canada. Certain parts of our Global business also have operations in the United States.

    Our North America business' clients include principally middle-market and, to a lesser extent, major multinational companies to which we provide a full range of property and casualty products and services. In addition, we supply specialist consulting and brokerage services, including:

    - construction;

    - employee benefits;

    - healthcare; and

    - advanced risk management services.

    The construction division specializes in providing risk management, insurance and surety bonding services to the construction industry. This division provides services to approximately one-fifth of the Engineering New Record Top 400 contractors (a listing of the largest 400 North American contractors based on revenue). The employee benefits division helps clients with the design and implementation of benefits and compensation plans. Healthcare provides insurance and consulting services to local healthcare professionals. Our North America advanced risk management services division provides actuarial consulting, captive management services and a wide range of other risk consulting activities to large clients.

    In addition to these divisions, we provide specialist expertise to clients and insurance underwriters through other practices operating through expert staff located throughout the North American network. These practices include environmental risk, financial and executive risk and marine risk. Customer

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
support facilities, which we refer to as centers of excellence, provide fast, focused and tailored support services to clients operate from Nashville, Tennessee and Phoenix, Arizona.

    We also have a small wholesale unit that provides specialist advice and market expertise in property, casualty, professional and excess and surplus lines insurance placements in a variety of industries, including manufacturing, hospitality, real estate/habitational, transportation, construction, technology, entertainment and social services.

    In December 2001, we acquired the brokerage firm Richard N. Goldman & Co. of San Francisco, California. This acquisition, in which the Goldman team will combine with our San Francisco office, significantly strengthens our position in the Northern California market.

INTERNATIONAL

    Our International unit consists of a network of subsidiaries and associates other than those in North America, the United Kingdom and the Republic of Ireland. This operation is located in over 75 countries worldwide, including 22 countries in Europe, 14 in the Asia/Pacific region and 36 elsewhere in the world. The services provided are focused according to the characteristics of each market and are not identical in every office, but generally include direct risk management and insurance brokerage, specialist and reinsurance brokerage and employee benefits consulting.

    We believe the combined total revenues of our International subsidiaries and associates provide an indication of the spread and capability of our International network. In 2001, combined total revenues of our International subsidiaries and our associates were $478 million compared to $433 million in 2000. Our consolidated total revenues for 2001 only include the revenues of our International subsidiaries of $177 million and do not include the revenues of our associates of $301 million.

    As part of our on-going strategy, we have significantly strengthened International's market share and operations through a number of acquisitions and strategic investments in recent years. The most significant of these was the acquisition, in 1997, of a 33% interest in Gras Savoye, France's leading insurance broker and the tenth largest broker in the world.

    During 1999 and 2000, we acquired a 40% interest in Herzfeld & Levy SA, an independent insurance broker in Argentina, and also established with Herzfeld & Levy a joint reinsurance brokering venture under the name Willis SA. Also in 1999, we acquired a 51% interest in an independent Mexican insurance broker, Bourchier, Marquard, Zepeda, Agente de Seguros y de Fianzas, S.A. de C.V. In 1999, we acquired a 51% interest in four Venezuelan companies, which included Ronto-Aralca y Asociados, C.A. Rontarca, the largest insurance broker in that country, and C.A. Prima Corretaje de Seguros, the fourth largest insurance broker in Venezuela. In August 2000, we acquired a majority holding in Sev. Dahl's Assurancekontor AS, the third largest insurance broker in Norway. In addition we have strengthened our management and production capabilities in Singapore and Korea, re-entered the South African market and acquired 51% of Suma, the second largest broker in Colombia. Those investments have improved our market position and the market positions of our associates worldwide.

    In February 2001, we acquired 100% of Bradstock G.I.S. Pty Limited in Australia which we merged with an existing Australian operation to provide greater scale and depth of management. In December 2001, we increased our interest in Willis Italia, one of Italy's top three brokers, from 50.1% to 67%. In January 2002, we increased our ownership position from 45% to 67% in Jaspers Wuppesahl, Germany's third largest insurance broker (since renamed Willis
GmbH & Co. K.G.).

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
    The following is a list of the major International associate investments currently held by us and our interest as of March 31, 2002:

COMPANY                                                             COUNTRY         % OWNERSHIP
-------                                                       -------------------   -----------
EUROPE
Gras Savoye & Cie                                             France                    33%
Gras Savoye Belgium S.A.                                      Belgium                   33%
Willis A/S                                                    Denmark                   30%

ASIA/PACIFIC
Multi-Risk Consultants (Thailand) Limited                     Thailand                  25%
Willis (Malaysia) Sdn. Bhd.                                   Malaysia                  30%
Willis Faber Insurance Brokers (B) Sdn. Bhd.                  Brunei                    38%

REST OF THE WORLD
Al-Futtaim Willis Faber (Private) Limited                     Dubai                     49%
Herzfeld & Levy S.A.                                          Argentina                 40%

    In connection with many of our investments, we retain rights to increase our ownership percentage over time, typically to a majority or 100% ownership position. In addition, in certain instances our co-shareholders have a right, typically based on some price formula of revenues or earnings, to put some or all of their shares to us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

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
    In addition to our strategic investments in associates, we have acquired a controlling interest in a broad geographic spread of other brokers. The following is a list of the significant International subsidiaries in which we have a controlling interest and our interest as of March 31, 2002:

COMPANY                                                             COUNTRY         % OWNERSHIP
-------                                                       -------------------   -----------
EUROPE
Mansfeld, Willis GmbH & Co. K.G.                              Germany                   100%
Willis AB                                                     Sweden                     82%
Willis OY AB                                                  Finland                   100%
Willis Italia Holding S.p.A.                                  Italy                      67%
Willis Iberia Correduria de Seguros y Reaseguros S.A.         Spain                      60%
Willis Sev. Dahl A.S.(1)                                      Norway                     50%
Willis Corretores de Seguros S.A.                             Portugal                   60%
Willis B.V.                                                   Netherlands               100%
Willis CIS L.L.C.                                             Russia                    100%
Willis GmbH & Co. K.G. (formerly Jaspers Wuppesahl Industrie
  Assekuranz GmbH & Co. K.G.)(2)                              Germany                    67%
Willis Polska S.A.                                            Poland                     70%
Willis s.r.o                                                  Czech Republic            100%
Willis Kft.                                                   Hungary                    80%
Willis Faber A.G.                                             Switzerland               100%

ASIA/PACIFIC
Willis China (Hong Kong) Limited                              Hong Kong                 100%
Willis India Private Limited                                  India                     100%
PT Willis Corroon BancBali(3)                                 Indonesia                  50%
Willis Korea Limited                                          Korea                     100%
Willis (Singapore) Pte Ltd.                                   Singapore                 100%
Willis (Taiwan) Limited                                       Taiwan                    100%

REST OF THE WORLD
Willis Faber & Dumas (Mexico) Intermediario de Reaseguro
  S.A. de C.V.                                                Mexico                    100%
Willis Faber Corretaje de Reaseguros S.A.                     Venezuela                 100%
Willis Faber do Brasil Consultoria e Participacoes S.A.       Brazil                    100%
Willis S.A. Corretores de Seguros (formerly York Willis
  Corroon Corretores de Seguros S.A.)                         Brazil                    100%
Willis Faber Chile Limitada                                   Chile                     100%
Willis Australia Limited                                      Australia                 100%
Willis New Zealand Limited                                    New Zealand                99%
Willis S.A.                                                   Argentina                  60%
Willis Correa Insurance Services Limitada                     Chile                      80%
BMZ-Willis Agente de Seguros y de Fianzas, S.A. de C.V.       Mexico                     51%
Willis South Africa (Pty) Limited                             South Africa               70%
Rontarca-Prima Y Asociados, C.A.                              Venezuela                  51%
Suma Corredores de Seguros S.A.                               Colombia                   51%

------------------------

(1) We have a 50.1% interest in the company.

(2) We have a 66.6% interest in the company.

(3) We have a 50.3% interest in the company.

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
CUSTOMERS

    Our customers operate on a global and local scale in a multitude of businesses and industries throughout the world and generally range in size from major multinational corporations to middle market companies. Further, many of our client relationships span decades, for instance our relationship with The Tokio Marine and Fire Insurance Company, Limited dates back over 100 years. In the United States, we serve approximately 10% of the Fortune 1000 companies, with an average relationship of more than 10 years, and we also serve over 30% of the U.K. FTSE 100 companies. No one client accounted for more than 2% of revenues for fiscal year 2001, and our 80 largest clients accounted for less than 12% of 2001 revenues. Additionally, we place insurance with over 4,000 insurance carriers, none of which individually accounted for more than 8% of the total premiums we placed on behalf of our clients in 2001.

EMPLOYEES

    At December 31, 2001, we had approximately 11,000 employees, including approximately 3,500 in the United Kingdom, 3,800 in the United States and 3,700 in the rest of the world, and our associates had approximately 2,000 employees. At December 31, 2000, we had approximately 10,470 employees, including approximately 3,890 in the United Kingdom, 3,870 in the United States and 2,710 in the rest of the world, and our associates had approximately 2,550 employees. At December 31, 1999, we had approximately 10,716 employees, including approximately 3,916 in the United Kingdom, 4,518 in the United States and 2,282 in the rest of the world, and our associates had approximately 2,556 employees. We are not involved in any material dispute with employees and management believes that relations with employees are good.

COMPETITION

    We face competition in all fields in which we operate. The insurance brokerage industry, having recently gone through a period of rapid consolidation, is led by its three global participants: Marsh & McLennan Companies, Inc., with approximately 32% of the worldwide market referred to above; Aon Corporation, with approximately 24% of the worldwide market; and us, with approximately 6% of the worldwide market. The industry is highly fragmented beyond these three brokers with the next largest broker having approximately 3% of the worldwide market.

    Competition in the insurance brokering and risk management businesses in general is based on global capability, product breadth, innovation, quality of service and price. Our global capability and product breadth is similar to those of the two other global brokers, and thus we compete with them primarily based on innovation, quality of service and price. In addition, we compete with numerous specialist, regional and local firms. Insurance companies also compete with our brokers by directly soliciting insureds without the assistance of an independent broker or agent. Competition for premiums is intense in all our business lines and in every insurance market. Competition on premium rates has also exacerbated the pressures caused by a continuing reduction in demand in some classes of business. For example, insurers have been retaining a greater proportion of their risk portfolios than previously. Industrial and commercial companies have been increasingly relying upon captive insurance companies, self-insurance pools, risk retention groups, mutual insurance companies and other mechanisms for funding their risks, rather than buying insurance. We provide management and similar services for those alternative risk transfer programs. Additional competitive pressures arise from the entry of new market participants, such as banks, accounting firms and insurance carriers themselves, offering risk management or transfer services. Our market share has been stable in recent years. We believe that our strategies of building on our strong global franchise, expanding on our employee benefit capabilities, increasing our operating efficiencies and creating a single company culture will allow us to retain and

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gain clients in the competitive marketplace. We also believe that our market position will provide us with opportunities to acquire smaller companies with strong regional presence or specialized expertise.

REGULATION

    The manner in which we conduct our business is subject to legal requirements and governmental and quasi-governmental regulatory supervision in the various countries in which we operate. These requirements are generally designed to protect our clients by establishing minimum standards of conduct and practice, particularly regarding the provision of advice and product information as well as financial criteria.

    In the United Kingdom, our business activities are regulated by the General Insurance Standards Council, as well as by the Financial Services Authority, which also conducts monitoring visits to assess our compliance with their requirements. Further, our clients have the right to file complaints with our regulators about our services, and the regulators may conduct an investigation or require us to conduct an investigation into these complaints. Our failure, or that of our employees, to satisfy the regulators that we are in compliance with their requirements or the legal requirements governing our activities, can result in disciplinary action, fines, reputational damage and financial harm. Lloyd's, whose regulatory responsibilities for our insurance brokerage activities in the United Kingdom were transferred to the General Insurance Standards Council on July 3, 2000, other than for complaints that arose prior to that date, has disciplined and fined a number of Lloyd's brokers and their employees for misconduct. This misconduct covered failures to maintain procedures and records and to act in the clients' best interests, particularly in the taking of commissions without appropriate disclosure.

    It was announced in December 2001 that the regulatory supervision of general insurance brokerage activities in the United Kingdom is to be passed to the Financial Services Authority and the General Insurance Standards Council will cease to have any regulatory supervisory function. The expectation is that this change will occur during late 2004.

    HM Treasury, whose regulatory functions have been delegated to the Financial Services Authority, will continue to regulate Sovereign as an insurance company.

    Our activities in connection with insurance brokering services within the United States are subject to regulation and supervision by state authorities. Although the scope of regulation and form of supervision may vary from jurisdiction to jurisdiction, insurance laws in the United States are often complex and generally grant broad discretion to supervisory authorities in adopting regulations and supervising regulated activities. That supervision generally includes the licensing of insurance brokers and agents and third party administrators and the regulation of the handling and investment of client funds held in a fiduciary capacity. Our continuing ability to provide insurance brokering and third party administration in the jurisdictions in which we currently operate is dependent upon our compliance with the rules and regulations promulgated from time to time by the regulatory authorities in each of these jurisdictions.

    All companies carrying on similar activities in a given jurisdiction are subject to that regulation, and we do not consider that these controls adversely affect our competitive position.

PROPERTIES

    We own and lease a number of properties for use as offices throughout the world and believe that our properties are generally suitable and adequate for the purposes for which they are used. The principal properties are located in the United Kingdom and the United States. Our principal executive office at Ten Trinity Square in London is a landmark building which we own. Our aim is to bring our London employees together into one building to improve our efficiency and further the development of

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
our sales and marketing efforts. Accordingly, we are considering our options with property in London which may include the disposal of Ten Trinity Square.

LEGAL MATTERS

    GENERAL. We are subject to various actual and potential claims, lawsuits and proceedings relating principally to alleged errors and omissions in connection with the placement of insurance and reinsurance in the ordinary course of business. Like other corporations, however, we are also subject to a variety of other claims, including those relating to our employment practices. Some of these claims, lawsuits and proceedings seek damages in amounts which could, if assessed, be significant. Most of the claims, lawsuits and proceedings arising in the ordinary course of business are covered by professional indemnity or other appropriate insurance. In respect of self-insured deductibles, we have established provisions against these items which we believe to be adequate in the light of current information and legal advice and we adjust these provisions from time to time according to developments. On the basis of current information, we do not expect that the outcome of the actual claims, lawsuits and proceedings to which we are subject or potential claims, lawsuits or proceedings relating to the matters discussed below, either individually or in the aggregate, will have a material adverse effect on our results of operations, financial condition or liquidity.

    The most significant actual or potential claims, lawsuits and proceedings of which we are currently aware are:

    SOVEREIGN/WFUM. Sovereign, a wholly owned subsidiary of ours, operated as an insurance company in the U.K. and from 1972 Sovereign's underwriting activities were managed by another wholly owned subsidiary of ours, Willis Faber (Underwriting Management) Limited, or WFUM. WFUM also provided underwriting agency and other services to third-party insurance companies, which we refer to as the stamp companies, some of which are long-standing clients of ours. As an underwriting agent, WFUM did not issue any contracts of insurance or reinsurance in its own name or retain any underwriting risks for its own account. As part of its services as agent, WFUM arranged insurance and reinsurance business on behalf of Sovereign and the stamp companies in the following main classes of insurance: marine, non-marine, casualty and aviation. WFUM also arranged reinsurance on behalf of Sovereign and the stamp companies through third-party brokers, as well as through brokers within our group of companies.

    In 1991, Sovereign ceased underwriting new business and WFUM ceased arranging new business on behalf of Sovereign and the stamp companies. From that time until August 1998, WFUM administered the business it arranged on behalf of Sovereign and the stamp companies, referred to as handling the "run-off" of the business. From 1998, the run-off services were transferred to a new subsidiary of ours which services have in turn been sub-contracted to a third party with experience in running off pools with an insolvent member. In the case of Sovereign, those services are provided directly by that third party. One of our subsidiaries has agreed with certain of the stamp companies to fund certain costs of the run-off, subject to certain agreed guidelines as to timing and amount. The amounts to be funded under the run-off arrangements are currently within the aggregate of the unused provisions we have made. However, we cannot assure you that the provisions will be adequate to cover the actual run-off costs over time. Although we expect the run-off of the business to be conducted in an orderly manner, it may ultimately prove to be a lengthy and expensive process.

    In July 1997, Sovereign received an adverse arbitration decision in respect of a dispute between Sovereign and one of its reinsurers regarding the enforceability of certain reinsurance which WFUM had arranged. The award is confidential and non-binding as to third parties. As a result of the decision, the directors of Sovereign determined that Sovereign could not continue to trade unless Willis Group provided unlimited financial support. Willis Group's directors decided that, in the interests of our shareholders, this support for Sovereign could not be justified. Accordingly, Sovereign's directors placed Sovereign into provisional liquidation on July 11, 1997. On January 5, 2000, a scheme of arrangement proposed by Sovereign to its creditors became effective. The stated purpose of the scheme of arrangement is to resolve Sovereign's liabilities and provide that Sovereign's business is run off in as orderly a manner as possible. Sovereign's provisional liquidators have been discharged from office and have been appointed as scheme administrators. On January 16, 2001, the scheme administrators announced an initial payment percentage of 30% payable out of Sovereign's assets. Those creditors with established scheme liabilities received payment by May 2001. Sovereign's assets are separate and distinct from ours, and any payment from Sovereign will have no effect on our results of operations, financial condition or liquidity.

    Following the adverse arbitration decision, Sovereign and certain of the stamp companies expressed concern about the enforceability of other reinsurance put in place by WFUM on behalf of Sovereign and the stamp companies. We understand Sovereign has recently prevailed in an arbitration to ensure that a reinsurer honors its obligations to Sovereign on similar facts to the previous adverse arbitration decision. The reinsurer failed to obtain permission to appeal to the English courts. We also understand that Sovereign and possibly some of the stamp companies have commenced arbitration proceedings with a number of other reinsurers that are at a preliminary stage. Accordingly, we cannot assure you that there will be no further arbitration decisions, court decisions or discounted settlements arising in the future that result in shortfalls in reinsurance recoveries for Sovereign or the stamp companies. Other reinsurers which underwrite Sovereign's or the stamp companies' reinsurance contracts may seek to challenge the enforceability of such contracts. The failure of Sovereign or the stamp companies to collect reinsurance following any adverse arbitration awards would increase the likelihood of them pursuing claims against WFUM.

    Sovereign and the stamp companies have reserved their rights generally in respect of such potential claims, and WFUM, Willis Group and certain of our brokering subsidiaries have entered into standstill agreements which preserve the rights of potential claimants with respect to their potential claims. The scheme administrators and/or the stamp companies may seek to bring claims directly against Willis Group and hold it responsible for the liabilities of its subsidiaries. Although claims that Willis Group is liable merely because it is the subsidiary's parent are difficult to pursue successfully under English law, we cannot assure you that claims will not be made or, if made, that such claims could not succeed. The scheme administrators or the stamp companies may also seek to bring claims in respect of alleged acts or omissions of other subsidiaries or of Willis Group.

    We and our subsidiaries have not made any financial provisions in respect of possible future claims relating to alleged breach of duty by WFUM or otherwise, although if and to the extent that these claims are pursued it may be necessary for our affected subsidiaries to review the need for financial provisions. Those companies in our group with insurance protection have notified their insurance providers of certain potential claims. We do not know whether any of these claims will be made; the validity and amount of such claims and the extent, if any, to which they will be covered by insurance, after giving effect to the applicable deductibles, exclusions and limits, can be assessed only when and if these claims are made.

    We plan to continue to deal with the foregoing matters in our best interests and in a manner designed to assist an orderly run-off of the obligations of Sovereign and of the stamp companies while limiting the costs of resolution. It is possible that circumstances may lead the directors of WFUM to place WFUM in liquidation.

    PENSION REVIEW. As is the case for many companies involved in selling personal pension plans to individuals in the United Kingdom from 1988 to 1994, we face liabilities as a result of the pension transfers and opt-outs review initiated by the United Kingdom government. Sellers of personal pension plans have been subject to liabilities based on claims that they allegedly mis-sold pension products or gave improper advice. In particular, the regulators of the companies that engaged in this business, such as our independent financial advisory business, Willis Corroon Financial Planning Limited, required these companies to compensate individuals who withdrew from their previous or existing company pension plans or who were otherwise advised to set up personal plans, to the extent that following withdrawal, and the consequent loss of the employer contribution, that individual's personal pension plan did not produce returns equal to those that would have been achievable with an employer's company-sponsored plan. Whether compensation is due to a particular individual, and the amount thereof, is dependent on the subsequent performance of the pension plan sold and the relative cost to reinstate that individual into his or her prior company pension plan. These amounts could be significant and, in that case, materially adversely affect our operations or financial condition.

    Although we believe that the provisions established for the pension review, totaling $100 million (approximately $72 million of which has been paid as of March 31, 2002), are prudent, there remains a possibility that the provisions made will be insufficient. We expect to pay out these established provisions over the next two years.

    WORLD TRADE CENTER. We acted as the insurance broker, but not as an underwriter, for the placement of both property and casualty insurance for a number of entities which were directly impacted by the September 11, 2001 destruction of the World Trade Center complex, including Silverstein Properties LLC, which acquired a 99-year leasehold interest in the twin towers and related facilities from the Port Authority of New York and New Jersey in July 2001. Although the World Trade Center complex insurance was bound at or before the July 2001 closing of the leasehold acquisition, consistent with standard industry practice, the final policy wording for the placements was still in the process of being finalized when the twin towers and other buildings in the complex were destroyed on September 11, 2001. There are a number of lawsuits pending in the United States between the insured parties and the insurers but we are not a party to any of these lawsuits. The principal issue in dispute is whether the September 11 events constituted one or more occurrences for the purposes of the relevant insurance policies, and the outcome of this issue will significantly impact the amount that the issuers ultimately pay on the property policies. Other disputes may arise in respect of the World Trade Center insurance placed by us which could affect us, including claims by one or more of the insureds that we made culpable errors or omissions in connection with our brokerage activities. However, we do not believe that our role as broker will lead to liabilities which in the aggregate would have a material adverse effect on our results of operations, financial condition or liquidity.

    INSURANCE MARKET DISPUTE. Various legal proceedings are pending, have been concluded or may commence between reinsurers, reinsureds and in some cases their intermediaries, including reinsurance brokers, relating to personal accident excess of loss reinsurance for the years 1993 to 1998. The proceedings principally concern allegations by reinsurers that they have sustained substantial losses due to an alleged abnormal "spiral" in the market in which the reinsurance contracts were placed, the existence and nature of which, as well as other information, was not disclosed to them by the reinsureds or their reinsurance broker. A "spiral" is a market term for a situation in which reinsureds and reinsurers reinsure each other with the effect that the same loss or portion of that loss moves through the market multiple times.

    The reinsurers concerned are taking the position that, despite their decisions to underwrite risks or a group of risks, they are no longer bound by their reinsurance contracts. As a result, they have stopped settling claims and are seeking to recover claims already paid. We also understand that there have been two arbitration awards in relation to a spiral, among other things, in which the reinsurer successfully argued that it was no longer bound by parts of its reinsurance program. Willis Limited, our principal insurance brokerage subsidiary in the United Kingdom, acted as the reinsurance broker or otherwise as intermediary, but not as an underwriter, for numerous personal accident reinsurance contracts, including for two contracts that were involved in one of the arbitrations. Due to the small number of reinsurance brokers generally, Willis Limited was one of a small number of brokers active in the market for this reinsurance during the relevant period. We also utilized other brokers active in this market as sub-agents, including brokers who are parties to the legal proceedings described above, for certain contracts and may be responsible for any errors and omissions they may have made. One proceeding brought by one of the reinsurers concerned commenced on January 21, 2002 in the English High Court against certain parties, including a sub-broker that Willis Limited used to place two of the contracts involved in this trial. This trial is the first major public proceeding relating to the alleged spiral. Although neither we nor any of our subsidiaries are a party to this or any other proceeding or arbitration, Willis Limited has entered into standstill agreements with certain of the reinsureds for which it has acted as reinsurance broker or otherwise as intermediary, with the primary purpose of tolling the statute of limitations pending the outcome of proceedings between the reinsureds and reinsurers so that those reinsureds would not feel compelled to commence proceedings against Willis Limited in order to avoid the lapse of any claims they may have.

    As a result of the significant amount of underwriting losses that the underwriters for personal accident reinsurance have incurred, settlements between reinsureds and reinsurers have largely stopped. It is possible that reinsureds or reinsurers or other intermediaries may bring claims against Willis Limited or may ask Willis Limited to contribute to any settlements that may be reached. We understand that industry groups have been or are being formed with a view to seeking a market-wide settlement of claims arising in various years, and Willis Limited has been approached to join groups for certain years. Although at this time no claims are pending against Willis Limited and we have not joined any settlement effort, claims may be made against Willis Limited if reinsurers do not pay claims on policies issued by them. It is too early to know what amount of underwriting losses will be alleged to be attributable to an abnormal spiral or the other issues that may be raised, or what amount, if any, reinsureds or reinsurers or other intermediaries may seek to recover from Willis Limited. We have not reserved any amounts for potential claims other than in respect of legal costs relating to investigating these issues.

    BACCALA AND SHOOP. Prior to 1984, Baccala and Shoop Insurance Services, a U.S. subsidiary of the Willis Group, acted as managing general agent for certain insurance issuing companies, including three subsidiaries of The Hartford Financial Services Group, Inc. Since Baccala and Shoop ceased active operations in 1983, issuing companies (including Hartford) have notified Baccala and Shoop of potential errors and omissions claims against Baccala and Shoop. In August 1987, Baccala and Shoop, Hartford and Willis North America entered into a Standstill Agreement, amended in 1994, pursuant to which the statutes of limitations on Hartford's claims against Baccala and Shoop were tolled indefinitely in exchange for Hartford's agreement to forbear filing complaints against Baccala and Shoop based on these potential claims. Since 1983, Willis Group has paid approximately $7.9 million in settlement of errors and omissions claims brought by certain other issuing companies, including issuing companies that went into liquidation. Hartford has not stated what it believes to be its total aggregate losses potentially attributable to Baccala and Shoop. Willis Group has established provisions in connection with the Baccala and Shoop-related claims, and believes such provisions to be adequate. However, we cannot assure you that the provisions will be adequate to cover claims over time.

ENFORCEABILITY OF CIVIL LIABILITIES

    We are organized under the laws of Bermuda. A substantial portion of our assets are or may be located outside the United States. As a result, it may not be possible for the holders of our common stock to effect service of process within the United States upon us or to enforce against us in United States court judgments based on the civil liability provisions of the securities laws of the United States. In addition, there is significant doubt as to whether the courts of Bermuda would recognize or enforce judgments of United States courts obtained against us or our directors or officers based on the civil liability provisions of the securities laws of the United States or any state or hear actions brought in Bermuda against us or those persons based on those laws. We have been advised by our legal advisor, Appleby Spurling & Kempe, that currently there is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a United States judgment is or would be enforceable in Bermuda against us or our officers and directors depends on whether the United States court is recognized by the Bermuda court as having jurisdiction over us or our officers and directors, as determined by reference to Bermuda conflict of law rules. A judgment debt from a United States court which is final and for a specified sum based on United States federal securities law will not be enforceable in Bermuda, unless the judgment debtor had submitted to the jurisdiction of the United States courts, and the issue of submission and jurisdiction is a matter of Bermuda law not United States law. In addition and regardless of the issue of jurisdiction, the Bermuda court will not enforce a United States federal securities law which is either penal or of a public law nature. Also, no claim can be brought in Bermuda against us or our officers or directors in the first instance for violation of United States securities law as United States securities law has no extraterritorial jurisdiction under Bermuda law and does not have the force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our officers and directors in a suit brought in such a court against us or our officers or directors, if the facts alleged constitute or give rise to a cause of action under Bermuda law. Certain remedies available under the laws of United States jurisdictions, including certain remedies under the United States federal securities laws, would not be available under Bermuda law or enforceable in a Bermuda court as they would be contrary to public policy.

                                   MANAGEMENT

    The following are our current directors and executive officers and their ages as of March 31, 2002 and positions within the Willis Group. Their business address is c/o Willis Group Holdings Limited, Ten Trinity Square, London EC3P 3AX, England. Mr. Plumeri and the executive officers named below manage our operational business and strategic direction.

NAME                                          AGE      POSITION
----                                        --------   --------
Joseph J. Plumeri.........................     58      Chairman, Chief Executive Officer and
                                                       Director

Henry R. Kravis...........................     58      Director

George R. Roberts.........................     58      Director

Perry Golkin..............................     48      Director

Todd A. Fisher............................     36      Director

Scott C. Nuttall..........................     29      Director

James R. Fisher...........................     46      Director

Paul M. Hazen.............................     60      Director

Frederick Arnold..........................     47      Group Executive Vice President, Strategic
                                                       Development

William P. Bowden, Jr.....................     58      Group General Counsel

Richard J. S. Bucknall....................     53      Group Chief Operating Officer

Thomas Colraine...........................     43      Group Chief Financial Officer

Janet Coolick.............................     58      Group Chief Administrative Officer

Brian D. Johnson..........................     59      Chief Executive Officer of the North
                                                       American operations

Patrick Lucas.............................     63      Executive Vice President; Managing Partner
                                                       of Gras Savoye

Stephen G. Maycock........................     49      Group Human Resources Director

Joseph M. McSweeny........................     53      Chairman and Chief Executive Officer of
                                                       Global Risk Solutions

Grahame J. Millwater......................     38      Chief Operating Officer of Willis Re.

John M. Pelly.............................     49      Chairman and Chief Executive Officer of
                                                       Willis Re.

James A. Ratcliffe........................     48      Chief Executive of Global Specialties

Sarah J. Turvill..........................     48      Chief Executive Officer of International
                                                       operations (excluding United Kingdom and
                                                       North America)

Mario Vitale..............................     46      Executive Vice President -- Group Sales
                                                       and Marketing

    JOSEPH J. PLUMERI--Joseph J. Plumeri is our Chairman, Chief Executive Officer and director and has been a director of our predecessor, TA I Limited ("TA I"), since October 2000. Before joining us, Mr. Plumeri spent 32 years as an executive with Citigroup Inc. and its predecessors. Of note, Mr. Plumeri oversaw the 450 North American retail branches of Citigroup's Citibank unit. Mr. Plumeri also served as Chairman and Chief Executive Officer of Citigroup's Primerica Financial Services from 1995 to 1999. In 1994, Mr. Plumeri was appointed Vice Chairman of Citigroup's predecessor, Travelers

Group Inc., and in 1993 Mr. Plumeri became the President of a predecessor of Citigroup's Salomon Smith Barney unit after overseeing the merger of Smith Barney and Shearson and serving as the President and Managing Partner of Shearson since 1990. Mr. Plumeri also serves as a director of Velcero, Inc. He is also a board member and advisor to many organizations, including The Board of Visitors of the College of William & Mary, The United Negro College Fund and The National Center on Addiction and Substance Abuse. He is also a commissioner of the New Jersey Sports and Exposition Authority.

    HENRY R. KRAVIS--Henry R. Kravis is our director and has been a director of TA I since 1998. Mr. Kravis is a founding partner of KKR and, since January 1, 1996, has been a managing member of KKR & Co. L.L.C., the limited liability company which is the general partner of KKR. Mr. Kravis is also a general partner of KKR Associates, L.P. and a director of Accuride Corporation, Amphenol Corporation, Borden Chemical, Inc., The Boyds Collection, Ltd., BRW
Acquisition, Inc., Evenflo Company, Inc., KinderCare Learning Centers, Inc., KSL Recreation Corporation, PRIMEDIA, Inc., Sotheby's Holdings, Inc., Accel-KKR Company, Alliance Imaging, Inc., United Fixtures Company and WorldCrest Group. Messrs. Kravis and Roberts are first cousins.

    GEORGE R. ROBERTS--George R. Roberts is our director and has been a director of TA I since 1998. Mr. Roberts is a founding partner of KKR, and, since
January 1, 1996, has been a managing member of KKR & Co. L.L.C. Mr. Roberts is also a general partner of KKR Associates, L.P. and a director of Accuride Corporation, Amphenol Corporation, Borden Chemical, Inc., The Boyds
Collection, Ltd., DPL Inc. (The Dayton Power & Light Co.), Evenflo
Company, Inc., KinderCare Learning Centers, Inc., KSL Recreation Corporation, Owens-Illinois, Inc., PRIMEDIA, Inc., Safeway Inc., Accel-KKR Company, Alliance Imaging, Inc., United Fixtures Company and WorldCrest Group.

    PERRY GOLKIN--Perry Golkin is our director and has been a director of TA I since 1998. Mr. Golkin has been a member of KKR & Co. L.L.C. since January 1, 1996. Mr. Golkin was a general partner of KKR from 1995 to January 1996. Prior to 1995, he was an executive of KKR. He is a general partner of KKR Associates, L.P. He is also a member of the board of directors of BRW Acquisition, Inc., PRIMEDIA, Inc., Alea Group Holdings (Bermuda), Ltd., Rockwood Specialties, Inc. and Walter Industries, Inc.

    TODD A. FISHER--Todd A. Fisher is our director and has been a director of TA I since 1998. Mr. Fisher has been a member of KKR & Co. L.L.C. since January 1, 2001. Mr. Fisher was an executive of KKR from June 1993 to December 31, 2000. Mr. Fisher was an associate at Goldman Sachs & Co. from July 1992 to June 1993. He is also a member of the board of directors of Accuride Corporation, Layne Christensen Company, BRW Acquisition, Inc., Alea Group Holdings (Bermuda), Ltd. and Rockwood Specialties, Inc.

    SCOTT C. NUTTALL--Scott C. Nuttall is our director and has been a director of TA I since 1998. Mr. Nuttall has been an executive of KKR since
November 1996. Mr. Nuttall was an executive at The Blackstone Group from January 1995 to November 1996. He is also a member of the board of directors of Alea Group Holdings (Bermuda), Ltd., Amphenol Corporation, BRW
Acquisition, Inc., KinderCare Learning Centers and Walter Industries, Inc.

    JAMES R. FISHER--James R. Fisher is our director and has been a director of TA I since 1998. Mr. Fisher is the managing member and majority owner of Fisher Capital Corp. L.L.C. From 1986 through March 1997, Mr. Fisher was a senior executive at American Re Corporation and served most recently as Senior Vice President and Chief Financial Officer of American Re-Insurance Company and American Re Corporation, President of American Re Financial Products and President and Chief Executive Officer of American Re Asset Management. Before joining American Re, Mr. Fisher was a Senior Accountant at Peat, Marwick, Mitchell & Co., Chief Financial Officer of The Lawrence Corporation and Senior Manager/Director of Insurance Industry Services at Price Waterhouse.

Mr. Fisher is also Chairman and Chief Executive Officer of BRW
Acquisition, Inc. and a member of the board of directors and Chairman of the audit committee of Alea Group Holdings, A.G.

    PAUL M. HAZEN--Paul M. Hazen is our director and has been a director of TA I since January 1, 2001. Mr. Hazen joined Wells Fargo in 1970, was named Chairman on November 2, 1998 and retired in 2001. Mr. Hazen served as Chairman and Chief Executive Officer from January 1, 1995 to November 2, 1998, President and Chief Operating Officer from 1984 to 1995 and Vice Chairman from 1981 to 1984. Mr. Hazen is also a director of Safeway Inc., Phelps Dodge Corporation, E.piphany Inc., Xstrata AG, KSL Recreation Corporation and is Chairman of Accel-KKR Company, Deputy Chairman and a director of Vodafone plc. and is President of Intermountain Center for Human Development.

    FREDERICK ARNOLD--Frederick Arnold is a member of the Group Executive Committee and Group Executive Vice President, Strategic Development. Mr. Arnold joined us in March 2000 as Executive Vice President--Development, Finance and Administration of the North American operations and was Group Chief Administrative Officer from December 2000 to June 2001. Prior to joining us, Mr. Arnold worked for 20 years as an investment banker, primarily at Lehman Brothers, Smith Barney and Arnhold and S. Bleichroeder, specializing in mergers and acquisitions and equity capital markets.

    WILLIAM P. BOWDEN, JR.--William P. Bowden, Jr. joined us on September 1, 2001 as our Group General Counsel and was appointed a member of the Group Executive Committee. Prior to joining us, Mr. Bowden was General Counsel for the Americas of Societe Generale for four years, General Counsel of CS First Boston, Inc. for three years and Chief Counsel for the Office of the Comptroller of the Currency, an independent agency of the U.S. Treasury Department, for four years.

    RICHARD J.S. BUCKNALL--Richard J.S. Bucknall is a member of the Group Executive Committee and was appointed Chief Operating Officer on January 1, 2001. His current responsibilities include Global Specialties, Global Risk Solutions, International Holdings, and U.K. and Republic of Ireland Retail businesses. He also has responsibilities for the discontinued United Kingdom underwriting operations. Mr. Bucknall has 35 years of experience in the insurance brokerage industry, of which 16 years have been with us.

    THOMAS COLRAINE--Thomas Colraine is a member of the Group Executive Committee and has been the Group Chief Financial Officer since September 1997. From January 1995 to October 1996, he was Chief Financial Officer of our North American operations and was Change Program Director from October 1996 to September 1997. Mr. Colraine has 14 years of experience in the insurance brokerage industry, all 14 years of which have been with us.

    JANET COOLICK--Janet Coolick became a member of the Group Executive Committee and was appointed the Group Chief Administrative Officer on July 1, 2001. Ms. Coolick joined the Willis Group on March 5, 2001 as Executive Vice President and Director, Operational Efficiency. Before joining us, Ms. Coolick spent 15 years with Citigroup Inc., and its predecessors where she held various executive positions including Chief of Staff and Director of Expense Management and Control.

    BRIAN D. JOHNSON--Brian D. Johnson is a member of the Group Executive Committee. He is an actuary and has been the Chief Executive Officer of the Group's North American operations since October 1, 1999. From 1994 until 1999 he was Vice Chairman and Chief Operating Officer of the North American retail business and from 1999 he was Chief Executive of that area. Mr. Johnson has 37 years of experience in the insurance brokerage industry, of which 35 years have been with us.

    PATRICK LUCAS--Patrick Lucas joined the board of directors of Willis Group Limited on April 15, 1998 as a non-executive director and became a member of the Group Executive Committee on January 1, 2001. He is the Managing Partner of Gras Savoye and Chairman and Chief Executive Officer of Gras Savoye S.A. and Gras Savoye Reassurance, positions held since 1991, 1979 and 1976 respectively.
Mr. Lucas has 35 years of experience in the insurance brokerage industry.

    STEPHEN G. MAYCOCK--Stephen G. Maycock became a member of the Group Executive Committee on July 1, 2001. He has been the Group Human Resources Director of the Willis Group since he joined in 1996. Prior to joining the Willis Group, he had a global human resources role with S C Johnson & Son Inc., for 13 years. Mr. Maycock has 5 years of experience in the insurance brokerage industry, all of which have been with us.

    JOSEPH M. MCSWEENY--Joseph M. McSweeny is a member of the Group Executive Committee. He became Chairman and Chief Executive Officer of Global Risk Solutions on July 1, 2001. He joined the Willis Group in 1994 and held senior executive positions in the North American retail business until 1998 when he was appointed Chief Executive Officer of Willis Group's International operations, a position held until June 2001. Mr. McSweeny has 25 years of experience in the insurance industry, of which 7 years have been with us.

    GRAHAME J. MILLWATER--Grahame J. Millwater became a member of the Group Executive Committee on December 18, 2001 and is the Chief Operating Officer of Willis Re. Mr. Millwater joined the Willis Group in September 1985 and, while always focused on reinsurance, has had several additional cross-Group responsibilities during his career with us. Mr Millwater has 16 years of experience in the insurance brokerage industry, all of which have been with us.

    JOHN M. PELLY--John M. Pelly is a member of the Group Executive Committee. He is Chairman and Chief Executive Officer of the Willis Re., a position held since 1995. Mr. Pelly has 30 years of experience in the insurance brokerage industry, all 30 years of which have been with us. Mr. Pelly is also a non-executive director of Mitsui Sumitomo Insurance (London Management) Ltd.

    JAMES A. RATCLIFFE--James A. Ratcliffe became a member of the Group Executive Committee on December 18, 2001 and is the Chief Executive of Global Specialties. Mr. Ratcliffe joined us in September 1999 as Managing Director of the Aerospace Division. Prior to joining us, Mr. Ratcliffe was part of the Granada Group Plc for five years, encompassing responsibilities as the Managing Director of the Granada UK Rental Group and a Director of On Digital, the world's first digital terrestrial multi-channel television company. He was also Managing Director of Granada's Air Travel Group of companies. Prior to joining Granada Group, he was Managing Director of ADT Security Systems, Britain's largest electronic security company. Mr. Ratcliffe has 2 1/2 years of experience in the insurance brokerage industry, all of which have been with us.

    SARAH J. TURVILL--Sarah J. Turvill became a member of the Group Executive Committee on July 1, 2001. Miss Turvill joined the Willis Group in May 1978 and for over the last 10 years has had a senior management role in the growth of our international activities, particularly in Europe where she was Managing Director from 1995 to 2001. Since July 1, 2001 Miss Turvill has been the Chief Executive Officer of Willis Group's International operations. She has 24 years of experience in the insurance brokerage industry, all of which have been with us.

    MARIO VITALE--Mario Vitale joined the Willis Group as a Group Executive Vice President--Group Sales and Marketing on November 13, 2000 and is a member of the Group Executive Committee. Prior to joining the Willis Group, Mr. Vitale was President of the Risk Management Division of Kemper Insurance Company for one year and President of the Risk Management Division of Reliance National with full global responsibilities for 13 years. He is also on the board of directors of the College of Insurance in New York. Mr. Vitale has 25 years of experience in the insurance industry.

    Directors are elected annually. Each of Willis Group Holdings Limited's current directors was elected on May 3, 2002. Paul Hazen joined our board as an independent director in January 2001. We expect over time that one or two additional independent directors will join our board.

BOARD COMMITTEES

    Our board of directors has standing audit, compensation and executive committees.

    THE AUDIT COMMITTEE assists the board of directors in fulfilling its oversight responsibilities with respect to (a) the annual financial information to be provided to shareholders and the Securities and Exchange Commission;
(b) the system of internal controls that management has established; and
(c) the internal and external audit process. In addition, the Audit Committee provides an avenue for communication between our internal audit department, the independent auditors, management and the board of directors. The members of the Audit Committee are J.R. Fisher, P. Golkin, T.A. Fisher, S.C. Nuttall and P.M. Hazen.

    THE COMPENSATION COMMITTEE determines the compensation of the Chairman and other senior executives. In addition, the Compensation Committee administers our stock-based award plans. The members of the Compensation Committee are
P. Golkin, T.A. Fisher, S.C. Nuttall and P.M. Hazen.

    THE EXECUTIVE COMMITTEE has all the powers of the board of directors, when it is not in session, in the management of our business and affairs except as otherwise provided in resolutions of the board of directors and under applicable law. The members of the Executive Committee are J.J. Plumeri, P. Golkin and T.A. Fisher.

COMPENSATION OF DIRECTORS AND OFFICERS

    The directors, other than Mr. Plumeri, do not receive additional compensation for service in those capacities, other than customary directors' fees which for us is currently $40,000 per annum. These directors are entitled to defer receipt of those fees under the Non-Employee Directors' Deferred Compensation Plan described below. Mr. Plumeri receives no specific compensation for his services as a director or member of any committee of the board of directors.

    In the year ended December 31, 2001, the aggregate fees or compensation and benefits paid to all our directors and executive officers, except Mr. Lucas, as a group (21 persons) was $11,272,496. The aggregate amount of compensation and benefits of Mr. Plumeri, the highest paid director or executive officer in the fiscal year, was $2,604,744.

    The aggregate amount set aside or accrued to provide pension, retirement and similar benefits for the directors and executive officers, except Mr. Lucas, during the year ended December 31, 2001 was $614,439.

The compensation and pension contributions for Mr. Lucas are paid by his employing company, our associate Gras Savoye & Cie.

    The following table provides summary information for each of our directors and executive officers who held options to purchase shares of our common stock as of March 31, 2002. All our existing directors and executive officers as a group held options to purchase 8,708,218 shares as of March 31, 2002.

                                                          NO. OF
                                                          SHARES
                                                        UNDERLYING
                                                         OPTIONS     EXERCISE
                                     DATE OF GRANT       GRANTED     PRICE(1)   OPTION EXPIRATION PERIOD
                                   ------------------   ----------   --------   ------------------------
Joseph J. Plumeri................   October 15, 2000    5,164,222         L2      October 15, 2010
Henry R. Kravis..................          --                  --         --
George R. Roberts................          --                  --         --
Perry Golkin.....................          --                  --         --
Todd A. Fisher...................          --                  --         --
Scott C. Nuttall.................          --                  --         --
James R. Fisher(2)...............          --                  --         --             --
Paul M. Hazen....................    June 11, 2001        111,111     $13.50        June 11, 2011
Frederick Arnold.................     July 6, 2000        200,000         L2      December 18, 2010
William P. Bowden, Jr............  September 10, 2001      11,362     $17.60     September 10, 2011
Richard J.S. Bucknall............  December 18, 1998      400,000         L2      December 18, 2008
                                   December 29, 2000      187,500         L2      December 29, 2010
                                     June 11, 2001            393      L9.85      January 31, 2005
Thomas Colraine..................  December 18, 1998      400,000         L2      December 18, 2008
                                     June 11, 2001            393      L9.85      January 31, 2005
                                   February 27, 2002        5,547     $26.84       August 26, 2005
Janet Coolick....................    June 11, 2001          5,554     $13.50        June 11, 2011
Brian D. Johnson.................  December 18, 1998      400,000         L2      December 18, 2008
Stephen G. Maycock...............  December 18, 1998      210,496         L2      December 18, 2008
                                     June 11, 2001            393      L9.85      January 31, 2005
Joseph M. McSweeny...............  December 18, 1998      209,411         L2      December 18, 2008
                                      July 6, 2000        218,644         L2        July 6, 2010
Grahame J. Millwater.............  December 18, 1998      213,902         L2      December 18, 2008
                                     June 11, 2001            393      L9.85      January 31, 2005
                                   February 27, 2002        4,718     $26.84       August 26, 2005
John M. Pelly....................  December 18, 1998      360,000         L2      December 18, 2008
                                      December 29,
                                   2000..............     125,000         L2      December 29, 2010
                                     June 11, 2001            393      L9.85      January 31, 2005
James A. Ratcliffe...............     July 6, 2000        120,000         L2        July 6, 2010
                                     June 11, 2001            393      L9.85      January 31, 2005
Sarah J. Turvill.................  December 18, 1998      108,000         L2      December 18, 2008
                                     June 11, 2001            393      L9.85      January 31, 2005
Mario Vitale.....................  December 29, 2000      250,000         L2      December 29, 2010

------------------------

(1) L2 equals $2.86, based on the exchange rate as of March 31, 2002 of $1.43 = L1.00 and L9.85 equals $14.09, based on the same exchange rate. L9.85 was the pound sterling equivalent of $13.50, our initial public offering price, at the time of the offering.

(2) Fisher Capital Corp. L.L.C., of which James R. Fisher is the managing member and majority owner, is the beneficial owner of options to purchase 422,501 shares of our common stock. Mr. Fisher may be deemed to share beneficial ownership of options held by Fisher Capital Corp.

    L.L.C. and in the shares of common stock should the options be exercised, but disclaims such beneficial ownership.

ANNUAL INCENTIVE PLAN

    The Annual Incentive Plan provides a cash bonus to middle and senior management as well as certain directors and officers based on performance by reference to the results of the Willis Group and qualitative objectives.

NON-EMPLOYEE DIRECTORS' DEFERRED COMPENSATION PLAN

    Under the Non-Employee Directors' Deferred Compensation Plan, non-employee directors may elect to defer all or any portion of their fees to be earned in any given calendar year into (1) a cash account, in which the deferred fees earn interest at a rate equal to that which we do or could earn on an equal amount of money deposited with our principal lender, or (2) a stock account, which we credit with a number of shares equal to the amount of the fees deferred into the stock account divided by the 10-day average sales price of our shares with respect to the date the director defers his or her fees. A director shall only receive a distribution of his or her cash account (in cash) and stock account (in shares of our common stock), upon the earlier to occur of (1) a change of control of our company, (2) the first business day of the calendar year following the date the director retires, resigns or otherwise separates from service as a director and (3) the termination of the plan by the board of directors. As of March 31, 2002, there were 500,000 shares available for distribution into stock accounts under this plan of which 6,896 shares have been credited in the aggregate to directors' stock accounts.

NON-EMPLOYEE DIRECTORS SHARE OPTION PLAN

    Due to certain adverse tax consequences associated with certain non-employee directors' participation in the Non-Employee Directors' Deferred Compensation Plan, we have established a share option plan for certain non-employee members of the board of directors who are subject to income taxation in the United Kingdom. Under this share option plan, non-employee directors may receive an immediately exercisable option to purchase shares of our common stock at nominal value. The number of shares subject to the option will be limited, in each calendar year, to that number of our shares having a market value, as of the date of grant of the option, equal to the amount of fees which that non-employee director waived in respect of that calendar year. We anticipate that under the plan, a non-employee director may either exercise his or her option at any time and receive shares of our common stock, or we may elect to repurchase the option at any time, at a price equal to the excess of the fair market value of the shares subject to the option at the time of the repurchase minus the nominal exercise price, payable in shares of our common stock, net of all income taxes required to be withheld by us under applicable tax laws. As of September 30, 2001, there were 100,000 shares available for grant under this plan.

CHAIRMAN AND CHIEF EXECUTIVE OFFICER'S EMPLOYMENT ARRANGEMENTS

    On October 15, 2000, we entered into a five-year employment agreement with Mr. Plumeri, pursuant to which Mr. Plumeri receives an annual $1,000,000 base salary, subject to annual review, a guaranteed bonus equal to his base salary for each year during the term of the employment agreement and the opportunity to earn additional annual or other bonus amounts in excess of the guaranteed bonus if extraordinary performance targets are met. The agreement also contains certain non-compete covenants. In respect of 2001, Mr. Plumeri received a base salary of $1,000,000 plus a contractually guaranteed bonus of $1,000,000.
Mr. Plumeri was awarded an additional $1,000,000 discretionary bonus determined by the board of directors for extraordinary performance, less $244,000 of corporate costs relating to our private airplane and other travel, lodging and business entertainment expenses, for which Mr. Plumeri wanted to be personally responsible as an example of corporate cost consciousness to other officers and employees. Out of the $756,000 discretionary bonus payable, Mr. Plumeri elected to purchase 6,194 restricted stock units for $166,250, which we matched with an additional 1,548 units, all in accordance with the terms of the Bonus and Stock Plan described below applicable to other officers and employees.

    The agreement's term ends upon the earlier of October 15, 2005 or the giving by either party of 90 days' prior written notice. In general, upon Mr. Plumeri's termination of employment without cause or by Mr. Plumeri's resignation with good reason (which terms are defined in the agreement), including a resignation by Mr. Plumeri following a change of control of our company (as defined in the agreement), he will receive payments and benefits based on formulae, which in no event will exceed an amount equal to the sum of three times the annual base salary, bonus and benefits due to him.

    Further, if any payment or benefit payable to Mr. Plumeri after a change in ownership or control (as defined in the U.S. Internal Revenue Code) of our company would be considered to be an "excess parachute payment" subject to a federal "excess parachute payment" excise tax to be paid by Mr. Plumeri, then Mr. Plumeri will be paid an additional payment or benefit to gross up the amount of the excise tax.

    Following his retirement (or any termination of Mr. Plumeri's employment) at the normal retirement age of 65, he will be eligible to receive a retirement benefit for the rest of his life, generally equal to 5.3% of his base salary. Eligible compensation for pension purposes is limited by the Internal Revenue Service.

AMENDED AND RESTATED 1998 STOCK OPTION PLAN AND AMENDED AND RESTATED WILLIS
  AWARD PLAN

    Our Amended and Restated 1998 Share Purchase and Option Plan for Key Employees and our Amended and Restated Willis Award Plan for Key Employees, each provides for the grant of time-based vesting options, performance-based vesting options and various other share-based grants to our employees and to employees of our subsidiaries to purchase our shares of common stock. The 1998 Plan and the Willis Award Plan are intended to:

    - promote our and our subsidiaries' long-term financial interests and growth by attracting and retaining management personnel with the training, experience and ability to enable them to make a substantial contribution to the success of our business;

    - motivate management personnel by means of growth-related incentives to achieve long range goals; and

    - further the alignment of interests of participants with those of our shareholders through opportunities for increased share ownership in us.

    As of March 31, 2002, of the time- and performance-based options granted, 27,803,583 remained unforfeited under the 1998 Plan and 150,000 vested options had been granted and 130,850 remained unforfeited under the Willis Award Plan. There are 30,000,000 shares available to be granted under the 1998 Plan, of which 10,000,000 may be granted to any one employee in any given calendar year, and 5,000,000 shares are available to be granted under the Willis Award Plan. Under the 1998 Plan, unless otherwise provided by our board of directors, time-based options generally become exercisable in five equal annual installments beginning on the second anniversary of the date of grant and performance-based options generally become exercisable to the extent, if any, that performance goals generally based on Willis Group Limited's cumulative consolidated cash flow and annual EBITDA, as defined, for periods ending 2001 and 2002 are achieved. 30% of the performance-based options are calculated based upon Willis Group Limited's achievement of the cash flow targets, and the remaining 70% of the performance-based options are calculated based upon Willis Group Limited's achievement of the EBITDA targets. Upon the determination of whether and to what extent the targets are achieved, the performance-based options will vest and become exercisable in four equal annual installments, generally beginning on the third anniversary of the date of grant. The exercisability of the options may accelerate or terminate based on the circumstances surrounding an optionee's termination of employment, and the exercisability of both time-based and performance-based options may (in the discretion of our board of directors), fully accelerate upon a change in control of our company (as defined under the plans). Under the 1998 Plan and Willis Award Plan, unless otherwise provided by our board of directors, all exercisable options are exercisable from the date of grant until the tenth anniversary of the date of grant.

    Unless sooner terminated by our board of directors, the 1998 Plan and Willis Award Plan will expire 10 years after their adoption. That termination will not affect the validity of any grant outstanding on the date of the termination of either of the 1998 Plan or the Willis Award Plan.

    Our board of directors and its compensation committee administer the 1998 Plan and Willis Award Plan. Our board of directors may from time to time amend the terms of any grant, but, except for adjustments made upon a change in our shares by reason of a stock split, spin-off, stock dividend, stock combination or reclassification, recapitalization, reorganization, consolidation, change of control or similar event, that action may not adversely affect the rights of any participant under the 1998 Plan or Willis Award Plan, as applicable, with respect to the options without at least a majority of the participants approving such action. Our board of directors retains the right to amend, suspend or terminate the 1998 Plan and Willis Award Plan at any time. No further grants are to be made under the 1998 Plan.

2001 SHARE PURCHASE AND OPTION PLAN

    Our 2001 Share Purchase and Option Plan (the "2001 Plan") provides for the grant of options, including "incentive stock options", to purchase our shares of common stock and restricted shares and other share-based grants to our employees and employees of our subsidiaries. The 2001 Share Purchase and Option Plan is intended to accomplish the same purposes as the 1998 Plan and Willis Award Plan described above.

    As of March 31, 2002, options and restricted shares granted over 1,998,894 shares of our common stock remain unforfeited under the 2001 plan. There are a total of 10,000,000 shares available to be granted under the 2001 Plan (including the 1,998,894 shares referred to above), of which 5,000,000 may be granted to any one employee in any given calendar year. Options generally become exercisable on the sixth or eighth anniversary of their grant. The exercisability of certain option grants may accelerate depending on the achievement of certain performance goals and options granted may terminate based on the circumstances surrounding an optionee's termination of employment. The exercisability of options and other share-based awards may also be accelerated, at the discretion of our board of directors, upon a change in control of our company (as defined in the 2001 Plan). In connection with certain of our option grants, employees have agreed, and may in the future agree to, restrict the transferability of certain of the shares of common stock that they own, as of the date the option is granted, for a period of six years from the date of the original option grant, which options may be forfeited without payment in the event the employees breach the transfer restrictions imposed on their shares of common stock.

    Unless sooner terminated by our board of directors, the 2001 Plan will expire 10 years after its adoption. The termination will not affect the validity of any grant outstanding on the date of the plan's termination.

    Our board of directors and its compensation committee administer the 2001 Plan, including, without limitation, the determination of the employees to whom grants will be made, the number of shares subject to each grant and the various terms of those grants. Our board of directors may from time to time amend the terms of any grant, and retains the right to amend, suspend or terminate the 2001 Plan at any time.

    In May 2002, we will be granting options to purchase shares of our common stock to up to 185 management employees under the 2001 plan. These options will have a per share exercise price equal to the fair market value of our shares of common stock on the date the option is granted. The number of shares subject to each employee's option will be equal to two shares of our common stock for every one share of our common stock that the employee owns as of the date the option is granted, and which the employee agrees to be subject to restrictions on transferability. We expect that either we or our related trust will sell shares of our common stock under our S-8 registration statement at fair market value to those employees who have agreed to acquire additional shares to be credited to their account prior to the May 2002 option grant.

BONUS AND STOCK PLAN

    The Bonus and Stock Plan is a sub-plan of the 2001 Share Purchase and Option Plan and provides for awards of restricted stock units, which is, except for U.K. employees, a promise by us to deliver on the third anniversary of the grant of the award shares of our common stock equal to the number of restricted stock units awarded. For all U.K. employees the award takes the form of a zero cost option. The award is determined in accordance with a formula based on the bonus to which an employee is otherwise eligible, and the quoted market price of our common stock at the date of the award. Further, we match the award with an additional award of restricted stock units, equal to 25% of the initial award. As of March 31, 2002, restricted stock unit awards over 128,174 shares of our common stock had been awarded and remained unforfeited, 32,670 of which were in the form of zero cost options. The Bonus and Stock Plan is a sub-plan of the 2001 Plan and restricted stock units granted under the Bonus and Stock Plan are part of the 10,000,000 shares available for grant under the 2001 Plan.

EMPLOYEE STOCK PURCHASE PLAN

    Under the Employee Stock Purchase Plan, or ESPP, employees of certain of our subsidiaries, currently U.S. and Canadian subsidiaries, have the opportunity to purchase up to a specified maximum amount of shares of our common stock through payroll deductions over certain specified periods of time. Participants in the ESPP are offered the opportunity to elect to have up to a certain amount of their salaries deducted from their paychecks over a period of six months and to use that money to purchase shares of our common stock. In no event may a participant purchase more than $25,000 worth of shares of our common stock in any given calendar year. The purchase price of these shares will be the lesser of the closing price of a share of our common stock on the first day or the last day of an offering period as defined under the ESPP. The ESPP qualifies as an employee stock purchase plan under section 423 of the Internal Revenue Code, which provides the participants in the ESPP with certain tax benefits upon their subsequent sale or other disposition of the shares of our common stock that they purchase under the terms of the ESPP. As of March 31, 2002, 103,055 shares of our common stock had been issued at fair market value under this plan and we expect that approximately 55,000 additional shares of our common stock will be issued at fair market value under this plan in the current ESPP offering. There are 1,000,000 shares available for sale and purchase under the ESPP.

SHARESAVE PLANS

    We have established a "save as you earn" plan, which we refer to as our Sharesave Plan, which has been approved by the Inland Revenue of the United Kingdom, under which all executive directors and employees who have completed a minimum service requirement not exceeding five years and are subject to certain taxes in the United Kingdom are granted options to purchase shares of our common stock. The Sharesave Plan is a sub-plan of the 2001 Plan. Options may be granted with an option price in pounds sterling that is not less than 80% of the market value of the shares on the date of grant and, where the shares are to be subscribed, the nominal value if greater. The options may vest in three, five or seven years' time, with each participant being able to pay for his or her options by entering into a savings contract with a savings provider under which he or she agrees to save a regular monthly amount, not to exceed L250 per month. At the end of the savings period, the participants receive their savings back plus a tax-free bonus, which may be used, at the participant's discretion, to exercise the option. Options not exercised within six months from the end of the contract will lapse. In addition, in the event of a change of control, options may be exercised within six months of the change of control. The options granted in 2001 were issued at fair market value and vest in August 2004. The maximum monthly saving amount was L100. As of March 31, 2002, 549,796 shares of our common stock remain unforfeited.

    The board of directors may determine the maximum number of shares available for any option grant. Options may be adjusted, subject to the prior approval of the U.K. Inland Revenue, to reflect variations in our share capital, including the capitalization, rights issue and subdivision, consolidation or reduction in our capital. Also, the board of directors may at any time amend the Sharesave Plan, which amendments must be approved by the U.K. Inland Revenue prior to taking effect in order to ensure that the Sharesave Plan retains its tax-qualified status. However, the board of directors may not make any amendments that would adversely affect the rights of participants without obtaining appropriate consents. No options may be granted under the Sharesave Plan after the tenth anniversary of the adoption of the Sharesave Plan.

    In 2002, we established our International Sharesave Plan, known as TWISP, for employees of our subsidiaries who are resident under relevant tax laws in 24 countries and our Irish Sharesave Plan for our employees in the Republic of Ireland. Both plans operate on a similar basis to the Sharesave Plan described above.

    In May 2002, we expect to grant options under each of the Sharesave Plans that will vest in three years and a maximum monthly saving amount of L100 or local currency equivalent.

    The Sharesave Plans are sub-plans of the 2001 Plan and the 1,050,084 shares available for grant under these plans are part of the 10,000,000 shares available for grant under the 2001 Plan.

EMPLOYEE STOCK PURCHASE AGREEMENTS

    As of the date of this prospectus, the shares of common stock purchased by employees and former employees, the options granted to the employees and the shares of common stock an employee may receive upon exercise of an option (all as granted under either the 1998 Plan or the Willis Award Plan) generally are subject to transfer restrictions until the sixth anniversary of the date the employees originally purchased their stock. One exception to this transfer restriction allows an employee to sell shares of his or her common stock under an effective registration statement at the time Profit Sharing (Overseas), our majority shareholder and an indirect wholly owned subsidiary of KKR, sells its shares pursuant to such registration statement, in the same proportion as Profit Sharing (Overseas) sells its shares. In lieu of the exercise by certain of our employees or former employees of such registration rights, we expect that shortly after this offering that we or our related trust will repurchase
approximately     shares of our common stock at a price per share equal to the price received by the selling shareholders in this offering less the underwriting discount. In addition, upon completion of this offering, we intend
to release these transfer restrictions on an aggregate of       of these shares
such that these shares may be immediately sold by any of our employees who are not affiliates in the open market. These shares are not subject to any lock-up arrangement with Salomon Smith Barney Inc. or J.P. Morgan Securities Inc.

    The shares of common stock and options are also subject to certain risks of forfeiture, in whole or in part, prior to the sixth anniversary of the date the employees originally purchased the stock, including, without limitation, our right to repurchase the stock and to terminate exercisable options at a stated repurchase or termination price, which price ranges from the fair market value of the stock to the book value per share of the stock (for stock purchased and options granted prior to January 20,

2001), depending upon the circumstances of an employee's termination of employment. In the event Profit Sharing (Overseas) is selling all or a portion of its shares to an unaffiliated third party, the shares of common stock purchased by the employees are also subject to Profit Sharing (Overseas)'s right to cause the employees to sell all or a portion of their shares, and the employees have a right to cause Profit Sharing (Overseas) to permit employees and former employees to sell a portion of their shares.

EMPLOYEE STOCK OWNERSHIP PLANS AND TRUST

    Willis Group maintains Employee Share Ownership Plans, which as of
March 31, 2002, held 791,512 shares of our common stock on behalf of Willis Group directors, officers and other employees. These shares were acquired by the Plans at the time of the 1998 acquisition of our predecessor in return for the employees forfeiting cash awards held by the Plans for their benefit. As part of the forfeiture arrangements, certain employees were granted under our Zero Cost Share Option Scheme, options over shares (now shares of our common stock), the value of which equaled on grant the cash amount of forfeited cash awards. The Plans are obliged to deliver the shares held when the zero cost option is exercised upon payment of L1 and relevant taxes. No option may be exercised more than 10 years from the date of grant and no further options will be granted under the Zero Cost Share Option Scheme.

    Those employees who forfeited cash awards but did not receive a zero cost option grant have their shares vested under the Plans at the same time they would have received the cash awards.

    The options and shares subject to the options, as well as the other shares held in the Plans, will be subject, among other things, to our right to repurchase them at varying purchase prices upon certain terminations of employment, pursuant to the employee stock purchase agreements above. However, in the event that the shares subject to the option are, as also described above, required by Profit Sharing (Overseas) to be sold to a third party, the participant will be entitled to receive a cash payment in respect of his or her shares, if the participant would have received cash under his or her forfeited award in that circumstance.

    In addition, options may be adjusted to reflect variations in the share capital of our company, including the capitalization, rights issue and subdivision, consolidation or reduction in the capital of our company. The board of directors may amend the provisions of the Zero Cost Share Option Scheme at any time; however the board of directors may not make any amendments that would disadvantage the participants without obtaining prior approval of the amendments from a majority of the participants.

    In connection with the employee stock purchase agreements described above, a trust was established at the time of the 1998 acquisition, which through its trustees, is a party to the Management and Employees Shareholders' Agreement, which governs the shares purchased by our employees. Under this agreement, the trust can be required to purchase shares of our common stock and options owned by these employees whose employment with us is terminated. Also, the trust has the power to repurchase the shares and options owned by such former employees. As of March 31, 2002, the trust had an interest in 942,386 shares of our common stock, which can be purchased by employees or used to satisfy option grants made by us. As of March 31, 2002, 331,250 of the shares held by the trust were reserved to satisfy option grants when exercised.

OTHER

    Willis also maintains a deferred compensation plan for certain employees that allows employees to defer a portion of their annual compensation and Willis North America has a 401(k) plan covering all eligible employees of Willis North America and its subsidiaries. Our shares of common stock are available as an investment option to participants in Willis North America's 401(k) plan.

                       PRINCIPAL AND SELLING SHAREHOLDERS

BENEFICIAL OWNERSHIP

    The following presents information with respect to the beneficial ownership of our shares as of May 6, 2002, before and after giving effect to this offering, by (1) each person who is known by us to beneficially own more than 5% of the shares of our common stock, as well as each member of the consortium, consisting of Axa Insurance UK plc and Axa General Insurance Limited, Royal & Sun Alliance Insurance Group plc, The Chubb Corporation, The Hartford Financial Services Group, Inc., Travelers Property Casualty Corp. and The Tokio Marine and Fire Insurance Company, Limited, who owned shares of our common stock as of April 30, 2002, (2) each of our directors and executive officers, (3) all of our directors and executive officers as a group and (4) all selling shareholders. The selling shareholders include Profit Sharing (Overseas) (an affiliate of KKR) and certain other institutional investors. We expect that Profit Sharing (Overseas) will sell approximately $350 million of its common stock. The amounts shown in the table below assume no exercise of the over-allotment option to purchase $67.5 million of our common stock granted to the underwriters by the selling shareholders. If the underwriters elect to exercise their over-allotment option, each selling shareholder will become obligated to sell to the underwriters a number of additional shares approximately proportionate to the number of shares sold by such selling shareholder in this offering.

    Unless otherwise indicated, the address of each person named in the table below is Ten Trinity Square, London EC3P 3AX, England. The amounts and percentages of our shares beneficially owned are reported on the basis of regulations of the Commission governing the determination of beneficial ownership of securities. Under the rules of the Commission, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of that security, or investment power, which includes the power to dispose of or to direct the disposition of that security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the date of this offering are deemed issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage beneficial ownership of any other person. The percentage of our share capital before and after this offering is based on 147,842,120 shares of common stock outstanding on May 6, 2002.

                                          BEFORE THIS OFFERING                          AFTER THIS OFFERING
                                       ---------------------------                  ---------------------------
                                        NUMBER OF                                    NUMBER OF
                                          SHARES        PERCENT       NUMBER OF        SHARES        PERCENT
                                       BENEFICIALLY   BENEFICIALLY   SHARES TO BE   BENEFICIALLY   BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER      OWNED          OWNED           SOLD          OWNED          OWNED
-------------------------------------  ------------   ------------   ------------   ------------   ------------
KKR 1996 Overseas, Limited(1)........   77,750,683        52.7%                                            %

Henry R. Kravis(1)...................   77,750,683        52.7%                                            %

George R. Roberts(1).................   77,750,683        52.7%                                            %

Perry Golkin(1)......................   77,784,683        52.7%                                            %

Todd A. Fisher(1)....................   77,758,683        52.7%                                            %

Scott C. Nuttall(1)..................   77,753,683        52.7%                                            %

James R. Fisher(2)...................      534,157         0.4%                                            %

Paul Hazen...........................       37,037           *                --         37,037           *

                                          BEFORE THIS OFFERING                          AFTER THIS OFFERING
                                       ---------------------------                  ---------------------------
                                        NUMBER OF                                    NUMBER OF
                                          SHARES        PERCENT       NUMBER OF        SHARES        PERCENT
                                       BENEFICIALLY   BENEFICIALLY   SHARES TO BE   BENEFICIALLY   BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER      OWNED          OWNED           SOLD          OWNED          OWNED
-------------------------------------  ------------   ------------   ------------   ------------   ------------
Axa Insurance UK plc(3)..............      862,723         0.6%                                            %

Axa General Insurance Limited(3).....      517,634         0.4%                                            %

Royal & Sun Alliance Insurance Group
  plc(4).............................    3,380,357         2.3%                                            %

The Chubb Corporation(5).............    3,380,357         2.3%                                            %

The Hartford Financial Services
  Group, Inc.(6).....................    1,816,964         1.2%                                            %

The Tokio Marine and Fire Insurance
  Company, Limited(7)................      500,000         0.3%                                            %

Joseph J. Plumeri....................    2,854,251         1.9%               --      2,854,251         1.9%

Frederick Arnold.....................      105,176           *                --        105,176           *

William P. Bowden, Jr................       19,886           *                --         19,886           *

Richard J.S. Bucknall................      310,000           *                --        310,000           *

Thomas Colraine......................      189,100           *                --        189,100           *

Janet Coolick........................       13,731           *                --         13,731           *

Brian D. Johnson.....................      250,000           *                --        250,000           *

Patrick Lucas........................       50,000           *                --         50,000           *

Stephen G. Maycock...................       96,036           *                --         96,036           *

Joseph M. McSweeny...................      192,871           *                --        192,871           *

Grahame J. Millwater.................       85,040           *                --         85,040           *

John M. Pelly........................      305,000           *                --        305,000           *

James A. Ratcliffe...................       51,360           *                --         51,360           *

Sarah J. Turvill.....................       77,000           *                --         77,000           *

Mario Vitale.........................      145,000           *                --        145,000           *

All our directors and executive
  officers (22 persons)(8)...........    4,918,909         2.2%               --      4,918,909         2.2%

------------------------

*   Less than 1%.

(1) Shares shown as beneficially owned by KKR 1996 Overseas, Limited are owned of record by Profit Sharing (Overseas), Limited Partnership. KKR 1996 Overseas, Limited is the general partner of KKR Associates II (1996), Limited Partnership, which is the general partner of KKR 1996 Fund (Overseas), Limited Partnership, which is the general partner of Profit Sharing (Overseas), Limited Partnership, which owns approximately 52.7% of our issued and outstanding shares prior to this offering. Messrs. Henry R. Kravis, George R. Roberts, Robert I. McDonnell, Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Edward A. Gilhuly, Perry Golkin, Scott M. Stuart and Todd A. Fisher as members of KKR 1996 Overseas, Limited, may be deemed to share beneficial ownership of any shares beneficially owned by KKR 1996 Overseas, Limited but disclaim such beneficial ownership. Scott C. Nuttall is a director and an executive of Kohlberg Kravis Roberts & Co. L.P. Mr. Nuttall is also a limited partner of KKR Associates II (1996), Limited Partnership. Mr. Nuttall disclaims beneficial ownership of any of our shares beneficially owned by

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    Kohlberg Kravis Roberts & Co. L.P. and KKR Associates II (1996), Limited
    Partnership. The amounts owned by Messrs. Golkin, Fisher and Nuttall include 34,000, 8,000 and 3,000 shares respectively. The address of KKR 1996 Overseas, Limited is Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands, B.W.I., and the address of each individual listed above is c/o Kohlberg Kravis Roberts & Co., L.P., 9 West 57th Street, New York, New York 10019.

(2) James R. Fisher owns 28,500 shares of our stock. Fisher Capital Corp. L.L.C., is the beneficial owner of 505,657 of our shares, which include currently exercisable options to purchase 422,501 shares. Fisher Capital
    Corp. L.L.C. will sell       shares in this offering. Mr. Fisher, as the
    managing member and majority owner of Fisher Capital Corp. L.L.C., may be deemed to share ownership of any shares beneficially owned by Fisher Capital Corp. L.L.C. but disclaims such beneficial ownership. James R. Fisher has an interest in 63,921 of our shares as an investor through KKR Partners (International) Limited Partnership. Mr. Fisher may be deemed to share beneficial ownership of any shares beneficially owned by KKR Partners (International) Limited Partnership but disclaims such beneficial ownership. The address of Mr. Fisher and Fisher Capital Corp. L.L.C is 8 Clarke Drive, Cranbury, New Jersey 08512.

(3) The address of Axa Insurance UK plc and Axa General Insurance Limited is 107 Cheapside, London EC2V 6DU, England. These shares were transferred in October 2001 from their parent, Axa Insurance plc.

(4) The address of Royal & Sun Alliance Insurance Group plc is 30 Berkeley Square, London, W1J 6EW, England.

(5) The address of The Chubb Corporation is 15 Mountain View Road, Warren, New Jersey 07059.

(6) Our shares shown as beneficially owned by The Hartford Financial Services Group, Inc. are owned of record by its affiliate Nutmeg Insurance Company, and its address is 55 Farmington Avenue, 9th Floor, Hartford, Connecticut 06115.

(7) The address of The Tokio Marine and Fire Insurance Company, Limited is 2-1 Marunouchi 1-Chome, Chiyoda-ku, Tokyo, 100, Japan.

(8) This includes 52,453 shares held in trust on behalf of our executive officers subject to vesting. These shares were issued in connection with the cancellation of unvested incentive awards owned by such employees prior to the 1998 acquisition.

SHAREHOLDER RIGHTS AGREEMENT AND REGISTRATION RIGHTS AGREEMENTS

    We have entered into a shareholder rights agreement with Profit Sharing (Overseas), Limited Partnership and the members of the consortium referred to above. Under that shareholder rights agreement, certain holders of shares of our common stock will be subject to rights of, and restrictions on, transfer, as well as the other provisions described below.

    Under the shareholder rights agreement, each member of the consortium has the right to require a proposed acquirer of any shares of our common stock held by Profit Sharing (Overseas) or any of its affiliates to purchase a specified percentage of that member's holding of shares of common stock in us on similar terms. Additionally, if Profit Sharing (Overseas) or any of its affiliates receives a bona fide offer from a third party to purchase a majority of our shares of common stock then owned by them, they may require each member of the consortium to sell a similar proportion of their shares in us to that third party on similar terms.

    The shareholder rights agreement provides that if before September 2, 2003 Profit Sharing (Overseas), any of its affiliates or we or any of our subsidiaries receive a written, unsolicited offer from a third party to enter into a transaction which would result in a sale of the business, then the members of the consortium will have the right to match the unsolicited offer, and that offer may not be accepted if any member of the consortium makes an offer at the same price and on the same terms in writing within 35 days of being notified of the unsolicited offer. In addition, if during that period Profit Sharing

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(Overseas) or we or any of our subsidiaries propose to enter into a transaction which would result in a sale of the business other than in an unsolicited offer, that entity must first allow the members of the consortium to make an offer to enter into a similar transaction within 30 days, but if Profit Sharing (Overseas) or we decide to refuse that offer, or if no member of the consortium makes this type of offer, then Profit Sharing (Overseas) or we or any of our subsidiaries, as the case may be, will be free to enter into a transaction resulting in a sale of the business, provided that a definitive agreement is entered into within specified time periods at the same or a higher price. These provisions will also apply to the entering into of a transaction or series of related transactions, whether by an unsolicited offer or a proposal by Profit Sharing (Overseas) or any of its affiliates to enter into such a transaction, whereby Profit Sharing (Overseas) and its affiliates would transfer at least 30% of our then issued shares of common stock to a single person or a group of persons acting in concert.

    We have entered into a registration rights agreement with the members of the consortium. Under the registration rights agreement, the consortium members and certain of their transferees, subject to a number of conditions and limitations, may require us to file a registration statement under the Securities Act to register the sale of shares of our common stock held by them. We may be required to file up to four registration statements. The registration rights agreement also provides, subject to a number of conditions and limitations, that the consortium members and those transferees have piggy-back registration rights in connection with registered offerings of our shares that we initiate, including this offering. Under this agreement, we will be required to pay all registration expenses. In addition, we are required to indemnify the persons whose shares we register, and they in turn are required to indemnify us with respect to any information they provide, against certain liabilities in respect of any registration statement or offering covered by the registration rights agreement.

    We have entered into a registration rights agreement with Profit Sharing (Overseas). Like the registration rights agreement with the members of the consortium discussed in the previous paragraph, this agreement gives Profit Sharing (Overseas), Limited Partnership the right, subject to a number of conditions and limitations, to demand the registration of the shares of our common stock that it owns or to partake in a registration initiated by us. We are responsible for expenses for the first 10 registrations of each class or series of our securities held by it, including the registration statement filed in November 2001 and this registration. In addition, we are required to indemnify Profit Sharing (Overseas), and it in turn is required to indemnify us, with respect to any information they provide, against certain liabilities in respect of any registration statement or offering covered by the registration rights agreement.

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                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Following this offering, KKR Overseas Limited, an entity controlled by KKR,
will own approximately     % of our outstanding common stock, or     % on a
fully diluted basis, in each case assuming the underwriters' overallotment option is not exercised, and will continue to control us. Accordingly, affiliates of KKR will be able to:

    - elect our entire board of directors;

    - control our management and policies; and

    - determine, without the consent of our other shareholders, the outcome of any corporate transaction or other matter submitted to our shareholders for approval, including mergers, consolidations and the sale of all or substantially all our assets.

    Affiliates of KKR will have sufficient voting power to prevent or cause a change in control of our company and amend our organizational documents. See "Principal and Selling Shareholders".

    KKR and Fisher Capital Corp. L.L.C. render management, consulting, and certain other services to us and our subsidiaries for annual fees payable quarterly in arrears. In 1999, 2000 and 2001, we paid $1.0 million, $1.0 million and $1.0 million to KKR and $350,000, $350,000, and $350,000 to
Fisher Capital Corp. L.L.C. for those services. We also reimburse their incidental expenses in connection with those services. Partners and employees of KKR and Fisher Capital Corp. L.L.C. who also serve as our directors do not receive additional compensation for service in that capacity, other than customary directors' fees, which for us is currently $40,000 per annum. See "Management--Non-Employee Directors' Deferred Compensation Plan and Non-Employee Directors Share Option Plan". In addition, on January 27, 1999, Fisher Capital Corp. L.L.C. was granted 422,501 options to purchase an equivalent number of shares. The options are currently exercisable and expire on January 27, 2014.

    Our United States subsidiary, Willis North America Inc., holds an interest of approximately 7.5% in OneShield Inc., a company it is partnering with to bring major segments of its workflow process on United States business to the Internet. Our subsidiary also has warrants in OneShield Inc., which, upon exercise, could increase its interest to approximately 12.5% on a fully diluted basis. The partners and employees of KKR and Fisher Capital Corp. L.L.C., some of whom serve as our directors, have current interests of 16.7% in aggregate and 0.3% respectively in OneShield Inc. Fisher Capital Corp. L.L.C. also has an interest of 0.3% in OneShield Inc.

    In 2000, our United States and United Kingdom subsidiaries received advice and consultancy services relating to their overall approach to e-business strategy and specific opportunities from Dynamis Solutions Inc., who received fees of approximately $319,000. At that time, the partners and employees of KKR, some of whom serve as our directors, had interests of 14.23% in aggregate in Dynamis Solutions.

    In the ordinary course of our business we have placed and will continue to place premiums with the members of the consortium who beneficially owned approximately 8.4% of our common stock as of April 30, 2002.

    From time to time in the ordinary course of business and on commercial terms, our insurance brokerage subsidiaries may provide services to directors or executive officers and their families in connection with their personal insurance requirements.

    Willis Group Limited has given Mr. Reeve, the former Chairman of TA I Limited and Willis Group Limited, a guarantee in respect of the performance obligations of Willis Limited, his employing company, in respect of an unfunded pension scheme established for him and Willis Group Limited has also guaranteed the performance obligations of Willis North America in respect of the pension benefits for Brian D. Johnson and Mr. Pinkston, a director of Willis Group Limited, under the Willis Corroon

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Executive Supplemental Plan, an unfunded pension plan. We have given Joseph
J. Plumeri a guarantee in respect of Willis North America, Inc.'s performance obligations under its employment agreement with Mr. Plumeri.

    During 2000, our subsidiary, Willis North America, acquired from Joseph J. Plumeri, our Chairman and Chief Executive Officer, a 12.5% undivided interest in a Citation V Ultra aircraft for $693,719. The transaction was conducted on terms equivalent to those that prevail in arms length transactions.

    In connection with Paul M. Hazen becoming a non-employee member of our board of directors, he purchased 37,037 shares of our common stock at the initial public offering price of $13.50 per share and was granted on June 11, 2001, under the Amended and Restated 1998 Share Purchase and Option Plan, an option to purchase 111,111 shares at $13.50 per share. The options are exercisable from June 2003 until June 2011.

    We have entered into a shareholder rights agreement and a registration rights agreement with the consortium members and Profit Sharing (Overseas), which we describe under "Principal and Selling Shareholders--Shareholder Rights Agreement and Registration Rights Agreements".

    Our bye-laws permit directors to hold office with our company or act in a professional capacity for us, other than as an auditor. In addition, our bye-laws permit directors to be interested in any transaction or arrangement with us or in which we are otherwise interested. Under our bye-laws, so long as a director declares the nature of his or her interest as required by the Companies Act 1981 of Bermuda, any transaction or arrangement in which he or she is interested may not be voided on the basis of his or her interest. In addition, under our bye-laws, a director that has disclosed his or her interest in a transaction or arrangement with us may be counted in the quorum and vote at any meeting at which the transaction or arrangement is considered by our board of directors.

    We believe that the transactions described in this section between us or our subsidiaries and affiliates of ours are on terms no less favorable to us or our subsidiaries than the terms that would be available to us or our subsidiaries in transactions with a non-affiliated third party. We intend that future transactions with our affiliates will be on a similar basis.

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                      DESCRIPTION OF MATERIAL INDEBTEDNESS

SENIOR CREDIT FACILITIES

    Our wholly owned subsidiary, Trinity Acquisition, entered into a credit agreement, dated as of July 22, 1998, among Trinity Acquisition, as guarantor, Willis North America, as borrower, Willis Group, as guarantor, the lenders and JPMorgan Chase Bank, as administrative agent and collateral agent, providing up to $450 million in term loans and $150 million in revolving credit facilities.

    GENERAL

    The credit agreement, as amended, was comprised of a term loan facility under which portions, or tranches, of the loan mature on four different dates, and a revolving credit facility in the amounts indicated below:

    - a $125 million tranche A facility;

    - a $125 million tranche B facility;

    - a $100 million tranche C facility;

    - a $100 million tranche D facility; and

    - a $150 million revolving credit facility.

    Borrowings under the term loan portions of the credit agreement were borrowed in full on November 19, 1998:

    - to refinance outstanding indebtedness;

    - to make an intercompany loan to Trinity Acquisition; and

    - to finance the payment of fees and expenses incurred in connection with the tender offer.

    However, as of May 3, 2002, voluntary prepayments totaling $122 million had been made on the term loans. Accordingly at that date the amounts outstanding were as follows:

    - Tranche A $82.8 million

    - Tranche B $116.3 million

    - Tranche C $93.0 million

    - Tranche D $36.0 million

    The revolving credit facility is available for working capital requirements and other general corporate purposes, subject to certain limitations. The revolving credit facility is available for loans denominated in United States dollars, pounds sterling and certain other currencies and for letters of credit, including to support loan note guarantees.

    AMORTIZATION; PREPAYMENTS

    The final maturity of the loans under the tranche A facility will be the seventh anniversary of November 19, 1998, which we refer to as the initial funding date, with interim amortization commencing on the thirtieth month after the initial funding date. The final maturity of the loans under the tranche B facility will be the eighth anniversary of the initial funding date, with nominal interim amortization. The final maturity of the loans under the tranche C facility will be the ninth anniversary of the initial funding date, with nominal interim amortization. The final maturity of the loans under the tranche D facility collectively with the other term loans under the credit agreement will be nine years and six months after the initial funding date, with nominal interim amortization. The revolving credit

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facility will be available until the seventh anniversary of the initial funding date, and extensions of credit outstanding under that facility on that seventh anniversary will mature on that date.

    Certain mandatory prepayments of term loans under the credit agreement will be required with the proceeds of certain non-ordinary course asset sales and other dispositions of property, to the extent not reinvested and subject to other exceptions, and, for each fiscal year in which the ratio of consolidated total debt to consolidated EBITDA, as defined in the credit agreement, is equal to or greater than 3.0:1.0, 50% of excess cash flow, as defined in the credit agreement, to the extent not reinvested and subject to other exceptions. In addition, certain prepayments of the revolving credit facility will be required in the event that the aggregate dollar equivalent of all loans and letter of credit outstandings thereunder exceed 105% of the aggregate revolving credit commitments.

    INTEREST RATES; FEES

    Loans under the credit agreement bear interest at a rate per annum equal to, at the applicable borrower's election, either

    - a base rate determined by reference to the highest of an announced prime rate, the United States federal funds effective rate plus 0.50% or a rate for certificates of deposit plus 1%; or

    - the cost of funds for United States dollar deposits at LIBOR for one, two, three or six months (or certain other periods to the extent available, subject to certain conditions) as the applicable borrower may elect, adjusted for certain additional costs, plus, in each case, a margin which will be subject to adjustment depending on the ratio of consolidated total debt to consolidated EBITDA from time to time. The applicable margin for LIBOR loans under the permanent facility agreement will range, based on those performance pricing adjustments, from 2.25% to 0.875%, in the case of revolving credit loans and tranche A loans, from 2.50% to 1.75%, in the case of tranche B loans, from 2.75% to 2.00%, in the case of tranche C loans, and from 3.00% to 2.25%, in the case of tranche D loans, in each with applicable margins for base rate loans being 1.25% lower than the margins for LIBOR loans at the corresponding performance pricing levels.

    A commitment fee calculated based on the available unused commitments under the credit agreement is payable quarterly in arrears at a per annum rate of 0.50%, subject, in the case of commitments under the revolving credit facility, to adjustment in a range from 0.50% to 0.25% depending on the ratio of consolidated total debt to consolidated EBITDA from time to time.

    Fees in respect of letters of credit or loan note guarantees are calculated at a rate per annum equal to

    - in the case of letters of credit, the applicable margin for LIBOR loans then applicable to utilizations under the revolving credit facility, less 0.25%, and

    - in the case of loan note guarantees, 2.25%,

based on the maximum amount of each letter of credit or loan note guarantee, payable quarterly in arrears and upon the termination of the revolving credit facility. In addition, a fronting fee calculated at a rate equal to 0.25% of the maximum amount of each letter of credit or loan note guarantee is payable for the account of the issuing bank in respect thereof, payable quarterly in arrears and upon the termination of the revolving credit facility.

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    GUARANTEE; SECURITY

    All obligations of Willis North America under the credit agreement are guaranteed by Trinity Acquisition and its United Kingdom and United States subsidiaries, including Willis Group Limited, with certain exceptions.

    Obligations under the credit agreement are secured by a pledge of capital stock of certain subsidiaries of Trinity Acquisition, including capital stock of Willis Group Limited, its direct subsidiaries (with certain exceptions), Willis North America and its direct United States subsidiaries, the partnership interests of Willis Partners, as well as, in some circumstances, certain intercompany notes and certain non-cash proceeds of asset sales, in each case subject to exceptions and conditions included in the credit agreement. The obligations of Willis Group Limited are supported by a general lien, known as a floating charge in the United Kingdom, filed in the United Kingdom against Willis Group's assets.

    CERTAIN COVENANTS

    The credit agreement contains numerous operating and financial covenants, including, without limitation, requirements in the case of the credit agreement to maintain minimum ratios of adjusted EBITDA to interest and maximum levels of indebtedness in relation to adjusted EBITDA. In addition, the credit agreement includes covenants relating to the delivery of financial statements, reports and notices, limitations on liens, limitations on sales and other disposals of assets, limitations on indebtedness and other liabilities, limitations on capital expenditures, limitations on investments, mergers, acquisitions, loans and advances, limitations on dividends and other distributions, limitations on prepayment, redemption or amendment of the notes, maintenance of property, environmental matters, employee benefit matters, maintenance of insurance, nature of business, compliance with applicable laws, corporate existence and rights, payment of taxes and access to information and properties.

    EVENTS OF DEFAULT

    The credit agreement contains events of default after expiration of applicable grace periods, including failure to make payments under the credit agreement, breach of covenants, breach of representations and warranties, certain events relating to employee benefit plans, invalidity of certain loan documents, default under other agreements or conditions relating to indebtedness, including the 9% senior subordinated notes due 2009, certain events of liquidation, moratorium, insolvency, bankruptcy or similar events, certain litigation or other proceedings, certain events relating to changes in control and certain issuances by TA II of equity or debt securities.

    Upon the occurrence of an event of default, the banks will be able to terminate the commitments under the credit agreement, and declare all amounts, including accrued interest, under the credit agreement to be due and payable and take certain other actions, including enforcement of rights in respect of the collateral securing the credit agreement.

9% SENIOR SUBORDINATED NOTES DUE 2009

    In February 1999, our wholly owned subsidiary, Willis North America, issued 9% senior subordinated notes due 2009 in an aggregate principal amount of $550 million in a private transaction not subject to the registration requirements under the Securities Act. In September 1999, Willis North America completed an exchange offer in which holders exchanged the notes for identical freely tradeable notes registered under the Securities Act. The notes are guaranteed by Willis Group and Willis Partners.

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    Willis North America pays interest on the notes semi-annually on February 1 and August 1 of each year. The notes are redeemable at the option of Willis North America from and after February 1, 2004, in whole or in part, at a redemption price equal to 104.5% of the aggregate principal amount of the notes being redeemed in 2004, which percentage declines each year to 100% in 2007, plus accrued and unpaid interest.

    As of May 3, 2002, Willis North America had repurchased in the open market and retired notes in a principal amount of $111 million.

    If Willis North America becomes subject to a change of control, holders of its notes will have the right to require it to purchase all of their notes at a price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest to the date of repurchase. In addition, under specified circumstances, Willis North America will be required to offer to purchase the notes at a price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest to the date of purchase, with the excess proceeds of certain assets sales.

    The indenture for the notes contains covenants that, among other things, limit the ability of Willis North America, Willis Group, Willis Partners and some of their subsidiaries to:

    - incur additional indebtedness and issue preferred stock;

    - pay dividends or make other distributions;

    - repurchase capital stock or subordinated indebtedness;

    - create liens;

    - enter into some transactions with affiliates;

    - sell assets and assets of subsidiaries;

    - issue or sell capital stock of some subsidiaries; and

    - enter into some mergers and acquisitions.

    The indenture also provides for events of default which, if any of them occurs, would permit or require the principal of, premium, if any, interest and any other monetary obligations on the notes to become or to be declared to be immediately due and payable. Holders of notes may under specified circumstances be entitled to receive additional payments in respect of taxes and similar charges.

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                          DESCRIPTION OF CAPITAL STOCK

    The following summary is a description of the material terms of our capital stock.

GENERAL

    We were incorporated as an exempted company under the Companies Act 1981 of Bermuda. Accordingly, the rights of our shareholders are governed by Bermuda law and our memorandum of association and bye-laws.

    Our authorized capital consists of 4,000 million shares of common stock and 1,000 million shares of preferred stock. As of the date of this prospectus, our issued and outstanding share capital consists of 147,842,120 shares of common stock. Under the consent of the Bermuda Monetary Authority which we expect to obtain, persons who are not residents of Bermuda may freely hold, vote and transfer the shares that the selling shareholders are offering in this prospectus.

COMMON STOCK

    Our current authorized but unissued shares are at the disposal of our board of directors, who may issue, grant options over or otherwise dispose of those shares to any persons and on any terms they deem appropriate, provided the issuance does not violate Bermuda law or our bye-laws and we obtain Bermuda Monetary Authority approval in applicable circumstances.

    VOTING RIGHTS AND SHAREHOLDERS' MEETINGS

    Holders of our common stock are entitled to one vote per share held of record on all matters submitted to a vote of shareholders. Unless required by Bermuda law or our bye-laws, voting at general meetings is decided by a simple majority of the votes cast at a meeting at which a quorum is present. Under our bye-laws, shareholders representing at least 50% of the issued and outstanding shares of common stock present in person or by proxy and entitled to vote constitute a quorum. Under our bye-laws, the vote of 75% of the outstanding shares entitled to vote and the approval of a majority of the board is required to amend bye-laws regarding appointment and removal of directors, remuneration, powers and duties of the board, indemnification of directors and officers, director's interests and the procedures for amending bye-laws. Any share entitled to vote may be voted by written proxy and proxies may be valid for all general meetings. There are no limitations under Bermuda law on the voting rights of non-resident or foreign shareholders.

    Under Bermuda law, a company is required to convene at least one general shareholders' meeting per calendar year. Under Bermuda law and our bye-laws, general meetings of shareholders may either be annual or special. Under Bermuda law, special general meetings must be called upon the request of shareholders holding not less than 10% of the paid up capital of the company carrying the right to vote at general meetings. Directors may also convene special general meetings as they deem necessary.

    Bermuda law requires that shareholders be given at least five days' advance notice of a general meeting, although the accidental omission of notice to any person does not invalidate the proceedings at a meeting. Under our bye-laws, notice of annual general meetings must be made in writing at least 21 days before the meeting and notice of special general meetings must be made in writing at least 7 days before the meeting.

    ELECTION OR REMOVAL OF DIRECTORS

    Under Bermuda law and our bye-laws, directors are elected at the annual general meeting or to serve until their successors are elected or appointed, unless they are earlier removed or resign.

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    The election of our directors is determined by a simple majority of votes cast, except as otherwise required by law. Our shareholders do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all directors.

    Under Bermuda law and our bye-laws, a director may be removed at a special general meeting of shareholders specifically called for that purpose, provided that the director was served with at least 14 days' notice. The director has a right to be heard at the meeting. Any vacancy created by the removal of a director at a special general meeting may be filled at that meeting by the election of another director in his or her place or, in the absence of any election, by the board of directors.

    DUTIES OF DIRECTORS AND OFFICERS

    Under the Companies Act 1981 of Bermuda, the duties of directors and officers are to act honestly and in good faith with a view to the best interests of the company and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Every director and officer of the company is also required to comply with the provisions of the Companies Act 1981, all related regulations and the Company's bye-laws. In addition, the directors are subject to common law fiduciary duties. These duties include the duty to act bona fide in the best interests of the company, and not for any collateral purpose.

    Under Bermuda law, the directors' duties are owed to the company itself, not to its shareholders or members, creditors, or any class of either shareholders, members or creditors. In discharging his or her duties, a director is required to exercise the care and skill which may be reasonably expected of a person with the director's skills and experience.

    Bermuda law renders void any provision in the bye-laws or in any contract between a company and any director exempting him or her from or indemnifying him or her against any liability in respect of any fraud or dishonesty of which he or she may be guilty in relation to the company. In addition, the Companies Act 1981 provides that where a director, officer or auditor of a company is found liable to any person for damages arising out of the performance of any function of his or her duties, he will only be held jointly and severally liable if it is proved that he or she knowingly engaged in fraud or dishonesty. In any other case, the court will determine the percentage of responsibility of all parties it determines has contributed to the loss or liability of the plaintiff, and the liability of any one director, officer or auditor shall be equal to the total loss suffered by the plaintiff multiplied by the director's, officer's or auditor's percentage of responsibility as determined by the court.

    DIVIDEND RIGHTS

    Dividends are payable only when declared by the board of directors. Bermuda law prohibits a company from declaring a dividend or making a distribution out of contributed surplus if there are reasonable grounds for believing that the company is, or would after payment, be unable to pay its liabilities as they become due, or the realizable value of the company's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. All dividends unclaimed for a period of six years after having been declared will be forfeited and revert to us. Except as noted in this paragraph, there are no limitations under Bermuda law on the rights of non-resident or foreign shareholders to receive dividends.

    RIGHTS IN LIQUIDATION

    In the event of our liquidation, after payment of all debts and liabilities, we will distribute our remaining assets to our shareholders in proportion to their ownership of outstanding shares, subject to the preferential rights accorded to any series of preferred stock.

    PRE-EMPTIVE RIGHTS

    Generally, holders of our common stock have no pre-emptive rights. In limited circumstances not involving a public offering, pursuant to our shareholder rights agreement, members of the consortium are entitled to pre-emptive rights.

    CHANGES IN CAPITAL

    We may from time to time by shareholder resolution passed by a simple majority:

    - increase our share capital to be divided into shares in the amount that the resolution prescribes;

    - divide our shares into several classes with different rights;

    - consolidate and divide any or all of our share capital into shares of a larger amount than our existing shares;

    - sub-divide any of our shares into shares of a smaller amount than that fixed by our memorandum of association, as long as the proportion between the amount paid and the amount, if any, unpaid on each reduced share be the same as on the share from which the reduced share is derived;

    - cancel shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person, and diminish the amount of our share capital by the amount of the cancelled shares;

    - change the currency denomination of our share capital; and

    - authorize the reduction of issued share capital or any share premium.

    TRANSFER OF SHARES

    Transfer of shares must be in writing. The instruments of transfer of a share may be in any form which our board of directors approves.

    MODIFICATION OF RIGHTS

    Our bye-laws provide that, subject to Bermuda law, the rights attached to any class of shares of common stock may be modified by a resolution passed at a separate general meeting of the holders representing at least a majority of the votes cast of that class. For purposes of this meeting, one or more shareholders present in person or by proxy representing at least a majority of the issued and outstanding shares of that class and entitled to vote will be a quorum.

    BORROWING POWER

    Neither Bermuda law nor our bye-laws will restrict in any way our power to borrow and raise funds. The decision to borrow funds is passed by or under direction of our board of directors, no shareholders' resolution being required.

PREFERRED STOCK

    Authorized shares of our preferred stock may be issued at the discretion of our board of directors without any further action by the shareholders, except as required by applicable law or regulation. Our board of directors is authorized, from time to time, to divide the preferred stock into classes or series, to designate each class or series and to determine for each class or series its respective rights and preferences, including, without limitation, any of the following:

    - the rate of dividends and whether dividends will be cumulative or have a preference over the common stock in right of payment;

    - the terms and conditions upon which shares may be redeemed and the redemption price;

    - sinking fund provisions for the redemption of shares;

    - the amount payable in respect of each share upon a voluntary or involuntary liquidation of us;

    - the terms and conditions upon which shares may be converted into other securities of ours, including common stock;

    - limitations and restrictions on payment of dividends or other distributions on, or redemptions of, other classes of our capital stock junior that that series, including the common stock;

    - conditions and restrictions on the incurrence of certain indebtedness or issuance of other senior classes of capital stock;

    - the terms on which shares may be redeemed, if any; and

    - voting rights.

    Any series or class of preferred stock could, as determined by our board of directors at the time of issuance, rank senior to our common stock with respect to dividends, voting rights, redemption and liquidation rights. The preferred stock authorized is of the type commonly known as blank-check preferred stock.

OTHER MATTERS

    ACCESS TO BOOKS AND RECORDS AND DISSEMINATION OF INFORMATION. Members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company's certificate of incorporation, its memorandum of association, including its objects and powers, and any alteration to the company's memorandum of association.

    The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company's audited financial statements, which must be presented at the annual general meeting. The register of shareholders of a company is also open to inspection by shareholders without charge and to members of the general public on the payment of a fee. A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act 1981, establish a branch register outside Bermuda.

    A company is required to keep at its registered office a register of its directors and officers which is open for inspection for not less than two hours in each day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

    AMENDMENT OF MEMORANDUM OF ASSOCIATION AND BYE-LAWS. Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. In certain circumstances, an amendment to the memorandum of association also requires the approval of the Bermuda Minister of Finance, who may grant or withhold approval at his discretion. However, such approval of the Bermuda Minister of Finance is not required for an amendment which alters or reduces a company's share capital as provided in the Companies Act 1981. Except as set forth therein, the bye-laws may be amended by a resolution passed by a majority of votes cast at a general meeting.

    Under Bermuda law, the holders of an aggregate of no less than 20% in par value of a company's issued share capital have the right to apply to the Bermuda Court for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting. This does not apply to an amendment which alters or reduces a company's share capital as provided in the Companies Act 1981. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda Court. An application for amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company's memorandum is passed. Such application may be made on behalf of the persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No such application may be made by persons voting in favor of the amendment.

    APPRAISAL RIGHTS AND SHAREHOLDER SUITS. Under Bermuda law, in the event of an amalgamation of two Bermuda companies, a shareholder who did not vote in favor of the amalgamation and is not satisfied that fair value has been paid for his shares may apply to the Bermuda Court to appraise the fair value of his shares. The amalgamation of a company with another company requires the amalgamation agreement to be approved by:

    - a meeting of the holders of shares of the amalgamating company;

    - a meeting of the holders of each class of such shares; and

    - in certain circumstances, the consent of the Bermuda Minister of Finance (who may grant or withhold consent at his discretion).

    Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of:

    - is alleged to be beyond the corporate power of the company;

    - is illegal; or

    - would result in the violation of the company's memorandum of association or bye-laws.

    Furthermore, consideration would be given by the Bermuda courts to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company's shareholders than those who actually approved it.

    When the affairs of a company are being conducted in a manner oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Bermuda courts for an order regulating the company's conduct of affairs in the future or ordering the purchase of the shares of any shareholder by other shareholders or by the company.

                        CERTAIN INCOME TAX CONSEQUENCES

BERMUDA TAXATION

    The following summary of Bermuda tax matters is based upon the advice of Appleby Spurling & Kempe, our Bermuda counsel, regarding current law and practice in Bermuda. This summary does not purport to be a comprehensive description of all the tax considerations which may be relevant to a decision to purchase our shares. Investors should consult their professional advisers on the possible tax consequences of their subscribing for, purchasing, holding, selling or redeeming our shares under the laws of their countries of citizenship, residence, ordinary residence or domicile.

    On the date of this prospectus, there is no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or our shareholders, other than shareholders ordinarily resident in Bermuda.

    Pursuant to the Exempted Undertakings Tax Protection Act 1966, as amended, we have received an undertaking from the Bermuda Ministry of Finance that, in the event of there being enacted in Bermuda any legislation imposing withholding or other tax computed on profits or income, or computed on any capital assets, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not until March 28, 2016 be applicable to us or to any of our operations, or to our shares, debentures or other obligations except and so far as such tax applies to persons ordinarily resident in Bermuda and holding such shares, debentures or other obligations or any land leased or let to us in Bermuda.

    As an exempted company, we are liable to pay to the Bermuda Government an annual Government fee presently not to exceed $27,825, based upon our assessable capital.

UNITED STATES TAXATION

    The following summary describes the material United States federal income tax consequences of ownership of shares of common stock as of the date of this prospectus. The discussion included below is applicable to U.S. Holders (as defined below).

    As used in this prospectus, the term U.S. Holder means a beneficial holder of a share of common stock that is:

    - a citizen or resident of the United States;

    - a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

    - an estate the income of which is subject to United States federal income taxation regardless of its source; or

    - a trust (1) which is subject to the primary supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, or (2) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

    Except where noted, this summary deals only with shares of common stock held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, financial institutions, tax-exempt entities, insurance companies, persons holding shares of common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, or persons whose functional currency is not the United States dollar. In addition, this discussion does not address the tax consequences that could apply to persons that own 10% or more of our voting stock.

Furthermore, the discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions promulgated under the Code as of the date of this prospectus, and those authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below.

    PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

    If a partnership holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If a U.S. Holder is a partner of a partnership holding shares, that holder is urged to consult its tax advisors.

TAXATION OF DIVIDENDS

    The gross amount of dividends paid to U.S. Holders will be treated as dividend income to these holders, to the extent paid out of current or accumulated earnings and profits, as determined under United States federal income tax principles. This income will be includable in the gross income of a U.S. Holder as ordinary income on the day received by the U.S. Holder. These dividends will not be eligible for the dividends received deduction allowed to corporations under the Code.

    To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the shares of common stock. This will increase the amount of gain, or decrease the amount of loss, to be recognized by the U.S. Holder on a subsequent disposition of the shares of common stock, and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange.

    If, for United States federal income tax purposes, we are classified as a United States owned foreign corporation, distributions made to a U.S. Holder with respect to shares of common stock that are taxable as dividends generally will be treated for United States foreign tax credit purposes as:

    - foreign source passive income or, in the case of some holders, foreign source financial services income, and

    - United States source income,

    in proportion to our earnings and profits in the year of such distribution allocable to foreign and United States sources, respectively. For this purpose, we will be treated as a United States-owned foreign corporation so long as stock representing 50% or more of the voting power or value of our stock is owned, directly or indirectly, by United States persons.

PASSIVE FOREIGN INVESTMENT COMPANY

    We do not believe that we are, for United States federal tax purposes, a passive foreign investment company, and we expect to continue our operations in such a manner that we will not be a passive foreign investment company. If, however, we are or become a passive foreign investment company, U.S. Holders could be subject to additional federal income taxes on gain recognized with respect to the shares of common stock and on certain distributions, plus an interest charge on certain taxes treated as having been deferred by the U.S. Holder under the passive foreign investment company rules.

FOREIGN PERSONAL HOLDING COMPANY

    We do not believe that we are, or that any of our non-U.S. subsidiaries is, a foreign personal holding company for United States federal income tax purposes. If we or one of our non-U.S. subsidiaries were so classified, a U.S. Holder would be required, regardless of that holder's percentage ownership, to include in income, as a dividend, that holder's pro rata share of our relevant non-U.S. subsidiary's undistributed foreign personal holding company income--generally, taxable income with certain adjustments--if the U.S. Holder held shares of common stock on the last day of our taxable year or, if earlier, the last day on which we satisfied the shareholder test described below. In addition, if we were classified as a foreign personal holding company, and a U.S. Holder acquired shares of common stock from a decedent, the U.S. Holder would not receive a "stepped-up" basis in that stock. Instead, the U.S. Holder would have a tax basis equal to the lower of the fair market value of those shares of common stock or the decedent's basis in them.

    A foreign corporation will be classified as a foreign personal holding company if:

        (1) at any time during the corporation's taxable year, five or fewer individuals, who are United States citizens or residents, directly or indirectly own more than 50% of the corporation's stock, by either voting power or value; and

        (2) the corporation receives at least 60% of its gross income, 50% after the initial year of qualification, in each case as adjusted, for the taxable year from certain passive sources.

TAXATION OF CAPITAL GAINS

    For United States federal income tax purposes, a U.S. Holder will recognize taxable gain or loss on any sale or exchange of a share of common stock in an amount equal to the difference between the amount realized for the share of common stock and the U.S. Holder's basis in the share of common stock. That gain or loss will be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder will generally be treated as United States source gain or loss.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, information reporting requirements will apply to dividends in respect of the shares of common stock or the proceeds received on the sale, exchange or redemption of the shares of common stock paid within the United States and in certain cases, outside of the United States, to U.S. Holders other than certain exempt recipients, such as corporations, and backup withholding may apply to those amounts if the U.S. Holder fails to provide an accurate taxpayer identification number or to report interest and dividends required to be shown on its federal income tax returns. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder's United States federal income tax liability.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Our common stock has traded on the New York Stock Exchange under the symbol "WSH" since June 11, 2001. Future sales of substantial amounts of our common stock, including shares issued upon the exercise of outstanding options, in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sale of our equity securities. Sales of our common stock in the public market after the restrictions, described below, lapse, or the perception that such sales may occur, could adversely affect the prevailing market price.

    Upon completion of this offering, we will have outstanding      shares of
common stock, without taking into account      shares that may be issued upon
exercise of options outstanding as of the date of this offering.

    The      shares of common stock being sold in this offering and the
40,500,000 shares of common stock sold in our initial public offering and first secondary offering will be freely tradeable (other than by an affiliate of our company as that term is defined in the Securities Act of 1933, or Securities
Act) without restriction or registration under the Securities Act. All remaining shares were issued and sold by us in private transactions and are eligible for public sale if registered under the Securities Act or sold under Rule 144. All of our shares held by our principal shareholders, directors and officers will be restricted securities within the meaning of Rule 144 and may be sold in the public market only if registered or sold under an exemption from registration under the Securities Act, including the exemption provided by Rule 144. We entered into a registration rights agreement with some of our principal shareholders with respect to the shares of our common stock they hold. See "Shareholders--Shareholders Rights Agreement and Registration Rights Agreements".

    We and each of the selling shareholders have agreed, subject to certain exceptions, not to dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock without the prior written consent of Salomon Smith Barney Inc. and J.P. Morgan Securities
Inc. for a period of    days from the date of this prospectus. Salomon Smith
Barney Inc. and J.P. Morgan Securities Inc. in their sole discretion may release any of the securities subject to these arrangements at any time without notice.

    Except in the case of certain of our shares held by the trust that is party to our employee stock purchase agreements, all of our employee and management shareholders prior to the completion of our initial public offering, who
collectively held an aggregate of approximately      shares of common stock,
including our directors and executive officers, are subject to existing transfer restrictions on their shares pursuant to shareholder and subscription agreements with us. We have agreed not to amend, waive or fail to enforce those transfer
restrictions for a period of   days after the date of this prospectus, in each
case without the prior written consent of Salomon Smith Barney Inc. and
J.P. Morgan Securities Inc. However, upon completion of this offering, we intend
to release these transfer restrictions on an aggregate of       of these shares
such that these shares may be immediately sold by any of our employees who are not affiliates in the open market. These shares are not subject to any lock-up arrangement with Salomon Smith Barney Inc. or J.P. Morgan Securities Inc.

    Following the expiration of the lock-up periods, and assuming the
underwriters' over-allotment option is not exercised,     shares of common stock
will be available for sale in the public market subject to compliance with
Rule 144, including approximately      shares eligible for sale under
Rule 144(k).

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of our initial public offering, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including a person who may be deemed an affiliate of ours, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the number of the shares then outstanding, which is approximately million shares assuming no exercise of outstanding options; or

    - the average weekly trading volume of the shares of our common stock on the New York Stock Exchange during the four calendar weeks before the filing of a Form 144 with respect to that sale.

    Sales under Rule 144 are also subject to requirements relating to manner of sale, notice and availability of current public information about us. Under
Rule 144(k), a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any previous owner except an affiliate of ours, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    In addition, after our initial public offering we filed several registration statements on Form S-8 under the Securities Act, which covered all shares of our common stock reserved for issuance under our various stock incentive plans. Shares registered under these registration statements are available for sale in the open market unless these shares are subject to vesting restrictions.

    We also may issue shares of our common stock from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares that we may issue may in turn be significant. In addition, we may also grant registration rights covering those shares in connection with any such acquisitions and investments.

    We have agreed to issue shares of our common stock in connection with our acquisition of Bradstock G.I.S. Pty Limited in Australia upon the third anniversary of such acquisition. Using the initial public offering price of $13.50 per share of common stock and assuming that the formulae for the second and third anniversary of the acquisition is based on a price of $30.00 (the last sale price of our common stock on the New York Stock Exchange on May 3, 2002) we would issue approximately 121,375 new shares on the third anniversary.

    In connection with our acquisition of Richard N. Goldman & Co., we issued 482,969 shares of our common stock to the former owners, 471,229 of which are subject to transfer restrictions equal to or in excess of 3 years. In addition, we have agreed to issue shares 26 months from the date of the acquisition if certain performance targets are achieved. Assuming those targets are achieved, based on a price of $30.00 (the last sale price of our common stock on the New York Stock Exchange on May 3, 2002), we would issue approximately 91,000 new shares on such date.

                                  UNDERWRITING

    Salomon Smith Barney Inc. and J.P. Morgan Securities Inc. are acting as
joint bookrunning lead managers of this offering and               are acting as
representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase, and the selling shareholders have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter's name.

                                                                NUMBER
UNDERWRITER                                                   OF SHARES
-----------                                                   ----------
Salomon Smith Barney Inc....................................
J.P. Morgan Securities Inc..................................

                                                              ----------
        Total...............................................
                                                              ==========

    The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

    The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less a concession not
to exceed $    per share. The underwriters may allow, and the dealers may
reallow, a concession not to exceed $   per share on sales to other dealers. If
all the shares are not sold at the offering price, the representatives may change the public offering price and the other selling terms.

    The selling shareholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment.

    We and each of the selling shareholders have agreed, subject to certain exceptions, not to dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock without the prior written consent of Salomon Smith Barney Inc. and J.P. Morgan Security Inc.
for a period of    days from the date of this prospectus. Salomon Smith Barney
Inc. and J.P. Morgan Security Inc. in their sole discretion may release any of the securities subject to these arrangements at any time without notice.

    Except in the case of certain of our shares held by the trust that is party to our employee stock purchase agreements, certain of our employee and management shareholders, including our directors and executive officers, are
subject to existing transfer restrictions in excess of    days on certain of
their shares pursuant to shareholder and subscription agreements with us. We have agreed not to amend, waive or fail to enforce those transfer restrictions
for a period of   days after the date of this prospectus, in each case without the prior written consent of Salomon Smith Barney Inc. and J.P. Morgan Securities Inc. However, upon completion of this offering, we intend to release
these transfer restrictions on an aggregate of         of these shares such that
these shares may be immediately sold by any of our employees who are not affiliates in the open market. These shares are not subject to any lock-up arrangement with Salomon Smith Barney Inc. or J.P. Morgan Securities Inc.

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    Our common stock is listed on the New York Stock Exchange under the symbol
"WSH".

    The following table shows the underwriting discounts and commissions that the selling shareholders are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                                  PAID BY THE SELLING
                                                                     SHAREHOLDERS
                                                              ---------------------------
                                                              NO EXERCISE   FULL EXERCISE
                                                              -----------   -------------
Per share...................................................  $              $
                                                              -----------    -----------
Total.......................................................  $              $
                                                              ===========    ===========

    In connection with this offering, Salomon Smith Barney Inc. and J.P. Morgan Securities Inc., on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in this offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of the bids for or purchases of shares in the open market while this offering is in progress.

    The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc. or J.P. Morgan Securities Inc. repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or making stabilizing purchases.

    Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

    We estimate that our portion of the total expenses of this offering will be
approximately $       , which consist of approximately $      for filing and
listing fees and approximately $      for accounting and legal fees and
expenses.

    J.P. Morgan Chase Bank, an affiliate of J.P. Morgan Securities Inc., is the Administrative Agent and Collateral Agent and a lender under our senior credit facilities.

    The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

    J.P. Morgan Securities Inc. may make the prospectus available to customers via a password-protected website. However, J.P. Morgan Securities Inc. will not rely on any means of electronic delivery to satisfy legal prospectus requirements, but instead will deliver paper copies.

    A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

    We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

                            VALIDITY OF COMMON STOCK

    Appleby Spurling & Kempe, Bermuda, will pass upon the validity of the sale of the shares of common stock offered by this prospectus. Certain legal matters will be passed upon for us by Simpson Thacher & Bartlett, New York, New York 10017 as to matters of United States and New York law. Certain partners of Simpson Thacher & Bartlett, members of their families, related persons and others, have an indirect interest, through limited partnerships, who are investors in KKR 1996 Fund (Overseas) Limited Partnership, in less than 1% of the common stock. In addition, Simpson Thacher & Bartlett has in the past provided, and may continue to provide, legal services to KKR and its affiliates, including KKR 1996 Fund (Overseas) Limited Partnership. The underwriters are being represented as to United States legal matters by Cravath, Swaine & Moore, New York, New York 10019.

                                    EXPERTS

    The consolidated financial statements of Willis Group Holdings Limited as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 included in this prospectus have been audited by Deloitte & Touche, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Commission a registration statement on Form F-1 under the Securities Act about the securities we offer under this prospectus. We are currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended, as applicable to foreign private issuers, and will file periodic reports and other information relating to our business, financial statements and other matters with the Commission. We are currently exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our officers, directors and principal shareholders are exempt from the reporting and "short swing" profit recovery provisions contained in Section 16 of the Act. You may read and copy these reports and other information at the public reference facilities maintained by the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at the regional public reference facility maintained by the Securities and Exchange Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of that material, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Section of the Securities and Exchange Commission at prescribed rates by calling the Commission at 1-800-SEC-0330. That material may be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov). Information concerning us is also available for inspection at the offices of the exchange, 20 Broad Street, New York, New York 10005.

    You may also request a copy of those materials, free of cost, by writing or telephoning us at the following address and telephone number:

       Willis Group Holdings Limited
       Ten Trinity Square
       London EC3P 3AX
       England
       Attention: Company Secretary
       Telephone: +44-20-7488-8111

                            ------------------------

    We intend to apply to the Bermuda Monetary Authority for its consent to the transfer of the shares of common stock that the selling shareholders will sell under this prospectus. Approvals or permissions we expect to receive from the Bermuda Monetary Authority do not constitute a guaranty by the Bermuda Monetary Authority as to our performance or our credit worthiness. Accordingly, in giving those approvals or permissions, the Bermuda Monetary Authority will not be liable for our performance or default or for the correctness of any opinions or statements expressed in this document.

    We will file this document as a prospectus with the Registrar of Companies in Bermuda. That filing will not constitute a guaranty by the Registrar as to our performance or creditworthiness, nor does it suggest that the Registrar is liable for our performance or default or the correctness of any opinions or statements expressed in this document.

    The Bermuda Monetary Authority has classified us as non-resident in Bermuda for exchange control purposes. Accordingly, we may convert currency, other than Bermuda currency, held for our account to any other currency without restriction. Persons, firms or companies regarded as residents of Bermuda for exchange control purposes require specific consent under the Exchange Control Act, 1972 of Bermuda, and regulations promulgated under that Act, to purchase any shares in our capital stock or any other securities that we may issue. Under the terms of the consent that we expect the Bermuda Monetary Authority to give to us, the issuance and transfer of the shares of common stock between persons, firms or companies regarded as non-resident in Bermuda for exchange control purposes may be effected without further permission from the Bermuda Monetary Authority.

                            ------------------------

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
WILLIS GROUP HOLDINGS LIMITED

INDEPENDENT AUDITORS' REPORT................................   F-2

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2001
 AND 2000 AND FOR EACH OF THE THREE YEARS IN THE PERIOD
 ENDED DECEMBER 31, 2001:

  Consolidated Statements of Operations.....................   F-3

  Consolidated Balance Sheets (as of December 31, 2001 and
    2000)...................................................   F-4

  Consolidated Statements of Cash Flows.....................   F-6

  Consolidated Statements of Stockholders' Equity...........   F-8

  Notes to Consolidated Financial Statements................   F-9

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF
 MARCH 31, 2002 AND DECEMBER 31, 2001 AND FOR EACH OF THE
 THREE-MONTH PERIODS ENDED MARCH 31, 2002 AND MARCH 31,
 2001:

  Condensed Consolidated Statements of Operations...........   F-42

  Condensed Consolidated Balance Sheets.....................   F-43

  Condensed Consolidated Statements of Cash Flows...........   F-44

  Notes to Unaudited Condensed Consolidated Financial
    Statements..............................................   F-45

                         WILLIS GROUP HOLDINGS LIMITED

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Willis Group Holdings Limited
Hamilton, Bermuda

    We have audited the accompanying consolidated balance sheets of Willis Group Holdings Limited and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Willis Group Holdings Limited and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche
London, England
February 5, 2002

                         WILLIS GROUP HOLDINGS LIMITED

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                2001       2000       1999
                                                              --------   --------   --------
                                                               (MILLIONS, EXCEPT PER SHARE
                                                                          DATA)
REVENUES:
  Commissions and fees......................................   $1,357     $1,237     $1,180
  Interest income...........................................       67         68         64
                                                               ------     ------     ------
    Total revenues..........................................    1,424      1,305      1,244
                                                               ------     ------     ------
EXPENSES:
  General and administrative expenses (excluding non-cash
    compensation)...........................................    1,054      1,062      1,136
  Non-cash compensation -- performance options (Note 13)....      158         --         --
  Depreciation expense......................................       33         37         41
  Amortization of goodwill..................................       35         35         35
  Net gain on disposal of operations (Note 4)...............      (17)        (1)        (7)
  Restructuring costs (Note 3)..............................       --         18          7
  Pension review expense (Note 10)..........................       --         --         40
                                                               ------     ------     ------
    Total expenses..........................................    1,263      1,151      1,252
                                                               ------     ------     ------
OPERATING INCOME (LOSS).....................................      161        154         (8)
                                                               ------     ------     ------
OTHER EXPENSES:
  Interest expense..........................................       82         89         89
  Other expenses............................................       --         --          7
                                                               ------     ------     ------
    Total other expenses....................................       82         89         96
                                                               ------     ------     ------
INCOME (LOSS) BEFORE INCOME TAXES, EQUITY IN NET INCOME OF
  ASSOCIATES AND MINORITY INTEREST..........................       79         65       (104)
INCOME TAX EXPENSE (Note 5).................................       62         33          7
                                                               ------     ------     ------
INCOME (LOSS) BEFORE EQUITY IN NET INCOME OF ASSOCIATES AND
  MINORITY INTEREST.........................................       17         32       (111)

EQUITY IN NET INCOME OF ASSOCIATES (Note 6).................        4          2          7

MINORITY INTEREST (Including $12, $23 and $23, respectively,
  of preferred stock dividends).............................      (19)       (25)       (28)
                                                               ------     ------     ------
NET INCOME (LOSS)...........................................   $    2     $    9     $ (132)
                                                               ======     ======     ======
NET INCOME (LOSS) PER COMMON SHARE (Note 7)
  -- Basic..................................................   $ 0.01     $ 0.07     $(1.11)
  -- Diluted................................................   $ 0.01     $ 0.07     $(1.11)
                                                               ======     ======     ======
WEIGHTED-AVERAGE NUMBER OF COMMON SHARES OUTSTANDING (Note
  7)
  -- Basic..................................................      136        121        119
  -- Diluted................................................      148        121        119
                                                               ======     ======     ======

  The accompanying notes are an integral part of these consolidated financial statements.

                         WILLIS GROUP HOLDINGS LIMITED

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2001 AND 2000

                                                                2001       2000
                                                              --------   --------
                                                               (MILLIONS, EXCEPT
                                                                  SHARE DATA)
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................   $  128     $   88
  Fiduciary funds -- restricted (Note 8)....................    1,282        978
  Short-term investments (Note 8)...........................       42         41
  Accounts receivable, net of allowance for doubtful
    accounts of $25 and $24, respectively...................    5,703      4,675
  Deferred tax assets (Note 5)..............................       16         14
  Other current assets......................................       78         94
                                                               ------     ------
    Total current assets....................................    7,249      5,890
                                                               ------     ------

NONCURRENT ASSETS:
  Fixed assets, net of accumulated depreciation of $95 and
    $79, respectively (Note 9)..............................      185        192
  Goodwill, net of accumulated amortization of $115 and $80,
    respectively............................................    1,201      1,225
  Investments in associates (Note 6)........................      135        134
  Deferred tax assets (Note 5)..............................       59         45
  Other noncurrent assets...................................      120        104
                                                               ------     ------
    Total noncurrent assets.................................    1,700      1,700
                                                               ------     ------
TOTAL.......................................................   $8,949     $7,590
                                                               ======     ======

                                                                     (Continued)

                         WILLIS GROUP HOLDINGS LIMITED

                           DECEMBER 31, 2001 AND 2000

                                                                2001       2000
                                                              --------   --------
                                                               (MILLIONS, EXCEPT
                                                                  SHARE DATA)
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable..........................................   $6,799     $5,484
  Deferred revenue and accrued expenses.....................      163        130
  Provisions (Note 10)......................................       38         37
  Income taxes payable......................................       75         43
  Other current liabilities.................................      167        189
                                                               ------     ------
    Total current liabilities...............................    7,242      5,883
                                                               ------     ------
NONCURRENT LIABILITIES:
  Long-term debt (Note 11)..................................      787        958
  Provisions (Note 10)......................................      102        121
  Other noncurrent liabilities..............................      106         99
                                                               ------     ------
    Total noncurrent liabilities............................      995      1,178
                                                               ------     ------
    Total liabilities.......................................    8,237      7,061
                                                               ------     ------
COMMITMENTS AND CONTINGENCIES (Note 17)

MINORITY INTEREST...........................................       16         19

COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED CAPITAL
  SECURITIES OF SUBSIDIARY..................................       --        272

STOCKHOLDERS' EQUITY:
  Common shares, $0.000115 par value; Authorized:
    4,000,000,000;
  Issued and outstanding, 147,635,170 shares and 123,698,539
    shares respectively.....................................       --         --
  Additional paid-in capital................................      867        410
  Accumulated deficit.......................................     (165)      (167)
  Accumulated other comprehensive income (loss) (Note 15)...        5         (5)
  Treasury stock, at cost, 816,981 shares at December 31,
    2001....................................................      (11)        --
                                                               ------     ------
    Total stockholders' equity..............................      696        238
                                                               ------     ------
TOTAL.......................................................   $8,949     $7,590
                                                               ======     ======

                                                                     (Concluded)

  The accompanying notes are an integral part of these consolidated financial statements.

                         WILLIS GROUP HOLDINGS LIMITED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                2001       2000       1999
                                                              --------   --------   --------
                                                                        (MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................   $    2      $  9      $(132)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Net (gain) loss on sale of subsidiary, fixed assets and
      short-term investments................................      (17)        2         (4)
    Depreciation............................................       33        37         41
    Amortization of goodwill................................       35        35         35
    Provision for doubtful accounts.........................       10         8         10
    Minority interest.......................................        6         3          5
    Provisions..............................................      (13)      (23)        23
    Provision for deferred income taxes.....................      (18)       (8)       (18)
    Non-cash compensation expense attributable to
      performance options...................................      158        --         --
    Other...................................................       --         3          4
  Changes in operating assets and liabilities, net of
    effects from purchase of subsidiaries:
    Fiduciary funds -- restricted...........................     (320)     (124)       (66)
    Accounts receivable.....................................   (1,142)     (742)       (84)
    Accounts payable........................................    1,446       851        154
    Other...................................................       41        28         51
                                                               ------      ----      -----
  Net cash provided by operating activities.................      221        79         19
                                                               ------      ----      -----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds on disposal of fixed assets......................        5         7         11
  Additions to fixed assets.................................      (40)      (30)       (41)
  Net cash proceeds from sale of operations.................       22         1         15
  Acquisitions of subsidiaries, net of cash acquired........       --        (8)       (19)
  Investments in and advances to associates.................       --        (1)       (17)
  Tax refund relating to prior acquisition..................        5        --         --
  Purchase of short-term investments........................      (16)      (32)       (22)
  Proceeds on sale of short-term investments................       14        25         46
  Other.....................................................       --        (3)         1
                                                               ------      ----      -----
    Net cash used in investing activities...................      (10)      (41)       (26)
                                                               ------      ----      -----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds of issue of debt.................................       --        --        550
  Repayments of debt........................................     (172)      (32)      (598)
  Repayment of preference shares............................     (273)       --         --
  Proceeds from initial public offering, net of offering
    costs...................................................      282        --         --
  Debt issue costs..........................................       --        --        (13)
  Purchase of treasury stock................................      (11)       --         --
  Proceeds from issue of common shares......................        7         9         36
                                                               ------      ----      -----
    Net cash used in financing activities...................     (167)      (23)       (25)
                                                               ------      ----      -----
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............       44        15        (32)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
EQUIVALENTS.................................................       (4)       (7)        (6)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................       88        80        118
                                                               ------      ----      -----
CASH AND CASH EQUIVALENTS, END OF YEAR......................   $  128      $ 88      $  80
                                                               ======      ====      =====

                                                                     (Continued)

                         WILLIS GROUP HOLDINGS LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                2001       2000       1999
                                                              --------   --------   --------
                                                                        (MILLIONS)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash payments for income taxes............................   $   41      $ 27      $  18
  Cash payments for interest................................   $   82      $ 85      $  72
                                                               ======      ====      =====
SUPPLEMENTAL DISCLOSURES OF NON-CASH FLOW INVESTING AND
FINANCING ACTIVITIES:
  Investment in associated companies........................   $   --      $ --      $   1
  Issue of preference shares in lieu of dividend............        1         3          2
  Purchase of fixed assets..................................        1        --          2
  Issue of common stock on acquisition of subsidiaries......       11        --         --
  Deferred payments on acquisitions of subsidiaries.........       11         4          6

  Acquisitions:
    Fair value of assets acquired...........................       19        38         39
    Less: liabilities assumed...............................      (15)      (25)       (21)
    Cash acquired...........................................       (5)       (6)        (2)
                                                               ------      ----      -----
  Acquisitions, net of cash acquired........................   $   (1)     $  7      $  16
                                                               ======      ====      =====

                                                                     (Concluded)

  The accompanying notes are an integral part of these consolidated financial statements.

                         WILLIS GROUP HOLDINGS LIMITED

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                           2001          2000          1999
                                                        -----------   -----------   -----------
                                                             (MILLIONS, EXCEPT SHARE DATA)
COMMON SHARES OUTSTANDING (number)
Balance, beginning of year............................  123,698,539   120,567,702   109,599,817
  Common shares issued................................   23,698,061     3,069,462    10,967,885
  Exercise of stock options...........................      238,570        61,375            --
                                                        -----------   -----------   -----------
Balance, end of year..................................  147,635,170   123,698,539   120,567,702
                                                        ===========   ===========   ===========
ADDITIONAL PAID-IN CAPITAL
Balance, beginning of year............................  $       410   $       401   $       365
  Proceeds from issue of common shares, net of
    offering costs in 2001 of $30 million.............          296             9            36
  Non-cash compensation -- performance options........          158            --            --
  Gains on sale of treasury stock.....................            3            --            --
                                                        -----------   -----------   -----------
Balance, end of year..................................          867           410           401
                                                        -----------   -----------   -----------
ACCUMULATED DEFICIT
Balance, beginning of year............................         (167)         (176)          (44)
  Net income (loss)...................................            2             9          (132)
                                                        -----------   -----------   -----------
Balance, end of year..................................         (165)         (167)         (176)
                                                        -----------   -----------   -----------
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Balance, beginning of year............................           (5)            1            --
  Foreign currency translation adjustment.............           (4)           (8)            3
  Cumulative effect of accounting change..............            8            --            --
  Unrealized holding gains (losses)...................            1             2            (2)
  Net gain on derivative instruments..................            5            --            --
                                                        -----------   -----------   -----------
Balance, end of year..................................            5            (5)            1
                                                        -----------   -----------   -----------
TREASURY STOCK
Balance, beginning of year............................           --            --            --
  Cost of shares acquired.............................          (11)           --            --
                                                        -----------   -----------   -----------
Balance, end of year..................................          (11)           --            --
                                                        -----------   -----------   -----------
TOTAL STOCKHOLDERS' EQUITY............................  $       696   $       238   $       226
                                                        ===========   ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                         WILLIS GROUP HOLDINGS LIMITED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

1. THE COMPANY AND ITS OPERATIONS

    BUSINESS--Willis Group Holdings Limited ("Willis Group Holdings") and subsidiaries (collectively, the "Company") provide a broad range of value-added risk management consulting and insurance brokerage services, both directly and indirectly through its associates, to a diverse base of clients internationally. The Company provides specialized risk management advisory and other services on a global basis to clients in various industries, including the construction, aerospace, marine and energy industries. In its capacity as an advisor and insurance broker, the Company acts as an intermediary between clients and insurance carriers by advising clients on risk management requirements, helping clients determine the best means of managing risk, and negotiating and placing insurance risk with insurance carriers through the Company's global distribution network. The Company also provides other value-added services.

    ORGANIZATION--Willis Group Holdings was incorporated on February 8, 2001 as an exempted company under the Companies Act 1981 of Bermuda, for the sole purpose of redomiciling the ultimate parent company of the Willis Group (comprised of TA I Limited and subsidiaries) from the United Kingdom ("UK") to Bermuda. On incorporation, Willis Group Holdings was wholly owned by Profit Sharing (Overseas), Limited Partnership, an affiliate of Kohlberg Kravis Roberts & Co., L.P. and one of the existing stockholders of TA I Limited ("TA I").

    Willis Group Holdings, effective from May 8, 2001, exchanged its common shares for all the issued and outstanding ordinary shares of TA I. On April 10, 2001, Willis Group Holdings made an offer to exchange one of its non-voting management common shares for each outstanding non-voting management ordinary share of TA I. The offer expired on May 8, 2001 and at expiration Willis Group Holdings had received acceptances in respect of, or otherwise had rights to acquire, 99.8% of the outstanding non-voting management ordinary shares of TA I. Subsequently, Willis Group Holdings acquired the remaining 0.2%. The non-voting management shares issued by Willis Group Holdings automatically converted into voting shares on consummation of the Willis Group Holdings' initial public offering. In addition, all management ordinary stock options of TA I were rolled over into identical stock options of Willis Group Holdings. As a consequence of these transactions, Willis Group Holdings is the beneficial owner of 100% of TA I's issued and outstanding share capital.

    As a result of the exchange offers, the former stockholders of TA I acquired a majority voting interest in Willis Group Holdings. Under accounting principles generally accepted in the United States of America ("US GAAP"), the company whose stockholders retain the majority interest in a combined business must be treated as the acquirer for accounting purposes. Accordingly, the transaction has been accounted for as a "reverse acquisition" for financial reporting purposes and TA I is deemed to have acquired 100% of the equity interest in Willis Group Holdings. The relevant acquisition process utilizes the capital structure of Willis Group Holdings and the assets and liabilities of TA I and subsidiaries (collectively, the "Predecessor") are recorded at historical cost.

    The Predecessor is the operating entity for financial reporting purposes and the financial statements prior to May 8, 2001 represent the Predecessor's financial position and results of operations. The assets and liabilities and results of operations of the Predecessor are included as of May 8, 2001. Although TA I was deemed to be the acquiring corporation for financial accounting and reporting purposes, the legal status of Willis Group Holdings as the surviving corporation does not change. For periods prior to the exchange offers, the equity of Willis Group Holdings is the historical equity of TA I prior to the reverse acquisition, retroactively restated to reflect the number of shares received in the exchange offers.

                         WILLIS GROUP HOLDINGS LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

    The consolidated financial statements of the Company have been prepared on the accrual basis of accounting. A summary of the major accounting policies followed in the preparation of the accompanying consolidated financial statements, which conform to US GAAP, is presented below.

    PRINCIPLES OF CONSOLIDATION--The accompanying consolidated financial statements include the accounts of Willis Group Holdings and its subsidiaries, all of which are controlled through the ownership of a majority voting interest. Intercompany balances and transactions have been eliminated on consolidation.

    FOREIGN CURRENCY TRANSLATION--Transactions in currencies other than the functional currency of the entity are recorded at the rates of exchange prevailing at the date of the transaction. Monetary assets and liabilities in currencies other than the functional currency are translated at the rates of exchange prevailing at the balance sheet date and the related transaction gains and losses are reported in the statements of operations. Certain intercompany loans are determined to be of a long-term investment nature. The Company records transaction gains and losses from remeasuring such loans as a component of other comprehensive income.

    Upon consolidation, the results of operations of subsidiaries and associates whose functional currency is other than the US dollar are translated into US dollars at the average exchange rate and assets and liabilities are translated at year-end exchange rates. Translation adjustments are presented as a separate component of other comprehensive income in the financial statements and are included in net income only upon sale or liquidation of the underlying foreign subsidiary or associated company.

    USE OF ESTIMATES--The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the dates of the financial statements and the reported amounts of revenues and expenses during the year. In the preparation of these consolidated financial statements, estimates and assumptions have been made by management concerning the selection of useful lives of fixed assets and goodwill, provisions necessary for trade receivables and liabilities, the carrying value of investments, income tax valuation allowances and other similar evaluations. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS--Cash and cash equivalents primarily consist of time deposits with original maturities of three months or less.

    FIDUCIARY FUNDS--RESTRICTED--Fiduciary funds-restricted represent unremitted premiums received from insureds and unremitted claims received from insurers. Fiduciary funds are generally required to be kept in certain regulated bank accounts subject to guidelines which emphasize capital preservation and liquidity; such funds are not available to service the Company's debt or for other corporate purposes. Notwithstanding the legal relationships with clients and insurers, the Company is entitled to retain interest income earned on fiduciary funds in accordance with industry custom and practice and, in some cases, as supported by agreements with insureds.

    Included in fiduciary funds-restricted are cash and cash equivalents, time deposits, certificates of deposit and debt securities. These securities are carried at fair market value, with unrealized gains and losses reported in other comprehensive income. Realized gains and losses on investments sold are

                         WILLIS GROUP HOLDINGS LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) included in net income (loss) and are derived using the specific identification method for determining the cost of securities.

    ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE--In its capacity as an insurance agent or broker, the Company collects premiums from insureds and, after deducting its commissions, remits the premiums to the respective insurers; the Company also collects claims or refunds from insurers on behalf of insureds. Unremitted insurance premiums and claims are held in a fiduciary capacity. The obligation to remit these funds is recorded as accounts payable on the Company's consolidated balance sheets. The period for which the Company holds such funds is dependent upon the date the insured remits the payment of the premium to the Company and the date the Company is required to forward such payment to the insurer. Balances arising from insurance brokerage transactions are reported as separate assets or liabilities unless such balances are due to or from the same party and a right of offset exists, in which case the balances are recorded net.

    Accounts receivable are stated at estimated net realizable values. Allowances are recorded, when necessary, in an amount considered by management to be sufficient to meet probable future losses related to uncollectible accounts. The write-off of accounts receivable was $2 million, $7 million and $5 million in the years ended December 31, 2001, 2000 and 1999, respectively.

    SHORT-TERM INVESTMENTS--The Company classifies all short-term investments as available-for-sale in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. These securities are carried at fair market value, with unrealized gains and losses reported in other comprehensive income. Realized gains and losses on investments sold are included in net income (loss) and are derived using the specific identification method for determining the cost of securities.

    FIXED ASSETS--Fixed assets are stated at cost less accumulated depreciation. Expenditures for improvements are capitalized; repairs and maintenance are charged to expense as incurred. Depreciation is computed using the straight-line method based on the estimated useful lives of assets.

    Depreciation on buildings and long leaseholds is calculated over 50 years. Depreciation on leasehold improvements is calculated over the lesser of the useful life of the assets or the lease term. Depreciation on furniture and equipment is calculated based on a range of 3 to 25 years and vehicles are depreciated over a period up to 4 years.

    RECOVERABILITY OF FIXED ASSETS--In accordance with SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, long-lived assets and certain identifiable intangibles held and used by a company are required to be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the undiscounted future cash flow is less than the carrying amount of the asset, the asset is deemed impaired. The amount of the impairment is measured as the difference between the carrying value and the fair value of the asset. Generally, long-lived assets and certain identifiable intangibles to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

                         WILLIS GROUP HOLDINGS LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) GOODWILL--Goodwill represents the excess of the cost of businesses acquired over the fair market value of identifiable net assets at the dates of acquisition. The Company reviews goodwill for impairment whenever facts or circumstances indicate that the carrying amounts may not be recoverable. If an evaluation is required, the estimated future undiscounted cash flows associated with the underlying business operation are compared to the carrying amount of goodwill to determine if a write-down is required. If such an assessment indicates that the undiscounted future cash flows will not be recovered, the carrying amount is reduced to the estimated fair value. Goodwill is being amortized on a straight-line basis over periods up to 40 years except for goodwill on acquisitions completed after June 30, 2001, which is not amortized. Acquired intangible assets are amortized on a straight-line basis over their estimated useful life.

    INVESTMENTS IN ASSOCIATES--Investments in entities less than 50% owned in which the Company has the ability to exercise significant influence are accounted for by the equity method of accounting whereby the investment is carried at cost of acquisition, plus the Company's equity in undistributed net income (loss) since acquisition, less dividends received. Investments in entities less than 20% owned are accounted for by the cost method. Such investments are not publicly traded. The Company periodically reviews its investments in associates for which fair value is less than cost to determine if the decline in value is other than temporary. If the decline in value is judged to be other than temporary, the cost basis of the investment is written down to fair value. The amount of any write-down is included in the results of operations as a realized loss.

    PUT AND CALL OPTIONS RELATING TO SUBSIDIARIES AND ASSOCIATES--For certain subsidiaries and associates, the Company has the right to purchase shares (a call option) from co-shareholders at various dates in the future. In addition, the co-shareholders of certain subsidiaries and associates have the right to sell (a put option) their shares to the Company at various dates in the future. Generally, the exercise price of such puts and calls is formula-based (using revenues and earnings) and is designed to reflect fair value. On inception of an option agreement, the Company records the puts and calls at fair value. The put and call options are subsequently marked to market at each reporting period with changes in value being recognized in the statement of operations.

    DERIVATIVE FINANCIAL INSTRUMENTS--The Company uses derivative financial instruments for other than trading purposes to alter the risk profile of an existing underlying exposure. Interest rate swaps are used to manage interest risk exposures. Forward foreign currency exchange contracts are used to manage currency exposures arising from future income. The fair value of derivative contracts are recorded in other current and noncurrent assets and liabilities with changes in fair value of effective hedges recorded in other comprehensive income and changes in fair value of ineffective hedges recorded in general and administrative expenses. Amounts are reclassified from other comprehensive income into earnings when the hedged exposure affects earnings.

    INCOME TAXES--The Company accounts for income taxes under the provisions of SFAS No. 109, ACCOUNTING FOR INCOME TAXES ("SFAS 109"). SFAS 109 requires recognition of deferred tax assets and liabilities for the estimated future tax consequences of events attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating and capital loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted rates in effect for the year in which the differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in the

                         WILLIS GROUP HOLDINGS LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) statement of operations in the period in which the enactment date changes. Deferred tax assets and liabilities are reduced through the establishment of a valuation allowance at such time as, based on available evidence, it is more likely than not that the deferred tax assets will not be realized.

    PENSIONS--The Company has two principal defined benefit pension plans, one in the UK and the other in the US. The plans cover substantially all eligible employees and benefits are based on employees' length of service and salary history. The pension cost of both plans is accounted for in accordance with SFAS No. 87, EMPLOYERS' ACCOUNTING FOR PENSIONS. Pension information is presented in accordance with SFAS No. 132, EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POST RETIREMENT BENEFITS.

    STOCK-BASED COMPENSATION--The Company accounts for its stock option and stock-based compensation plans using the intrinsic-value method prescribed in Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25"). Accordingly, the Company computes compensation costs for each employee stock option granted as the amount by which the quoted market price (or estimated fair value for options granted before the initial public offering) of the Company's common shares on the date of the grant exceeds the amount the employee must pay to acquire the shares. As required by SFAS
No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("SFAS 123"), the Company has included, in Note 13, the required SFAS 123 pro forma disclosures of net income
(loss) and net income (loss) per share as if the fair value-based method of accounting had been applied.

    REVENUE RECOGNITION--Revenue includes insurance commissions, fees for services rendered, certain commissions receivable from insurance carriers and interest income.

    The Company takes credit for commissions (or fees negotiated in lieu of commission) in respect of insurance placements at the date when the insured is billed or at the inception date of the policy, whichever is later. Commissions on additional premiums and adjustments are recognized as and when advised. Fees for consulting services are recorded as the services are provided or, for short-term projects, on completion of the project. Fees for other services, including captive management and third party administration, are recognized over the period for which the services are rendered. The Company establishes contract cancellation reserves where appropriate. At December 31, 2001, 2000 and 1999, such amounts were not material.

    Commissions receivable from insurance carriers such as commissions contingent on the performance of insurance policies placed are recognized at the earlier of the date when cash is received, or when formal, written notification of the actual amount due is received from the insurance carrier. If some of the commissions received are potentially subject to full or partial repayment to the carrier, then recognition is deferred until the conditions for repayment have passed. Interest income is recognized as earned.

    ACCOUNTING CHANGES AND RECENT ACCOUNTING PRONOUNCEMENTS--SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES ("SFAS 133") as amended by SFAS No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES--DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT NO. 133, and SFAS No. 138, ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES, was effective for the Company from January 1, 2001. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at fair value. Gains or losses resulting from changes in the value of derivatives are accounted for depending on the intended use of the derivative and whether they qualify for hedge

                         WILLIS GROUP HOLDINGS LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) accounting. The adoption of SFAS 133, effective January 1, 2001, resulted in an increase in other comprehensive income, net of tax, of $8 million reported as the cumulative effect of adopting an accounting principle.

    In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, BUSINESS COMBINATIONS ("SFAS 141"), and SFAS No.142, GOODWILL AND INTANGIBLE ASSETS ("SFAS 142"). SFAS 141 requires the purchase method of accounting for business combinations occurring after June 30, 2001 and eliminates the pooling-of-interests method. SFAS 142, which became effective from January 1, 2002, requires that goodwill and other intangible assets that have an indefinite useful life will no longer be amortized but rather will be tested at least annually for impairment. SFAS 142 also requires the Company to perform a transitional assessment of whether there is an indication that goodwill was impaired at the date of initial application, January 1, 2002. Any goodwill impairment loss is required to be recognized as the cumulative effect of a change in accounting principle no later than the end of the year of initial application. The Company is also required to review its other intangible assets for impairment and to reassess the useful lives of such assets and make necessary adjustments. At January 1, 2002, the Company had goodwill, net of accumulated amortization, of approximately $1,201 million, which would be subject to the transitional assessment provisions of SFAS 142. Amortization of goodwill for the year ended December 31, 2001 was $35 million.

    In August 2001, the Financial Accounting Standards Board issued SFAS
No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS
("SFAS 144"). SFAS 144 addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. SFAS No. 144 became effective for fiscal years beginning after December 15, 2001. The Company does not expect the application of this standard will have a material effect.

3. RESTRUCTURING COSTS

    The Company recorded charges of $18 million and $7 million primarily for employee termination benefits and excess operating lease obligations as a result of restructuring plans during the years ended December 31, 2000 and 1999, respectively. Such charges have been recorded as restructuring costs in the consolidated statements of operations.

    In the fourth quarter of 1999, the Company announced a comprehensive restructuring plan to segment accounts, eliminate unprofitable accounts and activities, consolidate several sales process functions and streamline and centralize client service functions such as claims handling, policy issuance and the issuance of insurance certificates in the North American operations. Pursuant to this plan, the Company expected to eliminate 275 positions and physically segregate and discontinue use of certain leased office space which, where economically feasible, will be subleased. This restructuring plan resulted in the Company recording a charge of $7 million representing employee termination benefits in 1999 and a charge of $11 million representing excess operating lease obligations (net of expected sublease income) in 2000. As of December 31, 2001, 277 employees had been terminated as a result of the restructuring plan.

    In 2000, the Company developed a plan to exit certain business lines including the sale of the municipality business of Public Entities National Company ("PENCO"), part of the US wholesale operations, and the sale or closure of certain other non-strategic businesses. As a result of these plans,

                         WILLIS GROUP HOLDINGS LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

3. RESTRUCTURING COSTS (CONTINUED)
it is expected that approximately 250 employees will be terminated. The sale of the municipality business of PENCO was completed in January 2001 while the proposed sale or closure of certain other non-strategic businesses is expected to be completed during the second quarter of 2002. Restructuring charges of $7 million were recorded by the Company in the fourth quarter of 2000, representing $4 million of employee termination benefits, $1 million of excess operating lease obligations and $2 million of other exit costs relating to these plans. As of December 31, 2001, 75 employees had been terminated.

    Selected information for restructuring charges follows:

                                                         EXCESS
                                          EMPLOYEE      OPERATING
                                         TERMINATION      LEASE
                                          BENEFITS     OBLIGATIONS     OTHER       TOTAL
                                         -----------   -----------   ---------   ---------
                                                            (MILLIONS)
January 1, 1999........................      $ --          $ --        $ --        $ --
Restructuring charge...................         7            --          --           7
                                             ----          ----        ----        ----
December 31, 1999......................         7            --          --           7
Restructuring charge...................         4            12           2          18
Used in year...........................        (6)           (4)         --         (10)
                                             ----          ----        ----        ----
December 31, 2000......................         5             8           2          15
Used in year...........................        (3)           (3)         --          (6)
                                             ----          ----        ----        ----
December 31, 2001......................      $  2          $  5        $  2        $  9
                                             ====          ====        ====        ====

4. ACQUISITIONS AND DISPOSITIONS

    ACQUISITIONS--During 2001, 2000 and 1999, the Company acquired, or increased its investments in, a number of businesses. The aggregate purchase price of all acquisitions completed during 2001, 2000 and 1999 approximated $25 million, $12 million and $32 million, respectively, inclusive of deferred payments amounting to $nil, $4 million and $6 million. Additional consideration of up to $4 million is payable in future periods contingent upon future revenues of the acquired businesses reaching specified thresholds. All of these transactions were recorded using the purchase method of accounting. Accordingly, the results of operations of the acquired businesses and the Company's increased share of the undistributed net income of associates have been included in the Company's consolidated results from their respective acquisition dates. The assets acquired and liabilities assumed were recorded at estimated fair values. Pro forma results from these acquisitions would not have been materially different from the amounts reported.

    The preliminary purchase price allocations for the acquisitions are subject to adjustment during the year following acquisition. In most of the acquisitions, the preliminary allocation resulted in an excess of purchase price over the fair value of net assets acquired being allocated to goodwill. Goodwill arising on acquisitions occurring before June 30, 2001 is being amortized on a straight-line basis over 20 years. Goodwill arising on acquisitions after that date is being tested at least annually for impairment.

                         WILLIS GROUP HOLDINGS LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

4. ACQUISITIONS AND DISPOSITIONS (CONTINUED)
    DISPOSITIONS--In July, 2001, the Company completed the sale of its 51% interest in Willis National Holdings Limited. The gain on disposal amounted to $22 million and has been recorded in the statement of operations. In
December 2001, the Company completed a restructuring of Willis Italia Holdings S.p.A. in which a subsidiary of that entity was disposed of in exchange for an increase in the Company's investment in Willis Italia Holdings S.p.A. from 50.1% to 67%. The loss on disposal of $5 million, included a net goodwill write-off of $3 million.

    Total proceeds relating to 2000 were not material. Total proceeds relating to 1999 dispositions of subsidiaries and associates amounted to $7 million with a gain of $7 million recorded in the consolidated statement of operations. Additional cash was received in 1999 in the amount of $7 million, which related to deferred amounts on acquisitions completed in prior years.

5. INCOME TAXES

    The components of income (loss) before income taxes, equity in net income of associates and minority interest for the years ended December 31, are as follows:

                                                                2001       2000       1999
                                                              --------   --------   --------
                                                                        (MILLIONS)
UK..........................................................   $  10      $  23      $ (88)
US..........................................................      15         21        (57)
Other jurisdictions.........................................      54         21         41
                                                               -----      -----      -----
Income (loss) before income taxes, equity in net income of
  associates and minority interest..........................   $  79      $  65      $(104)
                                                               =====      =====      =====

    The provision for income taxes by location of the taxing jurisdiction for the years ended December 31, consisted of the following:

                                                                2001       2000       1999
                                                              --------   --------   --------
                                                                        (MILLIONS)
Current income taxes:
  UK corporation tax........................................   $  30      $   4      $   6
  US federal tax............................................      27         13         --
  US state and local taxes..................................      10          5          2
  Other jurisdictions.......................................      12         14         16
                                                               -----      -----      -----
Total current taxes.........................................      79         36         24
                                                               -----      -----      -----
Deferred taxes:
  UK corporation tax........................................       9          6          2
  US federal tax............................................     (23)        (5)       (16)
  US state and local taxes..................................      (6)        (1)        (3)
  Other jurisdictions.......................................       3         (3)        --
                                                               -----      -----      -----
Total deferred taxes........................................     (17)        (3)       (17)
                                                               -----      -----      -----
Total income taxes..........................................   $  62      $  33      $   7
                                                               =====      =====      =====

                         WILLIS GROUP HOLDINGS LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

5. INCOME TAXES (CONTINUED)
    Under current Bermuda law, the Company is not required to pay any taxes in Bermuda on its income, profits or capital gains. Accordingly, the following table reconciles, for the years ended December 31, the income tax expense (benefit) in these financial statements to that which would be expected at the UK corporation tax rate, being the domestic federal rate applicable to TA I:

                                                                2001       2000       1999
                                                              --------   --------   --------
                                                                        (MILLIONS)
Income (loss) before income taxes, equity in net income of
  associates and minority interest..........................   $  79      $  65      $(104)
                                                               -----      -----      -----
Corporation tax rate........................................      30%        30%        30%
                                                               -----      -----      -----
Income tax expense (benefit) at corporation tax rate........      24         19        (31)
Adjustments to derive effective rate:
  Non-deductible items:
    Goodwill amortization...................................      11         11         13
    Stock options...........................................      26         --         --
    Other...................................................      (3)         8          6
  Other items:
    Change in valuation allowance...........................      --         (2)        29
    Prior year adjustment...................................      (1)        (1)        --
    Tax differentials of foreign earnings:
      US earnings...........................................       2          3         (3)
      Other jurisdictions...................................       3          4          2
    Other...................................................      --         (9)        (9)
                                                               -----      -----      -----
  Provision for income taxes................................   $  62      $  33      $   7
                                                               =====      =====      =====

                         WILLIS GROUP HOLDINGS LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

5. INCOME TAXES (CONTINUED)

    The significant components of deferred income tax assets and liabilities and their balance sheet classifications, as of December 31, are as follows:

                                                                2001       2000
                                                              --------   --------
                                                                  (MILLIONS)
Deferred tax assets:
  Accrued expenses not currently deductible.................   $  12      $   9
  UK net operating losses...................................      29         30
  UK capital losses.........................................      63         71
  Accrued retirement benefits...............................       6         19
  Provisions................................................      27         32
  Allowance for doubtful accounts...........................       1          4
  Deferred compensation.....................................      16         12
  Stock options.............................................      30         --
  Other.....................................................       2          2
                                                               -----      -----
    Gross deferred tax assets...............................     186        179
    Less: valuation allowance...............................     (92)      (101)
                                                               -----      -----
    Net deferred tax assets.................................      94         78
                                                               -----      -----
Deferred tax liabilities:
  Tax-leasing transactions..................................      11         12
  Unremitted foreign earnings...............................       2          2
  Other.....................................................       6          5
                                                               -----      -----
  Deferred tax liabilities..................................      19         19
                                                               -----      -----
Net deferred tax assets.....................................   $  75      $  59
                                                               =====      =====
Balance sheet classifications:
  Deferred tax assets -- current............................   $  16      $  14
  Deferred tax assets -- noncurrent.........................      59         45
                                                               -----      -----
                                                               $  75      $  59
                                                               =====      =====

    As of December 31, 2001, the Company had a valuation allowance of $92 million to reduce its deferred tax assets to estimated realizable value. The valuation allowance relates to the deferred tax assets arising from UK tax operating loss carryforwards and capital loss carryforwards which have no expiration date. The utilization of operating loss carryforwards is, however, restricted to the taxable income of the subsidiary generating the losses. In addition, capital loss carryforwards can only be offset against capital gains. The reduction in the total valuation allowance for the year ended December 31, 2001 arises principally from the utilization of UK capital loss carryforwards following the disposal of Willis National. As of December 31, 2001, based upon the level of historical taxable income and projections for future taxable income over the periods in which the temporary differences are anticipated to reverse, and prudent and feasible tax-planning strategies, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the valuation allowances. However, the amount of the deferred tax asset considered realizable could be adjusted in the future if estimates of taxable income are revised. In the event that the valuation

                         WILLIS GROUP HOLDINGS LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

5. INCOME TAXES (CONTINUED)
allowance of $92 million as of December 31, 2001 is reduced in future years to recognize deferred tax assets, $63 million will be allocated to reduce goodwill.

    The Company recognizes a deferred tax liability related to the undistributed earnings of subsidiaries when the Company expects that it will recover those undistributed earnings in a taxable manner, such as through receipt of dividends or sale of the investments. The Company does not, however, provide for income taxes on the unremitted earnings of certain other subsidiaries located outside the UK because, in management's opinion, such earnings have been indefinitely reinvested in these operations, will be remitted in a tax free liquidation, or will be remitted as dividends with taxes substantially offset by foreign tax credits. It is not practical to determine the amount of unrecognized deferred tax liabilities for temporary differences related to investments in these non-UK subsidiaries.

6. INVESTMENTS IN ASSOCIATES

    As of December 31, 2001 and 2000, the Company held a number of investments which it accounts for using the equity method. The Company's interest in the outstanding common stock of the more significant associates as of December 31, 2001, is as follows:

                                                               COUNTRY      2001       2000
                                                              ---------   --------   --------
Al-Futtaim Willis Faber (Private) Limited...................  Dubai         49%        49%
Willis GmbH & Co. K.G. (formerly Jaspers Wuppesahl Industrie
  Assekuranz GmbH & Co., KG ("Jaspers Wuppesahl"))..........  Germany       45%        45%
Gras Savoye & Cie ("Gras Savoye")...........................  France        33%        33%
Willis A/S..................................................  Denmark       30%        30%
Herzfeld & Levy SA..........................................  Argentina     40%        40%

    Of those listed above, the Company's principal investments as of December 31, 2001 and 2000 comprised of Gras Savoye, a French insurance broker, and Jaspers Wuppesahl, a German insurance broker. Included in the carrying amount of the Gras Savoye investment is goodwill of $72 million and $74 million net of accumulated goodwill amortization of $7 million and $5 million as of December 31, 2001 and 2000, respectively. Included in the carrying amount of the Jaspers Wuppesahl investment is goodwill of $35 million and $35 million net of accumulated goodwill amortization of $3 million and $3 million as of December 31, 2001 and 2000, respectively. Goodwill related to Gras Savoye and Jaspers Wuppesahl is being amortized on a straight-line basis over a weighted-average period of 37 years. As of December 31, 2001 and 2000, the Company's other investments in associates individually and in the aggregate were not material to the Company's operations.

    On July 23, 1997, the Company entered into an agreement with Gras Savoye whereby, among other things, the co-shareholders of Gras Savoye (other than management) have the right to sell (put option) their shares to the Company possibly increasing the Company's ownership interest from 33% to 90%. The option expires in 2011 and Gras Savoye's eligible co-shareholders may exercise their rights from January 1, 2001. In addition, the Company has the right to purchase (call option) at least 50.1% of Gras Savoye's shares from the co-shareholders. The call option is exercisable from December 1, 2009. The exact amount payable by the Company under the put and call is based on the greater of a price per Gras Savoye share defined contractually or a formula-based price contingent on Gras Savoye's future results.

                         WILLIS GROUP HOLDINGS LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

6. INVESTMENTS IN ASSOCIATES (CONTINUED)
    Unaudited condensed financial information for associates, in the aggregate, as of and for the years ended December 31, 2001, 2000 and 1999 is presented below. For convenience purposes: (i) balance sheet data has been translated to US dollars at the relevant year-end exchange rate, and (ii) condensed statement of operations data has been translated to US dollars at the relevant average exchange rate.

                                                                2001       2000       1999
                                                              --------   --------   --------
                                                                        (MILLIONS)
Condensed statement of operations data:
  Net sales.................................................   $ 307      $ 286      $ 296
  Income before income taxes................................      35         33         35
  Net income................................................      24         17         33

Condensed balance sheet data:
  Current assets............................................     647        650
  Noncurrent assets.........................................      95        110
  Current liabilities.......................................    (631)      (638)
  Stockholders' equity......................................      77         77

7. NET INCOME (LOSS) PER COMMON SHARE

    Basic net income (loss) per common share is calculated by dividing net income (loss) by the weighted-average number of common shares outstanding during each year. The computation of diluted net income (loss) per share reflects the potential dilution that could occur if dilutive securities and other contracts to issue common shares were exercised or converted into common shares or resulted in the issue of common shares that then shared in the net income (loss) of the Company.

    The computation of net income (loss) per share has been retroactively restated to reflect the number of shares of Willis Group Holdings, after consummation of the exchange offers.

    For the year ended December 31, 2001, time-based and performance-based options to purchase 19,266,392 and 11,274,672 common shares, respectively, were outstanding. The basic and diluted weighted-average number of shares outstanding for the year ended December 31, 2001, was 136,172,762 and 147,863,513, respectively, giving basic and diluted net income per common share of $0.01 and $0.01, respectively.

    For the years ended December 31, 2000 and 1999, time-based options to purchase 17,865,957 and 11,426,610, respectively, of management common shares were outstanding. The exercise price of these options was established based on management's estimate of the fair value of these options on the measurement dates. In addition, the Predecessor's shares were not publicly traded during this period and, in the opinion of management, the average market value was not in excess of the exercise price. Accordingly, such options had no dilutive nor antidilutive effect on net income (loss) per share for the years ended
December 31, 2000 and 1999.

                         WILLIS GROUP HOLDINGS LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

8. FIDUCIARY FUNDS--RESTRICTED AND SHORT-TERM INVESTMENTS

    The Company's short-term investments and fiduciary funds-restricted consist of cash, time deposits, certificates of deposit and debt securities. Accrued interest on investments is recorded as other current assets.

    The debt securities are recorded at fair market value. Fair market value is based upon the market price of the security plus accrued interest, if any. Unrealized holding gains and losses are reported, net of tax, as a component of other comprehensive income. As of December 31, 2001 and 2000, the amortized cost of securities approximated fair value.

    Realized gains and losses, net of tax, on debt securities are included in net income. During 2001, 2000 and 1999, sales of debt securities totaled
$21 million, $52 million and $72 million, respectively, on which realized gains and losses were not material to the consolidated results of the Company.

    As of December 31, fiduciary funds-restricted and short-term investments consist of the following:

                                                                2001       2000
                                                              --------   --------
                                                                  (MILLIONS)
Short-term investments(1):
  US Government securities..................................   $    4     $    8
  UK Government securities..................................        3          5
  Other foreign government securities.......................       21         20
  Corporate debt securities.................................       14          8
                                                               ------     ------
                                                               $   42     $   41
                                                               ======     ======
Fiduciary funds-restricted:
  Cash and cash equivalents(2)..............................   $  855     $  632
  Certificates of deposits..................................      416        306
  US Treasury bills(1)......................................        7          7
  Time deposits.............................................        4         33
                                                               ------     ------
                                                               $1,282     $  978
                                                               ======     ======

------------------------

(1)  Debt securities classified as available-for-sale.

(2) Cash and cash equivalents primarily consist of time deposits with original maturities of three months or less.

                         WILLIS GROUP HOLDINGS LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

9. FIXED ASSETS

    The components of fixed assets as of December 31, are as follows:

                                                                2001       2000
                                                              --------   --------
                                                                  (MILLIONS)
Land and buildings..........................................   $   98     $  102
Leasehold improvements......................................       33         27
Vehicles....................................................       21         24
Furniture and equipment.....................................      128        118
                                                               ------     ------
Total fixed assets, cost....................................      280        271
Less accumulated depreciation...............................      (95)       (79)
                                                               ------     ------
Total fixed assets, net.....................................   $  185     $  192
                                                               ======     ======

10. PROVISIONS

    Provisions as of and for the years ended December 31, are as follows:

                                                     PENSIONS    SURPLUS     DISCONTINUED
                                           CLAIMS     REVIEW    PROPERTIES    OPERATIONS     TOTAL
                                          --------   --------   ----------   ------------   --------
                                                                  (MILLIONS)
January 1, 1999.........................    $ 45       $ 34        $ 28          $ 39         $146
Charge to operations....................      18         40           1            --           59
Purchase price adjustment...............      --         24          --            --           24
Used in the year........................      (7)       (21)         (7)           (1)         (36)
Foreign exchange and other
  adjustments...........................      --         --          --            (1)          (1)
                                            ----       ----        ----          ----         ----
December 31, 1999.......................      56         77          22            37          192
Charge to operations....................      15         --          11            --           26
Used in the year........................     (14)       (21)         (8)           (6)         (49)
Foreign exchange and other
  adjustments...........................      (4)        (5)         (2)           --          (11)
                                            ----       ----        ----          ----         ----
December 31, 2000.......................      53         51          23            31          158
Charge to operations....................      29         --           1            --           30
Used in the year........................     (14)       (18)         (7)           (4)         (43)
Foreign exchange and other
  adjustments...........................      (2)        (2)         --            (1)          (5)
                                            ----       ----        ----          ----         ----
December 31, 2001.......................    $ 66       $ 31        $ 17          $ 26         $140
                                            ====       ====        ====          ====         ====

    The claims provision represents management's assessment of liabilities that may arise from asserted and unasserted claims for errors and omissions that arise in the course of the Company's business. Where some of the potential liability is recoverable under the Company's external insurance arrangements, the full assessment of the liability is included in the provision with the associated insurance recovery shown separately as an asset. There were no insurance recoveries recognized as of December 31, 2001 and 2000.

    In common with many companies involved in selling personal pension plans in the UK, the Company's financial advisory business, Willis Corroon Financial Planning Limited ("WCFP"), is

                         WILLIS GROUP HOLDINGS LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

10. PROVISIONS (CONTINUED)
required by the Financial Services Authority ("the Regulator"), which regulates these matters, to review certain categories of personal pension plans sold to individuals between 1988 to 1994. WCFP is required to compensate those individuals who transferred from, opted out or did not join, their employer-sponsored pension plan if the expected benefits from their personal pension plan did not equal the benefits that would have been available from their employer-sponsored pension plan. Whether compensation is due to a particular individual, and the amount thereof, is dependent upon the subsequent performance of the personal pension plan sold and the net present value of the benefits that would have been available from the employer-sponsored pension plan calculated using financial and demographic assumptions prescribed by the Regulator. The Regulator currently requires all offers of compensation to be made by June 30, 2002.

    In 1999, the pension review provision was increased by $64 million, $24 million of which was recorded as a purchase price adjustment and $40 million of which was recorded as a charge to operations. The purchase price adjustment was recognized in the second quarter of 1999 to reflect the expected higher cost of compensation as a consequence of falling UK interest rates. The charge to income of $40 million in the fourth quarter of 1999 was necessitated by adverse changes in the demographic assumptions used and the Regulator's announcement of the discovery of errors in their prescribed method of calculating compensation resulting in the prospective reworking of previously settled claims. Although the Company considers the established provisions to be prudent and expects to pay out these provisions over the next two years, there remains some uncertainty as to the ultimate exposure relating to the review. This exposure is subject to a number of variable factors including, among others, the effect of future changes in prescribed UK interest rates and in financial and other assumptions which are issued by the Regulator on a quarterly basis.

    The surplus properties provision relates to future lease rentals of leasehold properties which are surplus to the Company's operational requirements. The provision amount represents the discounted contracted lease payments less an allowance for future rental income.

    The provision for discontinued operations includes estimates for future costs of administering the run-off of the Company's former UK underwriting operations. Willis Faber (Underwriting Management) Limited ("WFUM"), a wholly owned subsidiary of the Company provided underwriting agency and other services to certain insurance companies including Sovereign Marine & General Insurance Company Limited ("Sovereign") (in Scheme of Arrangement) (collectively, the "stamp companies") and in 1991 ceased arranging new business on behalf of the stamp companies. Willis Faber Limited has agreed with certain of the stamp companies to fund certain costs of the run-off, subject to agreed guidelines as to timing and amount. Although the Company expects the run-off to be conducted in an orderly manner, it may ultimately prove to be a lengthy and expensive process. The amounts to be funded under the run-off arrangements are currently within the aggregate of the provisions made.

                         WILLIS GROUP HOLDINGS LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

11. LONG-TERM DEBT

    Long-term debt as of December 31, consists of the following:

                                                                2001       2000
                                                              --------   --------
                                                                  (MILLIONS)
Senior Credit Facility term loan, variable rate due 2005 to
  2008......................................................    $348       $408
9% senior subordinated notes, due 2009......................     439        550
                                                                ----       ----
                                                                $787       $958
                                                                ====       ====

    SENIOR CREDIT FACILITY--During 1998, Willis Group Holdings' wholly owned subsidiary, Trinity Acquisition, entered into a credit agreement among Trinity Acquisition, as guarantor, Willis North America Inc. ("Willis North America"), as borrower, Willis Group Limited, as guarantor, the lenders and JPMorgan Chase Bank, as administrative agent and collateral agent, providing up to $450 million in term loans and $150 million in revolving credit facilities. The credit agreement, as amended, includes a term loan facility under which portions, or tranches of the loan mature on four different dates between 2005 and 2008.

    Pursuant to the credit agreement, the Company makes loan repayments based on the amortization schedule specified in the credit agreement. In addition, during 2001 and 2000, the Company made non-mandatory early repayments totaling
$60 million and $30 million, respectively. As a consequence, the Company's next scheduled repayment under the facility is not due until 2005. For the years ended December 31, 2001 and 2000, the weighted-average interest rate relating to all loans under the Senior Credit Facility ranged from 5.63% to 6.88% and 8.40% to 9.22%, respectively; net of an interest rate swap, the ranges were 6.26% to 7.50% and 6.96% to 7.76%.

    The revolving credit facility is available for working capital requirements and general corporate purposes, subject to certain limitations, until 2005. The revolving credit facility is available for loans denominated in US dollars, pounds sterling and certain other currencies and for letters of credit, including to support loan note guarantees.

    The credit agreement contains numerous operating and financial covenants, including, without limitation, requirements to maintain minimum ratios of adjusted earnings before interest, tax, depreciation and amortization ("EBITDA"), to interest and maximum levels of indebtedness in relation to adjusted EBITDA. In addition, the credit agreement includes covenants relating to limitation on liens, limitations on sales and other disposals of assets, limitations on indebtedness and other liabilities, limitations on capital expenditures, limitations on investments, mergers, acquisitions, loans and advances, limitations on dividends and other distributions, limitations on prepayment, redemption or amendment of the senior subordinated notes, maintenance of property, environmental matters, employee benefit matters, maintenance of insurance, nature of business, compliance with applicable laws, corporate existence and rights, payment of taxes and access to information and properties. At December 31, 2001, the Company was in compliance with all covenants.

    All obligations of Willis North America under the credit agreement are guaranteed by Trinity Acquisition and its UK and US subsidiaries, including Willis Group Limited, with certain exceptions. Obligations under the credit agreement are secured by a pledge of capital stock of certain subsidiaries of Trinity Acquisition, including capital stock of Willis Group Limited, its direct subsidiaries (with certain exceptions), Willis North America and its direct US subsidiaries, the partnership interests of

                         WILLIS GROUP HOLDINGS LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

11. LONG-TERM DEBT (CONTINUED)
Willis Partners, as well as, in some circumstances, certain intercompany notes and certain non-cash proceeds of asset sales, in each case subject to exceptions and conditions included in the credit agreement. The pledge of stock owned by Willis Group Limited is supported by a general lien filed in the UK against Willis Group Limited's assets.

    9% SENIOR SUBORDINATED NOTES--In February 1999, Willis North America refinanced a short-term loan by issuing 9% senior subordinated notes due 2009 (the "Notes") in the aggregate principal amount of $550 million. The interest on the Notes is payable semi-annually on February 1 and August 1 of each year, beginning August 1, 1999.

    The Notes are redeemable at the option of Willis North America in the following cases:

    - On or before February 1, 2002, Willis North America was able to redeem up to 35% of the aggregate principal amount of the Notes at a redemption price equal to 109% of the aggregate principal amount of those Notes, plus accrued and unpaid interest, using the net proceeds of certain equity offerings.

    - From and after February 1, 2004, Willis North America may redeem the Notes, in whole or in part, at a redemption price equal to 104.5% of the aggregate principal amount of the Notes being redeemed in 2004, which percentage declines by 1.5% per annum over the next years to 100% in 2007, plus accrued and unpaid interest.

    During 2001, Willis North America bought back and cancelled Notes totaling $111 million. The difference between the market price paid and the book value was not material.

    If Willis North America becomes subject to a change of control, holders of its Notes will have the right to require the Company to purchase all of their Notes at a price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest to the date of repurchase. In addition, under specified circumstances, Willis North America will be required to offer to purchase the Notes at a price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to the date of purchase, with the excess proceeds of certain asset sales.

    The indenture for the Notes contains covenants that, among other things, limit the ability of Willis North America, Willis Group Limited, Willis Partners and some of their subsidiaries to incur additional indebtedness and issue preferred stock; pay dividends or make other distributions; repurchase capital stock or subordinated indebtedness; create liens; enter into some transactions with associates; sell assets and assets of subsidiaries; issue or sell capital stock of some subsidiaries; and enter into some mergers and acquisitions. At December 31, 2001, the Company was in compliance with all covenants.

    Two of Willis Group Holdings' wholly owned subsidiaries, Willis Group Limited and Willis Partners, have jointly and severally and fully and unconditionally guaranteed the prompt and complete performance of Willis North America in respect of the Notes.

                         WILLIS GROUP HOLDINGS LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

11. LONG-TERM DEBT (CONTINUED)
    SCHEDULED DEBT REPAYMENTS--Aggregate maturities of long-term debt for the five years subsequent to December 31, 2001 are as follows:

                                                              (MILLIONS)
2005........................................................    $   83
2006........................................................       118
Thereafter..................................................       586
                                                                ------
                                                                $  787
                                                                ======

    LINES OF CREDIT--The Company also has available $2 million in lines of credit, of which $nil was drawn as of December 31, 2001 (excluding the $150 million revolving credit facility).

12. PENSION PLANS

    Willis North America has a 401(k) plan covering all eligible employees of Willis North America and its subsidiaries. The plan allows participants to make pre-tax contributions and the Company provides a matching contribution of 3% of employees' annual eligible compensation. All investment assets of the plan are held in a trust account administered by independent trustees. The Company's 401(k) mandatory matching contributions for 2001, 2000 and 1999 were approximately $5 million, $6 million and $5 million, respectively.

    The Company has two principal defined benefit pension plans funded externally which cover all eligible employees. One plan exists in the UK and the other in the US. It is the Company's policy to fund pension costs as required by applicable laws and regulations.

                         WILLIS GROUP HOLDINGS LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

12. PENSION PLANS (CONTINUED)
    The following schedules provide information concerning the Company's UK and US defined benefit pension plans as of and for the years ended December 31:

                                                          UK PENSION            US PENSION
                                                           BENEFITS              BENEFITS
                                                      -------------------   -------------------
                                                        2001       2000       2001       2000
                                                      --------   --------   --------   --------
                                                                     (MILLIONS)
Change in benefit obligation:
  Benefit obligation, beginning of year.............   $  946     $  997     $  337     $  314
  Service cost......................................       24         27         13         13
  Interest cost.....................................       54         56         24         22
  Employee contribution.............................        2          2         --         --
  Actuarial loss (gain).............................       16        (17)        12          2
  Benefits paid.....................................      (38)       (44)       (15)       (14)
  Foreign currency changes..........................      (31)       (75)        --         --
                                                       ------     ------     ------     ------
Benefit obligations, end of year....................      973        946        371        337
                                                       ------     ------     ------     ------
Change in plan assets:
  Fair value of plan assets, beginning of year......    1,246      1,363        358        366
  Actual return on plan assets......................      (80)        12         (8)         5
  Employee contributions............................        2          2         --         --
  Employer contributions............................       15         14          5          1
  Benefits paid.....................................      (38)       (44)       (15)       (14)
  Foreign currency changes..........................      (43)      (101)        --         --
                                                       ------     ------     ------     ------
Fair value of plan assets, end of year..............    1,102      1,246        340        358
                                                       ------     ------     ------     ------
Reconciliation of funded status:
  Funded status.....................................      129        300        (31)        21
  Unrecognized net actuarial gain...................      (84)      (277)       (20)       (75)
                                                       ------     ------     ------     ------
Net asset (liability) recognized....................       45         23        (51)       (54)
                                                       ------     ------     ------     ------
Amounts recognized in balance sheet consist of:
  Prepaid benefit cost..............................       45         23         --         --
  Accrued benefit liability.........................       --         --        (51)       (54)
                                                       ------     ------     ------     ------
Net asset (liability) recognized....................   $   45     $   23     $  (51)    $  (54)
                                                       ======     ======     ======     ======

                         WILLIS GROUP HOLDINGS LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

12. PENSION PLANS (CONTINUED)

    The weighted-average actuarial assumptions utilized in determining the above amounts for the UK and US defined benefit plans for the years ended
December 31, were as follows:

                                                               UK PENSION            US PENSION
                                                                BENEFITS              BENEFITS
                                                           -------------------   -------------------
                                                             2001       2000       2001       2000
                                                           --------   --------   --------   --------
Weighted-average assumptions:
  Discount rate..........................................    5.8%       6.0%       7.0%       7.3%
  Expected return on plan assets.........................    7.3%       7.3%       8.5%       8.5%
  Rate of compensation increase..........................    3.5%       3.8%       5.0%       5.0%

    The components of the net periodic benefit cost (income) of the UK and US defined benefit plans for the years ended December 31, are as follows:

                                                      UK PENSION BENEFITS              US PENSION BENEFITS
                                                 ------------------------------   ------------------------------
                                                   2001       2000       1999       2001       2000       1999
                                                 --------   --------   --------   --------   --------   --------
                                                                           (MILLIONS)
Components of net periodic benefit cost
  (income):
  Service cost.................................    $ 24       $ 27       $ 34       $ 13       $ 13       $ 16
  Interest cost................................      54         56         58         24         22         21
  Expected return on plan assets...............     (80)       (80)       (77)       (30)       (30)       (28)
  Termination benefits.........................      --         --         --         --         --         22
  Recognized actuarial gain....................      (6)        (2)        --         (5)        (9)        (2)
                                                   ----       ----       ----       ----       ----       ----
Net periodic benefit cost (income).............    $ (8)      $  1       $ 15       $  2       $ (4)      $ 29
                                                   ====       ====       ====       ====       ====       ====

13. STOCK BENEFIT PLANS

    Willis Group Holdings has adopted the plans described below providing for the grant of time-based options and performance-based options and various other share-based grants to employees. The objectives of these plans include attracting and retaining the best personnel, motivating management personnel by means of growth-related incentives to achieve long-range goals and providing employees with the opportunity to increase their share ownership in Willis Group Holdings.

    AMENDED AND RESTATED 1998 SHARE PURCHASE AND OPTION PLAN--This plan, which was established on December 18, 1998, provides for the granting of time-based and performance-based options to employees of the Company. There are 30,000,000 common shares available for grant under this plan provided, however, that in no event the total number of common shares subject to options and other equity for current and future participants exceed 25% of the equity of Willis Group Holdings on a fully diluted basis. All options granted under this plan are exercisable at L2 per share ($2.90 using the year-end exchange rate of L1 = $1.45) except for 111,111 time-based options which are exercisable at $13.50. No further grants are to be made under this plan.

    Time-based options are earned upon the fulfilment of vesting requirements. Options are generally exercisable in equal instalments of 20% per year over a five-year period commencing on or after December 18, 2000.

                         WILLIS GROUP HOLDINGS LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

13. STOCK BENEFIT PLANS (CONTINUED)
    Performance-based options will generally become exercisable in the event and to the extent that certain performance targets are met, which targets are based on the achievement of cash flow targets and EBITDA targets of Willis Group Limited, as defined in the plan agreements. The number of common shares subject to performance options which will become exercisable will be zero if threshold performance targets are not met and will thereafter be dependent upon the extent to which such minimum threshold levels are exceeded, up to specified maximum performance targets. If the performance conditions are met, the options will generally become exercisable in equal instalments of 25% per year over a four-year period commencing on or after December 18, 2001.

    WILLIS AWARD PLAN--This plan, which was established on July 13, 2000, provides for the granting of time-based options to selected employees who have been identified as superior performers. There are 5,000,000 common shares available for grant under this plan provided, however, that in no event the total number of common shares subject to options and other equity for current and future participants exceed 25% of the equity of Willis Group Holdings on a fully diluted basis. All options granted under this plan are exercisable at L2 per share ($2.90 using the year-end exchange rate of L1 = $1.45). The options vest immediately on the grant date and are exercisable any time up to July 13, 2010.

    2001 SHARE PURCHASE AND OPTION PLAN--This plan, which was established on
May 3, 2001, provides for the granting of time-based options and various other share-based grants at fair market value to employees of the Company. There are 10,000,000 common shares available for grant under this plan. Options are exercisable from the third, sixth or eighth anniversary of grant, although for certain options the exercisable date may accelerate depending on the achievement of certain performance goals. Unless terminated sooner by the board of directors, the 2001 Plan will expire 10 years after its adoption. That termination will not affect the validity of any grant outstanding at that date.

    COMPENSATION EXPENSE--Willis Group Holdings applies the intrinsic value method allowed by APB 25 in accounting for its stock option plans. Under APB 25, compensation expense resulting from awards under fixed plans (time-based options, options granted pursuant to the Willis Award Plan and various other share-based grants to employees) are measured as the difference between the quoted (or best estimate of) market price at the first date on which both the number of shares that an individual is entitled to receive and the exercise price, if any, are known. Compensation expense resulting from awards under variable plans (performance-based options), however, is measured as the difference between the quoted market price at the date when the number of shares is known (the date the performance conditions are satisfied) and the exercise price; the cost is recognized over the period the employee performs related services. Since the ultimate compensation expense is unknown until the performance conditions are satisfied, estimates of compensation expense are recorded before the measurement date based on the quoted market price of the common shares at the intervening dates in situations where it is probable that the performance conditions will be attained. All fixed plan options were granted at an exercise price equal to management's best estimate of market price at the measurement date prior to Willis Group Holdings' initial public offering and equal to quoted market price subsequent to the offering. Accordingly, no compensation expense has been recognized for the fixed option plans in the consolidated statements of operations pursuant to APB 25. In respect of the performance-based options, management determined in the third quarter of 2001 that it was probable that the maximum performance condition would be attained. Accordingly, compensation expense of $158 million ($132 million, net of tax) has been recognized in the year ended December 31, 2001 based

                         WILLIS GROUP HOLDINGS LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

13. STOCK BENEFIT PLANS (CONTINUED)
on the 11.3 million unforfeited performance options outstanding at that date, a quoted market price of $23.55 and an average elapsed performance period of 68%. Had compensation expense for such plans been determined consistent with the fair value method prescribed by SFAS 123, the Company's pro forma net income (loss) and net income (loss) per share for 2001, 2000 and 1999 would have been as indicated in the table below.

                                                                2001       2000       1999
                                                              --------   --------   --------
                                                               (MILLIONS, EXCEPT PER SHARE
                                                                          DATA)
Net income (loss):
  As reported...............................................   $   2      $   9      $ (132)
  Pro forma.................................................     127          4        (136)
Net income (loss) per share:
  Basic:
    As reported.............................................   $0.01      $0.07      $(1.11)
    Pro forma...............................................    0.93       0.03       (1.14)
  Diluted:
    As reported.............................................   $0.01      $0.07      $(1.11)
    Pro forma...............................................    0.86       0.03       (1.14)

    The fair value of each option grant included in pro forma net income (loss) presented above is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2001, 2000 and 1999, respectively: dividend yield 0% and expected volatility of 30% in all years, risk-free interest rate of 4.15% in 2001, 5.26% in 2000 and 6.42% in 1999, and a weighted-average expected life of three years in all years. The compensation expense as generated by the Black-Scholes model may not be indicative of the future benefit, if any, that may be received by the option holder. The weighted-average fair value of options granted during the years ended December 31, 2001, 2000 and 1999 was $4.04, $0.82 and $0.95 per
share, respectively.

    The Black-Scholes model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions. Because Willis Group Holdings employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                         WILLIS GROUP HOLDINGS LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

13. STOCK BENEFIT PLANS (CONTINUED)
    Time-based stock option transactions under the plans are as follows:

                                         2001                    2000                    1999
                                 ---------------------   ---------------------   ---------------------
                                              WEIGHTED                WEIGHTED                WEIGHTED
                                              AVERAGE                 AVERAGE                 AVERAGE
                                              EXERCISE                EXERCISE                EXERCISE
                                   SHARES     PRICE(1)     SHARES     PRICE(1)     SHARES     PRICE(1)
                                 ----------   --------   ----------   --------   ----------   --------
Balance, beginning of year.....  17,323,456    $ 2.90    11,004,108    $3.00     10,988,483    $3.24
Granted........................   1,962,640    $16.93     7,155,472    $3.00        398,125    $3.24
Exercised......................    (238,570)   $ 3.31       (61,375)   $3.00             --       --
Forfeited......................    (323,635)   $ 3.07      (774,749)   $3.00       (382,500)   $3.24
                                 ----------    ------    ----------    -----     ----------    -----
Balance, end of year...........  18,723,891    $ 4.37    17,323,456    $3.00     11,004,108    $3.24
                                 ==========    ======    ==========    =====     ==========    =====
Options exercisable at
  year-end.....................   5,385,939    $ 2.90     2,438,622    $3.00             --       --
                                 ==========    ======    ==========    =====     ==========    =====

------------------------

(1) Certain options are exercisable at L2 per share. Year-end exchange rates of L1 = $1.45, L1 = $1.50 and L1 = $1.62 have been used as of December 31,
    2001, 2000 and 1999, respectively.

    A summary of time-based options outstanding and exercisable at December 31, 2001 is as follows:

                                         OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                             -------------------------------------------   ----------------------------
                                             WEIGHTED
                                             AVERAGE
                                            REMAINING        WEIGHTED                       WEIGHTED
                               SHARES      CONTRACTUAL       AVERAGE         SHARES         AVERAGE
RANGE OF EXERCISE PRICES     OUTSTANDING   LIFE (YEARS)   EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
------------------------     -----------   ------------   --------------   -----------   --------------
$2.90......................  16,791,619           7           $ 2.90        5,385,939         $2.90
$13.50.....................   1,082,602          10           $13.50               --            --
$18.23-$23.32..............     849,670          10           $21.74               --            --
                             ----------          --           ------        ---------         -----
$2.90-$23.32...............  18,723,891           7           $ 4.37        5,385,939         $2.90
                             ==========          ==           ======        =========         =====

                         WILLIS GROUP HOLDINGS LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

13. STOCK BENEFIT PLANS (CONTINUED)
    Performance-based stock option transactions under the plans are as follows:

                                         2001                    2000                    1999
                                 ---------------------   ---------------------   ---------------------
                                              WEIGHTED                WEIGHTED                WEIGHTED
                                              AVERAGE                 AVERAGE                 AVERAGE
                                              EXERCISE                EXERCISE                EXERCISE
                                   SHARES     PRICE(1)     SHARES     PRICE(1)     SHARES     PRICE(1)
                                 ----------   --------   ----------   --------   ----------   --------
Balance, beginning of year.....  11,608,109    $2.90     11,004,108    $3.00     10,988,483    $3.24
Granted........................      25,000    $2.90      1,378,750    $3.00        398,125    $3.24
Forfeited......................    (358,437)   $2.90       (774,749)   $3.00       (382,500)   $3.24
                                 ----------    -----     ----------    -----     ----------    -----
Balance, end of year...........  11,274,672    $2.90     11,608,109    $3.00     11,004,108    $3.24
                                 ==========    =====     ==========    =====     ==========    =====
Options exercisable at
  year-end.....................          --       --             --       --             --       --
                                 ==========    =====     ==========    =====     ==========    =====

------------------------

(1) Certain options are exercisable at L2 per share. Year-end exchange rates of L1 = $1.45, L1 = $1.50 and L1 = $1.62 have been used as of December 31,
    2001, 2000 and 1999, respectively.

    The weighted-average remaining contractual life of performance-based options outstanding at December 31, 2001, was 7 years.

14. FINANCIAL INSTRUMENTS

    The Company's principal financial instruments, other than derivatives, comprise bank loans and overdrafts, the Senior Credit Facility and the Notes, cash deposits and short-term investments. The Company also enters into derivative transactions (principally interest rate swaps and forward foreign currency contracts) in order to manage interest rate and currency risks arising from the Company's operations and its sources of finance. The Company does not hold financial instruments for trading purposes.

    The main risks arising from the Company's financial instruments are interest rate risk, liquidity risk, foreign currency risk and credit risk. The Company's board of directors reviews and agrees policies for managing each of these risks as summarized below.

    INTEREST RATE RISK--The Company's operations are financed principally through the Senior Credit Facility, which has a variable interest rate and the Notes, which have a 9% fixed interest rate. Interest rate swaps are used to generate the desired interest rate profile and to manage the Company's exposure to interest rate fluctuations.

    Willis North America has entered into an interest rate swap agreement under which its LIBOR-based variable rate interest payment obligations on the full amount of the term loans have been swapped for fixed rate interest payment obligations until the final maturity of those term loans. The swap agreement provides for a reduction of the notional amount of the swap obligation on a semi-annual basis, and to the extent the actual amount outstanding under the term loans exceeds the notional amount at any time, Willis North America would be exposed to the risk of increased interest rates on that excess.

                         WILLIS GROUP HOLDINGS LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

14. FINANCIAL INSTRUMENTS (CONTINUED)
    The Company has designated the interest rate swap agreement as a cash flow hedge as defined by SFAS 133 with the fair value recorded in other noncurrent liabilities on the balance sheet. Changes in fair value are recorded as a component of other comprehensive income. Losses of $9 million were recorded for the year ended December 31, 2001. Amounts are reclassified from other comprehensive income into earnings when the hedged exposure affects earnings.

    The differential to be paid or received is recognized as an adjustment to interest expense as incurred. The swap agreement matures on or before the Senior Credit Facility to which it is matched.

    As a result of the Company's operating activities, the Company receives cash for premiums and claims which it deposits in short-term investments denominated in US dollars and other foreign currencies. The Company earns interest on these funds, which is included in the Company's financial statements as interest income. These funds are regulated in terms of access and the instruments in which they may be invested, most of which are short-term in maturity. In order to manage interest rate risk arising from these financial assets, the Company enters into interest rate swaps to receive a fixed rate of interest and pay a variable rate of interest fixed in the various currencies related to the short-term investments. The use of interest rate contracts essentially converts groups of short-term investments to fixed rates.

    The fair value of these contracts is recorded in other current and noncurrent assets and liabilities, with changes in fair value of effective cashflow hedges recorded in other comprehensive income and changes in fair value of ineffective hedges recorded in general and administrative expenses. Amounts are reclassified from other comprehensive income into earnings when the hedged exposure affects earnings. For the year ended December 31, 2001, the Company has recorded gains of $8 million in other comprehensive income relating to changes in fair value on contracts which are effective cashflow hedges as defined in SFAS 133. For contracts which were not designed for hedge accounting as defined in SFAS 133, the Company has recorded gains of $8 million in general and administrative expenses representing the change in fair value for the year ended December 31, 2001.

                         WILLIS GROUP HOLDINGS LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

14. FINANCIAL INSTRUMENTS (CONTINUED)

    A summary of the Company's interest rate swaps by major currency as of December 31, is as follows:

                                                                                                    WEIGHTED
                                                                                                     AVERAGE
                                                                                                 INTEREST RATES
                                                               NOTIONAL       TERMINATION      -------------------
                                                               AMOUNT(1)         DATES         RECEIVE      PAY
                                                               ---------   -----------------   --------   --------
                                                               (MILLION)                          %          %
2001
US dollar............          Receive fixed -- pay variable    $1,044             2002-2006     5.91       4.15
                               Receive variable -- pay fixed       328                  2006     4.10       5.10
Pounds sterling......          Receive fixed -- pay variable       299             2002-2005     6.19       5.20
Euro.................          Receive fixed -- pay variable        89             2002-2006     4.71       4.27

2000
US dollar............          Receive fixed -- pay variable    $  816             2001-2004     6.26       5.82
                               Receive variable -- pay fixed       385                  2006     6.22       5.10
Pounds sterling......          Receive fixed -- pay variable       298             2001-2004     6.55       5.79
Euro.................          Receive fixed -- pay variable        60             2001-2004     4.52       4.82
Japanese yen.........          Receive fixed -- pay variable         7                  2001     1.70       0.47

------------------------

(1) Notional amounts represent US dollar equivalents translated at the spot rate as of December 31.

    LIQUIDITY RISK--The Company's objective is to ensure that it has the ability to generate sufficient cash either from internal or external sources, in a timely and cost-effective manner, to meet its commitments as they fall due. The Company's management of liquidity risk is embedded within its overall risk management framework. Scenario analysis is continually undertaken to ensure that its resources can meet liquidity requirements. These resources are supplemented by a $150 million revolving credit facility which expires on November 19, 2005, of which no amount is currently drawn.

    FOREIGN CURRENCY RISK--The Company's objective is to maximize its cash flow in US dollars. In all locations with the exception of the UK, the Company predominantly generates revenues and expenses in the local currency. In the UK, however, the Company earns revenues in a number of different currencies but expenses are almost entirely in pounds sterling. This mismatch creates a currency exposure.

    The Company's policy within the UK is to convert into sterling all revenues arising in currencies other than US dollars together with sufficient US dollar revenues to fund the remaining sterling expenses. Outside the UK, only those cash flows necessary to fund mismatches between revenues and expenses are converted into local currency; amounts remitted to the UK are generally converted into sterling. These transactional currency exposures are principally managed by entering into forward foreign exchange contracts.

    The fair value of these contracts is recorded in other current and noncurrent assets and liabilities, with changes in the fair value of effective cashflow hedges recorded in other comprehensive income and changes in fair value of ineffective hedges recorded in general and administrative expenses. Amounts are reclassified from other comprehensive income into earnings when the hedged exposure

                         WILLIS GROUP HOLDINGS LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

14. FINANCIAL INSTRUMENTS (CONTINUED)
affects earnings. For the year ended December 31, 2001, the Company has recorded a gain of $6 million in other comprehensive income relating to changes in the fair value on contracts which are effective cashflow hedges as defined in SFAS 133. For contracts which were not designated for hedge accounting as defined in SFAS 133, the Company has recorded a loss of $6 million in general and administrative expenses representing the change in the fair value for the year ended December 31, 2001.

    The table below summarizes by major currency the contractual amounts of the Company's forward contracts to exchange foreign currencies for pounds sterling. Foreign currency notional amounts are reported in US dollars translated at spot rates at December 31.

                                                                SELL       SELL
                                                              2001(1)      2000
                                                              --------   --------
                                                                   (MILLION)
US dollar...................................................    $128       $143
Euro........................................................      25         30
Japanese yen................................................      20         15

------------------------

(1)  Forward exchange contracts range in maturity from 2002 to 2004.

    CREDIT RISK AND CONCENTRATIONS OF CREDIT RISK--Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed to perform as contracted and from movements in interest rates and foreign exchange rates. The Company does not anticipate non-performance by counterparties. The Company generally does not require collateral or other security to support financial instruments with credit risk; however, it is the Company's policy to enter into master netting arrangements with counterparties as practical.

    Concentrations of credit risk (whether on or off-balance sheet) that arise from financial instruments exist for groups of customers or counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. Financial instruments on the balance sheet that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable, and derivatives which are recorded at fair value. The Company maintains a policy providing for the diversification of cash and cash equivalent investments and places such investments in an extensive number of high quality financial institutions to limit the amount of credit risk exposure. Concentrations of credit risk with respect to receivables are limited due to the large number of clients and markets in which the Company does business, as well as the dispersion across many geographic areas. Management does not believe significant risk exists in connection with the Company's concentrations of credit as of December 31, 2001.

    FAIR VALUE--The estimated fair value of the Company's financial instruments at December 31 is summarized below. Certain estimates and judgments were required to develop the fair value amounts. The fair value amounts shown below are not necessarily indicative of the amounts that the Company

                         WILLIS GROUP HOLDINGS LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

14. FINANCIAL INSTRUMENTS (CONTINUED)
would realize upon disposition nor do they indicate the Company's intent or ability to dispose of the financial instrument.

                                                            2001                    2000
                                                    ---------------------   ---------------------
                                                      BOOK     ESTIMATED      BOOK     ESTIMATED
                                                     VALUE     FAIR VALUE    VALUE     FAIR VALUE
                                                    --------   ----------   --------   ----------
                                                                     (MILLIONS)
Primary financial instruments held or issued to
  finance the Company's operations:
  Cash and cash equivalents.......................   $  128      $  128       $ 88        $ 88
  Fiduciary funds -- restricted...................    1,282       1,282        978         978
  Short-term investments..........................       42          42         41          41
  Long-term debt..................................      787         805        958         900
  Company-obligated mandatorily redeemable
    preferred capital securities of subsidiary....       --          --        272         260

Derivative financial instruments held to manage
  interest rate and currency exposures:
  Interest rate swaps -- assets...................       28          28         --          16
                  -- liabilities..................       10          10         --           2
  Forward foreign exchange contracts -- assets....        5           5          3           3
                                 -- liabilities...        3           3          4           4

    The following methods and assumptions were used by the Company in estimating its fair value disclosure for financial instruments:

    CASH AND CASH EQUIVALENTS--The estimated fair value of these financial instruments approximates their carrying values due to their short maturities.

    FIDUCIARY FUNDS--RESTRICTED AND SHORT-TERM INVESTMENTS--Fair values are based on quoted market values.

    LONG-TERM DEBT--The estimated fair values of the Company's long-term debt are based on current interest rates available to the Company for debt instruments with similar terms and remaining maturities.

    COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED CAPITAL SECURITIES OF SUBSIDIARY--The estimated fair values of the company-obligated mandatorily redeemable preferred capital securities of a subsidiary are based on discounted future cash flows using current interest rates available for securities with similar terms and remaining maturities.

    DERIVATIVE FINANCIAL INSTRUMENTS--Market values have been used to determine the fair value of interest rate swaps and forward foreign exchange contracts based on estimated amounts the Company would receive or have to pay to terminate the agreements, taking into account the current interest rate environment or current foreign currency forward rates.

                         WILLIS GROUP HOLDINGS LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

15. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

    The components of other comprehensive income (loss) for the years ended December 31, are as follows:

                                                                2001       2000       1999
                                                              --------   --------   --------
                                                                        (MILLIONS)
Net income (loss)...........................................   $   2      $   9      $(132)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment.....................      (4)        (8)         3
Cumulative effect of accounting change (net of tax of $5,
  $--
  and $--)..................................................       8         --         --
Unrealized holding gains (losses) (net of tax of $--, $1 and
  ($1)).....................................................       1          2         (2)
Net gain on derivative instruments (net of tax of $--, $--
  and $--)..................................................       5         --         --
                                                               -----      -----      -----
Other comprehensive income (loss), net of tax...............      10         (6)         1
                                                               -----      -----      -----
Comprehensive income (loss).................................   $  12      $   3      $(131)
                                                               =====      =====      =====

    The components of accumulated other comprehensive income (loss) as of December 31, are as follows:

                                                                2001       2000       1999
                                                              --------   --------   --------
                                                                        (MILLIONS)
Net foreign currency translation adjustment.................   $  (9)     $  (5)     $   3
Net cumulative effect of accounting change..................       8         --         --
Net unrealized holding gains................................       1         --         (2)
Net gain on derivative instruments..........................       5         --         --
                                                               -----      -----      -----
                                                               $   5      $  (5)     $   1
                                                               =====      =====      =====

16. STOCKHOLDERS' EQUITY

    On June 11, 2001, Willis Group Holdings issued 23,000,000 common shares at $13.50 per share in an initial public offering. The net proceeds amounted to $280 million after deducting underwriting discounts, commissions and other expenses of the offering of $30 million. The net proceeds were used to redeem all the outstanding $273 million preference shares of a subsidiary on June 29, 2001.

    In addition, during 2001 the Company issued 698,061 common shares for total consideration of $13 million and a further 238,570 common shares as a result of the exercise of stock options for a consideration of $3 million.

17. COMMITMENTS AND CONTINGENCIES

    OPERATING LEASES--The Company leases certain land, buildings and equipment under various operating lease arrangements. Original non-cancellable lease terms typically are between 10 and 20 years and may contain escalation clauses, along with options that permit early withdrawal. The total amount of the minimum rent is expensed on a straight-line basis over the term of the lease.

                         WILLIS GROUP HOLDINGS LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

17. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    As of December 31, 2001, the aggregate future minimum rental commitments under all non-cancellable operating lease agreements are as follows:

                                                 GROSS RENTAL   RENTALS FROM   NET RENTAL
                                                 COMMITMENTS     SUBLEASES     COMMITMENTS
                                                 ------------   ------------   -----------
                                                                (MILLIONS)
2002...........................................      $ 52           $  8          $ 44
2003...........................................        44              8            36
2004...........................................        39              7            32
2005...........................................        32              6            26
2006...........................................        28              6            22
Thereafter.....................................        96             25            71
                                                     ----           ----          ----
Total..........................................      $291           $ 60          $231
                                                     ====           ====          ====

    Rent expense amounted to $63 million, $66 million and $64 million for the years ended December 31, 2001, 2000 and 1999, respectively. The Company's rental income from subleases was $6 million, $4 million and $3 million for the years ended December 31, 2001, 2000 and 1999, respectively.

    GUARANTEES--Guarantees issued by certain of Willis Group Holdings' subsidiaries with respect to the Senior Credit Facility and the Notes are discussed elsewhere in these consolidated financial statements.

    Certain of Willis Group Holdings' subsidiaries have given the landlords of some leasehold properties occupied by the Company in the UK and the US guarantees in respect of the performance of the lease obligations of the subsidiary holding the lease. The operating lease obligations subject to such guarantees amounted to $120 million and $157 million at December 31, 2001 and 2000, respectively.

    In addition, the Company has given guarantees to bankers and other third parties relating principally to letters of credit amounting to $7 million and $8 million at December 31, 2001 and 2000, respectively.

    PUT AND CALL OPTIONS RELATING TO SUBSIDIARIES AND ASSOCIATES--For certain subsidiaries and associates, the Company has the right to purchase shares (a call option) from co-shareholders at various dates in the future. In addition, the co-shareholders of certain subsidiaries and associates have the right to sell (a put option) their shares to the Company at various dates in the future. Generally, the exercise price of such puts and calls is formula-based (using revenues and earnings) and is designed to reflect fair value. Based on current projections of profitability and exchange rates, the potential amount payable in 2002 from these options is not expected to exceed $147 million. Of this balance, $135 million relates to Gras Savoye, as disclosed in Note 6.

    CLAIMS, LAWSUITS AND PROCEEDINGS--The Company is subject to various actual and potential claims, lawsuits and proceedings relating principally to alleged errors and omissions in connection with the placement of insurance and reinsurance in the ordinary course of business. Some of those claims, lawsuits and proceedings seek damages in amounts which could, if assessed, be significant.

                         WILLIS GROUP HOLDINGS LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

17. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The Company acted as broker, but not as underwriter, for the placement of both property and casualty insurance for a number of entities that were directly impacted by the September 11, 2001 destruction of the World Trade Center complex, including Silverstein Properties L.L.C., which acquired a 99-year leasehold interest in the twin towers and related facilities from the Port Authority of New York and New Jersey in July 2001. There are a number of lawsuits pending in the US between the insured parties and the insurers. Although the Company is not a party to any of these lawsuits, other disputes may arise with respect to the destruction of the World Trade Center complex which could affect the Company.

    The Company maintains insurance, subject to certain deductibles and self-insurance, against such claims, lawsuits and proceedings. The Company has also established provisions against these items which are believed to be adequate in the light of current information and legal advice, and the Company adjusts such provisions from time to time according to developments. On the basis of current information, the Company does not expect that the ultimate outcome of the actual or potential claims, lawsuits and proceedings to which the Company is subject, either individually or in the aggregate, will have a material adverse effect on the Company's financial condition, results of operations or liquidity.

18. SEGMENT INFORMATION

    SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION ("SFAS 131") establishes standards for reporting information about operating segments and related disclosures, products and services, geographic areas and major customers. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance.

    The Company conducts its worldwide insurance brokerage activities through three operating segments: Global, North America and International. Each operating segment exhibits similar economic characteristics, provides similar products and services and distributes same through common distribution channels to a common type or class of customer. In addition, the regulatory environment in each region is similar. Consequently, for financial reporting purposes the Company has aggregated these three operating segments into one reportable segment.

    None of the Company's customers represented more than 10% of the Company's consolidated commissions and fees for the years ended December 31, 2001, 2000 and 1999.

                         WILLIS GROUP HOLDINGS LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

18. SEGMENT INFORMATION (CONTINUED)
    Information regarding the Company's geographic locations for the years ended December 31, is as follows:

                                                         UK         US      OTHER(3)    TOTAL
                                                      --------   --------   --------   --------
                                                                     (MILLIONS)
2001
Commissions and fees(1).............................   $  516     $  669     $  172     $1,357
Long-lived assets(2)................................      120         53         12        185

2000
Commissions and fees(1).............................   $  479     $  616     $  142     $1,237
Long-lived assets(2)................................      135         42         15        192

1999
Commissions and fees(1).............................   $  454     $  585     $  141     $1,180
Long-lived assets(2)................................      155         50         15        220

------------------------

(1) Commissions and fees are attributed to countries based upon the location of the subsidiary generating the revenue.

(2)  Long-lived assets include identifiable fixed assets.

(3) Other than in the UK and the US, the Company does not conduct business in any country in which its commissions and fees and/or long-lived assets exceed 10% of consolidated commissions and fees and/or long-lived assets, respectively.

    The Company has not reported revenues from external customers for each product and service or each group of similar products and services as the Company's internal systems do not allow for the generation of such information.

19. RELATED PARTY TRANSACTIONS

    The Company has an Employee Stock Ownership Plan (the "ESOP") which invests in Willis Group Holding's common shares. The trustee of the ESOP transferred 424,724 and 527,495 common shares during the years ended December 31, 2001 and 2000, respectively. At December 31, 2001 and 2000, the ESOP shares outstanding were 828,687 and 1,253,411, respectively. No dividends have been distributed on the common shares held by the ESOP.

    KKR 1996 Fund (Overseas), Limited Partnership beneficially owns approximately 53% of Willis Group Holdings share capital. The general partner of KKR 1996 Fund (Overseas), Limited Partnership is KKR Associates II (1996), Limited Partnership, a limited partnership of which the general partner is KKR 1996 Overseas, Limited, a company owned by Messrs. Kravis, Roberts, Golkin and T.A. Fisher and other members of the limited liability company which is the general partner of Kohlberg Kravis Roberts & Co. L.P. KKR 1996 Overseas has sole voting and investment power with respect to the share capital owned by KKR 1996 Fund (Overseas).

    Kohlberg Kravis Roberts & Co. L.P. and Fisher Capital Corp. LLC, a company for which Mr. J.R. Fisher, a director of Willis Group Holdings, is the managing member and majority owner,

                         WILLIS GROUP HOLDINGS LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

19. RELATED PARTY TRANSACTIONS (CONTINUED) render management, consulting and certain other services to the Company for annual fees payable quarterly in arrears. In 2001 and 2000, the Company paid amounts of $1,000,000, in the case of Kohlberg Kravis Roberts & Co. L.P. and $350,000, in the case of Fisher Capital Corp. LLC for those services. Included in accrued expenses is $0 and $249,970 payable to Kohlberg Kravis Roberts & Co. L.P. and $70,827 and $87,520 payable to Fisher Capital Corp. LLC as of
December 31, 2001 and 2000, respectively.

    In addition, the Company and Fisher Capital Corp. LLC entered into a share option agreement dated January 27, 1999, whereby the Company granted to Fisher Capital Corp. LLC 422,501 options to purchase an equivalent number of common shares. The options vest upon grant date and are exercisable any time up to January 27, 2014. The fair value of the options, computed on grant date using the Black-Scholes option-pricing model and assuming a dividend yield of 0%, expected volatility of 30%, a risk-free interest rate of 6.42% and a weighted-average expected life of three years, amounts to $334,905. This cost may not be indicative of the future benefit to be received by Fisher Capital Corp. LLC. Mr. J.R. Fisher, as the managing member and majority owner of Fisher Capital Corp. LLC may be deemed to share beneficial ownership of any options owned by Fisher Capital Corp., LLC but disclaims such beneficial ownership.

    During 2000, Willis North America acquired from Mr. J.J. Plumeri, the Chairman of Willis Group Holdings, a 12 1/2% undivided interest in a Citation V Ultra Aircraft for $693,719; as of December 31, 2000, this balance was recorded as a payable. This transaction was consummated on terms equivalent to those that prevail in arm's-length transactions.

20. SUBSEQUENT EVENTS

    On January 1, 2002, the Company acquired a further 22%, in addition to the 45% already owned, in Jaspers Wuppesahl, Germany's third largest insurance broker, to improve the Company's market position and broaden its global offering and capabilities on behalf of its clients. Accordingly, Jaspers Wuppesahl (since renamed Willis GmbH & Co. K.G.) will be accounted for as a subsidiary from the date of acquisition. The aggregate cash purchase price was $14 million, of which $5 million was deferred to 2003.

    The following table summarizes the estimated fair value of the assets and liabilities acquired on a 100% basis as they will be consolidated from January 1, 2002:

                                                              (MILLIONS)
                                                              ----------
Current assets..............................................     $ 73
Fixed assets................................................       12
Goodwill....................................................       48
Current liabilities.........................................      (78)
Minority interest...........................................       (2)
                                                                 ----
                                                                   53
Less: Equity investment at December 31, 2001................       39
                                                                 ----
Net assets acquired.........................................     $ 14
                                                                 ====

    The purchase price allocation has yet to be finalized. None of the goodwill will be deductible for tax purposes.

                         WILLIS GROUP HOLDINGS LIMITED

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                                                   THREE MONTHS
                                                                  ENDED MARCH 31,
                                                              -----------------------
                                                                2002           2001
                                                              --------       --------
                                                                 (MILLIONS, EXCEPT
                                                                  PER SHARE DATA)
REVENUES:
  Commissions and fees......................................   $ 436          $ 359
  Interest income...........................................      15             16
                                                               -----          -----
    Total revenues..........................................     451            375
                                                               -----          -----
EXPENSES:
  General and administrative expenses (excluding non-cash
    compensation)...........................................     297            268
  Non-cash compensation -- performance options -- (Note
    6)......................................................      18             --
  Depreciation expense......................................       8              9
  Amortization of goodwill -- (Note 3)......................      --              9
                                                               -----          -----
    Total expenses..........................................     323            286
                                                               -----          -----
OPERATING INCOME............................................     128             89
INTEREST EXPENSE............................................      17             21
                                                               -----          -----
INCOME BEFORE INCOME TAXES, EQUITY IN NET INCOME OF
  ASSOCIATES AND MINORITY INTEREST..........................     111             68
INCOME TAX EXPENSE..........................................      43             31
                                                               -----          -----
INCOME BEFORE EQUITY IN NET INCOME OF ASSOCIATES AND
  MINORITY INTEREST.........................................      68             37
EQUITY IN NET INCOME OF ASSOCIATES..........................       6              9
MINORITY INTEREST (including $0 and $6, respectively of
  preferred
  stock dividends)..........................................      (6)            (7)
                                                               -----          -----
NET INCOME..................................................   $  68          $  39
                                                               =====          =====
NET INCOME PER COMMON SHARE -- (Note 7)
  --Basic...................................................   $0.46          $0.31
  --Diluted.................................................   $0.43          $0.30
                                                               =====          =====
WEIGHTED-AVERAGE NUMBER OF COMMON SHARES OUTSTANDING --
  (Note 7)
  --Basic...................................................     147            124
  --Diluted.................................................     159            132
                                                               =====          =====

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                         WILLIS GROUP HOLDINGS LIMITED

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                               MARCH 31,          DECEMBER 31,
                                                                 2002                 2001
                                                              -----------         ------------
                                                               (MILLIONS, EXCEPT SHARE DATA)
                                                              (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $   183              $  128
  Fiduciary funds -- restricted.............................      1,341               1,282
  Short-term investments....................................         49                  42
  Accounts receivable, net of allowance for doubtful
    accounts of $26 and $25, respectively...................      7,389               5,703
  Deferred tax assets.......................................         16                  16
  Other current assets......................................         75                  78
                                                                -------              ------
    Total current assets....................................      9,053               7,249
                                                                -------              ------
NONCURRENT ASSETS:
  Fixed assets, net of accumulated depreciation of $102 and
    $95, respectively.......................................        183                 185
  Goodwill, net of accumulated amortization of $118 and
    $115, respectively......................................      1,250               1,201
  Investments in associates.................................        102                 135
  Deferred tax assets.......................................         64                  59
  Other noncurrent assets...................................        124                 120
                                                                -------              ------
    Total noncurrent assets.................................      1,723               1,700
                                                                -------              ------
TOTAL.......................................................    $10,776              $8,949
                                                                =======              ======

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................    $ 8,562              $6,799
  Deferred revenue and accrued expenses.....................        139                 163
  Provisions................................................         38                  38
  Income taxes payable......................................        111                  75
  Other current liabilities.................................        151                 167
                                                                -------              ------
    Total current liabilities...............................      9,001               7,242
                                                                -------              ------
NONCURRENT LIABILITIES:
  Long-term debt............................................        767                 787
  Provisions................................................         97                 102
  Other noncurrent liabilities..............................        108                 106
                                                                -------              ------
    Total noncurrent liabilities............................        972                 995
                                                                -------              ------
    Total liabilities.......................................      9,973               8,237
                                                                -------              ------
COMMITMENTS AND CONTINGENCIES (Note 10)

MINORITY INTEREST...........................................         23                  16

STOCKHOLDERS' EQUITY:
  Common shares, $0.000115 par value; Authorized:
    4,000,000,000;
  Issued and outstanding, 147,842,120 shares and 147,635,170
    shares respectively.....................................         --                  --
  Additional paid-in capital................................        885                 867
  Accumulated deficit.......................................        (97)               (165)
  Accumulated other comprehensive income (Note 8)...........          5                   5
  Treasury stock, at cost, 942,386 and 816,981 shares
    respectively............................................        (13)                (11)
                                                                -------              ------
    Total stockholders' equity..............................        780                 696
                                                                -------              ------
TOTAL.......................................................    $10,776              $8,949
                                                                =======              ======

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                         WILLIS GROUP HOLDINGS LIMITED

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                                 THREE MONTHS
                                                                ENDED MARCH 31,
                                                              -------------------
                                                                2002       2001
                                                              --------   --------
                                                                  (MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................   $   68     $   39
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation............................................        8          9
    Amortization of goodwill................................       --          9
    Provision for doubtful accounts.........................        1          2
    Minority interest.......................................        6          2
    Provisions..............................................       (3)        (6)
    Provision for deferred income taxes.....................       (4)        (1)
    Non-cash compensation expense attributable to
      performance options...................................       18         --
    Other...................................................       (7)        (8)
  Changes in operating assets and liabilities, net of
    effects from purchase of subsidiaries
    Fiduciary funds -- restricted, net......................      (80)       (46)
    Accounts receivable.....................................   (1,689)    (1,174)
    Accounts payable........................................    1,765      1,233
    Other...................................................        5        (21)
                                                               ------     ------
  Net cash provided by operations...........................       88         38
                                                               ------     ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds on disposal of fixed assets......................       --          1
  Additions to fixed assets.................................       (5)        (5)
  Net cash proceeds from sale of operations.................       --          4
  Acquisition of subsidiaries, net of cash acquired.........        6         (2)
  Purchase of short-term investments........................      (18)        (1)
  Proceeds on sale of short-term investments................       10         --
                                                               ------     ------
  Net cash used in investing activities.....................       (7)        (3)
                                                               ------     ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of debt........................................      (20)       (23)
  Proceeds from issue of common shares......................       --          1
  Purchase of treasury stock................................       (2)        --
                                                               ------     ------
  Net cash used in financing activities.....................      (22)       (22)
                                                               ------     ------
INCREASE IN CASH AND CASH EQUIVALENTS.......................       59         13
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
  EQUIVALENTS...............................................       (4)        (5)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............      128         88
                                                               ------     ------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................   $  183     $   96
                                                               ======     ======

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                         WILLIS GROUP HOLDINGS LIMITED

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY AND ITS OPERATIONS

    BUSINESS--Willis Group Holdings Limited ("Willis Group Holdings") and subsidiaries (collectively, the "Company") provide a broad range of value-added risk management consulting and insurance brokerage services both directly and indirectly through its associates, to a diverse base of clients internationally. The Company provides specialized risk management advisory and other services on a global basis to clients in various industries, including the construction, aerospace, marine and energy industries. In its capacity as an advisor and insurance broker, the Company acts as an intermediary between clients and insurance carriers by advising clients on risk management requirements, helping clients determine the best means of managing risk, and negotiating and placing insurance risk with insurance carriers through the Company's global distribution network. The Company also provides other value-added services.

    ORGANIZATION--Willis Group Holdings was incorporated on February 8, 2001 as an exempted company under The Companies Act 1981 of Bermuda, for the sole purpose of redomiciling the ultimate parent company of the Willis Group (comprised of TA I Limited and subsidiaries) from the United Kingdom ("UK") to Bermuda. On incorporation, Willis Group Holdings was wholly-owned by Profit Sharing (Overseas), Limited Partnership, an affiliate of Kohlberg Kravis Roberts & Co., L.P. and one of the existing stockholders of TA I Limited ("TA I").

    Willis Group Holdings, effective from May 8, 2001, exchanged its common shares for all the issued and outstanding ordinary shares of TA I (the "Exchange Offer").

    As a result of the Exchange Offer, the former stockholders of TA I acquired a majority voting interest in Willis Group Holdings. Under accounting principles generally accepted in the United States ("US GAAP"), the company whose stockholders retain the majority interest in a combined business must be treated as the acquirer for accounting purposes. Accordingly, the transaction has been accounted for as a "reverse acquisition" for financial reporting purposes with TA I deemed to have acquired 100% of the equity interest in Willis Group Holdings. The relevant acquisition process utilizes the capital structure of Willis Group Holdings and the assets and liabilities of TA I and subsidiaries (collectively, the "Predecessor") have been recorded at historical cost.

    The Predecessor is the operating entity for financial reporting purposes, and the financial statements prior to May 8, 2001 represent the Predecessor's financial position and results of operations. The assets and liabilities and results of operations of the Predecessor are included as of May 8, 2001. Although TA I was deemed to be the acquiring corporation for financial accounting and reporting purposes, the legal status of Willis Group Holdings as the surviving corporation did not change. For the three month period ended March 31, 2001, the equity of Willis Group Holdings is the historical equity of TA I prior to the reverse acquisition, retroactively restated to reflect the number of shares received in the exchange offers.

2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

    The accompanying condensed consolidated financial statements (hereinafter referred to as the "Interim Financial Statements") have been prepared in accordance with US GAAP.

    The Interim Financial Statements are unaudited but include all adjustments (consisting of normal recurring adjustments) which the Company's management considers necessary for a fair presentation of the financial position as of such dates and the operating results and cash flows for those periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with US GAAP have been condensed or omitted. The results of operations for the three

                         WILLIS GROUP HOLDINGS LIMITED

2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) month period ended March 31, 2002 may not necessarily be indicative of the operating results that may be incurred for the entire fiscal year.

    The December 31, 2001 balance sheet was derived from audited financial statements but does not include all disclosures required by US GAAP. However, the Company believes that the disclosures are adequate to make the information presented not misleading. These Interim Financial Statements should be read in conjunction with the Company's consolidated balance sheets as of December 31, 2001 and 2000, and the related consolidated statements of operations, cash flows and changes in stockholders' equity for each of the three years in the period ended December 31, 2001.

3. GOODWILL AND OTHER INTANGIBLE ASSETS

    The Company adopted Statement of Financial Accounting Standards No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS ("SFAS 142"), with effect from January 1, 2002. For business combinations for which the acquisition date was before July 1, 2001, the Company did not recognize and account for acquired intangible assets as assets separate from goodwill. Accordingly, upon initial adoption of SFAS 142, reclassification of the carrying amounts of previously acquired intangible assets was not required.

    In accordance with SFAS 142, the Company no longer amortizes goodwill and other intangible assets that have an indefinite useful life but rather tests such assets at least annually for impairment. The Company will complete its transitional impairment test of goodwill before June 30, 2002. The following pro forma disclosures are given for the three month periods ended March 31:

                                                                2002             2001
                                                              --------         --------
                                                                (MILLIONS, EXCEPT PER
                                                                     SHARE DATA)
Net income, as reported.....................................   $  68            $  39
Amortization of goodwill....................................      --                9
                                                               -----            -----
Adjusted net income.........................................   $  68            $  48
                                                               =====            =====
Basic net income per common share, as reported..............   $0.46            $0.31
Amortization of goodwill....................................      --             0.08
                                                               -----            -----
Adjusted basic net income per common share..................   $0.46            $0.39
                                                               =====            =====
Diluted net income per common share, as reported............   $0.43            $0.30
Amortization of goodwill....................................      --             0.06
                                                               -----            -----
Adjusted diluted net income per common share................   $0.43            $0.36
                                                               =====            =====

4. ACQUISITIONS

    On January 1, 2002, the Company acquired a further 22%, in addition to the 45% already owned, in Jaspers Wuppesahl, Germany's third largest insurance broker, to improve the Company's market position and broaden its global offering and capabilities on behalf of its clients. Accordingly, Jaspers Wuppesahl (since renamed Willis GmbH & Co. K.G.) has been accounted for as a subsidiary from the date of acquisition. The aggregate cash purchase price for the further 22% stake was $14 million, of which $5 million was deferred to 2003. The Company initially recorded goodwill of $14 million pending completion of the purchase price allocation.

                         WILLIS GROUP HOLDINGS LIMITED

4. ACQUISITIONS (CONTINUED)
    The following table provides supplemental pro forma information for the period ended March 31, 2001 about the Company's results of operations as though the business combination had been completed as of the beginning of the reporting period:

                                                                THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                                2002         2001
                                                               ACTUAL     PRO FORMA
                                                              ---------   ----------
                                                              (MILLIONS, EXCEPT PER
                                                                   SHARE DATA)
Total revenues..............................................    $ 451       $ 399
Income before income taxes, equity in net income of
  associates and minority interest..........................      111          83
Net income..................................................       68          42
                                                                =====       =====
Net income per common share
--Basic.....................................................    $0.46       $0.34
--Diluted...................................................    $0.43       $0.32
                                                                =====       =====

5. DERIVATIVE FINANCIAL INSTRUMENTS

    The financial risks the Company manages through the use of financial instruments are interest rate risk and foreign currency risk. The Company's Board of Directors reviews and agrees on policies for managing each of these risks. The Company has applied SFAS NO. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES ("SFAS 133"), in accounting for these financial instruments.

    INTEREST RATE CONTRACTS--The fair values of interest rate contracts are recorded in other current and noncurrent assets and liabilities on the balance sheet. Changes in fair value of contracts that are effective cash flow hedges as defined by SFAS 133 are recorded as a component of other comprehensive income with a loss of $1 million recorded for the three month period ended March 31, 2002 (2001: Loss $5 million). Amounts are reclassified from other comprehensive income into earnings when the hedged exposure affects earnings.

    For interest rate contracts which were not effective for hedge accounting as defined in SFAS 133, the Company has recorded a loss of $1 million in general and administrative expenses, representing the change in fair value for the three month period ended March 31, 2002 (2001: Loss $7 million).

    FOREIGN CURRENCY CONTRACTS--The fair values of foreign currency contracts are recorded in other current and noncurrent assets and liabilities, with changes in fair value of effective cashflow hedges recorded in other comprehensive income and changes in fair value of ineffective hedges recorded in general and administrative expenses. Amounts are reclassified from other comprehensive income into earnings when the hedged exposure affects earnings.

    For the three month period ended March 31, 2002, the Company has recorded $0 in other comprehensive income relating to changes in fair value on contracts which are effective cashflow hedges as defined in SFAS 133 (2001: Gain
$1 million). For contracts which were not effective for hedge accounting as defined in SFAS 133, the Company has recorded $0 in general and administrative expenses, representing the change in fair value for the three month period ended March 31, 2002 (2001: Loss $6 million).

                         WILLIS GROUP HOLDINGS LIMITED

6. NON-CASH COMPENSATION

    Willis Group Holdings applies the intrinsic value method allowed by Accounting Practices Board No.25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25") in accounting for its stock option plans. Under APB 25, compensation expense resulting from awards under variable plans, is measured as the difference between the quoted market price at the date when the number of shares is known (the date the performance conditions are satisfied) and the exercise price; the cost is recognized over the period the employee performs related services. Since the ultimate compensation is unknown until the performance conditions are satisfied, estimates of compensation expense are recorded before the measurement date based on the quoted market price of the common shares at the intervening dates in situations where it is probable that the performance conditions will be attained.

    On September 30, 2001, management of Willis Group Holdings determined that it was probable that the maximum performance condition would be attained. Accordingly, compensation expense of $18 million ($15 million, net of tax) has been recognized in the three month period ended March 31, 2002 based on the
11.2 million performance options outstanding at that date, a market price of $24.70 and an average elapsed performance period of 72%.

7. NET INCOME PER COMMON SHARE

    Basic net income per common share, is calculated by dividing net income by the weighted-average number of common shares outstanding during each period. The computation of diluted net income per common share reflects the potential dilution that could occur if dilutive securities and other contracts to issue common shares were exercised or converted into common shares or resulted in the issue of common shares that then shared in the net income of the Company.

    The computation of net income per share has been retroactively restated to reflect the number of shares of Willis Group Holdings, after consummation of the exchange offers.

    For the three month period ended March 31, 2002, time-based options to purchase 19,012,371 (2001: 17,672,895) common shares and 145,504 restricted shares (2001: 0) were outstanding. The following table represents the basic and diluted net income per common share for the three month period ended March 31:

                                                                2002             2001
                                                              --------         --------
                                                                (MILLIONS, EXCEPT PER
                                                                     SHARE DATA)
Basic weighted-average number of common shares
  outstanding...............................................     147              124
Dilutive effect of potentially issuable common shares.......      12                8
                                                               -----            -----
Diluted weighted-average number of common shares
  outstanding...............................................     159              132
                                                               =====            =====
Basic net income per common share...........................   $0.46            $0.31
Dilutive effect of potentially issuable common shares.......   (0.03)           (0.01)
                                                               -----            -----
Diluted net income per common share.........................   $0.43            $0.30
                                                               =====            =====

    At March 31, 2002, the minimum threshold to trigger the 11.2 million performance-based options outstanding at that date had not been reached. In accordance with SFAS No. 128, EARNINGS PER SHARE, such options were therefore excluded from the calculation of the reported diluted net income per common share.

                         WILLIS GROUP HOLDINGS LIMITED

8. ACCUMULATED OTHER COMPREHENSIVE INCOME

    The components of comprehensive income are as follows:

                                                                     THREE
                                                                    MONTHS
                                                                     ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2002       2001
                                                              --------   --------
                                                                  (MILLIONS)
Net income..................................................    $68        $39
Other comprehensive income (loss), net of tax:
  Foreign currency translation adjustment...................      2         (9)
  Cumulative effect of accounting change (net of tax of
    $5).....................................................     --          8
  Unrealized holding loss (net of tax of $0)................     (1)        --
  Net loss on derivative instruments (net of tax of $0 and
    $3).....................................................     (1)        (4)
                                                                ---        ---
Other comprehensive loss, net of tax........................     --         (5)
                                                                ---        ---
Comprehensive income........................................    $68        $34
                                                                ===        ===

    The components of accumulated other comprehensive income at March 31, 2002, and December 31, 2001, are as follows:

                                                                2002       2001
                                                              --------   --------
                                                                  (MILLIONS)
Net foreign currency translation adjustment.................    $(7)       $(9)
Net cumulative effect of accounting change..................      8          8
Net unrealized holding gains................................     --          1
Net gain on derivative instruments..........................      4          5
                                                                ---        ---
Accumulated other comprehensive income......................    $ 5        $ 5
                                                                ===        ===

9. STOCKHOLDERS' EQUITY

    On June 11, 2001, Willis Group Holdings issued 23,000,000 common shares at $13.50 per share in an initial public offering. The net proceeds amounted to $280 million after deducting underwriting discounts, commissions and other expenses of the offering of $30 million. The net proceeds were used to redeem all the outstanding $273 million preference shares of a subsidiary on June 29, 2001.

10. COMMITMENTS AND CONTINGENCIES

    In common with many companies involved in selling personal pension plans in the UK, the Company's financial advisory business, Willis Corroon Financial Planning Limited ("WCFP"), is required by the Financial Services Authority ("the Regulator"), which regulates these matters, to review certain categories of personal pension plans sold to individuals between 1988 and 1994. WCFP is required to compensate those individuals who transferred from, opted out or did not join, their employer-sponsored pension plan if the expected benefits from their personal pension plan did not equal the benefits that would have been available from their employer-sponsored pension plan. Whether compensation is due to a particular individual, and the amount thereof, is dependent upon the subsequent performance of the personal pension plan sold and the net present value of the benefits that would have been available from the employer-sponsored pension plan calculated using financial and demographic assumptions prescribed by the Regulator.

                         WILLIS GROUP HOLDINGS LIMITED

10. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    At March 31, 2002, the Company had a provision of $28 million relating to this issue. Although the Company considers these provisions to be prudent and expects to pay out these provisions over the next two years, there remains some uncertainty as to the ultimate exposure relating to the review.

    At March 31, 2002, the Company had a provision of $25 million for discontinued operations that includes estimates for future costs of administering the run-off of the Company's former UK underwriting operations. Willis Faber (Underwriting Management) Limited ("WFUM"), a wholly-owned subsidiary of the Company, provided underwriting agency and other services to certain insurance companies including Sovereign Marine & General Insurance Company Limited ("Sovereign") (in Scheme of Arrangement) (collectively, the "stamp companies") and in 1991 ceased arranging new business on behalf of the stamp companies. Willis Faber Limited has agreed with certain of the stamp companies to fund certain costs of the run-off, subject to agreed guidelines as to timing and amount. Although the Company expects the run-off to be conducted in an orderly manner, it may ultimately prove to be a lengthy and expensive process. The amounts to be funded under the run-off arrangements are currently within the aggregate of the provisions made.

    The Company is subject to various actual and potential claims, lawsuits and proceedings relating principally to alleged errors and omissions in connection with the placement of insurance and reinsurance in the ordinary course of business. Some of those claims, lawsuits and proceedings seek damages in amounts which could, if assessed, be significant.

    The Company acted as broker, but not as underwriter, for the placement of both property and casualty insurance for a number of entities that were directly impacted by the September 11, 2001 destruction of the World Trade Center complex, including Silverstein Properties L.L.C., which acquired a 99-year leasehold interest in the twin towers and related facilities from the Port Authority of New York and New Jersey in July 2001. There are a number of lawsuits pending in the US between the insured parties and the insurers. Although the Company is not a party to any of these lawsuits, other disputes may arise with respect to the destruction of the World Trade Center complex which could affect the Company.

    The Company maintains insurance, subject to certain deductibles and self-insurance, against such claims, lawsuits and proceedings. The Company has also established provisions against these items which are believed to be adequate in the light of current information and legal advice, and the Company adjusts such provisions from time to time according to developments. On the basis of current information, the Company does not expect that the ultimate outcome of the actual or potential claims, lawsuits and proceedings to which the Company is subject, either individually or in the aggregate, will have a material adverse effect on the Company's financial condition, results of operations or liquidity.

11. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

    The following table provides supplemental disclosures of cash flow information:

                                                                 THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              -------------------------
                                                                2002             2001
                                                              --------         --------
                                                                     (MILLIONS)
Cash payments for income taxes..............................    $ 10             $ 10
                                                                ====             ====
Cash payments for interest..................................    $ 28             $ 32
                                                                ====             ====

                         WILLIS GROUP HOLDINGS LIMITED

11. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION (CONTINUED)
    The following table provides supplemental disclosures of non-cash flow investing and financing activities:

                                                                    THREE MONTHS
                                                                        ENDED
                                                                      MARCH 31,
                                                              -------------------------
                                                                2002             2001
                                                              --------         --------
                                                                     (MILLIONS)
Acquisitions:
  Fair value of assets acquired.............................    $ 72             $ 8
  Less: liabilities assumed.................................     (71)             (8)
  Cash acquired.............................................     (19)             (1)
                                                                ----             ---
Acquisitions, net of cash acquired..........................    $(18)            $(1)
                                                                ====             ===

12. SEGMENT INFORMATION

    The Company conducts its worldwide insurance brokering activities through three operating segments: Global, North America and International. Each operating segment exhibits similar economic characteristics, provides similar products and services and distributes same through common distribution channels to a common type or class of customer. In addition, the regulatory environment in each region is similar. Consequently, for financial reporting purposes the Company has aggregated these three operating segments into one reportable segment.

                                     ******

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                           SHARES

                         WILLIS GROUP HOLDINGS LIMITED

                                  COMMON STOCK

                                     [LOGO]

                                     ------

                              P R O S P E C T U S

                                   ---------

                              SALOMON SMITH BARNEY
                                    JPMORGAN

--------------------------------------------------
--------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Bye-laws of the Registrant provide for indemnification of the Registrant's officers and directors against all liabilities, loss, damage or expense incurred or suffered by such party as an officer or director of the Registrant; provided that such indemnification shall not extend to any matter which would render it void pursuant to the Companies Act 1981 as in effect from time to time in Bermuda.

    The Companies Act provides that a Bermuda company may indemnify its directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty. However, the Companies Act also provides that any provision, whether contained in the company's bye-laws or in a contract or arrangement between the company and the director, indemnifying a director against any liability which would attach to him in respect of his fraud or dishonesty will be void.

    The directors and officers of the Registrant are covered by directors' and officers' insurance policies maintained by the Registrant.

    Under the Amended and Restated Limited Partnership Agreement of Profit Sharing (Overseas), Limited Partnership, directors of the Registrant who are officers, directors, employees, partners, stockholders, members or agents of KKR 1996 Fund (Overseas), Limited Partnership or its affiliates are indemnified by Profit Sharing (Overseas), Limited Partnership to the fullest extent permitted by law from and against all liabilities, loss, damage or expense relating to the performance as a director of the Registrant during the period of time in which Profit Sharing (Overseas), Limited Partnership holds an interest in the Registrant; provided that such indemnification shall not cover acts not made in good faith and not in the best interest of Profit Sharing (Overseas), Limited Partnership or constitute malfeasance.

ITEM 7  RECENT SALES OF UNREGISTERED SECURITIES

    The following is a summary of the transactions by the Registrant during the past three years involving sales of the Registrant's securities that were not registered under the Securities Act of 1933:

    - an exchange by Profit Sharing (Overseas), Limited Partnership and each consortium member of their shares in TA I Limited for shares of our common stock;

    - a one-for-one exchange of shares of TA I Limited held by certain employees and former employees of TA I Limited for shares of our common stock and a one-for-one exchange of options to purchase TA I Limited shares for options to purchase our common stock; and

    - an issuance pursuant to Rule 701 under the Securities Act of 37,037 shares of common stock at an aggregate purchase price of $500,000 to Paul M. Hazen in connection with Mr. Hazen's becoming a member of the board of directors.

    - an issuance pursuant to Section 4(2) under the Securities Act of 482,969 shares of common stock to certain shareholders of Richard N. Goldman & Co. as part of the consideration of the Registrant's acquisition of such company.

ITEM 8  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a)  Exhibits

EXHIBIT NO.             DESCRIPTION OF EXHIBIT
-----------             ----------------------
         1.             Form of Underwriting Agreement (to be filed by amendment)

         3.1            Memorandum of Association of Willis Group Holdings Limited,
                        dated February 8, 2001, as altered by registration pursuant to the Companies Act 1981 of Bermuda on April 10, 2001
                        (incorporated by reference to Exhibit No. 3.1 to
                        Registration Statement No. 333-60982)

         3.2            Form of Bye-Laws of Willis Group Holdings Limited
                        (incorporated by reference to Exhibit No. 3.2 to Registration Statement No. 333-60982)

         3.3            Memorandum of Increase in the Share Capital of Willis Group
                        Holdings Limited (incorporated by reference to Exhibit No.
                        3.3 to Registration Statement No. 333-60982)

         4.1            Form of Specimen Certificate for Registrant's Common Stock
                        (incorporated by reference to Exhibit No. 4.1 to Registration Statement No. 333-60982)

         4.2            Registration Rights Agreement, dated December 18, 1998,
                        between TA I Limited and Profit Sharing (Overseas), Limited
                        Partnership (the "Profit Sharing Registration Rights
                        Agreement") (incorporated by reference to Exhibit No. 4.2 to
                        Registration Statement No. 333-60982)

         4.3            Amendment No. 1 to the Profit Sharing Registration Rights
                        Agreement (incorporated by reference to Exhibit No. 4.3 to
                        Registration Statement No. 333-60982)

         4.4            Registration Rights Agreement, dated July 21, 1998, among TA
                        I Limited, TA II Limited, Royal & Sun Alliance Insurance
                        Group plc, Guardian Royal Exchange plc, The Chubb
                        Corporation, The Hartford Financial Services Group, Inc. and
                        The Travelers Indemnity Company (the "Consortium
                        Registration Rights Agreement") (incorporated by reference to Exhibit No. 4.4 to Registration Statement No. 333-60982)

         4.5            Amendment and Assumption Agreement, dated November 12, 1998, relating to the Consortium Registration Rights Agreement
                        (incorporated by reference to Exhibit No. 4.5 to
                        Registration Statement No. 333-60982)

         4.6            Amendment to the Carrier Agreements relating to, among other things, the Consortium Registration Rights Agreement
                        (incorporated by reference to Exhibit No. 4.6 to
                        Registration Statement No. 333-60982)

         4.7            Management and Employee Shareholders' and Subscription
                        Agreement, dated as of December 20, 1999, among TA I
                        Limited, Mourant & Co. Trustees Limited, and certain
                        management members of TA I Limited and its subsidiaries (the
                        "Management Registration Rights Agreement") (incorporated by reference to Exhibit No. 4.7 to Registration Statement No.
                        333-60982)

         4.8            Global Amendment to the Equity Participation Plan Agreements
                        of TA I Limited (incorporated by reference to Exhibit No.
                        4.8 to Registration Statement No. 333-60982)

         5.1 Opinion of Appleby Spurling & Kempe (to be filed by amendment)

        10.1            Credit Agreement, dated as of July 22, 1998, and amended and restated as of February 19, 1999 and amended as of
                        January 1, 2001, among Willis Corroon Corporation, as
                        borrower, Willis Corroon Group Limited and Trinity
                        Acquisition plc, as guarantors, the lenders thereunder and
                        JPMorgan Chase Bank, as administrative agent and collateral agent (the "Credit Agreement") (incorporated by reference to
                        Exhibit No. 10.2 to Registration Statement No. 333-74483)

EXHIBIT NO.             DESCRIPTION OF EXHIBIT
-----------             ----------------------
        10.2            Indenture, dated February 2, 1999, among Willis Corroon
                        Corporation, as issuer, Willis Corroon Partners and Willis
                        Corroon Group Limited, as guarantors, and The Bank of New
                        York, as trustee (incorporated by reference to Exhibit No.
                        4.1 to Registration Statement No. 333-74483)

        10.3            Form of 9% Senior Subordinated Notes due 2009 (the "Exchange
                        Notes") (included as part of Exhibit 10.2 hereto)

        10.4            Willis Group Holdings Limited Non-Employee Directors'
                        Deferred Compensation Plan (incorporated by reference to
                        Exhibit No. 4.3 to Registration Statement No. 333-63186)

        10.5            The Willis Group Holdings Limited Non-Employee Directors
                        Share Option Scheme (incorporated by reference to Exhibit
                        No. 4.4 to Registration Statement No. 333-63186)

        10.6            Amended and Restated 1998 Share Purchase and Option Plan for
                        Key Employees of Willis Group Holdings Limited (incorporated by reference to Exhibit No. 4.5 to Registration Statement
                        No. 333-63186)

        10.7            Amended and Restated Willis Award Plan for Key Employees of
                        Willis Group Holdings Limited (incorporated by reference to
                        Exhibit No. 4.6 to Registration Statement No. 333-63186)

        10.8            Willis Group Holdings Limited 2001 Share Purchase and Option
                        Plan (incorporated by reference to Exhibit No. 10.8 to
                        Registration Statement No. 333-60982)

        10.9            The Willis Group Holdings Limited 2001 Bonus and Stock Plan
                        (incorporated by reference to Exhibit No. 4.8 to
                        registration No. 333-63186)

        10.10           Willis Group Holdings Limited North America 2001 Employee
                        Stock Purchase Plan (incorporated by reference to Exhibit
                        No. 4.3 to Registration Statement No. 333-62780)

        10.11           Willis North America Inc. Financial Security Partnership
                        Plan (incorporated by reference to Exhibit No. 4.3 to
                        Registration Statement No. 333-67466)

        10.12           Form of Amended and Restated Employment Agreement, dated as of March 26, 2001, between Willis Group Holdings Limited and
                        Joseph J. Plumeri (incorporated by reference to Exhibit No.
                        10.9 to Registration Statement No. 333-60982)

        10.13           Guarantee by Willis Corroon Group Limited of pension plan of
                        Brian Johnson (incorporated by reference to Exhibit No.
                        10.11 to Registration Statement No. 333-74483)

        10.14           Form of Willis Group Holdings Limited Zero Cost Share Option
                        Scheme (incorporated by reference to Exhibit No. 10.12 to
                        Registration Statement No. 333-74483)

        10.15           Form of Amendment to TA I Limited Zero Cost Share Option
                        Scheme (incorporated by reference to Exhibit No. 10.12 to
                        Registration Statement No. 333-60982)

        10.16           Agreement, dated July 23, 1997, among Assurances Generales de France IART, UAP Incendie-Accidents, Athena, Gras Savoye
                        Euro Finance S.A., Mr. Emmanuel Gras, Mr. Patrick Lucas,
                        Mr. Daniel Naftalski, Willis Corroon Group plc,
                        Willis Corroon Europe B.V., and Gras Savoye & Cie, along
                        with Amendment No. 1 thereto, dated December 11, 1997, and
                        Addendum thereto dated July 23, 1997 (incorporated by
                        reference to Exhibit No. 2.11 to Registration Statement
                        No. 333-74483)

        10.17           Shareholder Rights Agreement dated as of July 22, 1998 among
                        TA I Limited, TA II Limited, Profit Sharing (Overseas),
                        Limited Partnership, Royal & Sun Alliance Insurance Group
                        plc, Guardian Royal Exchange plc, The Chubb Corporation, The
                        Hartford Financial Services Group, Inc. and The Travelers
                        Indemnity Company (incorporated by reference to Exhibit
                        No. 10.14 to Registration Statement No. 333-60982) (amended by Exhibit 4.8 filed herewith)

EXHIBIT NO.             DESCRIPTION OF EXHIBIT
-----------             ----------------------
        10.18           Contribution and Share Subscription Agreement dated as of
                        July 22, 1998 among TA I Limited, TA II Limited, TA III plc,
                        Trinity Acquisition plc, KKR 1996 Fund (Overseas), Limited
                        Partnership and Profit Sharing (Overseas), Limited
                        Partnership (incorporated by reference to Exhibit No. 10.15 to Registration Statement No. 333-60982)

        10.19           Share Subscription Agreement dated as of July 22, 1998 among
                        TA I Limited, TA II Limited and the consortium members
                        listed therein (incorporated by reference to Exhibit No.
                        10.16 to Registration Statement No. 333-60982)

        10.20 Share Subscription Agreement dated as of November 12, 1998 among The Tokio Marine and Fire Insurance Co., Ltd., TA I
                        Limited and TA II Limited (incorporated by reference to
                        Exhibit No. 10.17 to Registration Statement No. 333-60982)

        21.1            List of subsidiaries of Willis Group Holdings Limited (filed herewith)

        23.1            Consent of Appleby Spurling & Kempe (included as part of
                        Exhibit 5.1)

        23.2            Consent of Deloitte & Touche (filed herewith)

        24.1            Powers of Attorney (included in signature page)

ITEM 9  UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, Country of United States, on May 6, 2002.

                                                       WILLIS GROUP HOLDINGS LIMITED

                                                       By:          /s/ WILLIAM P. BOWDEN, JR.
                                                            -----------------------------------------
                                                                      William P. Bowden, Jr.
                                                                      GROUP GENERAL COUNSEL

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas Colraine, William P. Bowden, Jr., Mary E. Caiazzo and Michael Chitty and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacity, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the Registrant (i) any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connections therewith, and (ii) any and all additional registration statements, and any and all amendments thereto, relating to the same offering of securities as those that are covered by this Registration Statement that are filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agents, and each of them full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any of them, or their substitutes, may lawfully do to cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                      SIGNATURE                                      TITLE                   DATE
                      ---------                                      -----                   ----
                /s/ JOSEPH J. PLUMERI                  Chairman, Chief Executive Officer
     -------------------------------------------         and Director (principal          May 6, 2002
                  Joseph J. Plumeri                      executive officer)

                 /s/ THOMAS COLRAINE
     -------------------------------------------       Group Chief Financial Officer      May 6, 2002
                   Thomas Colraine                       (principal accounting officer)

                 /s/ HENRY R. KRAVIS
     -------------------------------------------       Director                           May 6, 2002
                   Henry R. Kravis

                      SIGNATURE                                      TITLE                   DATE
                      ---------                                      -----                   ----
                /s/ GEORGE R. ROBERTS
     -------------------------------------------       Director                           May 6, 2002
                  George R. Roberts

                  /s/ PERRY GOLKIN
     -------------------------------------------       Director                           May 6, 2002
                    Perry Golkin

                 /s/ TODD A. FISHER
     -------------------------------------------       Director                           May 6, 2002
                   Todd A. Fisher

                /s/ SCOTT C. NUTTALL
     -------------------------------------------       Director                           May 6, 2002
                  Scott C. Nuttall

                 /s/ JAMES R. FISHER
     -------------------------------------------       Director                           May 6, 2002
                   James R. Fisher

                  /s/ PAUL M. HAZEN
     -------------------------------------------       Director                           May 6, 2002
                    Paul M. Hazen

             /s/ WILLIAM P. BOWDEN, JR.
     -------------------------------------------       Authorized U.S. Representative     May 6, 2002
               William P. Bowden, Jr.

                                 EXHIBIT INDEX

EXHIBIT NO.             DESCRIPTION OF EXHIBIT
-----------             ----------------------
         1.             Form of Underwriting Agreement (to be filed by amendment)

         3.1            Memorandum of Association of Willis Group Holdings Limited,
                        dated February 8, 2001, as altered by registration pursuant to the Companies Act 1981 of Bermuda on April 10, 2001
                        (incorporated by reference to Exhibit No. 3.1 to
                        Registration Statement No. 333-60982)

         3.2            Form of Bye-Laws of Willis Group Holdings Limited
                        (incorporated by reference to Exhibit No. 3.2 to Registration Statement No. 333-60982)

         3.3            Memorandum of Increase in the Share Capital of Willis Group
                        Holdings Limited (incorporated by reference to Exhibit No.
                        3.3 to Registration Statement No. 333-60982)

         4.1            Form of Specimen Certificate for Registrant's Common Stock
                        (incorporated by reference to Exhibit No. 4.1 to Registration Statement No. 333-60982)

         4.2            Registration Rights Agreement, dated December 18, 1998,
                        between TA I Limited and Profit Sharing (Overseas), Limited
                        Partnership (the "Profit Sharing Registration Rights
                        Agreement") (incorporated by reference to Exhibit No. 4.2 to
                        Registration Statement No. 333-60982)

         4.3            Amendment No. 1 to the Profit Sharing Registration Rights
                        Agreement (incorporated by reference to Exhibit No. 4.3 to
                        Registration Statement No. 333-60982)

         4.4            Registration Rights Agreement, dated July 21, 1998, among TA
                        I Limited, TA II Limited, Royal & Sun Alliance Insurance
                        Group plc, Guardian Royal Exchange plc, The Chubb
                        Corporation, The Hartford Financial Services Group, Inc. and
                        The Travelers Indemnity Company (the "Consortium
                        Registration Rights Agreement") (incorporated by reference to Exhibit No. 4.4 to Registration Statement No. 333-60982)

         4.5            Amendment and Assumption Agreement, dated November 12, 1998, relating to the Consortium Registration Rights Agreement
                        (incorporated by reference to Exhibit No. 4.5 to
                        Registration Statement No. 333-60982)

         4.6            Amendment to the Carrier Agreements relating to, among other things, the Consortium Registration Rights Agreement
                        (incorporated by reference to Exhibit No. 4.6 to
                        Registration Statement No. 333-60982)

         4.7            Management and Employee Shareholders' and Subscription
                        Agreement, dated as of December 20, 1999, among TA I
                        Limited, Mourant & Co. Trustees Limited, and certain
                        management members of TA I Limited and its subsidiaries (the
                        "Management Registration Rights Agreement") (incorporated by reference to Exhibit No. 4.7 to Registration Statement No.
                        333-60982)

         4.8            Global Amendment to the Equity Participation Plan Agreements
                        of TA I Limited (incorporated by reference to Exhibit No.
                        4.8 to Registration Statement No. 333-60982)

         5.1 Opinion of Appleby Spurling & Kempe (to be filed by amendment)

        10.1            Credit Agreement, dated as of July 22, 1998, and amended and restated as of February 19, 1999 and amended as of
                        January 1, 2001, among Willis Corroon Corporation, as
                        borrower, Willis Corroon Group Limited and Trinity
                        Acquisition plc, as guarantors, the lenders thereunder and
                        JPMorgan Chase Bank, as administrative agent and collateral agent (the "Credit Agreement") (incorporated by reference to
                        Exhibit No. 10.2 to Registration Statement No. 333-74483)

        10.2            Indenture, dated February 2, 1999, among Willis Corroon
                        Corporation, as issuer, Willis Corroon Partners and Willis
                        Corroon Group Limited, as guarantors, and The Bank of New
                        York, as trustee (incorporated by reference to Exhibit No.
                        4.1 to Registration Statement No. 333-74483)

EXHIBIT NO.             DESCRIPTION OF EXHIBIT
-----------             ----------------------
        10.3            Form of 9% Senior Subordinated Notes due 2009 (the "Exchange
                        Notes") (included as part of Exhibit 10.2 hereto)

        10.4            Willis Group Holdings Limited Non-Employee Directors'
                        Deferred Compensation Plan (incorporated by reference to
                        Exhibit No. 4.3 to Registration Statement No. 333-63186)

        10.5            The Willis Group Holdings Limited Non-Employee Directors
                        Share Option Scheme (incorporated by reference to Exhibit
                        No. 4.4 to Registration Statement No. 333-63186)

        10.6            Amended and Restated 1998 Share Purchase and Option Plan for
                        Key Employees of Willis Group Holdings Limited (incorporated by reference to Exhibit No. 4.5 to Registration Statement
                        No. 333-63186)

        10.7            Amended and Restated Willis Award Plan for Key Employees of
                        Willis Group Holdings Limited (incorporated by reference to
                        Exhibit No. 4.6 to Registration Statement No. 333-63186)

        10.8            Willis Group Holdings Limited 2001 Share Purchase and Option
                        Plan (incorporated by reference to Exhibit No. 10.8 to
                        Registration Statement No. 333-60982)

        10.9            The Willis Group Holdings Limited 2001 Bonus and Stock Plan
                        (incorporated by reference to Exhibit No. 4.8 to
                        registration No. 333-63186)

        10.10           Willis Group Holdings Limited North America 2001 Employee
                        Stock Purchase Plan (incorporated by reference to Exhibit
                        No. 4.3 to Registration Statement No. 333-62780)

        10.11           Willis North America Inc. Financial Security Partnership
                        Plan (incorporated by reference to Exhibit No. 4.3 to
                        Registration Statement No. 333-67466)

        10.12           Form of Amended and Restated Employment Agreement, dated as of March 26, 2001, between Willis Group Holdings Limited and
                        Joseph J. Plumeri (incorporated by reference to Exhibit No.
                        10.9 to Registration Statement No. 333-60982)

        10.13           Guarantee by Willis Corroon Group Limited of pension plan of
                        Brian Johnson (incorporated by reference to Exhibit No.
                        10.11 to Registration Statement No. 333-74483)

        10.14           Form of Willis Group Holdings Limited Zero Cost Share Option
                        Scheme (incorporated by reference to Exhibit No. 10.12 to
                        Registration Statement No. 333-74483)

        10.15           Form of Amendment to TA I Limited Zero Cost Share Option
                        Scheme (incorporated by reference to Exhibit No. 10.12 to
                        Registration Statement No. 333-60982)

        10.16           Agreement, dated July 23, 1997, among Assurances Generales de France IART, UAP Incendie-Accidents, Athena, Gras Savoye
                        Euro Finance S.A., Mr. Emmanuel Gras, Mr. Patrick Lucas,
                        Mr. Daniel Naftalski, Willis Corroon Group plc,
                        Willis Corroon Europe B.V., and Gras Savoye & Cie, along
                        with Amendment No. 1 thereto, dated December 11, 1997, and
                        Addendum thereto dated July 23, 1997 (incorporated by
                        reference to Exhibit No. 2.11 to Registration Statement
                        No. 333-74483)

        10.17           Shareholder Rights Agreement dated as of July 22, 1998 among
                        TA I Limited, TA II Limited, Profit Sharing (Overseas),
                        Limited Partnership, Royal & Sun Alliance Insurance Group
                        plc, Guardian Royal Exchange plc, The Chubb Corporation, The
                        Hartford Financial Services Group, Inc. and The Travelers
                        Indemnity Company (incorporated by reference to Exhibit
                        No. 10.14 to Registration Statement No. 333-60982) (amended by Exhibit 4.8 filed herewith)

        10.18           Contribution and Share Subscription Agreement dated as of
                        July 22, 1998 among TA I Limited, TA II Limited, TA III plc,
                        Trinity Acquisition plc, KKR 1996 Fund (Overseas), Limited
                        Partnership and Profit Sharing (Overseas), Limited
                        Partnership (incorporated by reference to Exhibit No. 10.15 to Registration Statement No. 333-60982)

        10.19           Share Subscription Agreement dated as of July 22, 1998 among
                        TA I Limited, TA II Limited and the consortium members
                        listed therein (incorporated by reference to Exhibit No.
                        10.16 to Registration Statement No. 333-60982)

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
EXHIBIT NO.             DESCRIPTION OF EXHIBIT
-----------             ----------------------
        10.20           Share Subscription Agreement dated as of November 12, 1998 among The Tokio Marine and Fire Insurance Co., Ltd., TA I
                        Limited and TA II Limited (incorporated by reference to
                        Exhibit No. 10.17 to Registration Statement No. 333-60982)

        21.1            List of subsidiaries of Willis Group Holdings Limited (filed herewith)

        23.1            Consent of Appleby Spurling & Kempe (included as part of
                        Exhibit 5.1)

        23.2            Consent of Deloitte & Touche (filed herewith)

        24.1            Powers of Attorney (included in signature page)